Exhibit 10.16(a)

Note: Certain portions have been omitted from this Amended and Restated Master Services Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

Amended and Restated

Master Services Agreement

by and between

Tata America International Corporation

& Tata Consultancy Services Limited

and

ACNielsen (US), Inc.

Effective as of October 1, 2007

i

5.7	Reporting	34
5.8	Financial, Forecasting and Budgeting Support	36

Section 6. GLOBAL DELIVERY CENTER		36
6.1	General	36
6.2	Change of TCS Service Location	38
6.3	Shared Environment	38
6.4	Network Connections; Nielsen Standards	38

Section 7. THIRD PARTY AGREEMENTS		40
7.1	Assigned Agreements	40
7.2	Performance Under Assigned Agreements	40
7.3	Third Party Invoices for Assigned Agreements	41
7.4	Retained Agreements	41
7.5	Retained Agreement Invoices	41

Section 8. SERVICE LEVELS AND PERFORMANCE REQUIREMENTS		41
8.1	Service Level Performance Methodology	41
8.2	Tier One Quality of Service Metrics and Critical Service Levels	42
8.3	Failure to Perform	42
8.4	Self-Help	43
8.5	Adjustment of Critical Service Levels and Tier One Quality of Service Metrics	44
8.6	Failure to Meet Service Level	44
8.7	Exceptions to Service Level and other Performance Failure of TCS	44
8.8	Measurement and Monitoring Tools	45
8.9	Continuous Improvement and Best Practices	45
8.10	Nielsen Satisfaction Surveys	45

Section 9. RESTRICTIVE COVENANT		46
9.1	Additional Restrictions	46
9.2	Remedies For Breach of Sections 9.1(a) or 9.1(b)	47
9.3	Remedies For Breach of Section 9.1(c)	48
9.4	Advance Clearance	48

Section 10. TCS PERSONNEL		49
10.1	Levels and Retention of Resources	49
10.2	Replacement of Resources	49
10.3	Training	50
10.4	Minimum Staffing Requirements	50
10.5	Key Resources and Domain Experts	51
10.6	TCS Managers	51
10.7	Project Managers	52
10.8	Approval of TCS Managers	52
10.9	Replacement of TCS Managers and Key Resources	52
10.10	Executive Steering Committee	53
10.11	Subcontracting	53

10.12	Coordination Role	53
10.13	Access to TCS Specialized Resources	54
10.14	TCS Personnel Incentives Plan	54
10.15	Personnel Procedures	54
10.16	Background Check, Testing and Documentation of TCS Personnel	54

Section 11. NIELSEN RESPONSIBILITIES		55
11.1	General	55
11.2	Use of Nielsen Service Locations	56
11.3	Nielsen Personnel	57
11.4	Policies, Rules, Standards and Process Instructions	57
11.5	Review, Consents, Approvals	58

Section 12. GOVERNANCE, MANAGEMENT AND CONTROL		58
12.1	Governance Model	58
12.2	Change Control Procedures	58
12.3	Procedures Manuals	58

Section 13. SOFTWARE AND PROPRIETARY RIGHTS		59
13.1	TCS Software	59
13.2	Nielsen Software	59
13.3	TCS Background Technology	59
13.4	TCS Software (including TCS Productivity and TCS Project Tools)	60
13.5	Developed Software	61
13.6	Nielsen License	61
13.7	Changes and Upgrades to Software	62
13.8	Non Software Materials	62
13.9	Work Product	62
13.10	Patents	63
13.11	Residual Knowledge	64
13.12	Attorney-in-Fact	64
13.13	Waiver of Moral Rights	64
13.14	TCS Third Party Software	64
13.15	Nielsen Third Party Software	65
13.16	Section 365(n)	65

Section 14. DATA OWNERSHIP, PROTECTION AND RETURN OF DATA		65
14.1	Ownership of Nielsen Data	65
14.2	Return of Data	66
14.3	Safeguarding of Data	66
14.4	Reconstruction of Data	66

Section 15. CONSENTS		67
15.1	Nielsen Consents	67
15.2	TCS Consents	67
15.3	Contingent Consents	67

Section 16. DISASTER RECOVERY PLAN AND BUSINESS CONTINUITY PLAN		67
16.1	General	67
16.2	Disaster or Force Majeure Event	68
16.3	Termination Due to Force Majeure Events	69
16.4	Allocation of Resources	69
16.5	No Charge for Unperformed Services	69

Section 17. MINIMUM COMMITMENT AMOUNT		70
17.1	Minimum Commitment Amount	70
17.2	Exclusions from the Minimum Commitment Amount	70
17.3	Reductions to the Minimum Commitment Amount	71
17.4	Payment Upon Termination and Expiration	72

Section 18. Charges; INVOICING AND PAYMENT TERMS		72
18.1	Charges	72
18.2	T&M	73
18.3	Expenses Reimbursement	74
18.4	Invoicing and Payment Terms	75
18.5	Rights of Set Off	76
18.6	Refundable Items	76
18.7	Unused Credits	76
18.8	Proration	76
18.9	Disputed Payment	76
18.10	Productivity	77
18.11	Fixed Price Engagement	77
18.12	Most Favored Customer	77

Section 19. EXTENSION TO SUPPLIERS		77
19.1	General	77
19.2	Rate Card Variations For Suppliers	78

Section 20. COMPLIANCE WITH LAWS		78
20.1	Compliance with Laws	78
20.2	Equal Employment Opportunity/Affirmative Action	78
20.3	Occupational Safety And Health Act	79
20.4	Gramm-Leach-Bliley Act and Similar Laws	79
20.5	Immigration Laws	79
20.6	Hazardous Products or Components	79
20.7	Labor Disputes	79
20.8	Statutory and Regulatory Changes	80

Section 21. TAXES		80
21.1	Responsibilities for Taxes	80
21.2	Cooperation	81

Section 22. AUDITS		82

22.1	Processing	82
22.2	Financial Responsibility for Audit	82
22.3	Financial Audit	83
22.4	Record Retention	83
22.5	SAS 70 Type II	84
22.6	Audit Software	85
22.7	Facilities	85
22.8	Audit Assistance	85
22.9	Confidentiality and other Provisions	85
22.10	Audit Reviews and Responses	85
22.11	Regulatory and Client Audits	86

Section 23. CONFIDENTIALITY		86
23.1	Confidential Information	86
23.2	Obligations	87
23.3	Exclusions	88
23.4	Loss of Confidential Information	89
23.5	No Implied Rights	90
23.6	Injunctive Relief	90
23.7	Survival	90

Section 24. REPRESENTATIONS AND WARRANTIES		90
24.1	By TCS	90
24.2	Mutual Representations and Warranties	95
24.3	Disclaimer	96

Section 25. DISPUTE RESOLUTION		96
25.1	Mutual Discussion	96
25.2	Non-binding Mediation	96
25.3	Expedited Dispute Resolution	97
25.4	Adjudication of Disputes	97
25.5	Continuity of Services	98
25.6	Additional Dispute Resolution Terms	98

Section 26. TERMINATION		98
26.1	Termination for Convenience	98
26.2	Termination With TCS’ Right to Cure	98
26.3	Termination Without any Right to Cure	99
26.4	Termination of this Agreement Due to Legal Prohibition	100
26.5	Termination by TCS	101
26.6	Nielsen’s Payment Obligation Upon Termination or Expiration	101
26.7	Effects of Termination	102
26.8	Termination of Statements of Work	103

Section 27. TERMINATION-EXPIRATION ASSISTANCE		103
27.1	Termination-Expiration Assistance	103

v

Section 28. LIMITATION OF LIABILITY		104
28.1	NO CONSEQUENTIAL DAMAGES	104
28.2	DIRECT DAMAGES	104
28.3	EXCLUSIONS	104

Section 29. INDEMNIFICATION		105
29.1	Indemnity by TCS	105
29.2	Additional Obligations for Infringement Claims.	106
29.3	Indemnity by Nielsen	107
29.4	Additional Obligations for Infringement Claims	108
29.5	Indemnification Procedures	108
29.6	Subrogation	109

Section 30. INSURANCE, FIDELITY BOND		109
30.1	Insurance Coverage	109
30.2	Insurance Documentation	110
30.3	Insurance Provisions	110
30.4	Fidelity Insurance	110
30.5	Claims Procedures	111

Section 31. MISCELLANEOUS PROVISIONS		111
31.1	Assignment	111
31.2	Notice	111
31.3	Counterparts	112
31.4	Relationship	112
31.5	Severability	112
31.6	Waiver; Approvals	113
31.7	Publicity	113
31.8	Headings	113
31.9	Survival	113
31.10	Covenant of Further Assurance	113
31.11	Negotiated Terms	114
31.12	Governing Law and Jurisdiction	114
31.13	Permits	114
31.14	Non Solicitation of Employees	114
31.15	Changes In and Relationship of Various Parties	115
31.16	Entire Agreement	116
31.17	Existing SOWs	116
31.18	Amendment; No Electronic Signatures; Waiver	116

TABLE OF SCHEDULES

Schedule A	Services
Exhibit A-1	Form of Augmentation SOW
Exhibit A-2	Form of Project SOW
Exhibit A-3	Form of Process SOW
Exhibit A-4	Form of Project Change Request
Exhibit A-5	Form of Transition Plan

Schedule B	Service Levels
Exhibit B-1	Tier One Quality of Service Metrics
Exhibit B-2	Critical Service Levels

Schedule C	Charges

Schedule D	Nielsen Satisfaction Surveys

Schedule E	Human Resources Provisions
Exhibit E-1	Nielsen Preemption Right Employees

Schedule F	Off-Shore Leverage Percentages (Initial Geographic Service Locations) TCS Target Total Head Count Service Locations (TCS Global Delivery Centers, Other Service Locations, Nielsen Service Locations)

Schedule G	Nielsen Policies & Standards
Exhibit G-1	Travel Policies
Exhibit G-2	Network Connectivity and Security Policies
Exhibit G-3	Data Security Policies
Exhibit G-4	Physical Security Policies

Schedule H	TCS Group List of Approved Subcontractors

Schedule I	Third Party Contracts

Schedule J	Governance and Personnel

Schedule K	TCS Standard Software

Schedule L	TCS Standard Hardware

Schedule M	List of Restricted Companies Description of Restricted Businesses

Schedule N	Nielsen BCP and DR Requirements

Schedule O	Termination – Expiration Assistance

This AMENDED AND RESTATED MASTER SERVICES AGREEMENT (“Agreement”) effective as of October 1, 2007 (“Agreement Effective Date”) is made and entered into by and between:

TCS: Tata America International Corporation, doing business as TCS America, a New York corporation (“TCS America”) and Tata Consultancy Services Limited, a company established under the laws of the Republic of India (“TCSL”). TCS America is a wholly owned subsidiary of TCSL. TCSL and TCS America are collectively referred to hereinafter as “TCS”;

AND

Nielsen: ACNielsen (US), Inc. (“Nielsen”), a Delaware corporation.

TCS and Nielsen are sometimes referred to as a “Party” and collectively as “Parties”.

This Agreement amends and restates the Master Services Agreement dated as of June 16, 2004, as amended from time to time prior to the Agreement Effective Date, (the “Original MSA”) by and among the Parties and their predecessors in interest.

PRELIMINARY STATEMENTS

The Parties have renegotiated certain of the terms, conditions, rights and obligations of the Parties in connection with the Services, the overall pricing of the Services and commitments to purchase a certain volume of Services during the Term, and wish to amend and restate the Original MSA in its entirety in order to amend, supplement and consolidate in this Agreement all of the agreed terms, conditions rights and obligations of the Parties, including to:

(i) provide for Nielsen to receive a more favorable and competitive pricing structure for the Services;

(ii) provide for TCS to receive a minimum commitment from Nielsen on a ‘take or pay’ basis; and

(iii) provide for the continuation of SOWs in effect between the Parties executed pursuant to the Original MSA.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.	OBJECTIVES, OVERVIEW OF SERVICES AND DEFINITIONS

1.1	Goals and Objectives

The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:

(a) Successfully build and operate a high-performing integrated global (outsourced/offshore) IT and BPO delivery capability for Nielsen;

(b) Generate one-time and on-going committed cost reductions for each in-scope outsourced/offshored IT and business activity by utilizing the appropriate low cost qualified resources and offshore infrastructure;

(c) Improve the quality of deliverables from IT and business operations;

(d) Embed a defined and demonstrated process improvement capability and commitment to address cycle time, quality and cost objectives and to increase repeatability and predictability for Nielsen;

(e) Operate as a seamless, value-added extension of the current IT and business operations organization;

(f) Enable scalable IT and business operations capacity;

(g) Provide for active, ongoing management and evaluation of the relationship to ensure it anticipates and supports the changing business environment;

(h) Support Nielsen’s status as a world class information services company;

(i) Leverage economies of scale afforded by IT and business processing service providers;

(j) Provide for a pool of experienced, high-quality TCS Personnel that will be dedicated to the Nielsen account throughout the Term of this Agreement;

(k) Minimize disruptions to the existing IT and business operations as well as internal and external customers (through transition and beyond);

(l) Minimize negative impact on Nielsen Personnel;

(m) Establish and maintain a stable, highly cooperative and long term business relationship with Nielsen Personnel at all levels;

(n) Help establish a proven framework for cost effectively providing outsourcing and offshoring services in other information technology and business operation areas with Nielsen as the needs arise; and

(o) Support Nielsen’s efforts to integrate and consolidate its operational entities.

1.2	Interpretation

The provisions of Section 1.1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions, as provided in the other sections of this Agreement. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed to be consistent and in agreement with the background and objectives provided in this Section 1.

1.3	Overview of Services

TCS shall, in accordance with the provisions of this Agreement, perform the professional services relating to information technology and business process operations (including applications development and maintenance (“AD&M”) and business support services), in each case as they may evolve, be supplemented, enhanced, modified or replaced in accordance with the procedure established in this Agreement), including providing the Deliverables as described in this Agreement and/or applicable Statements of Work (collectively, the “Services”). Schedule A describes the general scope of Services contemplated in this Agreement. Particular Services shall be described in Statements of Work attached to this Agreement (each, a “Statement of Work” or “SOW”). Each SOW shall be substantially in the form of Exhibits A-1, A-2 or A-3, as applicable, to Schedule A. Each SOW shall be effective, incorporated into and subject to this Agreement when executed in accordance with the procedures provided in Section 3.5(a)(i). The provisions of this Agreement will be applicable and extendable to IT and BPO operations areas within Nielsen (including acquisitions), and will fall into one of the following categories of Services as designated in Schedule A.

(a) Information Technology Services. Nielsen desires that certain information technology (“IT”) services presently performed and managed by or for Nielsen or Nielsen Affiliates, and certain applications Software development services and maintenance and certain other additional information technology services, as each is described in this Agreement, including the SOWs and Schedules, be performed and managed by TCS. TCS shall have carefully reviewed Nielsen’s requirements and shall have performed all due diligence it deems necessary prior to execution of each SOW; or

(b) Business Processing Services. Nielsen desires that certain BPO services presently performed and managed by or for Nielsen or Nielsen Affiliates, as each is described in this Agreement, including the SOWs and Schedules, be performed and managed by TCS. TCS shall have carefully reviewed Nielsen’s requirements and shall have performed all due diligence it deems necessary prior to execution of each SOW.

1.4	Inclusion of Affiliates

(a) A reference to Nielsen shall include Affiliates of Nielsen (and any assignees of Nielsen and Nielsen Affiliates as designated by Nielsen) in accordance with the following: (i) a reference includes Affiliates of Nielsen where expressly so provided; (ii) references to Nielsen in the following definitions include Affiliates of Nielsen (unless expressly provided to the contrary): Nielsen Data, Nielsen Information, Nielsen Software, and Third Party Service Contracts; (iii) references to sale, assignment, grant of license or the like by Nielsen means Nielsen will perform the act for itself or cause Affiliates of Nielsen to perform the act themselves; references to assets being in the name of Nielsen include Affiliates of Nielsen; and (iv) references to the business, operations, policies, procedures and the like of Nielsen include Affiliates of Nielsen to the extent Affiliates are receiving the Services. Subject to the foregoing, references to Nielsen shall include Affiliates of Nielsen as Nielsen reasonably designates.

(b) A reference to TCS shall include Affiliates of TCS in accordance with the following: (i) A reference includes Affiliates of TCS where expressly so provided; (ii) references to TCS in the following definitions include Affiliates of TCS (unless expressly provided to the contrary): TCS Data, TCS Information, TCS Software, and Third Party Service Contracts; (iii) references to sale, assignment, grant of license or the like by TCS means TCS will perform the act for itself or cause Affiliates of TCS to perform the act themselves; references to assets being in the name of TCS include Affiliates of TCS; and (iv) where Services are to be provided outside of the United States and TCS operates in the relevant country through a Majority Owned Affiliate, with respect to the provision of Service in that country references to TCS shall include such Affiliate. Subject to the foregoing, references to TCS shall include Affiliates of TCS as TCS reasonably designates.

(c) In all cases where the reference to Nielsen includes an Affiliate of Nielsen, Nielsen shall cause the applicable Affiliate of Nielsen to perform the applicable obligations of Nielsen under this Agreement, and Nielsen shall itself perform such obligations on behalf of such Affiliate of Nielsen if the applicable Affiliate of Nielsen fails to observe and perform such obligations.

(d) In all cases where the reference to TCS includes an Affiliate of TCS, TCS shall cause the applicable Affiliate of TCS to perform the applicable obligations of TCS under this Agreement, and TCS shall itself perform such obligations on behalf of such Affiliate of TCS if the applicable Affiliate of TCS fails to observe and perform such obligations.

1.5	Definitions

The capitalized terms used in this Agreement shall have the meanings specified where they are used or in this Section 1.5.

(a) “Affiliate” means with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question.

(b) “Agent” means a person or entity, including a subcontractor, authorized to act for a Party.

(c) “Agreement” means this Amended and Restated Master Services Agreement and all exhibits, Schedules and appendices attached hereto.

(d) “Agreement Effective Date” has the meaning provided in the recitals.

(e) “Application” means a cohesive collection of automated procedures and data supporting a business objective. It consists of one or more components, modules, subsystems and Software.

(f) “Applications Development and Maintenance” or “AD&M” means Services related to the design, creation, development, coding, testing and implementation (development) or the maintenance, correction, support and enhancement (maintenance) of Applications.

(g) “Approved Subcontractor” has the meaning provided in Section 10.11.

(h) “Assigned Agreements” means Third Party Contracts which are assigned to TCS and which are either listed in Schedule I or in an SOW.

(i) “Assignment Agreement” means the instrument by which a Third Party Contract is assigned from Nielsen to TCS.

(j) “Attachment” means any exhibit, appendix, and other detailed information accompanying a Schedule to this Agreement, SOW or other contractual document agreed to by the Parties.

(k) “Bankruptcy Code” has the meaning provided in Section 13.16.

(l) “Baseline Service Charges” means the forecasted monthly fee for providing the Resource Baselines for the Term, covering the provision of the Services on each applicable SOW for the applicable month as provided in Section 18.2.

(m) “BPO” means any business process operations Nielsen elects to outsource to TCS under this Agreement (including reporting services, technical client care (TCC), and support services relating to human resources and finance and accounting).

(n) “Business Continuity Plan” or “BCP” has the meaning provided in Section 16.1 and Schedule N, and in general terms means the in-scope outsourced function’s specific plans and activities of Nielsen and/or TCS that are intended to enable continued business operation in the event of any unforeseen interruption. (For example, plans and activities to move a department or business unit to a new location in the event of a business disruption).

(o) “Business Day” means every day Monday through Friday other than those holidays (such holidays not to exceed fifteen (15) per calendar year) when Nielsen’s corporate headquarters is not scheduled to be open for business. References in this Agreement to “days” that do not specifically refer to Business Days are references to calendar days and, unless otherwise provided, a period of more than seven (7) days that expires on a day other than a Business Day shall be automatically extended to the next following Business Day.

(p) “Canadian Privacy Legislation” shall mean the Personal Information Protection and Electronics Documents Act, S.C. 2001, c-5, the Act Respecting the Protection of Personal Information in the Private Sector, R.S.Q. c. P-39.1, the Personal Information Protection Act, S.B.C. 2003, c-63, the Personal Information Protection Act, R.S.A., c. P-65, and any similar legislation applicable in Canada.

(q) “Change Control Procedure” means a process defined by written change control procedures used by the Parties through which requested or suggested changes to Services or this Agreement are controlled, as provided in Section 12.2.

(r) “Change Orders” means mutually agreed changes to SOWs documented and signed by the Parties in accordance with the Change Control Procedure.

(s) “Charges” means collectively all fees, costs and other charges charged to Nielsen under this Agreement for Services.

(t) “Claim” means an allegation of breach, failure, non-performance or any similar allegation, which, if proven, would lead to Losses for the Party against which the Claim is asserted.

(u) “Collective Bargaining Agreement” or “CBA” has the meaning provided in Section 20.7.

(v) “Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well managed business would undertake having regard to reasonableness and cost, where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

(w) “Confidential Information” has the meaning provided in Section 23.1.

(x) “Continuous Improvement” means the activities and actions that TCS performs as provided in Sections 8.9.

(y) “Contract Year” means: (i) the 15-month period that begins on the Agreement Effective Date and ends on December 31, 2008; and (ii) for each year after the initial Contract Year, the calendar year. With respect to any SOW, a Contract Year means a period commencing on the Services Commencement Date or an anniversary thereof and ending on the date one (1) year thereafter (or, if earlier, on the last day of the SOW Term). If any Contract Year for this Agreement or for any SOW is less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.

(z) “Control” and its derivatives means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(aa) “Controlled Subsidiary” means any entity of which TCSL possesses Control, provided that so long as TCSL is a public company, such control shall be determined solely by reference to TCSL’s direct or indirect ownership of the equity in such entity, disregarding the ownership of any other entity (such as Tata Sons Ltd) which itself Controls TCSL.

(bb) “Critical Service Levels” means those service levels which are applicable on an SOW basis as described in Section 1(b) of Schedule B.

(cc) “Critical Services” means those Services that are mission critical or necessary for Nielsen or an Affiliate to conduct their business.

(dd) “Data” means numbers, characters, images, or other Nielsen information recorded in a form that can be input into a CPU or processor, stored and processed there, or transmitted on some digital or analog channel.

(ee) “Deliverable(s)” means each deliverable (including Software, documents and an item or work product resulting from performance of an activity) identified in either this Agreement or a Statement of Work, and any other deliverable agreed upon by the Parties in writing, including all Software, Documentation, goods, services and materials to be provided by TCS pursuant to this Agreement or any Statement of Work.

(ff) “Designated Representatives” has the meaning provided in Section 25.1.

(gg) “Developed Software” means any Software, modifications or enhancements developed pursuant to this Agreement by or among TCS, TCS Agents, and Nielsen.

(hh) “Disabling Code” has the meaning provided in Section 24.1(j).

(ii) “Disaster Recovery Plan” or “DRP” has the meaning provided in Section 16.1.

(jj) “Dispute” has the meaning provided in Section 25.1.

(kk) “Dispute Resolution Process” means the methods for resolving disagreements provided in Section 25.

(ll) “Documentation” means the user manuals and any other completed (as opposed to works in progress) materials in any form or medium related to the Services provided by TCS to Nielsen as required by this Agreement or, provided by Nielsen to TCS (to the extent such materials exist, Nielsen is aware of the existence, Nielsen has reasonable access to the materials and Nielsen has the legal right to access and provide such materials to TCS).

(mm) “Domain Expert” has the meaning provided in Section 10.5(b).

(nn) “Executive Steering Committee” has the meaning provided in Section 10.10.

(oo) “Extension Period” has the meaning provided in Section 2.2(b).

(pp) “Fidelity Bond” has the meaning provided in Section 30.4.

(qq) “Fixed Price” means Services that will be performed for a single Charge which shall be provided in the relevant SOW, and which shall be not subject to time and materials Charges or the Baseline Service Charges, but which may be subject to additional charges and credits based on Nielsen’s usage of non-personnel based resource units or changed pursuant to a Change Order.

(rr) “Force Majeure Event” has the meaning provided in Section 16.2.

(ss) “Global Delivery Center” has the meaning provided in Section 6.1.

(tt) “Global Relationship Manager” means the individual designated as the primary contact for the relevant Party under this Agreement as provided in Sections 10.6(c) and 11.3(c).

(uu) “Governance Model” has the meaning provided in Section 12.1 and Schedule J.

(vv) “Hardware” means the computers and related equipment used in connection with the provision of the Services, including central processing units and other processors, servers, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, Terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

(ww) “Initial Term” has the meaning provided in Section 2.1.

(xx) “Insured Event” has the meaning provided in Section 30.5(b).

(yy) “Intellectual Property Rights” means, on a worldwide basis, any and all: (i) rights associated with works of authorship and literary property, including copyrights, moral rights of an author of a copyrightable work (including any right to be identified as the author of the work or to object to derogatory treatment of the work), and mask-work rights; (ii) trade marks, service marks, logos, trade dress, trade names, whether or not registered, and the goodwill associated therewith; (iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether or not developed or reduced to practice); (iv) patents, designs, algorithms and other industrial property rights; (v) rights in domain names, universal resource locator addresses, telephone numbers (including toll free numbers), and similar identifiers; (vi) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vii) registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

(zz) “ISO 17799” means the set of standards for information security published by the International Organization for Standardization.

(aaa) “ISO 9000” means the set of standards for quality management systems published by the International Organization for Standardization.

(bbb) “IT” means Information Technology.

(ccc) “JAMS” has the meaning provided in Section 25.3.

(ddd) “Key Personnel” means TCS Key Resources and Managers.

(eee) “Key Resources” means the TCS Resources identified pursuant to Section 10.5.

(fff) “Knowledge Transfer” means the formal, systematic and comprehensive collection and documentation of the processes, activities, know-how, rules of thumb and related information used by TCS for the efficient, accurate and timely provision of the Services and the conveyance of such information in verbal and tangible form to Nielsen.

(ggg) “Labor Dispute” has the meaning provided in Section 20.7.

(hhh) “Law” means all national, common law, federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof. References to any Law shall also mean references to such Law in changed or supplemented form or to a newly adopted law replacing such Law.

(iii) “Losses” means all losses, liabilities, damages and Claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties).

(jjj) “Majority Owned Affiliate” means (i) in the case of Nielsen, an Affiliate whose Control is measured at greater than 50% disregarding Control of any entity owning equity in The Nielsen Company B. V. and (ii) in the case of TCS any Controlled Subsidiary.

(kkk) “Material Disruption” has the meaning provided in Section 8.4.

(lll) “Milestone” means a specific objective, delivery, task completion, goal or other item identified in the applicable Transition Plan or Project Plan, and which may have an associated completion date.

(mmm) “Minimum Commitment Amount” or “MCA” has the meaning provided in Section 17.1.

(nnn) “Nielsen” has the meaning provided in the recitals.

(ooo) “Nielsen Clients” means any or all of Nielsen’s or its Affiliates’ past, present or future customers and their Affiliates.

(ppp) “Nielsen Consents” means all consents, licenses, permits, authorizations or approvals necessary to allow TCS and TCS Agents to perform the Services, including any necessary governmental, third party or other security clearances, and/or to access and/or to use any of the following that are used solely to provide the Services Nielsen Data, Nielsen Information, Nielsen Non-Software Material, Nielsen Software, tools or any other material provided or permitted by Nielsen under this Agreement.

(qqq) “Nielsen Data” means all data and information submitted to TCS by Nielsen or obtained, developed or produced by TCS in connection with the Services, including information relating to Nielsen Clients, Nielsen employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

(rrr) “Nielsen Information” means all information, including Nielsen Data, in any form, furnished or made available directly or indirectly to TCS by Nielsen or otherwise obtained by TCS from Nielsen.

(sss) “Nielsen Non-Software Materials” has the meaning provided in Section 13.8.

(ttt) “Nielsen Personnel” means employees of Nielsen and its Affiliates.

(uuu) “Nielsen Preemption Right Employee” means those certain former Nielsen employees who are Key Resources and are designated in Exhibit E-1 to Schedule E.

(vvv) “Nielsen Regulatory Requirements” means the laws, rules and regulations to which Nielsen is required to submit on an international, Federal, state and local level.

(www) “Nielsen Satisfaction Surveys” means the surveys performed by TCS as provided in Section 8.10.

(xxx) “Nielsen Software” means the systems Software and applications Software owned or licensed by Nielsen that are used to provide the Services.

(yyy) “Nielsen Standards” means those information management, technical architecture, security and product rules and standards provided in Schedule G.

(zzz) “Nielsen Third Party Software” means Third Party Software licensed by Nielsen.

(aaaa) “Non-Software Materials” has the meaning provided in Section 13.8.

(bbbb) “Notice” has the meaning provided in Section 31.2.

(cccc) “Notice of Election” has the meaning provided in Section 29.5.

(dddd) “OFAC” has the meaning provided in Section 10.16(b)(ii).

(eeee) “Off-Shore” has the meaning provided in Section 3.2.

(ffff) “Off-Shore Leverage Percentages” has the meaning provided in Section 3.2.

(gggg) “Original MSA” has the meaning provided in the recitals.

(hhhh) “Other Service Location” means a TCS site from which Services are provided other than the Global Delivery Center(s) specified in Section 6.

(iiii) “Party” and “Parties” have the meaning provided in the recitals.

(jjjj) “Pass-Through Expenses” means any expense for which TCS will have management and administrative responsibility, including administrative costs for negotiation and communication with other third parties, as well as actual costs incurred by TCS in connection with receiving approval for payment, but which Nielsen agrees to pay directly to a third party or parties or reimburses TCS.

(kkkk) “Permits” has the meaning provided in Section 31.13.

(llll) “Personally Identifiable Information” means any information that is defined as “personal information” (or an equivalent Term) under the GLB Act, HIPAA. Canadian Privacy Legislation, or the EU Data Protection Directive.

(mmmm) “Procedures Manual” means an operating document relating to this Agreement produced in accordance with Section 12.3.

(nnnn) “Process Norms” means the procedures, methods and business processes designated in an SOW or if not specified in the relevant SOW those employed by a well-managed commercial enterprise providing services similar to the Services.

(oooo) “Project Manager” means the individual with primary responsibility for the execution, oversight and management of SOWs, as provided in Sections 10.6 and 11.3(b).

(pppp) “Project” means any discrete component of work under an SOW.

(qqqq) “Rate” means the hourly billing amount for an IT or BPO Resource as provided on the Rate Card in Schedule C.

(rrrr) “Rate Card” means the IT and BPO Rates identified for each type of TCS resource for each year of this Agreement, as provided in Schedule C.

(ssss) “Renewal Term” has the meaning provided in Section 2.2(a).

(tttt) “Reports” has the meaning provided in Section 5.7(a).

(uuuu) “Required Consent” means such Nielsen Consents or TCS Consents as may be required for the assignment to TCS or Nielsen, or the grant to TCS or Nielsen of rights of access or use, of resources (i.e., Hardware or Software) otherwise provided for in this Agreement or a Statement of Work.

(vvvv) “Required Registrations” has the meaning provided in Section 24.1(h)(vii).

(wwww) “Residual Knowledge” has the meaning provided in Section 13.11.

(xxxx) “Resource” means TCS Personnel assigned to the Nielsen account on a full-time basis.

(yyyy) “Restricted Business” means the lines of business engaged in by Nielsen and its Affiliates as described in Section 3 of Schedule M. If Nielsen and its Affiliates cease to be engaged in any such line of business (unless at the time TCS is engaged in such line of business in violation of the provisions of Section 9.1(a)) the divested or discontinued business shall no longer be deemed a Restricted Business. If Nielsen and its Affiliates enter into a new line of business or expand a line of business that was not previously sufficiently material enough to be described in Nielsen’s parent company’s securities filings (and TCS or a TCS Controlled Subsidiary is not then currently engaged in such a line of business) if requested by Nielsen, TCS shall not unreasonably refuse to consent to expanding the definition of Restricted Business to cover such new or expanded line of business. Any modification to Section 3 of Schedule M shall require mutual written consent of the Parties approved by their respective Chief Legal Officer or General Counsel.

(zzzz) “Retained Agreements” means the third party agreements for which Nielsen retains financial responsibility, as provided in Schedule I.

(aaaaa) “Retained Agreement Invoices” means any invoices submitted by third parties in connection with the Retained Agreements.

(bbbbb) “Review Committee” has the meaning provided in Section 17.3(f)(ii).

(ccccc) “Scope Changes” means any change to a previously executed SOW.

(ddddd) “SAS 70 Report” has the meaning provided in Section 22.5.

(eeeee) “Selecting Partners” has the meaning provided in Section 25.2(c).

(fffff) “Service Level” means individually and collectively, TCS performance standards for the Services agreed by the Parties in accordance the provisions of Schedule B and its applicable Attachments.

(ggggg) “Service Location” means any site from which the Services are delivered.

(hhhhh) “Service Taxes” means all value-added (VAT), services, consumption, sales, use, excise, and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Nielsen or its Affiliates from TCS, excluding taxes levied on Nielsen’s net income, as provided in Section 21.1(c).

(iiiii) “Services” has the meaning provided in Section 3, as further defined in Schedule A or as otherwise agreed by the Parties from time to time pursuant to a SOW hereunder, collectively including TCS services, functions and responsibilities for both Off-Shore services and on-site services as described in this Agreement as they may be supplemented, enhanced, modified or replaced during the Term in accordance with this Agreement.

(jjjjj) “Services Commencement Date” means the date provided in the applicable SOW and associated SOW Transition Plan as the date on which TCS will start providing Services under such SOW. Unless and to the extent not otherwise expressly stated in an SOW, on the Services Commencement Date:

(i) TCS assumes full operational responsibility for the IT or BPO services that are the subject of the applicable SOW; and

(ii) all Critical Service Levels and other performance metrics and obligations of TCS provided in this Agreement and such SOW become fully effective and enforceable.

(kkkkk) “Shared Environment” has the meaning provided in Section 5.6(d).

(lllll) “Software” means computer programs which perform specific functions (applications software) or programs used to run computers or networks and develop and run applications software (system software).

(mmmmm) “Statement of Work” or “SOW” means the documents that describe the scope and requirements of the particular Project or set of Services that are to be provided by TCS under this Agreement as provided in Section 3.5.

(nnnnn) “Systems” means Software and Hardware, collectively.

(ooooo) “TCS” has the meaning provided in the recitals.

(ppppp) “TCS America” has the meaning provided in the recitals.

(qqqqq) “TCS Background Technology” means any formulae, algorithms, processes, process improvements, methodology, procedures, ideas, concepts, research, inventions (whether or not patentable or reduced to practice), know-how, and all records thereof, including documentation, design documents and analyses, studies, plans, flow charts, reports and drawings, and all Intellectual Property Rights subsisting in each of the foregoing developed or acquired by TCS or its affiliates prior to the effective date of the Original MSA or completely independent of its engagement with Nielsen under the Original MSA or this Agreement and which TCS may use in providing the Services.

(rrrrr) “TCS Consents” means all consents, licenses, permits, authorizations or approvals necessary to allow TCS and TCS Agents to:

(i) use any:

(A) TCS Software, including any Third Party Software which is TCS Software;

(B) any assets owned or leased by TCS or TCS Agents; and

(C) any third party services retained by TCS to provide the Services during the Term and during any Termination/Expiration Assistance Period; and

(ii) assign to Nielsen the Developed Software and the Work Product.

(sssss) “TCSL” has the meaning provided in the recitals.

(ttttt) “TCS Group” has the meaning provided in Section 10.11.

(uuuuu) “TCS Managers” has the meaning provided in Section 10.6.

(vvvvv) “TCS Non-Software Materials” has the meaning provided in Section 13.8.

(wwwww) “TCS Personnel” means any individual employed or engaged by TCS, TCS Group, or Approved Subcontractors.

(xxxxx) “TCS Productivity Tools” means the TCS Software designated as TCS Productivity Tools in Schedule K and used to create efficiencies and reduce the work effort required to provide the Services.

(yyyyy) “TCS Project Tools” means the TCS Software designated as TCS Project Tools in Schedule K and used to manage the workflow, inspection, quality and related aspects of the Services.

(zzzzz) “TCS Software” means all Applications Software (including applications such as TCS Productivity Tools and TCS Project Tools) and Systems Software and any related documentation and other related materials owned or licensed by TCS that are used to provide the Services. Schedule K provides an initial list of TCS Software.

(aaaaaa) “TCS Third Party Software” means Third Party Software licensed by TCS.

(bbbbbb) “Term” has the meaning provided in Section 2.

(cccccc) “Termination - Expiration Assistance” has the meaning provided in Section 27.1.

(dddddd) “Termination - Expiration Assistance Period” has the meaning provided in Section 27.1.

(eeeeee) “Third Party Service Contracts” means those agreements pursuant to which a third party was, immediately prior to the Agreement Effective Date, furnishing or providing services to Nielsen similar to the Services.

(ffffff) “Third Party Services” means services similar to the Services performed by Third Parties.

(gggggg) “Third Party Software” means any Software used to provide the Services that is provided under license to TCS or Nielsen by a third party, and includes any related ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties.

(hhhhhh) “Tier One Quality of Service Metrics” means those service levels designated in Exhibit B-1 of Schedule B.

(iiiiii) “Tier One Restricted Company” means any entity designated as such in Section I of Schedule M and any Affiliate of such entity engaged in the Restricted Business and bearing indicative portion of its parent’s name described in Section 1 of Schedule M or using such parent’s trademark.

(jjjjjj) “Tier Two Restricted Company” means any entity designated as such in Section 2 of Schedule M and any Affiliate of such entity engaged in the Restricted Business and bearing indicative portion of its parent’s name described in Section 2 of Schedule M or using such parent’s trademark.

(kkkkkk) “Time and Materials” or “T&M” means Services that will be performed for Charges based on the time and materials required to provide the Services. T&M Services may be subject to the Baseline Service Charge or invoiced on the basis of actual efforts as provided in Section 18.2(a).

(llllll) “Total TCS Target Headcount” has the meaning provided in Section 10.4(a).

(mmmmmm) “Transition” means the associated timeline and all the required work activities to enable the changing or passing of ADM, BPO or other service responsibilities and accountabilities between the Parties, as further defined in Section 4.

(nnnnnn) “Transition Acceptance Testing” has the meaning provided in Section 4.5.

(oooooo) “Transition Acceptance Testing Plan” means Nielsen reviewed and approved set(s) of instructions and tasks organized into a project plan to perform the required Transition Acceptance Testing.

(pppppp) “Transition Completion Date” has the meaning provided in Section 4.6.

(qqqqqq) “Transition Manager” means an individual designated by either Party to oversee a Transition.

(rrrrrr) “Transition Milestones” has the meaning provided in the applicable Statement of Work.

(ssssss) “Transition Plan” has the meaning provided in Section 4.1.

(tttttt) “Transition Services” has the meaning provided in Section 4.2.

(uuuuuu) “Transition Schedule” has the meaning provided in Section 4.1.

(vvvvvv) “User” means Nielsen, Nielsen Clients and/or Nielsen Agents who Nielsen desires to use the Services provided by TCS under this Agreement in the performance of their duties on behalf of Nielsen or in connection with their relationship with Nielsen and who are authorized and enabled (e.g., valid user ID) by Nielsen to access and utilize the Services and have been identified by Nielsen to TCS, and any other individual or enterprise who is an approved person or customer to receive or use the Services provided by TCS.

(wwwwww) “Virus” means:

(i) program code, programming instruction or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or operations; or

(ii) other code typically designated to be a virus.

1.6	Interpretation

(a) Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the IT and BPO industries shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa, and words importing gender include both genders. Unless the context otherwise requires to “persons” includes individual natural persons and juridical legal entities.

(b) Where there is similar, but not identical, construction of phrases, sentences, or clauses of this Agreement no implication is made that a “negative pregnant” is intended and they shall each be construed separately, in accordance with their plain meaning.

(c) The words “include”, “includes”, “including”, and “e.g.” when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter provided or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.

(d) The word “may” (unless followed by “not”) shall be construed as meaning “shall have the right, but not the obligation, to”.

(e) The word “provided in” means the particular things or items listed in, described in, provided for or as provided in the referenced document, Section or article.

Section 2.	TERM

2.1	Term

Unless terminated earlier pursuant to the provisions of this Agreement, the term of this Agreement shall begin on the Agreement Effective Date and shall expire on December 31, 2017 (the “Initial Term”, as may be extended pursuant to Section 2.2 (b), the (“Term”)). Notwithstanding the termination or expiration of the Term, any SOWs executed during the Term that are incomplete upon such termination or expiration shall, at Nielsen’s option, continue until performance under such SOWs is completed or terminated in accordance with the provisions of Section 26 of this Agreement. The Charges for continued Services under any surviving SOWs on or after the expiration date of the Initial Term or the Extension Period, if applicable, shall be as mutually agreed by the Parties unless the Parties have agreed on a Renewal Term in accordance with Section 2.2(a) prior to the expiration of Initial Term or the Extension Period, if applicable.

2.2	Renewal Term; Expiration-Termination Assistance Period

(a) If Nielsen desires to renew this Agreement, Nielsen shall provide written request of Nielsen’s intention to renew, such notice to be provided prior to the end of the eighth year of this Agreement. The Parties shall negotiate in good faith the terms and conditions applicable to such renewal period (“Renewal Term”). If no agreement on a Renewal Term is reached between the Parties prior to end of the ninth Contract Year of this Agreement, Nielsen may request Termination – Expiration Assistance Services and TCS shall be obligated to provide such Services in accordance with Section 27 of this Agreement.

(b) Unless the Parties have previously agreed upon a Renewal Term in accordance with Section 2.2(a), Nielsen may elect to extend the Term of this Agreement one (1) time for up to one (1) year (“Extension Period”) provided that Nielsen provides ninety (90) days prior written notice to TCS. The Charges for the Extension Period shall be as provided in Section 2 of Schedule C to this Agreement.

2.3	Request to Review Terms

At any time during the ninety (90) days following the fifth (5th) anniversary of the Agreement, either Party may submit in writing to the other Party a request to review and revise one or more specific terms and conditions of the Agreement. Upon receipt of such request, the Parties may, without being obligated to do so, enter into discussions regarding appropriate modifications to the terms.

Section 3.	SERVICES

3.1	Scope of Services

Commencing as of the Services Commencement Date, TCS shall perform the Services for Nielsen and Nielsen Affiliates identified in the applicable SOW in accordance with the terms of this Agreement, as such Services may evolve during the Term or be supplemented, enhanced, modified or replaced. The Services to be provided by TCS hereunder include:

(a) the services described in this Agreement, including Schedule A to this Agreement or a SOW as described in Section 3.5 to this Agreement;

(b) any services, functions or responsibilities not specifically described in this Agreement or an SOW but which are:

(i) an inherent, necessary or customary part of the Services, or

(ii) are required for proper performance or provision of the Services in accordance with the preceding Section 3.1(a) shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were specifically described in this Agreement;

(c) the services, functions and responsibilities performed in the twelve (12) months prior to the Agreement Effective Date by the employees and contractors of Nielsen with respect to the Services included in the applicable SOWs even if the service, function or responsibility is not specifically described in this Agreement; and

(d) all services within the scope of this Agreement which TCS is already providing to Nielsen under SOWs already in effect as of the Agreement Effective Date.

3.2	Off-Shore Services

For the purposes of this Agreement, “Off-Shore” shall mean any facility designated, owned or leased by TCS in India and any other location outside the continental United States that is proposed by either Party and approved in writing by both Parties. The initial agreed upon Service Locations are provided in Schedule F, which may be amended from time to time during the Term by the Parties. The Parties will work in good faith to achieve the percentage of Off-Shore Services specified by quarter and year as provided in Schedule F (“Off-Shore Leverage Percentages”). The Off-Shore Leverage Percentages shall be calculated by dividing (A) the total number of billed hours performed Off-Shore by TCS in a calendar month by; (B) the combined on-shore and Off-Shore total number of billed hours performed by TCS for during such calendar month; and (C) multiplying the result by one hundred (100). Except for those hours performed by Resources from TCS Service Locations provided in Schedule F, all hours billed shall be counted as on-shore for the purpose of determining the Off-Shore Leverage Percentages. Notwithstanding anything to the contrary contained herein, if the Off-Shore Leverage Percentages are not achieved in any two (2) consecutive quarters, the Parties will review opportunities for inclusion of additional Services with high Off-Shore potential to facilitate the achievement of the Off-Shore Leverage Percentages, however, failure to achieve such Off-Shore Leverage Percentages will not be a breach of this Agreement or result in increases in or additional Charges of any kind.

3.3	Services Performed by Nielsen or Third Parties

(a) Notwithstanding any request made to TCS by Nielsen pursuant to Section 3.4(a), but without in any way limiting Nielsen’s obligations and commitments under this Agreement, Nielsen shall have the right to perform itself or contract with a third party to perform any services similar to the Services. If Nielsen contracts with a third party to perform any services which would be Services if provided hereunder, TCS shall reasonably cooperate in good faith with Nielsen and any such third party, including:

(i) providing in writing, applicable requirements, standards and policies for the Services including all information required so that any enhancements or developments of such third party may be operated by TCS;

(ii) subject to compliance with TCS’ reasonable site and security rules, allowing reasonable access to the facilities being used by TCS to provide the Services as reasonably necessary for Nielsen or a third party to visit in connection with performing its work (where necessary and appropriate, with escort by TCS Personnel and subject to execution of confidentiality agreement by the applicable third party); and

(iii) allowing access to the Hardware and Software (to the extent permitted under any underlying agreements with unaffiliated third parties), and making available such information regarding such Hardware and Software as reasonably necessary for Nielsen or a third party to perform its work (where necessary and appropriate, with escort by TCS Personnel and subject to execution of confidentiality agreement by applicable third party).

3.4	Acquisition, Divestiture and Alliance Services

TCS shall provide the following Services related to businesses acquired or divested by Nielsen (regardless of the legal form of such transactions):

(a) Acquisition, Alliance and Other Transaction Support. With respect to potential acquisitions, joint ventures, strategic alliances and other similar transactions contemplated or to be entered into by Nielsen, upon Nielsen’s request, TCS will provide support as requested by Nielsen (including assessments of the current technology environments to be acquired, used or combined, potential integration approaches, and the potential net economic impact of the acquisition in connection with the Services) as reasonably necessary to assist Nielsen’s assessment of the portion of the transaction to which the Services will relate. Such support will be provided within the timeframe reasonably requested by Nielsen or as required by the timing of the transaction. TCS shall provide these services as part of the Services at no additional charge or cost to Nielsen as long as the work can be accomplished with existing TCS resources, subject to the work prioritization as provided in Section 3.6.

(b) Migration of Systems and Business Processes. As requested by Nielsen and as they relate to the Services, TCS will migrate business processes, the systems, applications and data of the counterparty entity to the Nielsen services support environment.

(c) On-site Support. As requested by Nielsen, TCS will provide personnel to staff vacancies and to provide management for the business process operations and information technology functions needed to support an acquisition, joint venture, strategic alliance or other similar transaction, including on-site support at the location of the acquired entity.

(d) Divestitures. From time to time, Nielsen may divest businesses, whether standalone units or product lines and regardless of the form of transaction, who at the time of such divestiture are receiving the Services. In such cases, TCS will provide Services to Nielsen, the divested business unit or product line and/or the acquirer in accordance with the following:

(i) For the first six (6) months after any such divesture pursuant to this Section 3.4(d), if requested by Nielsen, TCS shall provide the services at the then current Rates and Nielsen shall retain financial responsibility for such services and any revenues, resources or other similar usage measures shall count toward Nielsen’s fulfillment of the MCA.

(ii) After such six (6) month period, if requested by Nielsen, TCS shall provide the services at mutually agreed upon rates; provided that such rates may not exceed one hundred and ten percent (110%) of the then current Rates. Any TCS revenues, resources or other similar usage measures in connection with services provided by TCS pursuant to this Section 3.4 shall be counted toward Nielsen’s fulfillment of the MCA; provided that Nielsen shall retain secondary liability for financial responsibility for such services. If Nielsen does not want to remain secondarily liability for financial responsibility for services provided to such divested entities then, subject to sixty (60) days prior written notice, Nielsen shall be relieved of any future obligation with regards to the provision of services to such divested entity. In such cases where Nielsen has notified TCS of Nielsen’s unwillingness to remain secondarily liable for such charges then TCS may negotiate a separate arrangement directly with such divested entity without regard to the terms and conditions of this Agreement. If TCS continues to provide services to such divested entity, whether pursuant to this Agreement or under a separate agreement as aforesaid, the fees collected for such charges by TCS from the divested entity during the Term shall be counted toward Nielsen’s fulfillment of the MCA.

(e) Parties To SOWs. SOWs may be executed by Nielsen Affiliates and (for Services to be received outside of the United States) by TCS’ Controlled Subsidiaries. Provided that execution of the SOW has been approved by the Nielsen Project Manager as indicated on such SOW, Nielsen shall remain secondarily liable for payment of the Charges under such SOW if the party thereto fails to pay the amount in a timely manner. TCS shall be secondarily liable for performance of each SOW to which any of its Affiliates is a party. TCS shall not be obligated to execute such SOW with Nielsen Affiliates or provide Services to any such Nielsen Affiliates outside the United States if TCS requests approval of the SOW by the Nielsen Project Manager and Nielsen Project Manager declines such approval.

3.5	Statements of Work

(a) The Services that Nielsen will obtain under this Agreement will be provided pursuant to separate SOWs issued under this Agreement. Each SOW, as described further in Schedule A, will:

(i) be subject to the terms of, and become part of, this Agreement;

(ii) describe the Services covered by the SOW;

(iii) detail the maximum number of TCS Personnel Nielsen will be billed for under the SOW;

(iv) to the extent not already addressed in this Agreement, contain provisions governing the terms for performance of the relevant Services including payment provisions, applicable Service Levels and performance requirements, and other provisions that are specific to such SOW; and

(v) include, if applicable, a SOW Transition Plan in the form provided in Exhibit A-5 to Schedule A.

(b) Agreement Modification. SOWs shall not be used to amend the terms and conditions of this Agreement. Any SOW that modifies, or purports to modify, the terms and conditions of this Agreement or Nielsen’s rights or responsibilities thereunder shall be subject to the review and approval of Nielsen’s legal department and Nielsen’s Global Business Services division as well as TCS’ legal and finance department.

(c) New SOWs; Amendments to SOWs. The process to be followed with respect to new SOWs and amendments to existing SOWs requested by Nielsen is described in Schedule A. Either party may propose a SOW and amendments to existing SOWs, but Nielsen shall have the sole right to accept or reject any such proposal made by TCS. Failure of the Parties to reach agreement on a SOW or an amendment to a SOW shall be subject to Section 17.2 and 26.3(i) of this Agreement.

3.6	Additional Work, Reprioritization and Adjustments to Schedules or Service Level

The Nielsen Project Manager or his or her designee may identify new or additional work activities to be performed by TCS Personnel or reprioritize or reset the schedule for existing work activities or Services to be performed by TCS Personnel. Unless otherwise agreed, Nielsen shall incur no additional charges for the performance of such work activities performed by TCS Personnel to the extent such work activities can be performed with the same level of Resource support as is provided in the SOW. TCS shall use Commercially Reasonable Efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Critical Service Levels and Tier One Quality of Service Metrics. If it is not possible to avoid such an impact, TCS shall notify Nielsen of the anticipated impact and obtain Nielsen’s consent prior to proceeding with such work activities. Nielsen, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by TCS, the schedules associated therewith or the Tier One Quality of Service Metrics or Critical Service Levels to permit the performance by TCS of such reprioritized work activities. TCS shall not make any service performance adjustments that will affect Tier One Quality of Service Metrics or Critical Service Levels without obtaining Nielsen’s prior written approval. TCS shall not make changes to any SOW that may affect the projected cost to Nielsen or the schedule for completion of the activities and Deliverables under such SOW without obtaining Nielsen’s prior written approval.

3.7	TCS Briefing

At no additional charge to Nielsen, TCS shall meet with Nielsen at least semi-annually to brief Nielsen regarding technological developments and advances as well as new or enhanced services, Software, tools, products, processes or methodologies of possible interest or applicability to Nielsen. Such briefing shall include TCS’ assessment of the business impact, performance improvements and cost savings associated with each if adopted by Nielsen.

3.8	Nielsen Obligations to Purchase Services in Future

Section 17.1 provides the obligations of Nielsen to purchase certain minimum volume of Services during the Term and the consequences of Nielsen’s failure to meet its commitment to so purchase. Except as provided in Section 17.1, Nielsen shall be under no future obligation to acquire additional or future services from TCS.

3.9	Pre-Approval Required

Any new Hardware or Software acquired by TCS which are paid for by Nielsen or for the cost of which Nielsen may be required to reimburse TCS shall be subject to Nielsen’s prior approval.

3.10	Permitted Users of the Services

The Services may be used by Nielsen and, as permitted by Nielsen, its Affiliates and those third parties (such as customers, suppliers (subject to Section 19, as applicable), and joint venturers) solely in connection with their commercial relationship with Nielsen or any Affiliate which is broader than mere resale of the Services provided hereunder. Services provided to such entities shall be deemed to be Services provided to Nielsen. Nielsen shall be responsible for any breach of this Agreement caused by a party permitted by Nielsen to use the Services hereunder.

Section 4.	TRANSITION

4.1	Transition Plan

For each SOW where TCS is taking over services or functions previously performed by Nielsen (a “Transition”), the Parties shall develop and agree upon a detailed transition plan (“Transition Plan”) which shall be an Attachment to such SOW. The Transition Plan shall include a schedule for the transition of the Services (the “Transition Schedule”). TCS shall perform the Services described in such Transition Plan (the “Transition Services”) without causing a Material Disruption to Nielsen’s business or operations. Except as otherwise provided in this Agreement or SOW, the applicable Transition Plan or as agreed to in advance by the Nielsen Project Manager, TCS shall not assume or plan on any significant level of Nielsen’s resources being dedicated to the Transition Services. Unless otherwise agreed by the Parties, TCS shall not be required to commence Transition Services prior to six (6) weeks after the execution of the applicable SOW.

4.2	Transition Services

TCS shall:

(a) perform all functions and services necessary to accomplish the Transition of the business process operations and related information technology operations as indicated within the specific Transition Plan for each SOW by the applicable Milestone dates provided in each applicable SOW transition plan; and

(b) for each SOW, designate an individual who shall be responsible for managing and implementing the Transition Services with respect to that operational area. With Nielsen’s approval, TCS may use the same individual to manage Transition Services under more than one transitioning work area. Until the completion of the applicable SOW Transition Plan, each such responsible individual shall review the status of the Transition Services for which they are responsible with the Nielsen Transition Manager on a weekly basis or as reasonably requested by the Nielsen Transition Manager.

4.3	Failure to Perform Transition-Related Obligations

(a) The Parties intend that IT Services Transitions will take a maximum of three (3) months and BPO Services Transitions will take a maximum of six (6) months. Nielsen’s overall cost savings and the six (6) week free transition period provided for in Section 10.2(c) are based on these timelines. Any Transition Plan which is estimated to take longer than six (6) months for BPO Services or three (3) months for IT Services must receive prior written approval from both the TCS and Nielsen Global Relationship Managers.

(b) TCS’ Failure. Unless otherwise specified in the applicable SOW, if Transition is not complete on or before the applicable date provided in the Transition Plan due to causes other than as provided in Section 8.7, then TCS shall have two (2) additional weeks to complete the Transition. If, after such two (2) week period, the Transition is not complete due to TCS’ failure, Nielsen shall be entitled to recover its internal cover costs and any incremental expenses of incumbent providers who TCS was to have replaced.

(c) Nielsen’s Termination Right. If TCS (i) is found to be responsible for the failure to complete a Transition as detailed in Section 4.3(b) or (ii) fails to meet material Transition Milestones due to reasons other than as provided in Section 8.7, then Nielsen may, at its option, terminate the Services for the specific SOW as provided in Section 26.7.

(d) Nielsen’s Failure. For delay beyond two (2) weeks in achievement of Transition caused by Nielsen or any Transition Schedule extension requested by Nielsen, a financial analysis of such delay will be performed and agreed to by the Parties regarding TCS’ additional costs incurred as a result of such delay. In the event of such delay Nielsen shall pay TCS any additional or incremental costs and expenses actually incurred by TCS during the duration of such delay (beyond such two (2) weeks). TCS shall document such expenses in detail and before they are incurred they shall be approved in writing by the Nielsen Project Manager.

(e) If (i) a Transition is delayed for more than two (2) weeks beyond the three (3) month period for IT Services or the (2) weeks beyond the six (6) month period for BPO Services (or any longer Transition Period as agreed to in accordance with Section 4.3(a)); and (ii) it is found that the Parties share responsibility for such delay, such delay was caused partly by the failure of Nielsen and partly by the failure of TCS, then, any incremental costs of Transition incurred by each of Nielsen and TCS as a result of such delay shall be shared equally by the Parties.

4.4	Additional Staffing

Before completion of Transition Services, at Nielsen’s request, TCS will support Nielsen in filling staffing vacancies if there is attrition of key Nielsen Personnel before transition is completed. In such cases, the Parties will discuss in good faith the impact on the Transition Schedule to determine whether existing resources will be used or whether additional personnel are to be acquired. The services of additional personnel will be charged at the applicable Rate provided in Schedule C.

4.5	Transition Acceptance Tests

As part of the Transition Services, the Parties shall perform Transition acceptance testing based on objective acceptance criteria and procedures to be provided in the Transition Plan (the “Transition Acceptance Testing Plan”). TCS shall provide all cooperation and assistance reasonably required or requested by Nielsen in connection with Nielsen’s evaluation or testing of the Deliverables provided in the Transition Acceptance Testing Plan. Knowledge Transfer entry and exit evaluation criteria shall be approved by Nielsen before transition activities begin and before actual work may be moved Off-Shore. After expiration of the agreed review or acceptance period, if Nielsen has not yet rejected the relevant Deliverables, Nielsen will be considered to have approved if Nielsen does not provide TCS with written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

4.6	Transition Completion

When TCS demonstrates that all Transition Acceptance Testing Criteria have been met, Nielsen shall notify TCS in writing that Transition Acceptance Testing has been successfully completed (the “Transition Completion Date”). After expiration of the agreed review or acceptance period Nielsen will be considered to have signed off if Nielsen does not provide any written notification of its objections with reasons after three (3) Business Days notice from TCS that a decision needs to be made.

4.7	Transition Risk Management and Mutual Cooperation

Prior to undertaking any transition activity:

(a) the Transition Plan shall be reviewed and approved in writing by both the Nielsen Transition Manager and the TCS Transition Manager;

(b) The Parties’ Transition Managers shall discuss with each other all known Nielsen-specific and TCS-specific material risks and shall not proceed with such activity until Nielsen is reasonably satisfied with the mitigation plans with regard to such risks (provided, however, that, neither TCS’ disclosure of any such risks to Nielsen, nor Nielsen’s acquiescence in TCS’ plans, shall operate or be construed as limiting either Party’s responsibilities under this Agreement); and

(c) TCS shall identify and resolve, with Nielsen’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the detailed Transition Plan that are TCS’ responsibility and shall use all Commercially Reasonable Efforts to assist Nielsen with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that are Nielsen’s responsibility.

Section 5.	CROSS SERVICES

5.1	Licenses and Permits

As part of the Services, TCS is responsible for obtaining, and has financial responsibility for, all necessary licenses, consents, approvals, permits and authorizations required by legislative enactments and regulations applicable to it that are legally required to be obtained in connection with the performance and delivery of the Services.

5.2	Provision of Technology; Services Evolution

TCS shall work with Nielsen to improve the quality, efficiency and effectiveness of the Services to keep pace with technological advances and as part of the Services, support Nielsen’s evolving business needs by (i) identifying and applying (to the extent within TCS’ control) ‘best practices’, and TCS’ most current, techniques, methods and tools in performing and delivering the Services; and (ii) identify and maintain the currency of the tools, infrastructure and other resources used by TCS to render the Services. The cost associated with upgrade, maintenance or replacement of Software, tools, equipment or other infrastructure items shall be borne by the Party that is financially responsible to provide such Software, tools, equipment or other infrastructure items. In fulfilling these obligations, TCS shall, at a minimum:

(a) determine the least cost/highest benefit methods (with any trade offs being brought to Nielsen for its decision) to implement technology changes;

(b) maintain a level of technology that allows Nielsen to take advantage of technological advances in order to remain competitive in the markets which Nielsen serves;

(c) advise Nielsen on the latest information processing trends and directions; and

(d) meet with Nielsen’s Project Manager, at Nielsen’s request, to inform Nielsen of any new information processing technology TCS is developing or information processing trends and directions of which TCS is otherwise aware that could reasonably be expected to have an impact on Nielsen’s business.

5.3	Knowledge Sharing

As part of the Services, up to twice every twelve (12) months during the Term, or on request after at least thirty (30) days notice from Nielsen, TCS shall meet with representatives of Nielsen in order to:

(a) explain to Nielsen how the business processing of transactions is occurring, how the Systems work, and should be operated;

(b) explain to Nielsen how the Services are provided; and

(c) provide to Nielsen such training and documentation as may be necessary to enable Nielsen to understand and operate the Systems and understand and provide the Services after the expiration or termination of this Agreement.

5.4	TCS Office Space

TCS shall provide to Nielsen without charge on an as needed basis, furnished office space at any TCS Service Location, including reasonable office supplies and access to photocopiers, fax machines, telephones, desktop computers and Internet access for the use of the Nielsen Project Manager or his designees when visiting such location. The Nielsen Project Manager or his designees shall comply with all reasonable and equally applied policies and procedures governing access to and use of such locations of which they have been notified, and shall leave such space in the same condition it was in immediately before they used the space, ordinary wear and tear excepted.

5.5	Quality Assurance

(a) TCS shall develop and implement quality assurance processes and procedures to ensure that the Services are performed in an accurate and timely manner.

(b) TCS shall submit such processes and procedures to Nielsen for its review, comment and approval within sixty (60) days after each Services Commencement Date. Prior to the approval of such processes and procedures by Nielsen, TCS shall adhere to Nielsen’s then-current policies, procedures and/or standard business practices in effect at the time of Transition.

(c) The quality assurance processes and procedures shall conform to the best practices of the IT and BPO industries.

5.6	Safety and Security Procedures

(a) TCS will maintain comprehensive physical security procedures to control access to any TCS facility where TCS performs the Services, including the Global Delivery Center and any Other Service Location, which shall include, at a minimum: (i) securing building perimeters and controlling and logging access to the facility; (ii) controlling and logging access to data floors and any areas from which the Services are performed; and (iii) 24x7 environmental (temperature and humidity) monitoring of all data centers used to provide the Services, including detection of water, smoke and fire. Detailed security procedures and requirements are provided in Schedule G.

(b) If access to Nielsen’s computer systems, other equipment or personal property is required in order for TCS to fulfill its obligations to Nielsen, then Nielsen shall determine the nature and extent of such access. TCS shall implement data security practices necessary and at all times maintain security consistent with best practices, defined to mean those security practices which are not less than highest of any one practice that is within either:

(i) the Nielsen security standards provided in Schedule G (“Nielsen Policies and Standards”) as reasonably upgraded and enhanced;

(ii) the security standards employed by TCS with respect to the protection of its similar property (for clarity, security for trade secrets at least equivalent to the security TCS employs to protect its own trade secrets) as they are upgraded and enhanced;

(iii) security standards equivalent to the highest of those provided by TCS to its other customers at no additional charge to such customers as upgraded and enhanced; and

(iv) generally accepted as industry-standard security practices (including compliance with BS7799 and ISO 17799 on the schedule agreed to by the Parties) with respect to the nature and scope of Nielsen’s businesses as upgraded and enhanced.

(c) At any time that TCS is not in compliance with the obligations of this Section 5.6, TCS shall be liable for the costs, Losses and damages suffered by Nielsen as a result of each breach of security for which TCS is responsible under the terms of this Agreement, including this Section 5.6 and Section 14.3. TCS shall be responsible for any security breaches caused by TCS, its subcontractors or TCS Personnel or otherwise resulting from TCS’ failure to comply with the requirements of Section 5.6 and Section 14.3 of this Agreement.

(d) Security Relating to Competitors. Services may not be performed by TCS in a shared Resource model, facilities, Hardware or Software environment (“Shared Environment”) except as may be approved in writing by Nielsen pursuant to Section 6.3. If Nielsen approves and TCS provides the Services to Nielsen from a Shared Environment and any part of the business of TCS or any such third party is now or in the future becomes competitive with Nielsen’s business, then TCS shall establish and comply with such security practices as are consistent with the obligations provided in Section 14.3, so that TCS or TCS Agents providing services to such competitive business shall have no access to Nielsen’s Confidential Information.

5.7	Reporting

(a) General. TCS shall provide Nielsen with reports pertaining to the performance of the Services and TCS’ other obligations under this Agreement sufficient to permit Nielsen to monitor and manage TCS’ performance (“Reports”). The Reports to be provided by TCS shall include those described in this Section 5.7 and elsewhere in this Agreement, and those provided in any SOW(s). In addition, from time to time, Nielsen may identify additional Reports to be generated by TCS and delivered to Nielsen on an ad hoc or periodic basis as part of the Services. All Reports shall be deemed Nielsen Confidential Information. To the extent reasonably applicable, all Reports shall be reviewed and approved by Nielsen regarding content, format and distribution methods and shall be provided to Nielsen:

(i) by secure on-line connection in an electronic format capable of being accessed by Microsoft Office components, with the information contained therein capable of being downloaded or displayed graphically and accessible from a web browser; and/or (at Nielsen’s option)

(ii) in traditional printed form.

The content, format and distribution methods for all Reports shall be approved by Nielsen.

(b) Required Reports. As of the Agreement Effective Date, reports required of TCS shall include the following:

(i) Off Shore Reports. TCS shall provide Nielsen with (i) monthly, (ii) quarterly, (iii) yearly, and (iv) for any other period as may be reasonably designated by Nielsen from time to time, reports of the Off-Shore Leverage Percentages achieved for the relevant period by Nielsen. Each Off-Shore Leverage Percentage report shall contain the Off-Shore Leverage calculation described in Section 3.2 for the relevant period as well as cumulative information as of the Agreement Effective Date to such current period for each designated Affiliate and the aggregate Leverage Percentages for Nielsen as a whole.

(ii) MCA Report. Within thirty (30) days of the end of each calendar quarter TCS shall provide Nielsen with a detailed reconciliation of the amount remaining in the MCA, showing the amount remaining from the prior calculation and all events occurring during the quarter reported upon (or which should have been reflected in prior statements), which have reduced the MCA and the amount of each such reduction, including all adjustments pursuant to Section 17.

(iii) SOW Reports. TCS shall report monthly, or on such other timeframe as mutually agreed by the Parties on (i) Draft SOWs being evaluated, and (ii) progress against existing SOWs, including on the charges, actual resources and expenses for each non-fixed price SOW for the applicable reporting period and Contract Year, comparisons of such actual resources and expenses against estimated resources and expenses from a Service Location that is also used to provide services to a third party or third parties, and any other pertinent information requested by Nielsen. TCS shall provide Nielsen with reports on a regular basis, as determined by Nielsen and agreed to by TCS. It is anticipated that during the first two (2) Contract Years, TCS shall report in detail the same Resource information on a monthly basis, Resource time and material Rate Card SOWs, fixed and variable priced SOWs, and other SOW tracking methods. Thereafter, the Parties shall determine and mutually agree upon whether to scale back on the monthly detail Resource reporting and charging information provided to Nielsen.

(iv) Network Connections Reports. TCS will provide reports to Nielsen at least quarterly detailing data, voice and video usage originating to and from each Global Delivery Center. Nielsen may reasonably request and TCS shall provide additional reports from time to time.

(v) Services Performance Reports. As part of the Services, TCS shall provide monthly Services performance reports to Nielsen in a form agreed upon by the Parties. These reports shall detail TCS’ compliance under this Agreement with the (i) Tier One Quality of Service Metrics; (ii) Critical Service Levels; and (iii) any other Service Level metrics provided in each outstanding SOW. Unless otherwise specified in this Schedule, each Critical Service Level and Tier One Quality of Service Metrics shall be measured on a monthly basis.

(c) Back-Up Documentation. TCS shall provide Nielsen with such documentation and other information available to TCS as may be reasonably requested by Nielsen from time to time in order to verify the accuracy of the Reports provided by TCS. In addition, TCS shall provide Nielsen with all documentation and other information reasonably requested by Nielsen from time to time to verify that TCS’ performance of the Services is in compliance with the Critical Service Levels and Tier One Quality of Service Metrics and this Agreement.

(d) Correction of Errors. TCS shall promptly correct any errors or inaccuracies in or with respect to the Reports, the information or data contained in such Reports, or other contract deliverables caused by TCS or its agents, subcontractors, or third party product or service providers.

5.8	Financial, Forecasting and Budgeting Support

(a) TCS shall provide to Nielsen a quarterly rolling forecast with respect to the Services to be provided during such quarter for Nielsen’s forecasting and budgeting purposes, including:

(i) actual and forecasted utilization of Resources;

(ii) actual and budgeted Pass-Through Expenses; and

(iii) changes to the environment impacting Nielsen’s costs or utilization.

(b) Consistent with and to support Nielsen’s budgeting and planning cycle, TCS will develop annual and quarterly financial objectives and budgets and performance goals in connection with all SOWs. Such objectives, budgets and goals will be subject to review and approval by Nielsen before incorporation into TCS’ working plans. In addition, during Nielsen’s fiscal year budget planning cycle, TCS shall provide information to Nielsen regarding opportunities to modify or improve the Services, and reduce the total cost to Nielsen of receiving the Services.

Section 6.	GLOBAL DELIVERY CENTER

6.1	General

(a) TCS has identified, and Nielsen has approved, the TCS’ facility located in Chennai, India to be the primary Off-Shore facility where TCS shall provide a dedicated secure area in which only Services for Nielsen will be performed (together with each other TCS facility offering dedicated secure area for performance of Service, proposed by TCS to serve as a global development center under this Agreement and approved by Nielsen, each a “Global Delivery Center”). TCS shall obtain Nielsen’s prior written approval for using any other TCS facility (located in a building other than the building for which such approval was granted) in the same or any other geographic location from which TCS may propose to perform Services, whether or not such facility is to serve as a Global Delivery Center pursuant to this Section 6.1, an Other Service Location pursuant to Section 6.2, or Shared Environment pursuant to Section 5.6(d). Nielsen hereby approves TCS’ service location in Baroda, India for TCS to use as one of the Global Delivery Centers utilized under this Agreement.

(b) TCS shall be responsible for providing and maintaining, at no additional cost to Nielsen, (i) the base facility infrastructure of each Global Delivery Center including standards in accordance Sections 5.1, 5.6, 6.4, and 16.1, and with Schedule G, and secure floor space for personnel and (ii) the Software and Hardware identified in Schedules K (“Software”) and L (“Hardware”). Nielsen is financially responsible for providing or reimbursing on a Pass-Through Expense basis the cost of all other Software not identified on Schedule K which is either requested in writing by Nielsen or which the parties mutually agree in writing is necessary for the performance of Services. All changes or additions to Hardware (except for items described in Schedule L) shall be made in accordance with mutual written agreement of the Parties. TCS undertakes to maintain standards of services that the Parties will mutually agree as adequate for the conduct of work under this Agreement. If any changes in the requirements of such standards are specified by Nielsen from time to time, TCS will use Commercially Reasonable Efforts to implement such requirements and the Parties will mutually agree on any reimbursement for additional or incremental cost of complying with such additional requirements (including the addition of any Hardware not provided in Schedule L) subject to the procedure provided below provided that the cost of any infrastructure adjustments requested by TCS and approved by Nielsen shall be borne by TCS.

(c) Except as otherwise provided in Section 6.1(b): (i) major infrastructure needs to support the delivery of Services will be identified and agreed upon by the Parties in writing ninety (90) days in advance to ensure adequate resources will be set aside by TCS to implement infrastructure improvements and changes in a timely manner; and (ii) implementation of major infrastructure adjustments require adequate notification (a minimum of ninety (90) days prior written notice) to TCS prior to commencement of the adjustments to ensure that there are no disruptions to service levels. Such adjustments, including expansion of existing facilities or establishment of new facilities from which SOWs are to be executed, will only be undertaken by TCS upon receiving written approval from an authorized representative of Nielsen.

(d) TCS will maintain an inventory of all Hardware and Software purchased for servicing Nielsen’s and its Affiliates’ work that are paid for by Nielsen. Upon expiration or termination of this Agreement or as provided in the applicable SOW, at the request of Nielsen TCS shall return such Hardware and Software to Nielsen, such Affiliate or their respective vendors or, if requested by TCS and agreed to by Nielsen, TCS may purchase such Hardware and Software at the lower of (i) the fair market value, as determined by an agreed-upon appraisal or (ii) book value, if applicable. TCS acknowledges that, as between the Parties, Nielsen or such Affiliate has all rights and title to such Hardware and Software. TCS shall be responsible to exercise the same level of care to prevent damage or loss to such Hardware and Software as it exercises to prevent damage or loss to its own Hardware and Software, but in no event less than reasonable care, and TCS shall (in addition to maintaining the required insurance amounts provided in Section 30) maintain sufficient property insurance to provide for replacement cost coverage for Nielsen’s Hardware or Software in TCS’ possession. TCS shall use such Hardware and Software only for purposes of providing Services to Nielsen.

6.2	Change of TCS Service Location

(a) TCS shall obtain Nielsen’s prior approval (which Nielsen may withhold in its sole discretion) of Other Service Locations from which TCS may propose to perform Services. Both Parties agree to use Commercially Reasonable Efforts to work towards minimizing the disruption of services to Nielsen during the transition and to minimize the transition or additional costs associated with a TCS service location work transfer. Prior to any such movement to Other Service Locations, TCS shall identify to Nielsen in writing all changes to the DRP and BCP required by such relocation.

(b) Except for (i) relocation to Other Service Locations required by this Agreement or an applicable SOW or (ii) relocation to Other Service Locations at the request of or due to the requirements of Nielsen, any incremental costs and expense incurred by Nielsen (including any incremental Service Taxes) as a result of a relocation to an Other Service Location shall be reimbursed to Nielsen by TCS. Nielsen shall reimburse TCS for any initial and/or incremental costs and expenses (including any incremental Service Taxes) on a Pass-Through Expenses basis incurred by TCS as a result of any relocation to an Other Service Location required by this Agreement or an applicable SOW or made at the request of or due to the requirements of Nielsen.

(c) TCS shall obtain Nielsen’s prior written approval for any relocation of Services except for a transfer to another area of the same site or floor from which the Services are already being provided (i.e., moves to a new floor or new buildings must be approved by Nielsen). Such approval shall not be unreasonably delayed or withheld by Nielsen. Where TCS relocates Resources to another area of the same site or floor from which the Services are already being provided, TCS will give Nielsen reasonable advance notification of such move, but in no case shall such notification be provided less than one (1) week before such move.

6.3	Shared Environment

Prior to migrating or relocating any of the Services to a Shared Environment, TCS shall provide to Nielsen, for Nielsen’s approval, a proposal for such migration or relocation, including cost and price benefits and savings or risks to Nielsen.

6.4	Network Connections; Nielsen Standards

(a) TCS shall be linked to one or more Nielsen location(s), as mutually agreed by the Parties, via high speed data link(s) with appropriate bandwidth as reasonably required in accordance with the requirements of this Section 6.4. Notwithstanding anything to the contrary herein, the initial and recurring cost of the network and any additional link(s) will be borne by TCS. The cost of any network demark equipment (e.g., routers) that need to be installed at such premises and the “last mile” connectivity to Nielsen (up to Nielsen’s firewall) will be borne by TCS. The cost of any equipment behind any such firewall will be borne by Nielsen, with the exception of productivity Hardware/Software that Nielsen or the Affiliate and TCS agree are required in order for TCS to perform Off-Shore Services in as efficient a manner as if the Services were performed on-shore. The costs of any such productivity Hardware/Software, and the cost of installation and maintenance of such Hardware/Software, shall be borne by TCS.

(b) TCS shall ensure complete redundancy on the “last mile” circuits (no single point of failure) between TCS’ and Nielsen’s networks. TCS shall provide sufficient capacity such that usage of links will not exceed an average of seventy percent (70%) of available bandwidth over any fifteen (15) minute time period over a ten (10) hour day for normal use. Occasional file transfer requirements are exempt from this seventy percent (70%) standard. Nielsen will provide assistance in measuring the link utilization. If in a calendar month seventy percent (70%) or more of the samples show that the link utilization exceeds seventy percent (70%), TCS shall take necessary actions to either add capacity or increase efficiency to reduce future link utilization below the required threshold without adversely impacting Nielsen operations, in accordance with Section 6.4(c).

(c) TCS shall promptly, and in any event no later than thirty (30) days after the end of any month where the bandwidth standard provided in Section 6.4(b) above is not met, provide the upgrade plans for the non-conforming link with Nielsen and, upon mutual agreement of the Parties, TCS will initiate necessary actions to reduce future link utilization and shall complete the implementation of such plan within ninety (90) days. If TCS reasonably determines that installation of additional Hardware/Software behind the firewall of Nielsen will increase the efficiency and productivity of the data links, Nielsen will consider the recommendation, and if acceptable in Nielsen’s reasonable discretion, Nielsen will work with TCS to effect the installation. The cost of acquiring, installing and maintaining any such Hardware/Software shall be borne by TCS.

(d) With Nielsen’s approval TCS may buy network lines and equipment at Nielsen’s internal costs, when possible. Subject to Schedule G, all equipment connected to Nielsen’s system must adhere to Nielsen’s then current standards and technology stacks. Nielsen will provide standards to TCS and update them regularly. Nielsen shall be responsible to provide standards, and TCS shall have a reasonable amount of time for TCS to move to any new standards, subject to Schedule G.

(e) If any equipment provided or used by TCS or TCS Personnel is connected directly to the network(s) of Nielsen, TCS shall be responsible to ensure that such Hardware shall be:

(i) submitted for review and receive approval in advance by Nielsen;

(ii) in strict compliance with Nielsen’s then-current security policies, architectures, standards, rules and procedures provided in Schedule G; and

(iii) in strict compliance with Nielsen’s then-current Hardware and Software specifications.

(f) TCS shall not install or permit the installation of any other Software on such Hardware for use in providing the Services or connected to Nielsen’s network without Nielsen’s prior written approval.

(g) Nielsen will consider opportunities to sub-license or loan for appropriate portions of the Term and at no charge to TCS, appropriate portions of any Hardware, Software, case tools etc. that Nielsen uses to enhance productivity (to the extent permitted by the relevant product license) so as to ensure usage of common “best practices” among Personnel of the Parties. Any such transaction will be as agreed upon in writing by the Parties.

(h) TCS shall comply with the Nielsen Standards provided in Schedule G, as the same may be modified at any time during the Term and any Termination Assistance Period.

Section 7.	THIRD PARTY AGREEMENTS

7.1	Assigned Agreements

Throughout the Term and as part of the Services, TCS shall assume financial, administrative and maintenance responsibility for the Assigned Agreements provided in Schedule I (“Third Party Contracts”) to the same extent as if TCS were directly obligated under such agreements. Nielsen shall, if requested by TCS, execute an appropriate Assignment Agreement making the assignment effective as of the date of assignment indicated in the Assignment Agreement or SOW and obtain the Required Consent as may be necessary for the assignment. TCS and its Affiliates shall comply with the duties imposed on Nielsen by such Assigned Agreements. Nielsen retains responsibility for all liabilities and Claims under the Assigned Agreement as they relate to the period prior to the date of assignment indicated in the Assignment Agreement or SOW. TCS or its Affiliates shall pay directly, or reimburse Nielsen if Nielsen or an Affiliate has paid, the charges and other amounts under such contracts that are attributable to periods from and after the date of assignment indicated in the Assignment Agreement or SOW. TCS may, to the extent permitted by the Assigned Agreements, renew, modify, terminate or cancel any such Assigned Agreements. Any modification, termination or cancellation fees or charges imposed upon Nielsen in connection with any modification, termination or cancellation of the Assigned Agreements shall be paid by TCS.

7.2	Performance Under Assigned Agreements

The Parties shall abide by the terms of, and shall not breach or violate, any of the Assigned Agreements. The Parties shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any of the Assigned Agreements of which the notifying Party becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud. Each Party shall pay all amounts due for any penalties or charges (including amounts due to a third party as a result of a Party’s failure to promptly notify the other Party pursuant to the preceding sentence), associated taxes, legal expenses and other incidental expenses incurred as a result of such Party’s nonperformance of its obligations with respect to the Assigned Agreements.

7.3	Third Party Invoices for Assigned Agreements

TCS shall pay the invoices submitted by third parties in connection with the Assigned Agreements as they relate to the period on or after the date of assignment indicated in the Assignment Agreement or SOW and shall be responsible for any late fees in respect of such third party invoices. Nielsen shall reimburse TCS for the amount of any such invoice and late fee as they relate to the period prior to the date of assignment indicated in the Assignment Agreement or SOW.

7.4	Retained Agreements

TCS shall manage, administer and maintain the Retained Agreements provided in Schedule I. TCS shall provide Nielsen with reasonable notice of any renewal, termination or cancellation dates and fees with respect to the Retained Agreements. TCS shall not renew, modify, terminate or cancel any such Retained Agreements without Nielsen’s consent. Any unauthorized modification, termination or cancellation fees or charges imposed upon Nielsen in connection with any such modification, termination or cancellation shall be paid by TCS.

7.5	Retained Agreement Invoices

(a) TCS shall:

(i) receive all Retained Agreement Invoices;

(ii) review and correct any errors in any such Retained Agreement Invoices in a timely manner; and

(iii) use Commercially Reasonable Efforts to submit such Retained Agreement Invoices to Nielsen for payment within a reasonable period of time prior to the due date or, if a discount for such payment is given, the date on which Nielsen may pay such Retained Agreement Invoice with a discount.

(b) Nielsen shall pay the Retained Agreement Invoices received and approved by TCS. Nielsen shall only be responsible for payment of the Retained Agreement Invoices and shall not be responsible to TCS for any management, administration or maintenance fees of TCS in connection with the Retained Agreement Invoices. Nielsen shall be responsible for any late fees in respect of the Retained Agreement Invoices unless TCS’ act or omission is the cause of such late fees. If TCS fails to submit a Retained Agreement Invoice to Nielsen for payment in a timely manner due to its fault or the fault of a party under its control, TCS shall be responsible for any discount not received or any late fees in respect of such Retained Agreement Invoice.

Section 8.	SERVICE LEVELS AND PERFORMANCE REQUIREMENTS

8.1	Service Level Performance Methodology

The Tier One Quality of Service Metrics shall measure TCS’ performance at the Agreement level. Critical Service Levels shall measure TCS’ performance at the SOW level.

The Service Level performance methodology for both the Tier One Quality of Service Metrics and the Critical Service Levels shall be provided in Schedule B (“Service Levels”). If certain Critical Service Levels apply to the Services under an SOW, the applicable Critical Service Levels shall be identified and provided in such SOW and the applicable metrics for each Critical Service level shall be developed and agreed by the Parties in accordance with the Service Level methodology described in Schedule B.

8.2	Tier One Quality of Service Metrics and Critical Service Levels

(a) As of each Services Commencement Date, TCS shall perform the Services at the levels of accuracy, quality, completeness, timeliness, responsiveness and productivity that are equal to or higher than:

(i) the accepted industry norms applicable to the performance of such Services by top tier service providers; and

(ii) the documented or otherwise verifiable levels of accuracy, quality, completeness, timeliness, responsiveness and productivity as described in the SOW or SOW Transition Plan provided internally by Nielsen (or by the previous service provider) in the six (6) months prior to the applicable Services Commencement Date.

(b) Without limiting the generality of the foregoing or the other obligations of TCS, where Service Levels apply, TCS shall perform the Services so as to meet or exceed the Critical Service Levels and Tier One Quality of Service Metrics as of the Services Commencement Date or such other date agreed in the applicable SOW or Attachments thereto in accordance with the Service Level methodology provided in Schedule B. As part of the Services, TCS shall be responsible for meeting the applicable Critical Service Levels and Tier One Quality of Service Metrics even when doing so requires the provision of additional full-time or temporary TCS Personnel resources, temporary contract personnel resources, Services provided by Approved Subcontractors, or other unique service needs provided by non-TCS Personnel.

(c) Nothing in this Agreement shall be construed as preventing the Parties from agreeing to a Service Level credit regime on a SOW basis. If either Party refuses to agree to a Service Level credit regime for a particular SOW, however, such refusal shall not be deemed to be unreasonable for purposes of Sections 17.3(a) or 26.3(i).

8.3	Failure to Perform

(a) Tier One Quality of Service Metrics and Critical Service Level Failures. TCS recognizes that its failure to meet the Tier One Quality of Service Metrics and Critical Service Levels may have a materially adverse impact on the business and operations of Nielsen. Accordingly, Nielsen may wholly or partially terminate this Agreement or an SOW, as applicable, for failures of TCS to achieve the Tier One Quality of Service Metrics and Critical Service Levels as described in this Section 8.3, Schedule B or a SOW, as applicable.

(b) Tier One Quality of Service Metric Failures. Beginning four (4) months after the Agreement Effective Date, if for reasons other than those exceptions provided in Section 8.7, TCS fails to meet any single Tier One Quality of Services Metric (A) for three (3) consecutive months or (B) in more than any six (6) months in a rolling twelve (12) month period, or (C) fails to meet at least seventy percent (70%) of Tier One Quality of Service Metrics in any three (3) months in a rolling twelve (12) month period, then Nielsen shall upon thirty (30) days written notice Nielsen may terminate this Agreement, in whole or in part, as provided in Section 26.3(ii). If Nielsen exercises the termination right provided in this Section 8.3, then the MCA shall be reduced in accordance with Section 17.3.

(c) Use of Alternate Sources. In addition to the termination rights provided in Section 8.3, if TCS fails to meet the same Critical Service Levels for three (3) consecutive measurement periods, Nielsen may, upon thirty (30) days written notice, in addition to any other remedy it may have under this Agreement:

(i) require TCS to obtain, at TCS’ sole cost, expert assistance from a third party reasonably acceptable to Nielsen to assist TCS to comply with the applicable Service Level and TCS shall comply with such required Service Level; or

(ii) Nielsen acting reasonably determines to send Nielsen Personnel or have TCS Resources sent to Nielsen’s facility to assist in the resolution of the problem and the resumption of the affected Services, in which case TCS shall promptly reimburse Nielsen for the travel and out-of-pocket costs for such Nielsen Personnel.

8.4	Self-Help

Without limiting the generality of the foregoing or the other obligations of TCS, if as a result of failure of TCS to provide the Services with the performance standards and service levels as required under this Agreement, any Material Disruption in the Services occurs, upon notification by Nielsen of such Material Disruption, TCS shall promptly use best efforts, with reasonable cooperation from Nielsen, to mitigate the impact of such Material Disruption and to rework and to restore the Services. If TCS fails to correct and restore the Services within three (3) days after Nielsen notifies TCS of the Material Disruption, Nielsen shall be entitled, upon notice to TCS, to procure or correct the Services until TCS is able to restore and perform the Services as required under this Agreement. “Material Disruption” as used in this Section 8.4 shall mean a failure of TCS to meet the Service Levels and other applicable performance standards under this Agreement or otherwise fulfill its obligations under this Agreement that causes Nielsen’s failure to meet its contractual obligations to Nielsen clients. Notwithstanding the foregoing, TCS obligations under this provision shall not apply to a Material Disruption caused by any exceptions described in Section 8.7 or due to reasons primarily attributable to Nielsen or to Nielsen Agents. In the event of a disagreement between the Parties as to the primary cause of the Material Disruption, TCS shall, at Nielsen’s request, proceed with best efforts for rework or restoration of the Services as required by this Section 8.4, pending resolution of such disagreement between the Parties. Any such amounts payable by Nielsen pursuant to this Section 8.4 shall count toward the MCA.

8.5	Adjustment of Critical Service Levels and Tier One Quality of Service Metrics

(a) The Tier One Quality of Service Metrics may be modified or adjusted only by mutual agreement of the Parties.

(b) The Critical Service Levels shall be adjusted in accordance with the following:

(i) Nielsen shall periodically review TCS Services performance in accordance with the methodology and process outlined in Schedule B and its applicable Attachments, but at least annually; and

(ii) with respect to any Critical Service Levels that require periodic adjustment pursuant to this Agreement or are no longer appropriate because of an increase, decrease or change to the Services, Nielsen shall adjust such Critical Service Levels accordingly.

8.6	Failure to Meet Service Level.

(a) If TCS fails to meet any Service Level, TCS shall:

(i) investigate and report on the causes of the problem;

(ii) provide a root cause analysis of such failure as soon as practicable after such failure;

(iii) advise Nielsen, as and to the extent requested by Nielsen, of the status of remedial efforts being undertaken with respect to such problems; and

(iv) correct the problem and begin meeting the Critical Service Levels and Tier One Quality of Service Metrics.

(b) TCS shall use Commercially Reasonable Efforts to complete the root cause analysis within five (5) Business Days for Critical Service Levels and ten (10) Business Days for Tier One Quality of Service Metrics after the occurrence of the failure, notice by Nielsen or the monthly reporting period that identified the deficiency; provided, however, that, if it is not capable of being completed within the specified timeframes, TCS shall complete such root cause analysis as quickly as possible and shall notify Nielsen prior to the end of the initial period as to the status of the root cause analysis and the estimated completion date.

8.7	Exceptions to Service Level and other Performance Failure of TCS

TCS shall be relieved of failures to comply with the Tier One Quality of Service Metrics, Critical Service Levels or any other performance measures or Milestones under this Agreement or SOW and TCS shall not be in breach nor shall not suffer any liability therefore, to the extent and only to the extent that such failure results from:

(a) a Force Majeure Event (including during implementation of the Business Continuity Plan and/or Disaster Recovery Plan in response to such Event);

(b) delay or failure of Nielsen or Nielsen representatives and agents to perform a Nielsen task or obligations identified under this Agreement or applicable SOW, including delay or failure of Nielsen to provide TCS with required review, approval, rejection or other actions in a timely manner and any other breach of this Agreement by Nielsen that materially adversely impacts TCS’ ability to perform or comply;

(c) prioritization of tasks, reallocation of resources among different Projects, reduction of resources for a Project requested by Nielsen to the extent that Nielsen agrees in writing for relief of TCS to achieve Tier One Quality of Service Metrics or Critical Service Levels or any other performance measures or Milestones under this Agreement or SOW;

(d) Failures resulting from network, Hardware, Software, desktops, data centers, and facilities problems for which Nielsen or Nielsen’s other contractors have retained operational or administrative responsibility; or

(e) Any activities and/or outages mutually agreed upon by the Parties.

8.8	Measurement and Monitoring Tools

As part of the Services, TCS shall implement the necessary measurement and monitoring tools and procedures required to measure and report TCS’ performance of the Services against the applicable Critical Service Levels and Tier One Quality of Service Metrics. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Critical Service Levels and Tier One Quality of Service Metrics, and shall be subject to audit by Nielsen. TCS shall provide Nielsen with information and access to such tools and procedures upon request, for purposes of verification.

8.9	Continuous Improvement and Best Practices

TCS shall identify ways to improve the Critical Service Levels and Tier One Quality of Service Metrics as provided in the applicable SOW or processing schedule, including:

(a) on a continuous basis, as part of its total quality management process, identify ways to improve the Critical Service Levels and Tier One Quality of Service Metrics; and

(b) identify and apply proven techniques and tools from other installations within its operations or other third party processes that would benefit Nielsen either operationally or financially. TCS shall implement such processes at no charge to Nielsen.

8.10	Nielsen Satisfaction Surveys

(a) Nielsen Satisfaction Surveys shall:

(i) contain the content and scope provided in Schedule D;

(ii) be administered in accordance with Schedule D; and

(iii) be subject to Nielsen’s approval.

(b) Schedule and Requirements. During the seventh (7th) month following the Services Commencement Date of each operational process area and yearly thereafter, TCS shall conduct and complete customer satisfaction surveys, as approved by Nielsen, of appropriate (either internal or external) users of the service approved by Nielsen. The results of the initial Nielsen Satisfaction Survey shall be the baseline for the measurement of the performance improvements described in Section 24.1(n). Each survey conducted according to the provisions of this Section 8.10, shall, at a minimum, cover a representative sampling of Nielsen users and senior management of Nielsen, in each case as specified by Nielsen. TCS agrees that Nielsen satisfaction (as determined in accordance with TCS’ internal evaluation procedures) will be taken into account in the performance evaluations for TCS Key Personnel. If the results of the Nielsen Customer Satisfaction Survey indicate that there has been a decrease in customer satisfaction, TCS shall, at its cost (unless the Parties otherwise agree):

(i) submit to Nielsen, for Nielsen’s approval, a plan to improve customer satisfaction (consistent with Nielsen’s cost reduction objectives); and

(ii) upon Nielsen’s approval of such plan, implement and adjust such plan. If TCS fails to conduct a Nielsen Customer Satisfaction Survey in accordance with the provisions of this Section 8.10, then upon thirty (30) days notice, Nielsen may engage a third party to conduct the Nielsen Customer Satisfaction Survey pursuant to this Section 8.10, at TCS’ cost. The results of such third party survey shall be binding on the Parties.

(c) Nielsen Conducted Surveys. In addition to the satisfaction surveys to be conducted by TCS pursuant this Section 8.10, Nielsen may at its sole discretion survey selected Users and Nielsen Clients about satisfaction with TCS’ performance in connection with and as part of satisfaction surveys periodically conducted by TCS. At Nielsen’s request, TCS shall cooperate and assist Nielsen with the formulation of the survey questions, protocols and procedures and the execution and review of such surveys. Nielsen will share the results of said survey with TCS. Internal Nielsen surveys are non-binding with respect to Critical Service Levels or Tier One Quality of Service Metrics as identified in Schedule D and its applicable Attachments.

Section 9.	RESTRICTIVE COVENANT

9.1	Additional Restrictions

In addition to, and not in substitution for, the restrictions on TCS with respect to the use of Nielsen Confidential Information hereunder and the allocation of Intellectual Property Rights between the Parties, and as a material inducement to Nielsen to enter into this Agreement, TCS agrees that, during the Term of this Agreement and for two (2) years thereafter:

(a) TCS and its Controlled Subsidiaries will not engage in a Restricted Business. For clarity, except as provided in Section 9.1(b) and 9.1(c), nothing contained in this Agreement, including this Section 9.1(a), shall restrict TCS and its Controlled Subsidiaries from performing services or providing work product to their unaffiliated customers as part of TCS’ information technology outsourcing or business process outsourcing services, even if such customers are themselves engaged in a Restricted Business or even if some of the services provided by TCS or its Controlled Subsidiary to such customers are similar or identical to the services or products offered by the portions of Nielsen and its Affiliates engaged in the Restricted Business;

(b) TCS and its Controlled Subsidiaries will not perform services for, provide work product to, or license technology to, any Tier One Restricted Company or any Affiliate of any Tier One Restricted Company anywhere in the world; and

(c) Except with prior written consent of Nielsen (which it may withhold in its discretion), TCS will not assign any Domain Expert who in the prior twenty four (24) months has performed Services under this Agreement to perform any services for any entity that is a Tier Two Restricted Company or an Affiliate of a Tier Two Restricted Company regardless of whether the work for such Tier Two Restricted Company relates to the work such Domain Expert performed for Nielsen; provided, however:

(i) If despite TCS’ Commercially Reasonable Efforts to the contrary TCS is not able to find other work for such Domain Expert (and it is not as part of a general lack of demand for TCS’ services such that it is not only the Domain Expert who is unallocated) TCS may so inform Nielsen and if Nielsen is unwilling to have such Domain Expert perform Services for Nielsen as a non-Domain Expert until the restriction lapses (or Nielsen is otherwise willing to pay the charges which such Domain Expert would incur while he or she awaited the lapse of the restriction), then TCS may assign such Domain Expert to perform services for such Tier Two Restricted Company;

(ii) If the proposed assignment is for an Affiliate of the Tier Two Restricted Company and such Affiliate is truly separate and distinct from the Tier Two Restricted Company and is not engaged in any business competitive with Nielsen or its Affiliates, then provided that adequate assurances are provided to Nielsen, Nielsen will not unreasonably withhold its consent; and

(iii) The provisions of this Section 9.1(c)(iii) shall not apply after two (2) years after such Domain Expert ceased to be associated with Nielsen account or if this Agreement or an applicable SOW is terminated by TCS pursuant to Section 26.5 or by Nielsen pursuant to Sections 26.2 or 26.3.

9.2	Remedies For Breach of Sections 9.1(a) or 9.1(b)

(a) If Nielsen believes that TCS or a Controlled Subsidiary is in breach of the provisions of Sections 9.1(a) or 9.1(b), Nielsen may notify TCS who shall promptly investigate the matter and within ten (10) Business Days TCS shall report to Nielsen on whether TCS agrees or disagrees that TCS or a Controlled Subsidiary is in breach. If TCS disagrees it shall provide reasonable detail about the activities it is engaged in with respect to Nielsen’s claim and state the basis for TCS’ belief that it or its Controlled Subsidiary is not in breach. If TCS reports that it or its Controlled Subsidiary is not in breach, if Nielsen desires to further pursue the matter the dispute shall be submitted to binding arbitration in accordance with the provisions of Section 25, solely for determination of whether TCS is in breach of Sections 9.1(a) or 9.1(b), with hearings being held no later than ten (10) Business Days thereafter and the arbitrator instructed to issue a decision no later than ten (10) Business Days thereafter.

(b) If (i) TCS acknowledges that it or its Controlled Subsidiary is in breach of Sections 9.1(a) or 9.1(b) and does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days of TCS’ notice to Nielsen, (ii) the arbitrator determines that TCS or its Controlled Subsidiary is in breach and TCS does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days of such decision, (iii) the arbitrator determines that due to insufficient cooperation or participation in the arbitration by TCS it cannot determine whether TCS or such Controlled Subsidiary is in breach, or (iv) TCS fails to respond to Nielsen’s notice in the time period required by Section 9.2(a), then Nielsen shall be entitled to seek and obtain injunctive relief which TCS agrees it will not oppose and TCS will waive Nielsen’s posting of bond or proving irreparable injury. For clarity, it is agreed that transferring of the Restricted Business by TCS or applicable TCS Controlled Subsidiary to an Affiliate of TCS which is not a Controlled Subsidiary shall be deemed to be a cure, so long as neither TCS nor any Controlled Subsidiary exercises management control of such business.

(c) The remedies provided in this Section 9.2 are the sole and exclusive remedies of Nielsen with respect to any breach of Sections 9.1(a) or 9.1(b) by TCS or any TCS Controlled Subsidiary.

9.3	Remedies For Breach of Section 9.1(c)

If TCS is in breach of Section 9.1(c), Nielsen shall be entitled to seek and obtain injunctive relief which TCS agrees it will not oppose and TCS will waive Nielsen’s posting of bond or proving irreparable injury. The time period of the restriction shall be extended for a period of time equal to the period of the breach.

9.4	Advance Clearance

If during period of the above restrictions TCS or a Controlled Subsidiary desires to engage in a new line of business and TCS is in doubt about the applicability of the restriction of Section 9.1(a) to such new line of business, TCS may (without being obligated to do so) notify Nielsen that it intends to enter into such specific new line of business or agreement with a customer which might constitute a new line of business, fully describing the circumstances. If Nielsen does not respond within ten (10) Business Days of receipt of the notice (or responds that it agrees that the restriction does not apply), TCS shall be free to undertake the described activity. If Nielsen does object, the Parties shall attempt to resolve the disagreement expeditiously, but if it is not resolved within ten (10) days of Nielsen’s objection TCS may have the matter resolved pursuant to Section 25, with hearings being held no later than ten (10) Business Days thereafter and the arbitrator instructed to issue a decision no later than ten (10) Business Days thereafter.

Section 10.	TCS PERSONNEL

10.1	Levels and Retention of Resources

(a) TCS shall provide Nielsen with the number of TCS Resources dedicated full time to providing the Services at the end of every ninety (90) day period after the Agreement Effective Date. If a SOW contains a Baseline Service Charge, TCS shall not reduce the number of such Resources providing the Services under any SOW until such time as Nielsen confirms that TCS has met the Critical Service Levels and Tier One Quality of Service Metrics or completion requirements of the applicable SOW. For all SOWs, any changes in staffing requirements at (i) Nielsen Service Locations; (ii) TCS Service Locations; and (iii) Other Service Locations must be approved in advance by Nielsen.

(b) TCS shall use Commercially Reasonable Efforts to keep the Resource turnover rate at a minimum across the Nielsen account. Except as provided in Section 10.9, TCS shall not voluntarily remove a Resource assigned to Nielsen account without obtaining prior written approval of Nielsen (i) in the case of a Key Resource assigned on a particular SOW, prior to twenty-four (24) months after initial assignment to such SOW, or (ii) in all other cases prior to eighteen (18) months after initial assignment to Nielsen account. Nielsen acknowledges that rotation of a Resource between on-site and Off-Shore shall not count as removal of Resources a pursuant to this Section 10.1.

10.2	Replacement of Resources

(a) Nielsen may notify TCS if Nielsen determines that the continued assignment to the Nielsen account of any TCS Resource is not in the best interests of Nielsen. Upon receipt of such notice, TCS shall have a reasonable time period, not to exceed five (5) days, to investigate the matters stated therein, discuss its findings with Nielsen and attempt to resolve such matters to Nielsen’s satisfaction, including the permanent removal of such Resource upon continued Nielsen objection. To the maximum extent possible, the removal and replacement of any Resource under this Section 10.2(a) shall be conducted so as not to interrupt or adversely affect the Services.

(b) In addition to the removal rights provided in Section 10.2(a), if Nielsen is not satisfied with the Services provided by any individual Resource at any time during the first four (4) weeks of such Resource’s assignment, TCS shall replace such Resource and re-perform such Services at no charge to Nielsen (including charges for the original or re-performed Services, or any costs incurred in replacing such Resource).

(c) Whenever any resource providing Services to Nielsen is replaced or transitioned (other than in the case of where a Resource is transitioned from on-site to Off-Shore or vice versa within a particular SOW) by a Resource, TCS will provide, at no charge to Nielsen, up to a maximum of six (6) weeks of Services by the replacement Resource to account for the training/transition period expected to be taken by the replacement Resource to begin performing the Services at the expected level, irrespective of when the replacement Resource is placed into a Project (whether at the Project’s inception or after the Project has begun); provided that TCS may begin to charge Nielsen for days actually worked by such a replacement Resource prior to such period of six (6) weeks, if the Parties mutually agree that such Resource is able to perform his or her assignment to Nielsen’s satisfaction.

(d) If TCS fails to meet the Critical Service Levels and Tier One Quality of Service Metrics and if Nielsen reasonably believes such failure is attributable in whole or in part to TCS’ reassignment, movement, or other changes in the Resources allocated to Nielsen to the performance and delivery of the Services and/or to TCS Approved Subcontractors assigned to the Nielsen service team, Nielsen will notify TCS of such belief. Upon receipt of such notice from Nielsen, TCS will:

(i) promptly provide to Nielsen a report setting forth TCS’ position regarding the matters raised by Nielsen in its notice;

(ii) meet with Nielsen to discuss the matters raised by Nielsen in its notice and TCS’ positions with regard to such matters; and

(iii) diligently work to eliminate with respect to the Services any such TCS human resource practices and/or processes identified and agreed to by the Parties as adversely impacting the performance and delivery of the Services by TCS.

(e) If TCS is having difficulty meeting Critical Service Levels or other requirements of an IT SOW, then Nielsen, at its sole discretion, may require for such SOW that TCS meet the staff experience pyramid provided in Section 2.2 of Schedule F. TCS shall have thirty (30) days from Nielsen’s notification to meet such levels.

(f) If TCS is having difficulty meeting Critical Service Levels or other requirements of a BPO SOW, then Nielsen, at its sole discretion, may require that TCS promptly deploy a full time Six Sigma Black Belt to analyze and make recommendations to improve any applicable processes in order to eliminate TCS’ difficulty for TCS to meet such Critical Service Levels or other requirements of a BPO SOW.

10.3	Training

Unless otherwise agreed by the Parties, training of Resources in accordance with TCS’ standard training programs shall be at TCS’ cost. If (i) a Deliverable or SOW involves technology or skills that the Parties mutually agree are unique to Nielsen, and (ii) TCS Personnel must be specifically trained in order to properly create the Deliverable or perform Services under such SOW, TCS will provide such training and, unless agreed otherwise in writing, Nielsen will reimburse any reasonable out-of-pocket cost of such training, provided that TCS obtained Nielsen’s prior written approval for such training (such approval not to be unreasonably withheld). Training of Nielsen Personnel in the use of Deliverables shall be as agreed and provided in the applicable SOW.

10.4	Minimum Staffing Requirements

(a) Throughout the Term, TCS shall meet the minimum staffing requirements provided in Schedule F. TCS will immediately notify Nielsen if TCS’ staffing falls below the minimum requirements, and will provide Nielsen with assurances that TCS has taken appropriate measures to promptly correct the failure and to ensure that such failure will not re-occur.

(b) The Parties’ Relationship Managers shall meet each year of the Term to recalculate the minimum staffing levels required to fulfill the MCA (“Total TCS Target Headcount”). In so doing, the parties shall take into account (i) the actual fees credited against the MCA and (ii) Nielsen’s projection of staffing levels for each year of the Term.

10.5	Key Resources and Domain Experts

(a) The Parties will identify up to thirty percent (30%) of TCS Resources performing Services on each Project as “Key Resources.” Key Resources shall be not be replaced or re-assigned without Nielsen’s consent for 24 months after their assignment to Nielsen account. All removal and replacement of Key Resources shall be based on a rolling six (6) month Key Resources replacement plan, the status of which shall be reported to Nielsen Project Manager at the end of each month. At TCS’ request, the Project Manager for each SOW will cooperate with TCS to determine each Key Resource’s stated exit date from that specific Project.

(b) As applicable, Nielsen will designate certain Resources in SOWs as Domain Experts (“Domain Experts”). The aggregate number of Resources designated as Domain Experts may not exceed ten percent (10%) of the Total TCS Target Headcount provided for in Schedule F. Domain Experts shall be subject to the restrictions provided in Section 9.1.

10.6	TCS Managers

(a) At its sole expense, TCS shall designate the following Personnel to service the Nielsen account (“TCS Managers”), each of whom shall be Key Resource:

(b) a full-time global account executive empowered to make all staffing and execution decisions for the Nielsen account;

(c) a full-time global Relationship Manager who shall be authorized to act as the primary contact for TCS with respect to all matters relating to this Agreement and any related SOWs. The Relationship Manager shall have overall responsibility for managing and coordinating the performance of TCS under this Agreement and, unless otherwise specified herein, shall attempt to resolve disputes in accordance with this Agreement. TCS shall designate a Relationship Manager within fifteen (15) days of the Agreement Effective Date. The TCS Relationship Manager shall be devote his or her full time and effort to managing the Services provided to Nielsen and shall remain in this position for a minimum period of two (2) years from initial assignment;

(d) a full-time on-site staffing coordinator, who shall be located at a site designated by Nielsen. The TCS staffing coordinator shall devote his or her full time and effort to managing the staffing requirements to provide the Services to Nielsen and shall remain in this position for a minimum period of two (2) years from initial assignment;

(e) a full-time Transition Manager during the period of time required to complete a major transition activity, located at a site designated by Nielsen; and

(f) a full-time manager at each site where such a manager is needed in order to facilitate TCS’ performance hereunder, and such other sites as may be specified by Nielsen from time to time, with a minimum of ten (10) such full-time managers to be so designated at all times during the Term. The need for additional managers shall be determined by mutual agreement between the Parties. All requests for any additional managers over and above ten (10) must be validated by Nielsen’s Resource Optimization Program Management Vice President and TCS’ Relationship Manager. Each full time manager shall remain in this position for at least of two (2) years.

10.7	Project Managers

TCS shall designate a Project Manager for each SOW, who shall be located at a site designated by Nielsen. Each Project Manager is a billable Resource and will interface on all day-to-day matters relating to Services to be delivered under that SOW. Each Project Manager shall devote his or her full time and effort to overseeing the SOW (unless otherwise specified in such SOW), and shall remain in this position for a minimum of two (2) years, unless the SOW expires or is terminated earlier.

10.8	Approval of TCS Managers

TCS shall obtain Nielsen’s prior written approval for each TCS Manager, such approval not to be unreasonably withheld. If vacated for any reason, a TCS Manager position must be backfilled within fifteen (15) days. The appointment of any such replacement Resource shall be subject to Nielsen’s prior approval, such approval not to be unreasonably withheld.

10.9	Replacement of TCS Managers and Key Resources

(a) Nielsen shall have the right to request replacement of any TCS Manager specified in Section 10.6 at any time and TCS shall make such replacement within fifteen (15) days of such request. Replacement of Key Resources shall be as provided in Section 10.2(a).

(b) Notwithstanding the retention provisions related to TCS Managers and Key Resources, they may be replaced or reassigned upon consent of Nielsen or if such Manager or Resource:

(i) voluntarily resigns from TCS;

(ii) is dismissed by TCS for misconduct (e.g., fraud, drug abuse, theft);

(iii) materially fails to perform his or her duties and responsibilities; or

(iv) is unable to work due to retirement, death or disability.

(c) To the maximum extent possible, the removal and replacement of any TCS Manager or Key Resource under this Section 10.9 shall be conducted so as not to interrupt or adversely affect the Services.

10.10	Executive Steering Committee

Within sixty (60) days after the Agreement Effective Date, the Parties shall form an “Executive Steering Committee” consisting of a mutually agreed number of senior executives and technical leaders equally from each Party. Upon agreement as to the total number of members, the Parties shall each notify the other of the name and contact details of the individuals designated to be the members of the Executive Steering Committee. The Executive Steering Committee will meet on a regular basis, but at least twice a year, to review the operation of this Agreement.

10.11	Subcontracting

Nielsen acknowledges and agrees that in the performance of Services, TCS may subcontract, draw resources from and use the facilities of TCS affiliates (“TCS Group”) and business associates of TCS provided in Schedule H. TCS shall obtain Nielsen’s prior written approval to subcontract, draw resources from or use the facilities of any entity not provided in Schedule H (together with any business associate listed in Schedule H, the “Approved Subcontractors”). Nielsen shall have the right to review the list of Approved Subcontractors on an annual basis and to remove any entity from the list of Approved Subcontractors. If Nielsen exercises its right to remove any entity from the list of Approved Subcontractors which results in TCS’ inability to use any TCS Personnel performing Services for Nielsen at that time, TCS shall have sixty (60) days to replace such TCS Personnel. Any personnel of TCS Group assigned by TCS to perform the Services hereunder shall be considered TCS Personnel and not a subcontractor. TCS shall remain responsible for the Services performed by, and be liable for the performance by, its Approved Subcontractors, TCS Group and any TCS Personnel under this Agreement on behalf of TCS.

10.12	Coordination Role

TCS may be required to act in a coordination role for certain of Nielsen’s employees on such terms as the Parties may mutually agree. In such event, TCS shall:

(a) follow Nielsen’s work rules, and

(b) cooperate with Nielsen in supervisory scheduling and disciplinary issues.

Nielsen acknowledges and agrees that Nielsen employees are, and will remain, the employees of Nielsen and under no circumstances shall TCS be considered the employer of such persons.

10.13	Access to TCS Specialized Resources

As part of the Services, TCS shall provide Nielsen with access to TCS’ specialized technical personnel and resources at a level no less favorable than provided by TCS to its other similar commercial customers receiving substantially similar goods and services.

10.14	TCS Personnel Incentives Plan

In order to provide incentive for TCS Personnel assigned to Nielsen account to dedicate their efforts to serve Nielsen, TCS shall develop and administer (consistent with its general personnel policies) a compensation structure for TCS Personnel that includes a significant portion of their compensation being determined based on Nielsen’s satisfaction with the Services, including meeting Critical Service Levels and Tier One Quality of Service Metrics.

10.15	Personnel Procedures

(a) TCS shall maintain records relating to all personnel provided pursuant to this Agreement, which records shall include, at a minimum, verification of qualifications, licenses, certifications, and references, verifying that such personnel are qualified in light of applicable law, industry standards, and this Agreement, to perform the work contracted for herein. TCS shall also maintain records of in service training and records of assignments. Subject to any restrictions under applicable Law, upon Nielsen’s request, TCS shall promptly provide to Nielsen copies of the records described herein.

(b) TCS shall advise personnel supplied hereunder of their obligation to comply with the rules, regulations, policies, and procedures of Nielsen and shall, without limitation on the generality of the foregoing, inform personnel of the confidentiality of Nielsen Data.

10.16	Background Check, Testing and Documentation of TCS Personnel

(a) General. Nielsen may request that TCS conduct background, reference, educational, criminal record, credit, driving and other checks (including fingerprinting and drug screens) in connection with the performance of Services under this Agreement where such checking or testing is permitted by law. All costs related to such checking and testing performed by TCS over and above TCS’ then standard background check procedure requested by Nielsen will be billed to Nielsen as a Pass-Through Expense as provided in Schedule C. TCS agrees to indemnify Nielsen against all liability and Claims arising from such checking or testing and the lawful use and reporting of the results thereof.

(b) Additional Requirements Regarding TCS Personnel. Within two (2) months after the Agreement Effective Date, and thereafter within two (2) months after a TCS Personnel is assigned to Nielsen account, TCS Personnel will be subject to the following screening activities in connection with their assignment to Nielsen account:

(i) a federal and state criminal background check for TCS Personnel assigned to work in the United States (except to the extent restricted by law) for the ten (10) years prior to such assignment;

(ii) a determination as to whether the person has been identified by the Department of Treasury Office of Foreign Assets Control (“OFAC”) as an individual that U.S. persons are prohibited from engaging in transactions with; and

(iii) confirmation that the individual’s employment complies with relevant immigration law.

(c) Restrictions on Assignment. TCS shall not assign any person to perform the Services who (i) has failed a drug screen required by Nielsen; (ii) has in the last ten years been convicted of a crime involving dishonesty or a felony; (iii) has been identified by OFAC as an individual that U.S. persons are prohibited from engaging in transactions with; or (iv) does not meet the requirements under immigration law to be employed. Under no circumstances shall TCS provide Nielsen with the results of any of drug testing or screening, criminal or credit background checks or other employment verification processes that TCS performs or causes to be performed with respect to TCS Personnel. The Parties shall work together to develop and implement improved screening and background checking processes in response to changing legal requirements and technological advancements over the course of the Term.

(d) Labor Harmony Obligation. TCS shall conduct its activities in such a manner as to seek to avoid:

(i) any labor-related disruption of work or material non-compliance in the provision of any Services; and

(ii) any interference with the work or activities of the Recipients or other persons.

Whenever TCS Key Personnel have knowledge of any actual Labor Dispute involving the employees of TCS, TCS Agents, or others that may materially affect the provision of Services, TCS shall promptly so inform Nielsen and the Parties shall cooperate to minimize the effect of such dispute on the provision of Services, whether or not such Labor Dispute occurs at an TCS Service Location, Nielsen Service Location or Other Service Location.

Section 11.	NIELSEN RESPONSIBILITIES

11.1	General

(a) As required for TCS to perform the Services and upon request to Nielsen, Nielsen shall provide TCS, without charge and on reasonable advance notice and for reasonable periods, furnished office space at Nielsen Service Locations facilities, including reasonable office supplies and access to photocopiers, desktop computers, telephones and Internet access and resources reasonably necessary for Personnel to perform work on-site. Further, Nielsen shall provide to TCS Personnel with access and use of Nielsen systems and Nielsen Software for or in connection with which Services are required to be performed or as reasonably necessary for TCS Personnel to perform the Services. TCS and all TCS Personnel and agents utilizing such resources shall comply with all Nielsen policies and procedures governing access to and use of such resources of which TCS has been notified, and shall leave all such resources in the same conditions they were in immediately before their use by TCS, normal wear and tear excepted.

(b) As required to perform the Services and upon request to Nielsen, Nielsen shall provide or reimburse any other reasonable on-site costs, expenses or charges incurred by TCS at Nielsen’s facilities in connection with the Services, at actual cost, including TCS’ cost for Hardware, Software and equipment necessary for servicing Nielsen (Software, laptops, cell phones, pagers etc. provided to Resources at Nielsen’s request, or deemed necessary to perform the Services or meet Service Levels described in a specific SOW where applicable), provided that in each case TCS must obtain Nielsen’s written approval prior to incurring any such expense.

(c) If Services under a SOW required to be performed at TCS Global Development Center or Other Service Location require any Hardware or Software not included in Schedule K and L respectively, Nielsen shall provide to TCS such Hardware and/or Software or reimburse TCS of the cost of such Hardware and Software acquired by TCS on Nielsen account, provided that in each case TCS must obtain Nielsen’s written approval prior to incurring any such cost and expense.

(d) Nielsen shall provide or reimburse TCS of costs and expenses incurred for the refresh or replacement of all Hardware and Software (other than described in Schedules K and L respectively).

11.2	Use of Nielsen Service Locations

(a) Provision of Services to Nielsen Only; No Leasehold Granted. Except as expressly provided in this Agreement, TCS shall use Nielsen Service Locations for the sole and exclusive purpose of providing the Services. TCS and TCS Agents may not provide or market services to a third party from any Nielsen Service Location without Nielsen’s consent. Nielsen’s allowing TCS to use a Nielsen Service Location does not constitute a leasehold, a usufruct, or other real property interest in favor of TCS. Such resources shall be utilized by TCS solely for the purposes of providing Services to Nielsen.

(b) Procedures. TCS, its employees and agents shall keep Nielsen Service Locations in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act and comply with all of Nielsen’s standard policies and procedures regarding access to and use of the Nielsen Service Locations, including procedures for the physical security of the Nielsen Service Locations and procedures for the security of computer network.

(c) Access. TCS shall permit Nielsen and their agents, employees, and representatives to enter into those portions of the Nielsen Service Locations occupied by TCS Personnel at any time.

(d) Structure. TCS shall not make any improvements or changes involving structural, mechanical or electrical alterations to the Nielsen Service Locations without Nielsen’s prior approval.

(e) Condition. When the Nielsen Service Locations are no longer required for performance of the Services, TCS shall return such locations to Nielsen in substantially the same condition as when TCS began use of such locations, ordinary wear and tear excepted.

(f) Employee Services. Subject to applicable security and real estate lease requirements, Nielsen will permit TCS Personnel to use certain employee facilities (e.g., designated parking facilities, cafeteria, and common facilities) at the Nielsen Service Locations specified in a SOW that are generally made available to the employees and contractors of Nielsen. The employee facilities in question and the extent of TCS Personnel’s permitted use shall be specified in writing by Nielsen and shall be subject to modification without advance notice in Nielsen’s sole discretion. TCS Personnel will not be permitted to use employee facilities designated by Nielsen as being for the exclusive use of certain Nielsen employees and TCS will not be entitled to the provision or reimbursement of paid parking.

11.3	Nielsen Personnel

(a) Within fifteen (15) days after the Agreement Effective Date, Nielsen shall designate a full-time Global Relationship Manager who shall be authorized to act as the primary contact for Nielsen with respect to all matters relating to this Agreement and any related SOWs. The Relationship Manager shall have overall responsibility for managing and coordinating the performance of Nielsen under this Agreement and, unless otherwise specified herein, shall attempt to resolve disputes in accordance with this Agreement.

(b) Nielsen shall designate a Project Manager for each SOW. Each Project Manager will interface on all day-to-day matters relating to Services to be delivered under that SOW.

(c) Nielsen shall designate a global Relationship Manager who shall be authorized to act as the primary contact for TCS with respect to all matters relating to this Agreement and any related SOWs.

(d) Nielsen shall designate a full-time Transition Manager during the period of time required to complete a major transition activity,

(e) Nielsen shall designate members of the Executive Steering Committee as provided in Section 10.10.

11.4	Policies, Rules, Standards and Process Instructions

Nielsen shall provide TCS with update copies of all Nielsen Policies, Rules, Standards and process instructions as well as any changes thereof made from time to time, to the extent TCS, Affiliates of TCS, Approved Subcontractors and Personnel are required to comply with such Nielsen Policies, Rules, Standards and process instructions and changes thereof.

11.5	Review, Consents, Approvals

Nielsen shall promptly attend to and provide TCS on a timely basis any inputs, reviews, consents and approval (or rejection) upon TCS’ submission or request for such review, consent or approval in accordance with the requirements of this Agreement or an applicable SOW

Section 12.	GOVERNANCE, MANAGEMENT AND CONTROL

12.1	Governance Model

The Parties will comply with, and conduct themselves in accordance with, the Governance Model provided in Schedule J (the “Governance Model”). The Governance Model defines the management structure, roles, responsibilities and membership of the governing entities. the Parties shall periodically prepare and provide updates to such Governance Model to reflect any mutually agreed upon changes to the procedures as defined in Schedule J.

12.2	Change Control Procedures

Nielsen or TCS may, upon written notice to the other Party, including via email, propose changes to the Services. Changes implemented pursuant to the Change Control Procedure described in this Section 12.2 shall not vary the Baseline Resource Charges or result in any additional expenses for Nielsen by more than ten percent (10%) individually or twenty percent (20%) in the aggregate for any applicable SOW. Any other changes requested under a Statement of Work that vary the Baseline Resource Charges or result in any additional expenses for Nielsen may only be implemented by an amendment of the applicable SOW made pursuant to Section 3.5(c)of this Agreement. Upon receiving such notice, TCS shall review the proposed change and, at no additional cost to Nielsen, shall either (i) inform Nielsen directly, including via email, of its acceptance of the proposal or, (ii) if necessary, submit a change proposal to Nielsen within ten (10) Business Days of TCS’ receipt of Nielsen’s written proposed changes (the “Change Proposal”) which shall outline in sufficient detail the tasks to be performed to accomplish such proposed changes to the Services. Nielsen, at its sole discretion, may accept, modify with TCS’ consent, or reject any or all Change Proposals received from TCS. If Nielsen does not accept TCS’ Change Proposal, neither Party shall have an obligation to the other under the Change Proposal and Nielsen shall have no obligation to pay for the proposed change. Acceptance of a particular Change Proposal and authorization to begin work will be based upon Nielsen instructing TCS in writing, including via email, to commence work. All modifications to the Services made pursuant to this Section 12.2. must be within the scope provided in the relevant SOW, including the allowed variations of the Baseline Service Charges.

12.3	Procedures Manuals

Upon Nielsen’s request at no additional cost to Nielsen, TCS shall deliver to Nielsen for its review, comment and approval Procedures Manuals which may include the following:

(a) Details of calculating the Off-Shore Leverage Percentages;

(b) Details of all reporting requirements;

(c) Quality assurance processes and procedures;

(d) Procedures and matters to be brought to the Executive Steering Committee;

(e) Procedures for reconstruction of data; and

(f) Methodology for determining the difference between the Baseline and actual quarterly provision of Services.

Section 13.	SOFTWARE AND PROPRIETARY RIGHTS

13.1	TCS Software

Schedule K lists the TCS Software (including TCS Project Tools and TCS Productivity Tools), and TCS Third Party Software that TCS will provide in connection with the Services at no additional cost. Any license or other fees associate with such Software shall be TCS’ sole responsibility. Attachment A to Schedule K describes the optional TCS Productivity Tools along with applicable license fees and usage charges.

13.2	Nielsen Software

(a) Subject to Section 15 and Section 21, Nielsen hereby grants to TCS, solely to provide the Services, a non-exclusive, non-transferable, limited right to:

(i) access, use and operate the Nielsen Software;

(ii) access, use and operate, Nielsen Third Party Software, subject to Nielsen obtaining the Required Consent (it being agreed that Nielsen will obtain the Required Consent if applicable and notify TCS if such Required Consent is unavailable or any other restrictions applies); and

(iii) use any related Documentation in Nielsen’s possession on or after the Agreement Effective Date.

(b) To the extent permissible under the applicable third party agreement and reasonably necessary for the performance of Services and subject to Nielsen obtaining the Required Consent, TCS may sublicense to TCS Agents the right to access, use and operate Nielsen’s Software and Nielsen Third Party Software solely to provide those Services such TCS Agents are responsible for providing and as may otherwise be agreed to by the Parties (it being agreed that Nielsen will obtain the Required Consent if applicable and notify TCS if such Required Consent is unavailable or any other restrictions applies).

13.3	TCS Background Technology

To the extent it is reasonably necessary for Nielsen to receive or use the Services, Deliverables and developed Software, TCS grants to Nielsen a non-exclusive, transferable, perpetual worldwide, fully paid up license to use the TCS Background Technology used by TCS in the performance of Services or creation of Deliverables or Developed Software, in each case solely for the use of Services, Deliverables and Developed Software for the benefit of Nielsen (with a right to Nielsen to allow third parties to access and use such TCS Background Technology solely to provide services to Nielsen in connection with the Services, Deliverables and Developed Software (subject to TCS’ reasonable requirement for confidentiality requirements).

13.4	TCS Software (including TCS Productivity and TCS Project Tools)

(a) TCS shall not introduce any TCS Software, TCS Project Tools or TCS Productivity Tools described in Schedule K without Nielsen’s approval, which approval Nielsen may withhold in its discretion. If Nielsen provides its approval, TCS may use such TCS Software, TCS Project Tools or TCS Productivity Tools described in Schedule K and charge Nielsen the usage charges described in Schedule K in addition to the Charges and fees for Services.

(b) To the extent it is reasonably necessary for Nielsen to receive or use the Services, Deliverables and developed Software, TCS grants to Nielsen during the Term a non-exclusive, worldwide, fully paid up license to use such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Attachment A to Schedule K) in object code form only, solely for the receipt and use of Services, Deliverables and Developed Software for the benefit of Nielsen (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Project Tools solely to provide services to Nielsen in connection with the Services, Deliverables and Developed Software, subject to TCS’ reasonable requirement for confidentiality requirements). The license granted pursuant to this Section 13.4(b) shall extend perpetually beyond the Term if any such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Schedule K) is a TCS product not commercially available to others. If any such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Schedule K) is a TCS product commercially offered to others by TCS, Nielsen shall have an option to obtain non-exclusive, perpetual, worldwide license (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Project Tools solely to provide services to Nielsen, subject to TCS’ reasonable requirement for confidentiality requirements) upon payment of the license fee described in Schedule K).

(c) If Nielsen approves TCS to use any optional TCS Software and Productivity Tools described in Schedule K, Nielsen shall have an option to obtain a non-exclusive, perpetual, worldwide license (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Productivity Tools solely to provide services to Nielsen, subject to TCS’ reasonable requirement for confidentiality requirements). Nielsen shall execute a separate agreement for the aforesaid license rights and be subject to payment of the license fee described in Attachment A to Schedule K.

(d) Any usage or license fee for TCS Software, including Productivity Tools, will be applicable only if agreed to by Nielsen prior to Nielsen’s approving its use in delivery of the Services, or the designated Nielsen representative authorizes the use of such Software with the agreement that Nielsen will not have a license to use such Software following expiration of the Term.

13.5	Developed Software

Developed Software shall include the following: (i) modifications to, or upgrades or enhancements (derivative works) of, Nielsen Software; (ii) newly developed Software that does not modify or enhance then existing Software; and (iii) modifications to, or enhancements (derivative works) of, Nielsen Third Party Software. Subject to Section 13.6 below, all Developed Software shall be owned by Nielsen. Nielsen shall have all rights, title and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses with respect to item (iii) above) in and to Developed Software and all copies made from them. As requested by Nielsen TCS shall deliver to Nielsen one copy each in electronic “soft copy” format of any Developed Software (including source code) and related Documentation used to provide the Services which is not resident on Nielsen Hardware.

13.6	Nielsen License

(a) TCS shall not incorporate or embed any TCS Software, TCS Background Technology, TCS Productivity Tools, TCS Project Tools or Third Party Software licensed by TCS or any improvement or enhancement of the forgoing into any Developed Software or Deliverable without the prior approval of Nielsen. Notwithstanding anything to the contrary contained in this Agreement, TCS shall retain unfettered title and ownership to any and all TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or TCS Third Party Software or any improvement or enhancement of the forgoing used in the performance of Services or incorporated in any Developed Software or Deliverables. To the extent any TCS Software, TCS Background Technology, other TCS Intellectual Property Rights or Third Party Software licensed to TCS or any improvements or enhancement of the forgoing is incorporated or embedded in any Developed Software or Deliverables, TCS grants, or shall cause the applicable Third Party Software provider to grant, to Nielsen an irrevocable, non-exclusive, worldwide, royalty-free, perpetual, paid-up license to use, have access to, copy, modify, distribute, display, perform, import, manufacture, have made, sell, offer to sell, exploit, and sublicense such Intellectual Property Rights for the purpose of exercising Nielsen’s right, title, and interest in the Developed Software or Deliverable. The foregoing license shall not authorize Nielsen to separate the TCS Software or other TCS Intellectual Property Rights from the Developed Software for enhancing or creating derivative works or to exploit or independently offer for sale such TCS Property in any way as standalone Software.

(b) At least once per Contract Year or as otherwise required by a SOW, TCS shall provide updated information for the Parties to make appropriate changes to Schedule K to reflect all TCS Software, TCS Background Technology and TCS Project Tools and TCS-provided Third Party Software used to provide the Services as of the date of the update.

13.7	Changes and Upgrades to Software

Except as may be approved by Nielsen, TCS shall not make any changes or modifications to the Software that would alter the functionality of the applications Software, degrade the performance of the applications Software or materially affect the day to day operations of Nielsen’s business, except as may be necessary on a temporary basis to maintain the continuity of the Services. TCS shall be responsible, at no charge to Nielsen, for any modification or enhancement to, or substitution for, the Nielsen Software, the Developed Software and any other equipment or Software used in connection with the Services necessitated by unauthorized changes to Nielsen’s Software or the Developed Software. TCS shall, at Nielsen’s option, and to the extent permitted by third party vendor, install for Nielsen in connection with, and as part of, the Services, any upgrade, modification or enhancement to the Systems at the then current level at the time such upgrade, modification or enhancement is available.

13.8	Non Software Materials

With respect to literary works or other works of authorship generated or used pursuant to this Agreement, such as manuals, training materials, templates and other materials containing TCS’ technical or operational procedures, including the Procedures Manual (“Non-Software Materials”), TCS and its Affiliates shall retain ownership of pre-existing materials included in the Non-Software Materials and owned by TCS or its Affiliates prior thereto (“TCS Non-Software Materials”). TCS grants to Nielsen a perpetual, worldwide, fully paid up, non-exclusive license to use, copy, maintain, modify, enhance, distribute and create derivative works of TCS Non-Software Materials. Nielsen shall own any Non-Software Materials which are not TCS Non-Software Materials (“Nielsen Non-Software Materials”).

13.9	Work Product

Developed Software and Nielsen Non-Software Materials shall be deemed “works made for hire.” To the extent any of the Developed Software or Nielsen Non-Software Materials are not deemed “works made for hire” by operation of law, TCS hereby irrevocably assigns, transfers and conveys, and shall cause TCS Agents to assign, transfer and convey, to Nielsen in consideration of fees paid by Nielsen for the Services, all of its right, title and interest in and to in such Developed Software and Nielsen Non-Software Materials, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. TCS acknowledges that Nielsen and the assigns of Nielsen shall have the right to obtain and hold in their own name the Intellectual Property Rights in and to such materials. TCS agrees to execute any documents or take any other actions as may reasonably be necessary, or as Nielsen may reasonably request, to perfect Nielsen’s ownership of any such Developed Software or Nielsen Non-Software Materials. Nielsen hereby grants to TCS a nonexclusive, worldwide, paid-up, revocable license for the sole purpose of furnishing the Services to use, reproduce, display, perform, modify (including preparing derivative works based on), the Developed Software and Nielsen Non-Software Materials. Notwithstanding anything to the contrary contained in this Agreement, including this Section 13.9, the assignment provided in this Section 13.9 shall not apply to any TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or TCS Third Party Software or any improvement or enhancement of the forgoing that are incorporated or embedded in Work Product. The rights and licenses granted to Nielsen for such embedded TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or Third Party Software licensed by TCS or any improvement or enhancement of the forgoing are provided in Section 13.6(a).

13.10	Patents

(a) During the Term, other than modifications to TCS Software, TCS Project Tools, TCS Productivity Tools or other TCS pre-existing intellectual property, TCS shall promptly disclose to Nielsen any inventions or improvements made or conceived by TCS that result from work done under this Agreement or as a result of information supplied to TCS, directly or indirectly, by Nielsen. At Nielsen’s request, TCS shall assign, and shall cause TCS Agents to assign, all right, title, and interest in and to any and all such inventions and improvements (other than modifications to the TCS Software, TCS Project Tools, TCS Productivity Tools or other TCS pre-existing intellectual property) and to execute such documents as may be required to file applications and to obtain patents in the name of Nielsen or its nominees, in any countries, covering such inventions or improvements. TCS represents it does not have any commitments to any third party under which TCS is obligated to assign to such others inventions or improvements or rights therein in conflict with TCS’ obligations to Nielsen pursuant to this Agreement.

(b) Unless the SOW provides that in performing the Services TCS is to use one or more specifically identified patented processes (or processes for which TCS has a patent application pending or a patentable process for which TCS has a right to file a patent application) owned or licensed by TCS or any TCS Affiliate and such disclosure complies with the provisions of the following sentence, at the end of the term of the SOW Nielsen and its Affiliates shall have a non-exclusive fully paid up royalty free perpetual world wide right and license (with the right to sublicense to businesses divested by Nielsen or its Affiliates (regardless of the form of the transaction) and to successor suppliers solely in connection with their performance of Services for Nielsen or Nielsen Affiliates) to practice such patent for the scope of the use of the patent which TCS performed as part of the Services when it was providing the same. Any SOW that identifies such patented process (or processes for which a patent application is pending or a patentable process for which TCS has a right to file a patent application) shall also provide the specific amount of the license fees, if any, which shall be payable if Nielsen desires to obtain a non-exclusive perpetual world wide right and license to Nielsen and its Affiliates (with the right to sublicense to businesses divested by Nielsen or its Affiliates (regardless of the form of the transaction) and to successor suppliers solely in connection with their performance of service for Nielsen or Nielsen Affiliates) to practice such patent (when issued in the case of patents not yet issued) for the scope of the use of the patent which TCS performed as part of the Services when it was providing the same (it being deemed non compliant if the license fees payable are subject to conditions or future agreement by the Parties).

(c) If (whether during or after the Term) TCS believes that Nielsen (or any Nielsen Affiliate or any supplier to Nielsen on behalf of Nielsen or any Nielsen Affiliate) is infringing a patent owned or licensed by TCS or a TCS Affiliate (beyond the scope of any license granted in the foregoing section), prior to bringing suit for such infringement TCS shall give Nielsen notice of infringement and Nielsen or its Affiliate (as the case may be) shall have two (2) years from the date of such notice to cure such infringement. If the infringement is not cured within two (2) years from the date of such notice TCS (or the appropriate TCS Affiliate) may then bring suit and may seek damages which relate back to (i) the date of notice, if it is determined that the appropriate individuals at Nielsen did not have actual knowledge when the infringement began that Nielsen was infringing upon the TCS patent (constructive notice being insufficient); and (ii), in other cases, the date the infringement began.

13.11	Residual Knowledge

Subject to patents owned by either Party and Section 9, nothing contained in this Agreement shall restrict a Party from the use of any general knowledge, experience and know-how, as well as any knowledge retained in unaided human memories including discoveries, methods, inventions, works, processes, ideas, concepts, tools and techniques learnt or developed by TCS in performing the Services hereunder (collectively, “Residual Knowledge”), provided that in doing so such party does not breach its obligations under Section 14 or infringe the Intellectual Property Rights of the other Party or third parties who have licensed or provided materials to the other party.

13.12	Attorney-in-Fact

If after reasonable notice to TCS, Nielsen is unable to secure TCS’ or any TCS employee’s or subcontractor’s signature to any lawful and necessary document to which Nielsen is lawfully entitled under the terms of this Agreement, to apply for or execute any application with respect to the perfection of Nielsen’s Intellectual Property Rights, TCS hereby irrevocably designates and appoints Nielsen and its duly authorized officers and agents as TCS’ agents and attorneys-in-fact coupled with an interest to act for and in TCS’ or such TCS’ behalf and to execute and file any such documents to perfect Nielsen’s ownership in such Intellectual Property, and to do all other lawfully permitted acts to perfect such ownership with the same legal force and effect as if executed by TCS or such TCS employee or subcontractor. Before exercising its authority under this Section 13.12, Nielsen shall provide TCS at least thirty (30) days prior written notice.

13.13	Waiver of Moral Rights

TCS waives and agrees not to assert any “moral rights,” “rights of integrity,” “rights of paternity,” or similar rights to object to or prevent modification of any Intellectual Property, or to insist upon being identified as the creator or author of any Intellectual Property.

13.14	TCS Third Party Software

TCS-provided Third Party Software that TCS has licensed and will be used by TCS to provide the Services (“TCS Third Party Software”) is provided in Schedule K. Nielsen acknowledges and agrees that such licenses do not necessarily permit TCS to assign, transfer or sublicense such Third Party Software or allow TCS to grant any use or access rights to such Third Party Software to other parties.

13.15	Nielsen Third Party Software

Subject to Nielsen’s prior written approval, any third party Software that is not TCS Third Party Software and required for the performance of Services as agreed by the Parties will be provided or made available by Nielsen or an Affiliate of Nielsen (or Nielsen may cause an Affiliate of Nielsen to provide or make available or direct TCS to obtain such Third Party Software, at Nielsen’s expense) to TCS to provide the Services (“Nielsen Third Party Software”). TCS shall not be permitted to use Nielsen Third Party Software for the benefit of any entities other than Nielsen and its Affiliates or any other service recipients directed or permitted by Nielsen as provided in Section 3.10, without the prior consent of Nielsen, which may be withheld at Nielsen’s discretion. Subject to Nielsen having obtained any requisite consent (if applicable), TCS shall install, operate, and support Nielsen Third Party Software that Nielsen designates as Nielsen Third Party Software from time to time during the Term. Except as otherwise requested or approved by Nielsen, TCS shall cease all use of Nielsen Third Party Software upon expiration or termination of this Agreement and any Termination/Expiration Assistance Services.

13.16	Section 365(n)

All rights and licenses granted under or pursuant to this Agreement by TCS to Nielsen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that Nielsen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against TCS under the Bankruptcy Code is commenced, Nielsen shall be entitled to retain all of their rights under this Agreement.

Section 14.	DATA OWNERSHIP, PROTECTION AND RETURN OF DATA

14.1	Ownership of Nielsen Data

(a) All of Nielsen Data is, or will be, and shall remain the property of Nielsen and shall be deemed Confidential Information of Nielsen. Nielsen Data shall not be:

(i) used by TCS other than in connection with providing the Services;

(ii) disclosed, sold, assigned, leased or otherwise provided to third parties by TCS or TCS Agents; or

(iii) commercially exploited by or on behalf of TCS or TCS Agents.

(b) TCS shall bear the full and complete risk and liability for all loss, theft or destruction to any of Nielsen Data provided to TCS; except that TCS shall not be liable for loss, theft or destruction of such Nielsen Data to the extent resulting from the actions or omissions of Nielsen, or Nielsen Agents.

(c) TCS shall:

(i) adequately mark or otherwise identify Nielsen Data as Nielsen’s property;

(ii) store Nielsen Data separately from TCS’ property; and

(iii) promptly remove Nielsen Data at Nielsen’s request.

(d) Nielsen Data shall not be utilized by TCS for any purpose other than the performance of Services under this Agreement and the resolution of Disputes (consistent with Section 25). TCS shall not possess or assert any lien or other right against or to Nielsen Data.

14.2	Return of Data

(a) Upon expiration or termination of this Agreement, or upon request by Nielsen at any time, TCS shall:

(i) at Nielsen’s expense, promptly return to Nielsen, in the format and on the media requested by Nielsen, all of Nielsen Data; and

(ii) erase or destroy all of Nielsen Data in TCS’ possession.

(b) Any archival tapes containing Nielsen Data shall be used by TCS and TCS Agents solely for back up purposes.

14.3	Safeguarding of Data

TCS shall, subject to Nielsen’s approval, establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Nielsen Data in the possession of TCS which are consistent with the obligations and standards provided at Section 5.6 and as are adequate to meet the requirements of Nielsen’s record retention policy and applicable Laws.

14.4	Reconstruction of Data

As part of the Services, TCS shall be responsible for developing and maintaining procedures for the reconstruction of lost Nielsen Data which are:

(a) no less rigorous than those maintained by Nielsen as of the Agreement Effective Date (or implemented by Nielsen in the future to the extent deemed necessary by Nielsen); and

(b) no less rigorous than those maintained by TCS for its own information of a similar nature.

Section 15.	CONSENTS

15.1	Nielsen Consents

All Nielsen Consents shall be obtained by Nielsen with TCS’ cooperation. Nielsen shall pay any costs of obtaining the Nielsen Consents. TCS agrees to use Commercially Reasonable Efforts to minimize the costs associated with obtaining Nielsen Consents, including utilizing TCS’ bargaining power with Software licensors when appropriate to obtain Software licenses to be used to provide the Services.

15.2	TCS Consents

All TCS Consents shall be obtained by TCS. TCS shall, with reasonable cooperation from Nielsen, pay all costs of obtaining TCS Consents.

15.3	Contingent Consents

(a) If, despite using Commercially Reasonable Efforts, neither Nielsen or TCS is able to obtain a required third party consent, then, unless and until such third party consent is obtained, TCS shall use all Commercially Reasonable Efforts to determine and adopt, subject to Nielsen’s prior written approval, such alternative approaches as are necessary and sufficient to provide the Services without such third party required consent. If such alternative approaches are required for a period longer than one hundred twenty (120) days following the SOW commencement date, the Parties will review the matter to decide whether to implement a work-around or to reduce or eliminate the affected Services as provided in subsection (b) of this Section 15.3. If the work-around is required as a result of TCS’ failure to obtain any consent required of TCS, TCS shall bear all costs and expenses associated with the work-around as well as any incremental costs of performing the Services through such work-around. If the work-around is required as a result of Nielsen’s failure to obtain any consent required of Nielsen, Nielsen shall bear all costs and expenses associated with the work-around as well as any incremental costs of performing the Services through such work-around. If Services are reduced or eliminated, the Parties shall equitably adjust the terms and reduce the Charges to reflect any Services not being received by Nielsen as a result of not obtaining a consent.

(b) If TCS fails to obtain a TCS required consent from a specific third party within ninety (90) days of the applicable SOW commencement date and such failure has a material adverse impact on the use or provision of the Services by Nielsen, Nielsen may terminate the SOW in accordance with Section 26.2(i).

Section 16.	DISASTER RECOVERY PLAN AND BUSINESS CONTINUITY PLAN

16.1	General

(a) Schedule N (“Nielsen BCP and DR Requirements”) contains Nielsen’s DRP and BCP requirements. Nielsen will identify necessary changes to be made to each plan and TCS will revise each plan to address Nielsen’s desired changes by the delivery date set by Nielsen. Unless agreed to by TCS, for any additional and incremental costs related to or arising from implementation of Nielsen-specified changes shall be a Pass-Through Expense to be reimbursed to TCS by Nielsen provided, however, that prior to incurring any such incremental costs, TCS shall provide Nielsen a detailed comparison of the costs of the DRP and BCP plans proposed by TCS and the DRP and BCP plans as modified by Nielsen and shall obtain written approval from Nielsen as to the changes it requires and the associated costs for which Nielsen shall be responsible. All changes to the DRP and BCP shall be completed no later than thirty (30) days following completion of the transition of those applicable functions to TCS.

(b) For avoidance of doubt, the BCP shall include and precisely describe, at a minimum, the emergency response, crisis management and business recovery processes and activities that TCS will undertake after a disaster. The final form of the DRP and BCP shall also address the recovery time for each of the categories of Services. The DRP and the BCP shall be updated at least once every six (6) months during the Term.

(c) In addition, TCS shall:

(i) have an active DRP and BCP that is in compliance with the standards provided in Schedule N in place for each Global Delivery Center location;

(ii) annually confirm the operability of the DRP and BCP during every Contract Year, including performing periodic backup of all data related to this Agreement, in compliance with Schedule N, which backup shall be stored securely to facilitate disaster recovery;

(iii) certify to Nielsen at least once during each such Contract Year that the DRP and BCP are fully operational following an annual test of each of the DRP and the BCP, which tests shall be observed by a designated representative of Nielsen;

(iv) implement the DRP and/or BCP upon the occurrence of a disruption in the Services or a disaster (as such term is defined in the DRP and BCP). In the event of a disruption or a disaster, TCS may not increase its Charges under this Agreement or charge Nielsen additional amounts (except as agreed by Nielsen in the DRP and BCP); and

(v) designate a crisis management leader with the responsibility for TCS’ compliance with this Section 16.1.

16.2	Disaster or Force Majeure Event

(a) So long as such failure to perform could not have been prevented by reasonable precautions, neither Party will be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure Event”) including acts of God, war, riot, embargoes, acts of civil or military authorities, acts of terrorism, fire, floods, earthquakes, pestilence, or lightning; provided however, that such Party gives prompt written notice thereof to the other Party. The time for performance will be extended for a period equal to the duration of the Force Majeure Event but in no event longer than thirty (30) days, after which the other Party affected by the Force Majeure Event may terminate this Agreement as provided in Section 26.2.

(b) In the event of a Force Majeure Event, TCS shall promptly notify Nielsen and submit a plan to Nielsen to restore the Services consistent with the DRP and BRP.

Upon Nielsen’s acceptance of the proposed plan, TCS shall reinstate the Critical Services within forty-eight (48) hours of the occurrence of the Force Majeure Event. If Nielsen rejects the proposed plan, or if TCS fails to submit a plan within twelve (12) hours after occurrence of the Force Majeure Event, and the event prevents, hinders, or delays performance of the Critical Services for more than seventy-two (72) hours and TCS is still unable to resume Services directly or through a TCS initiated alternative, then Nielsen may, upon written notice to TCS, procure the Services from an alternate source.

16.3	Termination Due to Force Majeure Events

(a) If during a Force Majeure Event, Nielsen elects to obtain services from an alternate source, TCS shall reimburse Nielsen for the reasonable additional costs incurred by Nielsen in procuring such Services for up to sixty (60) days from the disaster or Force Majeure Event. In addition, the amount that would have been spent with TCS but for such Force Majeure Event will count toward MCA.

(b) For Force Majeure Events affecting TCS if after thirty (30) days TCS is unable to resume full Services, Nielsen may resource on a long term basis with another vendor and terminate the affected SOW and the amount that would have been spent with TCS but for such Force Majeure Event shall count against the MCA. As of the termination date, TCS shall no longer be required to reimburse Nielsen for the additional costs as described in Section 16.3. If the Parties disagree on the amount Nielsen would have spent with TCS but for the Force Majeure Event, the amount shall be determined in accordance with the dispute resolution process described in Section 17.3(f).

(c) If after one hundred and twenty (120) days from the Force Majeure Event, the Force Majeure Event is not ameliorated, then the impacted party may terminate the impacted Services and any remaining portion of the MCA will be reduced in accordance with the dispute resolution process described in Section 17.3(f). If the Force Majeure Event is impacting Nielsen, then Nielsen shall pay for the Services until notice of termination by Nielsen and any remaining portion of the MCA will be reduced in accordance with Section 17.3(f).

16.4	Allocation of Resources

Whenever a Force Majeure Event or a disaster causes TCS to allocate limited resources between or among TCS, TCS’ customers and Nielsen at the affected Service Locations, Nielsen shall receive no less priority in respect of such allocation than that provided by TCS to similar customers.

16.5	No Charge for Unperformed Services

Nothing in this Section 16 shall limit a Party’s obligation to pay any amount due to the other Party under this Agreement; provided, however, that, if TCS fails to provide the Services in accordance with this Agreement due to a TCS Force Majeure Event, the Baseline Service Charges shall be adjusted in a manner such that Nielsen is not responsible for the payment of any Baseline Service Charges or costs for Services that TCS has failed to provide.

Section 17.	MINIMUM COMMITMENT AMOUNT

17.1	Minimum Commitment Amount

Subject to and pursuant to the terms and conditions provided in this Agreement, Nielsen will purchase Services from TCS during the Initial Term and, if elected by Nielsen, the Extension Period, in an amount not less than the minimum commitment amount provided in Schedule C (“Minimum Commitment Amount” or “MCA”). For the avoidance of doubt, Nielsen Affiliates are not obligated to separately purchase a minimum aggregate amount and any fees paid for Services delivered to Affiliates of Nielsen pursuant to this Agreement shall count toward the MCA. Nielsen shall be under no obligation to purchase any additional Services during the Term once the aggregate amount of Services purchased pursuant to this Agreement equals the MCA. The following amounts shall count toward Nielsen’s fulfillment of the MCA:

(a) all fees paid to TCS by Nielsen and its Affiliates for Services (including fees paid for Services performed by TCS Group and Approved Subcontractors under Section 10.11 of this Agreement on behalf of TCS) during the Term and, in the case of termination of this Agreement prior to the end of the Term, for Termination-Expiration Services performed during the Termination-Expiration Period;

(b) all fees paid to TCS by Nielsen and its Affiliates for Services performed on or after the Agreement Effective Date for SOWs in effect as of the Agreement Effective Date;

(c) all fees paid to TCS by Nielsen and its Affiliates or its suppliers for any services provided to such suppliers pursuant to Section 19 herein;

(d) all fees paid to the alternate source pursuant to Section 16.2(b) during the thirty (30) day period described therein less any amount paid or reimbursed to Nielsen by TCS pursuant to Section 16.2(b) for such period;

(e) all fees paid to TCS by Nielsen under any other agreements or SOWs between the Parties or any Nielsen Affiliate (except and to the extent any such other agreement expressly excludes eligibility of fees paid thereunder counting toward the MCA as approved by Nielsen’s Executive Vice President and both Parties’ Global Relationship Managers); and

(f) Services provided by TCS to divested Nielsen business as provided in Section 3.4(d).

17.2	Exclusions from the Minimum Commitment Amount

The following payments made by Nielsen shall not count toward the fulfillment of MCA:

(a) Any Pass-Through Expenses incurred under this Agreement or applicable SOW, including Out of Pocket expenses and other reimbursable expenses, such as procurement of any Hardware, Software or third party material or equipment, billed at cost by TCS to Nielsen;

(b) Any fees paid or incurred for Services or Termination-Expiration Services performed by TCS after the Term pursuant to any SOWs;

(c) TCS’ travel and living expenses for personnel traveling to an initial assignment location for assignments of less than six (6) months duration, including on-site visits by personnel for the purpose of acquiring knowledge or otherwise required in order to provide quality support from TCS facilities, and any other work related travel and living expenses paid to TCS;

(d) All costs incurred by TCS in performing Off-Shore Services (including costs for floor space, facilities and standard computer Hardware and Software included in the Rates as specified in Schedule C, unless expressly stated otherwise in this Agreement or in the applicable SOWs) recognizing that such costs are not reimbursable expenses by Nielsen;

(e) All actual, documented, initial and incremental costs and expenses arising from any permanent relocation of Personnel, as may be required by Nielsen, and agreed to in writing by Nielsen, as applicable, and TCS; and

(f) All initial or incremental costs reimbursed to TCS for relocation of Services pursuant to Section 6.2.

17.3	Reductions to the Minimum Commitment Amount

The MCA shall be reduced if:

(a) TCS unreasonably refuses to negotiate, or fails to reach agreement with Nielsen on, a specific SOW proposed by Nielsen, respectively, in accordance with this Agreement;

(b) TCS fails to comply with staffing or any other requirement provided in a specific SOW (including Transition and Critical Service Levels);

(c) TCS’ staffing falls below (90%) of the “Total TCS Target Headcount” requirement provided in Schedule J during any two (2) consecutive quarters, provided that TCS has received SOWs requesting at least the minimum volume of staff required to meet such targets with at least thirty (30) days lead time for TCS to fill Off-Shore requests and ninety (90) days lead time for TCS to fill On-site requests;

(d) TCS fails to meet the Tier One Quality of Service Metrics provided in Exhibit B-1 to Schedule B, provided such failures are not excused pursuant to Section 8.7; and/or

(e) A Force Majeure event occurs as provided in Section 16.3.

(f) In the circumstances described in Section 17.3(a) through 17.3(e), the process provided in this Section 17.3(f), shall be used to determine how much the Minimum Commitment Amount shall be reduced. The MCA process is as follows:

(i) The parties will form a review committee (the “Review Committee”) comprised of an equal number of representatives of the Parties;

(ii) If the issue is the circumstance provided in Section 17.3(a) or Section 17.3(b), Nielsen will provide written information on the requirements for the assignment covered by the respective SOW to the Review Committee and TCS may demonstrate whether TCS’ failure was excused pursuant to section 8.7 and will provide written information on why it failed to negotiate or agree to such SOWs or comply with requirements contained in such SOWs;

(iii) If the Review Committee cannot resolve the dispute within thirty (30) days, the dispute will be jointly escalated to a direct discussion between senior executives of the Parties; and

(iv) If such senior executives of the Parties are unable to resolve the dispute to the mutual satisfaction of such senior executives of the Parties, then the ultimate decision as to whether the MCA shall be reduced and, if so, the amount by which the MCA shall be reduced, shall be made in good faith by the Nielsen Executive Vice President of Global Business Services. Such determination by Nielsen shall be final and binding upon the Parties and shall not be subject to further dispute resolution. If the Executive Vice President of Global Business Services position ceases to exist, then the CEO of Nielsen shall designate a successor for such role.

(g) Nielsen’s rights under Section 17.3(f) are Nielsen’s sole and exclusive remedy for TCS’ failure to reasonably agree on an SOW pursuant to Section 17.3(a) and may not be the basis for termination of the Agreement.

17.4	Payment Upon Termination and Expiration

Subject to the provisions provided in Section 26, if, at the end of the Term or upon the earlier termination of this Agreement, the fees for Services purchased pursuant to this Agreement from TCS under this Agreement is not equal to or greater than the MCA, Nielsen shall pay to TCS the difference between the MCA and the aggregate amount of fees counted towards Nielsen’s fulfillment of the MCA as provided in Section 17.1, offset by any credits expressly provided in this Agreement and amounts owed by TCS to Nielsen pursuant to this Agreement.

Section 18.	CHARGES; INVOICING AND PAYMENT TERMS

18.1	Charges

(a) Rate Card. The Rates described on the Rate Card provided in Schedule C shall be firm and fixed during the Term (including the Extension Period) except as provided in Section 19 below, for all Personnel, regardless of inflation, changes in exchange rates, skill or level. Unless otherwise provided in Schedule C, all prices are in U.S. dollars per person per hour and will be billed in accordance with Section 18.4.

(b) Exclusions from Rate Card. Except for any fees payable for Services provided under a Fixed Price SOW, Services provided to suppliers of Nielsen and its Affiliates pursuant to Section 19, and Services provided to Nielsen divested businesses pursuant to Section

3.4(d) throughout the Term, the Services will be based on the Rates provided forth in the Rate Card in Schedule C and the provisions provided in this Section 18. The Charges for continued Services under any surviving SOWs on or after the expiration date of the Initial Term or the Extension Period, if applicable, shall be as mutually agreed by the Parties unless the Parties have agreed on Renewal Term in accordance with Section 2.2(a) prior to the expiration of Initial Term or if applicable, the Extension Period.

(c) Service Credits. TCS shall provide Nielsen with credits against the charges as described in Section 4 of Schedule C.

18.2	T&M

(a) General. TCS shall invoice Nielsen monthly for T&M Projects for the agreed upon level of Resources assigned to each applicable SOW (“Baseline Service Charges”). TCS may not invoice Nielsen for Resources in excess of the number provided in the applicable SOW as the maximum number of TCS Personnel and Baseline Service Charges used to provide the Services, except as provided below. For those SOWs that are T&M Projects but are not subject to the Baseline Service Charges, then invoicing shall be based on actual efforts. Subject to mutual agreement by the parties, the Baseline Service Charges for any individual SOW may be adjusted up to a ten percent (10%) variance for a single adjustment and a maximum of twenty percent (20%) cumulatively pursuant to the SOW Change Control Procedure as provided in 12.2. Variations to the Baseline Service Charges in excess of ten percent (10%) shall be as described in Section 3.5(a).

(b) Baselining.

(i) The Parties intend for there to be a 1:1 headcount ratio when work is transitioned from Nielsen or a third party to TCS such that work is transitioned at the same level of productivity.

(ii) Notwithstanding the foregoing, Parties acknowledge and agree that given the nature of offshoring, there may be in exceptional cases, up to a maximum of fifteen percent (15%) higher resources in the end state compared to the pre-transition number. If such higher resource utilization is necessary, it shall be identified and approved by the Parties in the Transition Plan and/or the relevant SOW. Nielsen shall not be required to pay for loss of productivity in excess of fifteen percent (15%), attributable to outsourcing and offshoring the Services to TCS, unless specifically discussed and agreed to by the Parties in writing prior to the commencement of Services. Except as set forth in this Section 18(2)(b)(ii), TCS will be required to utilize its resources bench at TCS’ cost in order to meet Service Levels and productivity commitments to Nielsen.

(c) Rates Fully Loaded.

(i) Resources assigned to Nielsen’s account will be charged at forty (40) hours a week up to a maximum of two thousand eighty (2,080) hours per year. Any work performed outside of normal weekly or daily business hours by Resource is included in the Rates provided in Schedule C (i.e., there shall be no additional charge for overtime work). If a Resource actually works for more than forty (40) hours during a week with prior approval of the Nielsen Project Manager such additional work may be offset by compensatory time off, provided nothing provided herein shall be construed as an entitlement to compensatory time off. Nielsen shall not be charged for time spent by a Resource while on vacation or for training days unless otherwise specified in this Agreement or otherwise agreed to in writing by Nielsen.

(ii) Except as expressly provided in this Agreement, a SOW or in Schedule C, any expenses relating to the Services are included in the Rate Card and shall not be reimbursed by Nielsen unless agreed to by Nielsen in writing in advance. Unless otherwise expressly provided in Schedule C or approved by the Nielsen Project Manager in writing, travel time shall not be charged to Nielsen. Unless otherwise expressly provided in Section 18.3, all such reimbursable travel related expenses incurred by TCS must be approved in writing by Nielsen in advance and shall be subject to Nielsen’s then-current corporate travel policies.

(iii) Except to the extent expressly stated in this Agreement or an SOW, costs incurred by TCS in connection with establishing and operating the Global Development Center (i.e., costs for floor space, facilities and standard computer Hardware and Software specified in Schedule K and L) are included in the Rates provided in the Rate Card.

18.3	Expenses Reimbursement

(a) TCS will only be reimbursed for expenses that are reasonable, warranted and cost effective, and have been approved in advance by Nielsen’s Project Manager. For each item of expense for which reimbursement is requested, TCS will submit supporting documentation in accordance with Nielsen’s policies. All approved business expenses and Pass-Through Expenses will be reimbursed at cost (as actually incurred), without mark-up.

(b) If Nielsen requests that a Resource undertake work related travel outside of such individual’s normal place of work or if Nielsen provides advance written authorization for such work related travel, Nielsen shall reimburse all reasonable, actual travel expenses for such requested or authorized travel.

(c) If any Resource is initially assigned to work outside the Global Delivery Center for a duration of less than six (6) months at Nielsen’s request or authorization, Nielsen shall be charged reasonable, actual living expenses and round trip air travel cost for such Resource to the extent relating to the Resource’s provision of such on-site work. The provisions of this Section 18.3(c) shall not apply to those Resources temporarily assigned for the purpose of Knowledge Transfer, transition and on-site Off-Shore rotation.

(d) All reimbursable expenses shall be in accordance with the Nielsen’s Expense Management Policy provided in Schedule G.

(e) Further, Nielsen shall provide or reimburse any other reasonable costs, expenses or charges incurred by TCS in connection with the Services as described in Sections 11.1(c) and 11.1(d).

(f) For any relocation of Resources requested by Nielsen, Nielsen shall reimburse TCS for all actual, documented, initial and incremental costs and expenses arising from any relocation of Resources, as may be required by Nielsen, and agreed to in writing by the Parties.

(g) Nielsen is responsible to reimburse the initial and incremental costs and expenses of relocation of Service Locations requested by Nielsen as described in Section 6.2(b).

(h) Subject to prior approval of Nielsen of the costs and expenses, Nielsen shall reimburse TCS of the reasonable costs and expenses incurred by TCS in implementing any changes in applicable Laws (excluding changes in laws applicable to the business of TCS as a service provider), Nielsen Policies or Standards to the extent TCS is required to implement or comply with such changes under the terms of this Agreement, including Section 20.8.

18.4	Invoicing and Payment Terms.

(a) Payment of undisputed amounts shall be due thirty (30) days after the date of receipt of invoice.

(b) Invoicing for any Fixed Price SOW shall be as provided in the applicable SOW. Invoicing for T&M Projects shall be as provided in Section 18.2(a).

(c) At Nielsen’s request or as a result of applicable Law Nielsen may require TCS to present more than one invoice for Charges or amounts for Services received or performed for Nielsen service recipients in different geographic territories. The mechanics of local country billing are described in Section 5 of Schedule C. In such cases, subject to Section 5 of Schedule C, the Parties will mutually agree on the procedure for separate invoicing to conform to applicable Laws.

(d) TCS’ monthly invoices shall separately state the amount charged for each SOW along with service fees for approved, Scope Changes or new Projects within the SOW. Without limiting the following, each invoice shall show details as to Charges as necessary to meet Nielsen requirements under accounting rules and regulations, validate volumes and fees, including:

(i) monthly Baseline Service Charges with Project level detail where Project work is performed within baseline Service Charges;

(ii) additional Project charges;

(iii) identification of all reimbursable costs and expenses for the month to which the invoice corresponds;

(iv) identification of the amounts of any taxes TCS is collecting from Nielsen;

(v) such other details and billing information as is necessary to satisfy Nielsen’s internal accounting and chargeback requirements, including as necessary to allow Nielsen to accurately allocate charges (including reimbursable expenses) by Nielsen legal entity, business unit, product line, department, location, Project and unit of consumption;

(vi) the pricing calculations and related data utilized to establish the Charges; and

(vii) each invoice shall be provided electronically (duplicated in both Adobe .pdf and Microsoft Excel file formats) and shall be in the form and include the information specified in Schedule C.

18.5	Rights of Set Off

With respect to any undisputed amount which (a) should be reimbursed to a Party; or (b) is otherwise payable to a Party pursuant to this Agreement, such Party may upon notice to the other Party set off any undisputed amount and deduct the entire amount owed to such Party against the Charges otherwise payable or expenses owed to the other Party under this Agreement.

18.6	Refundable Items

If TCS receives any refund, credit or other rebate (including deposits) in connection with an Assigned Agreement that is attributable to periods prior to the Assignment Effective Date, then TCS shall promptly notify Nielsen of such refund, credit or rebate and shall promptly pay to Nielsen the full amount of such refund, credit or rebate. If TCS is required to pay any fees, late fees, penalties or other amount in connection with an Assigned Agreement that is attributable to periods prior to the date of assignment indicated in the Assignment Agreement or SOW, then TCS shall promptly notify Nielsen and Nielsen shall promptly pay or reimburse TCS of such amount.

18.7	Unused Credits

Any unused credits against future payments owed to either Party by the other Party pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days of the expiration or termination of this Agreement.

18.8	Proration

Unless otherwise specified herein, all periodic fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

18.9	Disputed Payment

Nielsen may withhold payment of particular charges in an invoice that Nielsen disputes in good faith. If charges cover both disputed and undisputed items, Nielsen shall pay all undisputed items in accordance with this Section 18. If Nielsen withholds payment of particular charges in an invoice, then Nielsen shall make a good faith effort to notify TCS before the invoice due date of the reason for such withholding, and in any case, and regardless of whether

Nielsen made such good faith effort, within seven (7) days of a request from TCS for explanation of the withholding, Nielsen shall notify TCS in writing, describing in reasonable detail the reason for such withholding. The Parties shall diligently pursue an expedited resolution of such dispute.

18.10	Productivity

TCS commits to ensure the productivity savings from year to year during the Term provided in Section 24.1(n). The Parties shall work together to come up with productivity improvement proposals. TCS shall provide Nielsen with at least one (1) significant proposal regarding productivity savings each year during the Term. During the Term, TCS will provide Nielsen with annual reports on the productivity savings achieved by TCS.

18.11	Fixed Price Engagement

At Nielsen’s request TCS will offer Nielsen proposals for SOWs priced on a Fixed Price basis where such pricing is desired by or can benefit Nielsen. Upon mutual agreement of the Parties on: (a) the pricing of a Fixed Price engagement; (b) the Service Levels; and (c) the scope of Services and Deliverables of the engagement, the Parties may mutually agree in writing to change any applicable SOWs to a Fixed Price SOW at any point in time. Such pricing will be based on the hourly rates provided in the Rate Card and will take into account the additional risks and costs, in order to align the Parties incentives to drive productivity. Nielsen shall have transparency into the Resource and cumulative Charges of such fixed pricing. Fees paid under such Fixed Price SOW will count toward Nielsen’s fulfillment of the MCA.

18.12	Most Favored Customer

TCS warrants that the terms (including Rates) of this Agreement are comparable to or better than the terms (including Rates) offered by TCS with respect to comparable or lesser engagements of any of its similarly situated commercial customers for comparable services. It is agreed that similarity and comparison shall be based on essential commercial and economic terms of the engagement including minimum commitments, pricing and charging methodology, volume, geographic spread, nature of services, service level commitments, assets and resources transfer provisions and offshore leverages. If TCS offers more favorable terms to any such commercial customers during the Term of this Agreement, such terms shall also be made available to Nielsen within thirty (30) days from the date of such offer. Upon request by Nielsen, TCS shall provide (no more than once a year) written confirmation of TCS’ compliance with this Section 18.12 from a senior TCS Finance Department official.

Section 19.	EXTENSION TO SUPPLIERS

19.1	General

(a) TCS will cooperate with Nielsen to identify opportunities for Nielsen and its Affiliates to reduce the cost of obtaining technology from their suppliers through the use of TCS. At Nielsen’s request, TCS will perform services in connection with Nielsen’s procurement of Software/systems from Nielsen’s suppliers, and related integration, implementation or customization Services.

(b) Any amounts paid by Nielsen, its Affiliates, or its or their respective suppliers for services provided by TCS pursuant to a statement of work or other agreement entered into between any such supplier and TCS in connection with such supplier’s engagement with Nielsen shall be as provided in Section 19.2.

19.2	Rate Card Variations For Suppliers

(a) If TCS is requested to provide any services to or enter into any statement of work or other agreement with suppliers described in Section 19, then TCS may require different pricing for such services which shall not be more than ten dollars ($10.00) per hour higher than TCS’ Rate Card hereunder.

(b) If the planned Off-Shore Leverage Percentages for the services to be provided to such suppliers of the Nielsen do not meet the Off-Shore Leverage Percentages provided in Schedule F, TCS will work with the relevant suppliers of Nielsen to achieve such Percentages. If, after good faith efforts by TCS and the relevant supplier of Nielsen, the actual Off-Shore percentage is materially less than the targets provided in Schedule F, TCS may separately negotiate rates with such supplier of Nielsen that may be in excess of such limit of ten dollars ($10.00) per hour.

(c) TCS shall ensure that (i) Nielsen will have visibility to those rates, and (ii) TCS’ agreements with Nielsen’s suppliers shall not prohibit disclosure of those rates to Nielsen. Nielsen shall not disclose rates for Services under this Agreement to such suppliers of Nielsen.

Section 20.	COMPLIANCE WITH LAWS

20.1	Compliance with Laws

The Parties are each responsible to comply with all Laws applicable to their respective businesses and cooperate with each other to ensure that all Service contemplated under this Agreement complies with all applicable Laws. During the Term, TCS shall comply with all Laws applicable to the performance and delivery of Services, and shall cooperate and reasonably assist and support Nielsen in complying with, all Laws applicable to the receipt and use of Services and other obligations of Nielsen.

20.2	Equal Employment Opportunity/Affirmative Action

TCS represents that it is, and during the Term shall remain, an equal opportunity affirmative action employer. TCS represents and warrants that TCS does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all applicable Laws against discrimination, including Executive Orders 11141, 11246, 11375, 11458, 11625, 11701, and 11758 in each jurisdiction where such orders are in force. TCS warrants in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated based on any prohibited grounds and that TCS complies with the Equal Opportunity Clause (41 CFR §60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR §60-250.4) and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR §60-741.4) which are incorporated herein by reference.

20.3	Occupational Safety And Health Act

TCS agrees that all work performed under this Agreement will fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

20.4	Gramm-Leach-Bliley Act and Similar Laws

TCS shall comply with all applicable national, federal, state or local Laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of Nielsen, its Affiliates, and/or their customers and consumers, including Title V, Subtitle A of the GLB Act and the Economic Espionage Act, 18 USC §1831 et. seq.

20.5	Immigration Laws

TCS shall ensure that all TCS Personnel in the United States possess valid work authorizations in accordance with the Immigration Reform and Control Act and the Immigration and Nationality Act.

20.6	Hazardous Products or Components

TCS agrees to notify Nielsen in writing and to supply an appropriate and complete Material Safety Data Sheet to Nielsen’s Project Manager as well as to the ship-to point, if any materials to be brought onto Nielsen’s premises are toxic or hazardous under applicable Law or if the material is capable of constituting a hazard. TCS shall be responsible to ensure that all materials display all reasonable notices and warnings of foreseeable hazards. If the material is classified under the requirements of the OSHA Hazard Communication Standard, 29 CFR §1910.1200, the name and address of the chemical manufacturer or importer or other responsible parties must be marked on the label. Appropriate hazard warnings specifying target organs must be on the label. If any materials or containers would be or could be classified as hazardous or otherwise regulated waste at the end of its useful life, TCS shall advise Nielsen in writing and provide Nielsen with proper disposal instructions, although TCS shall be responsible for the disposal thereof in compliance with all applicable laws and regulations.

20.7	Labor Disputes

With respect to all labor disputes, jurisdictional or other shutdowns, slowdowns, strikes, or other work stoppages or actions (collectively “Labor Disputes”) of which TCS or a union with which it has a collective bargaining agreement (“CBA”) is a party, TCS shall promptly take all necessary action toward elimination and or settlement of all Labor Disputes. Each Party shall bear the cost of any Labor Dispute where it or a union with which it has a CBA is the target, and the other Party will use Commercially Reasonable Efforts to continue to meet its obligations under this Agreement during such dispute. If TCS, despite such efforts, is unable to meet its obligations under this Agreement due to a Labor Dispute in which Nielsen or one of their unions is a target, TCS shall promptly notify Nielsen in writing. Whether or not Nielsen receives such notice, if such a dispute renders TCS unable to perform in all respects as required by this Agreement, Nielsen may suspend payment to TCS during the period of such non-performance. Notwithstanding the foregoing and for avoidance of doubt, all material changes to TCS’ labor methods and policies shall be subject to Nielsen’s prior review and approval, and TCS shall be responsible for all Labor Disputes in which Nielsen is a target as a result of those TCS methods and policies for which Nielsen has not provided such approval.

20.8	Statutory and Regulatory Changes

TCS shall identify and notify Nielsen of any changes in Laws applicable to performance and delivery of Services. To the extent TCS becomes aware of, TCS will appraise Nielsen of any changes in the Nielsen Regulatory Requirements and any such changes that may relate to Nielsen’s use of the Services. Nielsen agrees to notify TCS of any changes in Laws and the Nielsen Regulatory Requirements that may relate to Nielsen’s use of the Services. To the extent appropriate personnel in Nielsen become aware of the same, Nielsen will inform TCS of any changes in Laws applicable to performance and delivery of Services. As part of the Services, TCS shall be responsible for implementing all of the Nielsen Regulatory Requirements on a timely basis, subject to, as applicable, Section 18.3(h). TCS shall be responsible for any fines and penalties arising from any noncompliance with TCS obligations under this Section 20.8. TCS shall use Commercially Reasonable Efforts to perform the Services regardless of changes in legislative enactments or regulatory requirements, including the Nielsen Regulatory Requirements. If changes to the Nielsen Regulatory Requirements specific to Nielsen prevent TCS from performing its obligations under this Agreement, TCS shall develop and, upon Nielsen’s approval, implement a suitable work around until such time as TCS can perform its obligations under this Agreement without such work around, subject to, as applicable, Section 18.3(h).

Section 21.	TAXES

21.1	Responsibilities for Taxes

The Parties’ respective responsibilities for taxes shall be as follows:

(a) TCS will be responsible for any personal property taxes on property it owns or leases. TCS shall also be responsible for taxes based on its net income or gross receipts.

(b) Any sales, use, value added, service taxes or similar taxes and duties on goods and services procured by TCS as Pass-Through Expenses, shall be the responsibility of Nielsen. Except as aforesaid, TCS will be responsible for any sales, use, excise, value-added, services, consumption, and other similar taxes and duties payable by TCS on any goods or services, that are used or consumed by TCS in providing the Services where the tax is imposed on TCS’ acquisition or use of such goods or services and the amount of tax is measured by TCS’ costs in acquiring such goods or services.

(c) Nielsen acknowledges and agrees that the pricing of Services herein is exclusive of any sales, use, value added, service tax or other similar taxes and duties imposed by any taxing authority based on the Services, Deliverables or goods provided under this Agreement or the Charges thereon, whether such taxes are imposed on Nielsen or TCS (“Service Taxes”).

To the extent any Service Taxes are applicable, TCS shall include the applicable Service Taxes in the invoice for Charges as a separate line item and Nielsen shall pay or reimburse TCS the amount of such Service Taxes. TCS is responsible to remit the amount of Service Taxes collected by it from Nielsen to appropriate taxing authority. If Nielsen has obtained exemption with respect to Services or goods or any portion thereof, Nielsen shall provide the applicable exemption certificate to TCS.

21.2	Cooperation

The following tax provisions apply to all Services provided under this Agreement:

(a) Nielsen may withhold any withholding taxes on cross-border payments to the extent such taxes are lawfully required to be withheld under applicable Law and are attributable to TCS performing (or billing and receiving payment for) Services unless TCS provides appropriate documentation for exemption from such withholding. Where Nielsen withholds the applicable withholding taxes, Nielsen shall provide to TCS the applicable withholding certificates. In no event shall Nielsen be required to “gross-up” or increase any payment to TCS for Services due to such payment being subject to a lawfully levied withholding tax.

(b) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. TCS’ invoices shall separately state the amounts of any taxes TCS is collecting from Nielsen. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(c) Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions. TCS represents, warrants and covenants that it is registered to (or will be registered) and will collect and remit applicable Service Taxes in all applicable jurisdictions.

(d) TCS will promptly notify Nielsen of, and coordinate with Nielsen the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Nielsen may be responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Nielsen requests TCS to challenge the imposition of any tax, Nielsen will reimburse TCS for the reasonable legal fees and pre-approved expenses related to the challenge. Nielsen will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Nielsen. If TCS requests Nielsen to challenge the imposition of any tax, TCS will reimburse Nielsen for reasonable legal fees and pre-approved expenses related to such challenge. TCS will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by TCS.

Section 22.	AUDITS

22.1	Processing

(a) Upon notice from Nielsen, TCS and TCS Agents shall provide such auditors and inspectors as Nielsen, its Affiliates or any regulatory authority may, from time to time, designate in writing with reasonable access:

(i) during normal Business Days and hours to the TCS Service Locations and the Software and Hardware; and

(ii) any time to the Nielsen Service Locations, for the purpose of performing audits or inspections of the Services and the business of Nielsen.

(b) In the performance of the audits or inspections provided in Section 22.1(a), such auditors or inspectors may:

(i) verify the integrity of Nielsen Data;

(ii) examine the Systems that process, store, support and transmit that data;

(iii) examine the controls (e.g., organizational controls, input/output controls, System modification controls, processing controls, System design controls, and access controls) and the security, disaster recovery and back-up practices and procedures;

(iv) examine TCS’ performance of the Services;

(v) verify TCS’ reported performance against the applicable Critical Service Levels and Tier One Quality of Service Metrics;

(vi) examine TCS’ measurement, monitoring and management tools;

(vii) verify TCS’ compliance with physical and logical security requirements;

(viii) examine TCS’ audit systems, accounting and administrative processes and procedures for compliance with Nielsen Standards, including Nielsen Standards of Internal Control and applicable data security policies and government regulations; and

(ix) enable Nielsen to meet applicable legal, regulatory and contractual requirements. TCS shall provide, and shall cause TCS Agents to provide, such auditors and inspectors any reasonable assistance that they may require.

22.2	Financial Responsibility for Audit

(a) Nielsen shall bear the expense of audits:

(i) requested by Nielsen or required by a regulatory authority acting to enforce requirements related to Nielsen’s business; and

(ii) necessary due to Nielsen’s noncompliance with any Law or audit requirement imposed on Nielsen.

(b) TCS shall bear the expense of audits:

(i) TCS internal audits initiated by TCS in compliance with any audit requirements under applicable Laws relating to TCS’ business;

(ii) performed by TCS as part of the Services; or

(iii) necessary due to TCS’ noncompliance with any Law.

As part of the Services, upon request from Nielsen and subject to restrictions, if any, under applicable Law or regulations, TCS shall provide to Nielsen the summary of portions of TCS’ and TCS Agents’ internal audit, if any, relating to the Services provided to Nielsen under this Agreement.

22.3	Financial Audit

Upon reasonable notice from Nielsen during the Term and for a period of three (3) years after termination or expiration of the Term, TCS shall, and shall cause its Approved Subcontractors to, provide Nielsen and Nielsen Agents, at TCS’ expense, with access to such financial records and supporting documentation relating to the provision of the Services as may be reasonably requested by Nielsen and Nielsen may audit the Charges charged to Nielsen to determine that such Charges are accurate and in accordance with this Agreement. If, as a result of such audit, Nielsen determines that TCS has overcharged Nielsen, Nielsen shall notify TCS with a copy of the audit report for TCS review of the amount of such alleged overcharge. Unless TCS disputes accuracy of findings of such audit in good faith, TCS shall promptly pay to Nielsen the amount of the overcharge, and, if the overcharge was more than five percent (5%), TCS shall also pay interest at the then-current bank rate calculated from the date of receipt by TCS of the overcharged amount until the date of payment to Nielsen. Additionally, if any such audit reveals an overcharge of more than five percent (5%) of the audited Charges TCS shall promptly reimburse Nielsen in the form of a credit to Nielsen for the actual fees paid to Nielsen’s auditors to be applied against any Charges due from Nielsen to TCS.

22.4	Record Retention

As part of the Services, TCS shall:

(a) retain records and supporting documentation sufficient to document the Services and Charges paid or payable by Nielsen under this Agreement during the Term and for a period of time following the expiration or termination of this Agreement, consistent with Nielsen’s record retention policy but in no event more than three (3) years; and

(b) upon written notice from Nielsen, provide Nielsen and Nielsen Agents with reasonable access to such records and documentation.

22.5	SAS 70 Type II

(a) General. TCS will cause a Statement of Auditing Standards (“SAS”) 70 Type II Audit to be conducted annually by a third party acceptable to both the Parties for each Global Development Center at or from which Services are provided. Nielsen will define what SAS 70 Audits are required and what subjects the Audits should address from each facility (including, where possible, a shared services facility) on an annual basis. Nielsen shall share the cost of the SAS 70 Type II Audits with TCS’ other customers receiving the results of such Audits if there are any other such customers. If there are no other customers to aggregate the cost amongst, then subject to Nielsen’s prior written approval, Nielsen shall pay for the cost of the SAS 70 Type II Type Audit.

(b) Global Delivery Centers. TCS will furnish Nielsen with an annual report based on the SAS 70 Type II Audit provided in Section 22.5(a) above, with respect to Services performed at each Global Delivery Center, prepared in accordance with TCS’ standard certification processes (“SAS 70 Report”). Nielsen will define the time periods to be covered by the SAS 70 Reports upon reasonable notice to TCS. Each SAS 70 Report will be furnished to Nielsen no later than fifteen (15) days after the end of the period covered by such Report. The SAS 70 Reports will set forth the findings of the SAS 70 Type II Audit as a result of its review of the processes and internal controls in the handling of the Services.

(c) Control Objectives. Nielsen will define the control objectives to be reviewed in each Report. Such objectives will address IT application hosting outsourcing, including: (i) application security, (ii) business continuity planning (including backup and recovery procedures), (iii) application change management, (iv) physical security of Hardware and facilities, and (v) problem & incident management. Regarding BPO, such Reports may include: (i) completeness, accuracy and validity of payroll, contracts, orders, billing, credit notes, (ii) appropriate revenue recognition, (iii) completeness, accuracy and validity of fixed assets, accounts receivable, accounts payable, accounting estimates, other assets & liabilities, and (iv) appropriate segregation of duties.

(d) Discovered Deficiencies. During the course of the third party’s work, should a control deficiency be found that could potentially rise to the level of a significant deficiency or material weakness (as defined by PCAOB Auditing Standard No. 5), TCS shall immediately notify Nielsen in order that remediation plans can be implemented. TCS will not wait until the presentation of the SAS 70 Report to report on such items.

(e) Report Recommendations. If Nielsen or the third party provides recommendations for enhancing TCS’ processes, then TCS will give due consideration to any such recommendations. Nielsen acknowledges that the implementation of such recommendations may have a commercial impact and any additional cost incurred by TCS as a result of implementing such recommendations, once such cost is approved by Nielsen, shall be reimbursed by Nielsen on an actual cost basis if Nielsen is the only customer of TCS that benefits from such implementation; provided, however, that Nielsen shall only be responsible for

Nielsen’s proportionate share if such implementation also benefits other customers of TCS and TCS was able to recover proportionate cost from other customers. At Nielsen’s request and subject to restrictions, if any, under applicable Laws or regulations, TCS will make available to Nielsen internal and/or external audit reports pertaining to TCS’ operations and business records relating to this Agreement and the Services hereunder provided to Nielsen or its Affiliates.

22.6	Audit Software

As part of the Services, TCS shall, to the extent permitted under the applicable third party agreements, operate and maintain such audit software as Nielsen or Nielsen Agents may provide to TCS from time to time during the Term if and to the extent that:

(a) such audit software is compatible with the Hardware and Software; and

(b) TCS can perform such activities without adversely affecting the Services or the Critical Service Levels and Tier One Quality of Service Metrics.

22.7	Facilities

TCS shall provide to Nielsen and such auditors and inspectors as Nielsen may designate in writing, on TCS’ premises (or if the audit is being performed of a TCS Agent, the TCS Agent’s premises, if necessary) space, office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office related equipment and duplicating services as Nielsen or such auditors and inspectors may reasonably require to perform the audits described in this Section 22.

22.8	Audit Assistance

Nielsen is subject to regulation and audit by governmental bodies, standards organizations, other regulatory authorities, customers or other parties to contracts with Nielsen under applicable Laws and contract provisions. If required to perform such an audit requiring records and information from TCS, with reasonable notice from Nielsen, TCS shall provide all reasonable assistance requested by Nielsen in responding to such audits or requests for information.

22.9	Confidentiality and other Provisions

Nielsen is responsible to ensure that the Nielsen representatives and Agents performing the audit are bound by confidentiality agreements. All audits conducted under this Section shall occur on reasonable advance notice to TCS, be designed to minimize the impact on TCS’ ongoing operations and be designed to occur during TCS’ normal business hours. Audit personnel shall comply with all reasonable TCS safety and security rules and regulations conveyed in writing at a reasonable time prior to the start of each audit

22.10	Audit Reviews and Responses

The Parties shall meet to review each audit report within ten (10) days after its issuance. TCS will respond to each audit report point or exception in writing within thirty (30) days from receipt of such report, unless a shorter response time is specified in such report. TCS shall develop and Nielsen agree upon an action plan to address and resolve any deficiencies, concerns and/or recommendations in such audit report within ninety (90) days from receipt of such report, or such other period as the Parties may agree, and TCS (to the extent arising from TCS’ non-compliance with the requirements of this Agreement, at its own expense) shall undertake remedial action in accordance with such action plan and the dates specified therein.

22.11	Regulatory and Client Audits

Subject to Section 22.8, TCS acknowledges and agrees that Nielsen may be required to allow its regulators or Nielsen Clients to audit Nielsen services provided to Nielsen Clients and, as part of Nielsen’s obligations to Nielsen Clients, Nielsen may designate in writing any Nielsen Client or such Nielsen Client’s designee to perform an audit relative to the services received by such Nielsen Client. TCS shall reasonably cooperate and assist Nielsen in complying with Nielsen’s obligations to its regulators and Nielsen Clients. Subject to the provisions of Section 22.2, the Parties shall negotiate in good faith an apportionment of TCS’ costs for cooperating in the performance of audits occurring during the Term.

Section 23.	CONFIDENTIALITY

23.1	Confidential Information

The Parties each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or made available, directly or indirectly, by one Party to the other which is marked confidential, restricted, proprietary, or with a similar designation, or which a reasonably prudent business person would deem to be as confidential information considering the nature of the information and the circumstances of its disclosure. The terms and conditions of this Agreement shall be deemed Confidential Information. In the case of TCS, subject to Section 23.3, the TCS Software, TCS Project Tools, TCS Productivity Tools, TCS Intellectual Property material and the TCS Background Technology (whether or not embedded in any Developed Software or Deliverables) shall be deemed TCS Confidential Information whether or not designated “Confidential Information”. Further, any Personally Identifiable Information of TCS Personnel and other Resources shall be deemed TCS Confidential Information whether or not designated “Confidential Information”. In the case of Nielsen, Confidential Information also shall include, whether or not designated “Confidential Information”:

(a) all specifications, designs, documents, correspondence, Nielsen Software, documentation, data and other materials, Developed Software, and Deliverable produced by either TCS or its Approved Subcontractors in the course of performing the Services and any documents, correspondence, documentation, data and other materials that a reasonably prudent business person would deem as confidential considering the nature of the information and circumstances of its disclosure;

(b) all information concerning:

(i) the operations, affairs and businesses of Nielsen, its Affiliates, Nielsen Clients or suppliers (including data suppliers) of Nielsen;

(ii) the financial affairs of Nielsen, its Affiliates, Nielsen Clients or suppliers (including data suppliers) of Nielsen; and

(iii) the relations of Nielsen with Nielsen Clients, employees and service providers (including customer lists, customer information, account information and consumer markets);

(c) Nielsen Software and Nielsen Data;

(d) Personally Identifiable Information of Nielsen employees and customers; and

(e) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived, or maintained by TCS under this Agreement that a reasonably prudent business person would deem as confidential considering the nature of the information and circumstances of its disclosure.

All information described in Section 23.1(a) through 23.1(e) is collectively the “Nielsen Confidential Information”.

23.2	Obligations

(a) Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. The Parties shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided that the Parties may disclose such information to entities performing services required hereunder where:

(i) use of such entity is authorized under this Agreement;

(ii) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and

(iii) the entity agrees in writing to assume the obligations described in this Section 23. Any disclosure to such entity shall be under the terms and conditions as provided herein.

(b) Except as provided in Section 23.3(d), as required by law or to satisfy any legal requirement of a competent government body, neither Party will release the other Party’s Confidential Information to any third party without the express written consent of the disclosing Party. In the case of such mandated disclosure, the disclosing Party will take all steps available to it to minimize the release of the other Party’s Confidential Information, including the filing of Confidential Treatment Requests with the Securities and Exchange Commission, if applicable. A disclosing Party’s Confidential Information shall not be utilized by the receiving Party for any purpose other than the purpose for which it was disclosed or received and in the case of TCS for any purpose other than that of rendering the Services under this Agreement. TCS shall not possess or assert any lien or other right against or to Nielsen Confidential Information. No Confidential Information of the disclosing Party, or any part thereof, shall be sold, assigned, leased, or otherwise disposed of to third parties by the receiving Party or commercially exploited by or on behalf of the receiving Party, its employees or agents, other than is required or permitted hereunder for the receiving Party’s exercise of its rights and the performance of its obligations hereunder.

(c) As requested by Nielsen during the Term, or upon expiration or any termination of this Agreement (in whole or in part) and completion of TCS’ obligations under this Agreement, TCS shall return or destroy, as Nielsen may direct, all material (including all copies) in any medium that contains, refers to, or relates to Nielsen Confidential Information, so certifying in a writing signed by TCS. Except as necessary for the exercise of its license rights and the use of the Services hereunder, upon the termination or expiration of this Agreement or any Termination-Expiration Period, Nielsen shall return any material containing TCS Confidential Information to TCS.

(d) Each Party shall take reasonable steps to ensure that its employees comply with these confidentiality provisions.

(e) TCS will comply with applicable privacy Laws and data protection regulations with respect to the processing of all Personally Identifiable Information provided to it under this Agreement or collected as part of the Services. TCS shall be Nielsen’s single point of contact regarding the Services, including with respect to payment. TCS shall not disclose Nielsen Confidential Information and Personally Identifiable Information to an Approved Subcontractor unless and until such Approved Subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of TCS under this Agreement.

23.3	Exclusions

(a) Excluding Personally Identifiable Information, “Confidential Information” shall not include any particular information which TCS or Nielsen can demonstrate:

(i) was, at the time of disclosure to it, in the public domain;

(ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party;

(iii) was rightfully in the possession of the receiving Party at the time of disclosure to it without any obligation to restrict its further use or disclosure;

(iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or

(v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

(b) In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

(c) Under applicable Law the fact that the Parties have entered into this Agreement, and all or portions of the provisions hereof, may be required to be filed as part of required public disclosure documents of either Party with the Securities and Exchange Commission (or equivalent authority or agency regulating the listing of publicly traded securities). A party required to file a description of this Agreement or all or any such portion of its provisions shall provide prior written notice to the other Party and shall seek approval from the applicable regulatory authority for the confidential treatment of certain Confidential Information identified by the Parties, including all pricing information of TCS. Prior to such filing, such portions of this Agreement that the other Party reasonably requests to be redacted, shall be redacted unless, in the disclosing Party’s judgment based on the advice of internal or external counsel, the disclosing Party concludes that such redaction request is inconsistent with the disclosing Party’s obligations under applicable Laws.

(d) Potential acquirers, investors, lenders, outsourcers, consultants and third parties of each Party may have access to the Confidential Information of the other Party on a need to know basis, provided that such third parties first agree in writing to confidentiality requirements with respect to such Confidential Information at least as restrictive as those included in this Agreement. In addition, Nielsen may disclose this Agreement and information related to TCS’ performance under this Agreement to owners, managers, directors, non-directors and investors as such information relates to the management of Nielsen.

23.4	Loss of Confidential Information

If there is any disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, upon becoming aware of such event the receiving Party shall promptly, at its own expense:

(a) notify the disclosing Party in writing;

(b) take such actions as may be necessary or reasonably requested by the disclosing Party; and

(c) otherwise cooperate with the disclosing Party, to minimize the adverse effects to the disclosing Party of such event and any damage resulting from such event.

23.5	No Implied Rights

Nothing contained in this Agreement shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

23.6	Injunctive Relief

Each Party acknowledges that the other believes that its Confidential Information is unique property of extreme value to the other Party, and the unauthorized use or disclosure thereof would cause the other Party irreparable harm that could not be compensated by monetary damages. Accordingly, each Party agrees that the other may seek, from any court of competent jurisdiction, injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclosure of the other Party’s Confidential Information.

23.7	Survival

The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement.

Section 24.	REPRESENTATIONS AND WARRANTIES

24.1	By TCS

(a) Deliverables. With respect to Deliverables to be prepared and provided by TCS where TCS is responsible for the management of the Project or such Deliverable, TCS represents and warrants that for a period of ninety (90) days after delivery (unless a different warranty period is provided in the applicable SOW) each such Deliverable, when properly used in accordance with documentation provided by TCS, shall not deviate from the specifications and requirements for such Deliverable provided in the SOW. For the avoidance of doubt, the warranty provided by TCS pursuant to this Section 24.1(a) is not in lieu of any ongoing maintenance that may separately be required for the Project or such Deliverable.

(b) Work Standards. TCS represents and warrants that the Services will be rendered with promptness and diligence and will be executed in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services and the requirements of this Agreement. TCS represents and warrants that it will use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

(c) Maintenance. TCS represents and warrants that to the extent the maintenance responsibility with respect to any Software or Hardware is included within the scope of the Services, it will maintain the Software and the Hardware so that they operate in accordance with their specifications, including:

(i) maintaining the Software and the Hardware in good operating condition;

(ii) undertaking repairs and preventive maintenance on the Hardware, including, at a minimum, in accordance with applicable manufacturer’s recommendations; and

(iii) performing reasonable maintenance with respect to the Software, including, at a minimum, in accordance with applicable documentation and Third Party Software vendor’s recommendations.

(d) Efficiency and Cost Effectiveness. TCS represents and warrants that it will use Commercially Reasonable Efforts to use efficiently the resources or services necessary to provide the Services. TCS represents and warrants that it will use Commercially Reasonable Efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

(e) Technology. TCS represents and warrants that it will provide the Services using proven, state of the art technology that will enable Nielsen to take advantage of technological advancements in its industry and support Nielsen’s efforts to maintain competitiveness in the markets in which it competes.

(f) Non-Infringement. TCS represents and warrants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret, license or other proprietary rights of any third party; provided that TCS shall have no obligation or liability to Nielsen under this warranty to the extent that infringement or misappropriation results from:

(i) use of the Deliverable or Developed Software in a manner materially inconsistent with the specifications and instructions of TCS;

(ii) Nielsen’s failure to use, within a reasonable period of time following their provision by TCS to Nielsen, corrections or enhancements made available by TCS at no additional cost to Nielsen;

(iii) Nielsen’s use of the Deliverable or Developed Software in combination with any product, service or material not provided by TCS and not reasonably necessary for the use of or reasonably anticipated given the nature of such Deliverable or Developed Software;

(iv) modifications to the Deliverable or Developed Software not made, authorized or approved by TCS or TCS Agents; or

(v) Nielsen Software or other material provided by Nielsen.

(g) Software Ownership or Use. TCS represents and warrants that it is either the owner of, or authorized to use, the Software that is utilized or will be utilized in connection with the Services.

(h) Compliance With Laws and Regulations. TCS warrants, represents, and covenants to Nielsen that it will comply with all Laws and regulations of the United States and those of the countries in which Global Delivery Centers and Other Service Locations are located (including Laws relating to health and safety, labor, personal information privacy, law enforcement cooperation and environmental protection) to the extent such Laws and regulations are applicable to TCS’ performance of its obligations under this Agreement. Without limiting the generality of the foregoing, TCS agrees:

(i) Not to knowingly use child labor in providing Services; provided that the term “child” will refer to an individual younger than the age of completing compulsory education, and provided further that in no case will any child younger than 16 years of age be employed in providing Services;

(ii) To provide employees with a safe and healthy workplace in compliance with all applicable Laws and to provide Nielsen with all information Nielsen may request about the facilities from which Services are provided;

(iii) Only to employ individuals whose presence is voluntary and not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees;

(iv) To comply with all applicable wage and hour Laws, including those pertaining to minimum wage, overtime or maximum hours; and to utilize fair employment practices as provided in applicable Law;

(v) Not to discriminate in hiring or employment practices on grounds of race, religion, national origin, political affiliation, social status, age, sex, or disability;

(vi) To obtain all governmental licenses, approvals, authorizations and permits regulating TCS as a services provider as required from time to time and to pay all fees and Taxes associated with obtaining and maintaining such licenses, approvals, permits and authorizations throughout the Term;

(vii) To take all necessary steps to obtain any approval or registration of this Agreement (the “Required Registrations”) that may be required, either initially or at any time during the Term, in order to give this Agreement legal effect in the countries from which TCS provides Services. Nielsen will reimburse all costs and expenses incurred by TCS in connection with procuring and maintaining such Required Registration, immediately and prior to commencing any activities which are subject to such Required Registration;

(viii) Not to, directly or indirectly, export or re-export, or knowingly permit the export or re-export of any Software or Nielsen Information or any component thereof, or any other items, to any country for which the United States Export Administration Act or any regulation thereunder, or any other similar United States law or regulation, including the United States Arms Export Control Act, requires an export license or other United States governmental notification or approval, unless the appropriate export license, notification or approval has first been obtained (excluding Nielsen Software whereby the appropriate export licenses, notifications and approvals will be acquired by Nielsen);

(ix) Not to, directly or indirectly, make, offer or agree to make, or offer on behalf of Nielsen or any of its Affiliates, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function, government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act;

(x) Not to, directly or indirectly, take any action that would cause Nielsen or any of its Affiliates or TCS to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder; and

(xi) To comply with the United States Immigration Reform and Control Act, and the Fair Labor Standards Act.

(i) Viruses. TCS represents and warrants that it will not introduce any Viruses or similar items or code or introduce into Nielsen’s systems or into the Systems used to provide the Services any Virus TCS shall use up-to-date virus detection software and apply industry best practice standards to detect the presence of any Viruses and eradicate the same prior to the provision of affected Services to Nielsen. If TCS incorporates into Nielsen’s systems or into the Systems used to provide the Services programs or routines supplied by other vendors, licensors consultants or contactors, TCS shall obtain comparable warranties from such providers or TCS shall take appropriate action to ensure such programs and routines are free of Viruses. TCS agrees to notify Nielsen immediately upon discovery of any Virus that is or may be incorporated into Nielsen’s systems or into the Systems used to provide the Services and, if Nielsen discovers or reasonably suspects any Virus to be present in such Systems TCS agrees to take action immediately, at its own expense, to identify and eradicate such Virus and to carry out any recovery necessary to remedy the impact of such Virus.

(i) If a Virus is found to have been introduced into Nielsen’s systems, other than by virtue of TCS’ breach of the foregoing representation and warranty, TCS will, subject to the provisions of Section 3.6 and 12.2:

(A) assist Nielsen in eradicating the Virus and reducing the effects of the Virus; and

(B) if the Virus causes a loss of operational efficiency or loss of data, assist Nielsen to the same extent to mitigate and restore such losses.

(ii) If a Virus is found to have been introduced into Nielsen’s systems by virtue of TCS’ breach of the foregoing representation or warranty, TCS will indemnify Nielsen for Losses incurred as a result of such breach.

(j) Disabling Code. TCS represents and warrants that, without the prior written consent of Nielsen, the TCS Software or Developed Software do not and will not contain any program, routine, device, code, undisclosed features or instructions (including any such items provided by third parties) that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming or otherwise shutting down all or any portion of the Software, Developed Software and/or the Services utilizing them (collectively, “Disabling Code”). If TCS incorporates programs or routines supplied by other vendors, licensors consultants or contactors, TCS shall obtain comparable warranties from such providers or TCS shall take appropriate action to ensure such programs and routines are free of Disabling Code. TCS further represents and warrants that, with respect to any Disabling Code that may be part of the Software and/or Developed Software used to provide the Services, TCS will not invoke such Disabling Code at any time without Nielsen’s prior written consent. TCS agrees to notify Nielsen immediately upon discovery of any Disabling Code that is or may be included in the Software or the Developed Software and, if Nielsen discovers or reasonably suspects any Disabling Code to be present in the Software and/or Developed Software, TCS agrees to take action immediately, at its own expense, to identify and eradicate such Disabling Code and to carry out any recovery necessary to remedy the impact of such Disabling Code. In addition to the foregoing, if any Disabling Code is found to have been included in Nielsen’s system by virtue of TCS’ breach of the foregoing representation of warranty, TCS will indemnify Nielsen for Losses incurred as a result of such breach.

(k) Date-Related Functionality. TCS represents and warrants that, with respect to all date-related data and functions, the Deliverable and the Services will accept input, perform processes, and provide output in a manner that:

(i) is consistent with all applicable specifications;

(ii) prevents ambiguous or erroneous results; and

(iii) does not result in any adverse effect on date related functionality or date related performance of the Deliverable or the Services or other Hardware or Software.

(l) ISO 9000 Certification. TCS represents and warrants that TCS shall perform the Services in such a manner so as to ensure that Nielsen, at all times during the Term, maintain or exceed the level of ISO 9000 certification as applicable to the Services prior to the Transition.

(m) Certification Authority. TCS represents and warrants that TCS shall perform the Services in such a manner so as to ensure that Nielsen, at all times during the Term, maintains or exceeds any requirements of any certification authority as applicable to Nielsen, or to the Services prior to the Transition.

(n) Improved Productivity. TCS commits to ensure not less than three percent (3%) total productivity savings beginning in the second Contract Year and continuing through the end of the fifth Contract Year. The Parties shall work together to come up with productivity improvement proposals. TCS agrees to provide Nielsen with at least one (1) significant proposal regarding productivity savings per year during the relevant period of the Term and to provide Nielsen with annual reports on the productivity savings achieved by TCS.

(o) Pass-Through Warranties and Indemnities. With respect to any Hardware purchased by TCS on Nielsen’s behalf, at Nielsen’s sole option:

(i) TCS shall pass through to Nielsen all available warranties and indemnities and provide all available, including extended, applicable original equipment manufacturer and additional warranties for such Hardware;

(ii) TCS is responsible for the maintenance of all information required to make Claims on such warranties;

(iii) new original equipment, parts and consumables shall be utilized by TCS for warranty repair or replacement throughout the life of the warranty; and

(iv) TCS shall file all warranty Claims.

(p) Interoperability. TCS represents and warrants that the Network Connection and Systems used to provide the Services and the Applications developed and/or maintained pursuant to the Services will be fully interoperable with the Software and Hardware listed in the applicable SOW used by Nielsen or its Clients which may deliver records to, receive records from, or otherwise interact with such Systems or Applications.

(q) TCS Personnel. TCS represents and warrants that the TCS Personnel or its Approved Subcontractors are authorized to work in each of the locations where such personnel are providing Services, and that TCS and its Approved Subcontractors have complied with all obligations under applicable Laws, including those regarding immigration. TCS shall bear all financial responsibility for all matters relating to TCS obtaining any visa, immigration, naturalization or other similar authorizations and requirements under the Laws applicable to visas, immigration, naturalization and other similar authorizations.

(r) Acts and Omissions. TCS represents and warrants that it will be solely responsible for the acts and omissions of TCS, its employees, agents and subcontractors.

24.2	Mutual Representations and Warranties

(a) No Violation. The Parties represent and warrant to each other that its execution, delivery, and performance of this Agreement will not constitute:

(i) a violation of any judgment, order, or decree;

(ii) a material default under any material contract by which it or any of its material assets are bound; or

(iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in (ii).

(b) Authorization. Each Party represents and warrants that:

(i) it has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action on the part of such Party.

24.3	Disclaimer

EXCEPT AS SET FORTH IN THIS AGREEMENT, NIELSEN AND TCS DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Section 25.	DISPUTE RESOLUTION

25.1	Mutual Discussion

(a) Except as provided in Section 17.3, if any dispute, controversy or Claim of any kind whatsoever shall arise between Nielsen, on the one hand, and TCS, on the other hand, in connection with, or arising out of, this Agreement, or the breach, termination or validity hereof (a “Dispute”), the Parties shall attempt, for a period of thirty (30) days (or such other period of time as the Designated Representatives may agree) after receipt by Nielsen or TCS, as applicable, from the other party of a written notice of the existence of a Dispute, to settle the Dispute by mutual discussion. Two senior executives of the Parties (collectively, the “Designated Representatives”) will negotiate in good faith in an effort to resolve the Dispute over the thirty (30) day period (or such other period of time as the Designated Representatives may agree), unless they conclude earlier that amicable resolution of the Dispute through such efforts does not appear likely. The specific format for such discussions will be left to the discretion of the Designated Representatives.

(b) Section 25.1(a) shall not apply in cases where a Party is seeking an injunction or other equitable relief to prevent an immediate harm, as necessary to prevent the expiration of an applicable statute of limitations period, or to preserve its superior position compared to other creditors.

25.2	Non-binding Mediation

With respect to Disputes not resolved in accordance with this Section 25, either Party may, upon notice, submit any such Disputes to non-binding mediation in accordance with the following:

(a) Either Nielsen or TCS may, by notice to the other Party, demand non-binding mediation, by serving on the other Party a statement of the Dispute, controversy or Claim, and the facts relating or giving rise thereto, in reasonable detail.

(b) Within fifteen (15) days after receipt of such notice, the Parties shall initiate mediation of the dispute by submitting to the arbitration entity JAMS (“JAMS”) and to the other Party a written request for mediation, setting forth the subject of the Dispute and the relief requested.

(c) The non-binding mediation shall be held in the New York office of JAMS before a mutually agreed to mediator and be conducted in accordance with JAMS’ comprehensive practices and procedures. Upon commencement of litigation as permitted under Section 25.4, either Party, upon notice to JAMS and to the other Party, may terminate the mediation process. Each Party shall bear its own expenses in the mediation process and shall share equally the charges of JAMS.

(d) Any Dispute that is not resolved in accordance with the provisions provided in this Section 25 may be instituted before a court of competent jurisdiction in accordance with Sections 25.3 and 31.12.

25.3	Expedited Dispute Resolution

Where there is a dispute that arises out of breaches of Section 9, a party may submit a dispute for expedited dispute resolution in accordance with the following (“Expedited Dispute Resolution”) process:

(a) The party initiating the Expedited Dispute Resolution will:

(i) provide the other Party with notice of the dispute and its intent to initiate the Expedited Dispute Resolution process (“Expedited Dispute Notice”); and

(ii) initiate binding arbitration in JAMS’ New York office.

(b) The arbitration shall be administered using the JAMS Streamlined Arbitration Rules and Procedures, modified as follows:

(i) Each Party will have five (5) days following the issuance of the Expedited Dispute Notice to provide JAMS with a written brief explaining its position on the dispute.

(ii) The JAMS arbitrator shall have ten (10) days to arbitrate the dispute and make an initial determination. Thereafter, each Party will have three (3) days to file replay briefs. The JAMS arbitrator will then issue a final, binding decision within two (2) days of receiving the Parties’ reply briefs.

25.4	Adjudication of Disputes

Subject to the terms of Sections 25.1, 25.2, 25.5 and 25.6, each Party shall have the right to commence legal proceedings for the resolution of all Disputes, controversies or Claims between the Parties hereto arising out of or relating to this Agreement (including Disputes as to the validity, interpretation, performance, breach, or with respect to damages upon termination of this Agreement) which are not settled pursuant to the issue resolution procedures provided in this Section 25.

25.5	Continuity of Services

Except as otherwise directed by the other Party, each Party shall continue performing its obligations under this Agreement while a Dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either party’s right to terminate this Agreement as provided in Section 26. TCS acknowledges that the performance of its obligations pursuant to this Agreement is critical to the business and operations of Nielsen. Accordingly, if there is a Dispute between the Parties, TCS shall continue to perform its obligations under this Agreement in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof. For clarity, it is agreed that nothing contained in this Section 25.5 shall be construed as requiring TCS to continue to provide the Services other than those Termination – Expiration Assistance Services that may be requested by Nielsen after the effective date of termination of an SOW or this Agreement pursuant to Section 26 and in accordance with Section 27.

25.6	Additional Dispute Resolution Terms

(a) The Parties agree that written or oral statements or offers of settlement made in the course of the Dispute Resolution Process provided in this Section will:

(i) be Confidential Information;

(ii) not be offered into evidence, disclosed, or used for any purpose in any formal proceeding; and

(iii) not constitute an admission or waiver of rights.

(b) The Parties will promptly return to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

Section 26.	TERMINATION

26.1	Termination for Convenience

Nielsen may terminate this Agreement at any time for any reason by giving TCS at least ninety (90) days prior written notice designating the effective date of such termination. There shall be no termination for convenience fees. If Nielsen exercises the right to terminate for convenience in accordance with this Section 26.1, then Nielsen shall pay any remaining portions of the MCA owed in accordance with Section 26.6(b).

26.2	Termination With TCS’ Right to Cure

Nielsen may terminate this Agreement by giving at least ninety (90) days prior written notice of termination to TCS of the occurrence of any of the following events described in Sections 26.2(i) to 26.2(iv) designating the effective date of such termination. TCS shall have the right to cure such an event, and if such event is cured prior to the effective date of termination, TCS shall so notify Nielsen in writing. If Nielsen is satisfied that the breach has been cured to its reasonable satisfaction, Nielsen shall give TCS written notice that such event has been cured, and this Agreement shall not terminate and will continue in full force and effect; provided that if Nielsen is not satisfied that the breach has been cured to its reasonable satisfaction, Nielsen shall provide TCS with written reasons for such determination of Nielsen. If the Parties disagree on TCS having cured the event such Dispute shall be resolved in accordance with Section 25. The events for which Nielsen may terminate subject to TCS’ right to cure are as follows:

(i) TCS commits a material breach or defaults in the performance of this Agreement which is capable of being cured within thirty (30) days, Nielsen provides written notice of such material breach or default and is not cured in such thirty (30) day period; or

(ii) TCS commits a material breach of this Agreement which is not capable of being cured within thirty (30) days after notice of breach from Nielsen to TCS but is capable of being cured within ninety (90) days after such notice and TCS fails to cure the breach within ninety (90) days after such notice; or

(iii) TCS is in such adverse financial condition as to endanger its ability to perform its obligations under this Agreement; or

(iv) TCS fails to meet the Total TCS Target Headcount required in Schedule F for any quarter, less up to a maximum of thirty percent (30%) grace each quarter; provided that TCS has received SOWs requesting Services that necessitate at least the minimum volume of staff required to meet such targets, or specifies at least the minimum volume of staff required to meet such targets, with at least thirty (30) days lead time for TCS to fill Off-Shore requests and ninety (90) days lead time for TCS to fill on-site requests. The Parties acknowledge and agree that Schedule F may only be modified by mutual written agreement of the Parties.

26.3	Termination Without any Right to Cure

Nielsen may terminate this Agreement at any time within ninety (90) days of Nielsen’s discovery of the occurrence of any of the following events, upon thirty (30) days written notice to TCS, designating the effective date of such termination, without TCS having the right to cure:

(i) TCS unreasonably refuses to negotiate, or fails to reach agreement with Nielsen on, one or more SOW requested by Nielsen in accordance with the terms and conditions of this Agreement, and the aggregate amount to be paid for Services pursuant to such SOW would have equaled or exceeded (A) twenty million dollars ($20,000,000) in any rolling twelve (12) month period; or (B) six million dollars ($6,000,000) during any rolling three (3) month period. For the avoidance of doubt, amounts that would have been paid under any SOW that TCS refuses to negotiate or agree to with any supplier of Nielsen based on the results of a credit worthiness of such supplier performed by TCS shall not be included in the calculation of the amounts provided in clause (A) and (B) of this Section; or

(ii) beginning four (4) months after the Agreement Effective Date, TCS fails to meet any single Tier One Quality of Services Metric (A) for three (3) consecutive months or (B) in more than any six (6) months, in a rolling twelve (12) month period, or (C) fails to meet at least seventy percent (70%) of Tier One Quality of Service Metrics in any three (3) months in a rolling twelve (12) month period; or

(iii) a Tier One Restricted Company acquires more than twenty (20) percent of TCSL’s outstanding stock or (b) any entity other than a Controlled Subsidiary or a majority owned direct or indirect subsidiary of Tata Sons Ltd acquires more than fifty (50) percent of TCSL’s outstanding stock; or

(iv) Either TCSL or TCS America files a petition of any type to seek protection against its creditors, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, has an involuntary petition in bankruptcy filed against it which is not challenged within twenty (20) days after service of notice to TCS or not dismissed within sixty (60) days after service of notice to TCS in the United States or one hundred twenty (120) days outside of United States; or

(v) TCS’ performance of Services under this Agreement at some point is entirely prevented or delayed by a Force Majeure Event or events (other than due to a Force Majeure Event impacting Nielsen), which delay or prevention continues for more than thirty (30) days; provided that if Nielsen elects not to terminate this Agreement, the Term of this Agreement shall be extended by the period of time TCS was prevented or delayed by the Force Majeure Event; or

(vi) Subject to Section 26.2(iv), TCS fails to meet the Total TCS Target Headcount in three (3) out of any four (4) rolling quarters.

Except for Force Majeure Events whose termination and corresponding impact to the MCA shall be determined in accordance with Section 16.3, termination of this Agreement pursuant to this Section 26.3 shall relieve Nielsen of its obligations with respect to the MCA.

26.4	Termination of this Agreement Due to Legal Prohibition

(a) If Nielsen or TCS is prohibited by a regulatory or legal change, or new interpretation of applicable Law or regulation, from continuing to perform under this Agreement in whole, Nielsen if it is prohibited, or TCS if it is prohibited, may terminate this Agreement upon written notice of termination to the other party; provided that:

(i) if TCS is prohibited, Nielsen shall be relieved of any obligation with respect to any unpaid portion of the MCA;

(ii) if Nielsen is prohibited, and the MCA has not been satisfied as of such termination, the Parties shall enter into good faith negotiations with respect to a reasonable amount, if any, that Nielsen shall be required to pay towards fulfillment of the MCA as a result of such termination; provided further that in the event the Parties are unable to reach agreement to their mutual satisfaction, then the ultimate decision as to such reasonable amount payable by Nielsen, if any, as a result of such a termination shall be determined in accordance with the dispute resolution process provided in Section 25.

(iii) The effective date of any such termination shall be designated by the terminating Party in the termination notice, provided that where TCS is the terminating Party, the effective date may not be less than eighteen (18) months after Nielsen’s receipt of such notice, unless continued performance of Services involves violation of law or applicable regulation or otherwise agreed by Nielsen.

26.5	Termination by TCS

(a) TCS may, upon prior written notice to Nielsen given no less than thirty (30) days prior to the effective date of such termination, terminate a SOW, for Nielsen’s failure to pay invoice(s) issued under the SOW that are not disputed in good faith. If any such failure is cured prior to the effective date of termination, then the applicable SOW shall not terminate and will continue in full force and effect. Notwithstanding the foregoing, if Nielsen has not cured its failure to pay any invoice(s) that are not disputed in good faith during the thirty (30) day notice period, such failure to pay shall be escalated to senior executives of the Parties for resolution. If, after such escalation, the Parties are not able to mutually agree to a resolution within thirty (30) days of such escalation, then the applicable SOW shall terminate. Any such termination of a SOW shall not affect this Agreement or any other SOW hereunder except as otherwise provided in Section 26.5(b) below.

(b) TCS may, upon prior written notice to Nielsen given no less than thirty (30) days prior to the effective date of such termination, terminate this Agreement for Nielsen’s failure to pay invoice(s) that are not disputed in good faith; provided that no such written notice may be given unless and until the total amount that is undisputed and unpaid equals or exceeds fifty million dollars ($50,000,000) for more than six (6) months. If any such failure is cured prior to the effective date of termination, then this Agreement shall not terminate and will continue in full force and effect. Notwithstanding the foregoing, if Nielsen has not cured such failure to pay during the thirty (30) day notice period, such failure to pay shall be escalated to senior executives of the Parties for resolution. If such senior executives of the Parties are not able to mutually agree to a resolution within thirty (30) days of such escalation, TCS shall provide Nielsen with a second written notice of default of payment and Nielsen shall have thirty (30) days from receipt of such second notice to cure such failure to pay. If Nielsen has not cured such failure to pay by the end of such second notice period, then this Agreement shall terminate. For clarity, nothing contained in this Section 26.5(b) will restrict TCS’ rights under Section 26.5(a).

(c) Due to the impact any termination of this Agreement would have on Nielsen’s business, other than as provided in Sections 26.4 and 26.5, Nielsen’s failure to perform its responsibilities under this Agreement shall not be deemed to be grounds for termination or suspension of performance by TCS.

26.6	Nielsen’s Payment Obligation Upon Termination or Expiration

Upon termination of this Agreement or any SOW, in addition to any other liability provided in this Agreement, Nielsen shall pay TCS for all Services performed in accordance with this Agreement and such SOW prior to the effective date of such termination. In addition:

(a) If Nielsen terminates this Agreement pursuant to Section 26.2 or 26.3 above (other than as a result of a Force Majeure event), Nielsen shall be relieved of any obligation with respect to any unpaid portion of the MCA.

(b) If Nielsen terminates this Agreement for convenience pursuant to Section 26.1, any outstanding balance of the MCA shall be due and payable within thirty days after the effective date of termination.

(c) If TCS terminates this Agreement pursuant to Section 26.5(b) or 26.5(c), any outstanding balance of the MCA shall be due and payable within thirty (30) days after the effective date of termination.

(d) If Nielsen terminates this Agreement pursuant to Sections 26.4 or 16.3, the effect of such termination on the obligation to pay, if any, any unpaid portion of the MCA shall be as provided in Section 26.4 or 16.3 as applicable and shall be due and payable within thirty (30) days of the effective date of such termination.

(e) If this Agreement expires by its terms before Nielsen has satisfied the MCA, the determination of any balance of the MCA shall be made in accordance with Section 17.4 as of the date of expiration of the Term and any such unpaid portion of the MCA shall be due and payable within thirty (30) days of the effective date of such expiration.

26.7	Effects of Termination

(a) After receipt of a notice of termination and except as otherwise directed by Nielsen, TCS shall:

(i) If no further Services (including Termination – Expiration Assistance) are required by Nielsen, TCS shall transfer title or license to Nielsen (to the extent that title or license is required to be transferred under this Agreement) and deliver in the manner, at the times, and to the extent directed thereby Deliverables, work in progress, completed work, Nielsen paid supplies and other materials produced as a part of, or acquired in respect to the performance of, the Services terminated by the notice of termination; and

(ii) To the extent not required in connection with any Termination – Expiration Assistance, deliver to Nielsen, and cause its employees, agents, or contractors to deliver to Nielsen, all materials relating to Nielsen and Nielsen’s Affiliates, or developed for Nielsen or Nielsen’s Affiliates in the course of performance of this Agreement, or containing or derived from Nielsen Confidential Information (a certificate evidencing compliance with this provision shall, if requested by Nielsen, accompany such material).

(b) Nielsen shall pay the Baseline Service Charges and other Charges provided in Section 18.1 through the effective date of termination (and charges for the Termination – Expiration Assistance if applicable) and any amount due under the MCA.

26.8	Termination of Statements of Work

Nielsen may terminate any SOW in whole or in part, with or without cause, at any time in its sole discretion, upon at least thirty (30) days prior written notice to TCS. Nielsen shall pay all undisputed fees due or owed pursuant to the SOW through the effective date of termination. If a SOW is terminated for TCS’ failure to comply with a staffing or other requirement provided in a specific SOW, Section 17.3 shall apply with respect to such SOW. For the avoidance of doubt, termination of any SOW shall not be a termination of any other SOWs or this Agreement.

Section 27.	TERMINATION-EXPIRATION ASSISTANCE

27.1	Termination-Expiration Assistance

(a) Beginning eighteen (18) months prior to expiration of this Agreement, or such earlier date as Nielsen may request (and continuing for a period of up to eighteen (18) months in Nielsen’s sole discretion), or commencing upon a notice of termination (including notice of termination based upon default by Nielsen), and, if applicable, continuing through the effective date of such termination or expiration (“Termination-Expiration Assistance Period”), TCS shall provide to Nielsen, or at Nielsen’s request to Nielsen’s designee, the reasonable termination-expiration assistance requested by Nielsen to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Nielsen or its designee (including a competitor of TCS) (“Termination-Expiration Assistance”).

(b) Charges for Termination–Expiration Assistance Services provided during the Term are provided in Schedule C and Charges for Termination-Expiration Assistance Services and Services under any surviving SOWs performed after the expiration of the Term will be as described in Section 2.1.

(c) Termination-Expiration Assistance shall include the assistance described in Schedule O (“Termination-Expiration Assistance Services”) and the following:

(i) TCS will, at Nielsen’s cost and expense, make Commercially Reasonable Efforts to obtain any necessary rights and thereafter make available to Nielsen or its designee, pursuant to reasonable terms and conditions, any Third Party Services then being utilized by TCS primarily in the performance of the Services including services being provided through third party service or maintenance contracts. Upon Nielsen’s request, TCS shall:

(A) sell to Nielsen or their designee, the TCS-owned Hardware then being used by TCS to provide the Services, free and clear of all liens, security interests or other encumbrances at the greater of:

(a) the fair market value, as shall be determined by an agreed-upon appraisal; and

(b) the net book value; and

(B) assign all leases to TCS-leased Hardware primarily used to provide the Services to Nielsen.

(ii) If, at Nielsen’s request, subject to the willingness of the applicable TCS Personnel and the availability of work authorizations, TCS agrees to assign TCS Personnel who are currently performing the Services then performing the roles of subject matter expert, technical lead or other critical positions in the Nielsen account, by way of staff augmentation on a time and materials basis for up to twelve (12) months after the completion of the Termination-Expiration Assistance Period. The rates that TCS shall be entitled to charge in such cases to Nielsen shall be no less favorable to Nielsen than offered by TCS to its other similar customers.

(d) If this Agreement is terminated by TCS pursuant to Section 26.5, prior to requiring TCS to perform any Termination-Expiration Assistance, Nielsen shall pay all undisputed amounts then due in addition to paying fees for Termination-Expiration Assistance in advance during each month.

Section 28.	LIMITATION OF LIABILITY

28.1	NO CONSEQUENTIAL DAMAGES

EXCEPT AS PROVIDED IN SECTION 28.3 (BUT SUBJECT TO THE PROVISIONS OF SECTION 28.3(d)), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL (INCLUDING LOSS OF PROFIT), INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

28.2	DIRECT DAMAGES

EXCEPT AS PROVIDED IN SECTION 28.3, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE AND CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNTS PAID OR PAYABLE BY NIELSEN TO TCS UNDER THIS AGREEMENT IN THE TWENTY-FOUR (24) MONTHS PRIOR TO THE LAST EVENT WHICH THE CLAIMING PARTY CLAIMS HAS GIVEN RISE TO SUCH LIABILITY UNDER THIS AGREEMENT.

28.3	EXCLUSIONS

THE LIMITATIONS SET FORTH IN SECTIONS 28.1 AND 28.2 SHALL NOT APPLY TO:

(a) CLAIMS THAT ARE THE SUBJECT OF A PARTY’S INDEMNIFICATION OBLIGATIONS;

(b) CLAIMS THAT ARE OCCASIONED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(c) DAMAGES OCCASIONED BY A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS; AND

(d) DAMAGES OCCASIONED BY THE IMPROPER OR WRONGFUL TERMINATION OF THIS AGREEMENT BY A PARTY OR WRONGFUL TERMINATION OF THIS AGREEMENT OR ABANDONMENT OF THIS AGREEMENT BY TCS; PROVIDED THAT IF TCS PROVIDES OR IS WILLING TO PROVIDE TERMINATION—EXPIRATION ASSISTANCE AS PROVIDED IN AND SUBJECT TO SECTION 27 THEN THIS SECTION 28.3(d) SHALL ONLY BE AN EXCEPTION TO SECTION 28.2 AND NOT TO SECTION 28.1.

Section 29.	INDEMNIFICATION

29.1	Indemnity by TCS

TCS agrees to indemnify, defend and hold harmless Nielsen and its respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from third party Claims of any of the following:

(a) TCS’ alleged failure to observe or perform any duties or obligations to be observed or performed on or after the Agreement Effective Date by TCS under any of the contracts assigned to TCS or for which TCS has assumed financial, administrative, or operational responsibility;

(b) TCS’ failure to comply with Process Norms relating to a BPO Service required under a SOW, including failures to report wages, taxes and benefits to the government or failures to make required governmental filings;

(c) TCS’ breach of its obligations with respect to Nielsen Confidential Information;

(d) Nielsen’s use in accordance with this Agreement of any Deliverables or Developed Software that infringes any Intellectual Property Right of a third party, provided that TCS shall have no obligation or liability with respect to any infringement Claims to the extent they arise from:

(i) use of the Deliverable or Developed Software in a manner materially inconsistent with the specifications and instructions of TCS provided in the Documentation;

(ii) Nielsen’s failure to use, within a reasonable period of time following their provision by TCS to Nielsen, corrections or enhancements made available by TCS at no additional cost to Nielsen to the extent that the alleged Loss or threatened Loss would not have occurred if Nielsen had used such corrections or enhancements;

(iii) Nielsen’s use of the Deliverable or Developed Software in combination with any product, service or material not provided or authorized by TCS and not reasonably necessary for the use of, or reasonably anticipated by, given the nature of such Deliverable or Developed Software;

(iv) Nielsen or Nielsen’s Agents modifications to the Deliverable or Developed Software not made, authorized or approved by TCS or TCS Agents;

(v) Nielsen Software or other material provided by Nielsen; or

(vi) TCS compliance with any design, written instruction, Process Norms relating to BPO Services provided by Nielsen (except that this Section 29.1(d)(vi) shall not apply if TCS knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party).

(e) The death or bodily injury of any agent, employee, Nielsen business invitee, or business visitor or other person caused by the negligence or wrongful acts or omissions of TCS, TCS Agents or its employees or subcontractors;

(f) Any Losses resulting from the introduction of Disabling Code in Nielsen’s system by virtue of TCS’ breach of Section 24.1(j);

(g) The damage, loss or destruction of any real or tangible personal property caused by the wrongful acts or omissions of TCS or its employees or agents; and

(h) Any liability for premiums, contributions, or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, old age benefit, or payroll tax withholding or failure to withhold payroll taxes for which Nielsen may be adjudged liable as an employer with respect to any TCS Personnel.

29.2	Additional Obligations for Infringement Claims.

In addition to the requirements provided in Section 29.1(d) above, if any item used by TCS (other than items provided by or on behalf of Nielsen) to provide the Services becomes, or in TCS’ reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim, TCS will, as directed by Nielsen:

(i) promptly at TCS’ expense secure the right to continue using the item, or

(ii) if this cannot be accomplished with Commercially Reasonable Efforts, then at TCS’ expense, replace or modify the item to make it non-infringing or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the affected components of the Services or disrupt Nielsen’s business operations, or

(iii) if items 29.2(i) or 29.2(ii) cannot be accomplished with Commercially Reasonable Efforts, remove the infringing item from the scope of Services and reduce the MCA by the amount that the scope of Services has been reduced because of the infringing item.

29.3	Indemnity by Nielsen

Nielsen agrees to indemnify, defend and hold harmless TCS, TCS Group and Approved Subcontractors and their respective officers, directors, employees, agents, successors and assigns from any and all Losses and threatened Losses arising from third party Claims relating to:

(a) Access, use or operation by TCS of any Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen in connection with the Services which infringes upon or misappropriates any Intellectual Property Rights of any third parties, except to the extent arising from:

(i) use of Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen by TCS in a manner materially inconsistent with the specifications and instructions of Nielsen;

(ii) TCS’ use of Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen by TCS in combination with any product, service or material not provided or authorized by Nielsen and not reasonably necessary for the use of, or reasonably anticipated by, given the nature of such Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen;

(iii) TCS or TCS’ Agents modifications to Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen not made, authorized or approved by Nielsen or Nielsen Agents;

(iv) TCS Software or other material provided by TCS; or

(v) Nielsen’s compliance with any design, written instruction or Process Norms provided by TCS (except that this Section 29.3(a)(v) shall not apply if Nielsen knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party);

(b) The death or bodily injury of any agent, employee, TCS business invitee, or business visitor or other person caused by the negligence or wrongful acts or omissions of Nielsen, Nielsen Agents or its employees or subcontractors;

(c) TCS’ compliance with any design, written instruction or Process Norms relating to BPO Services provided by Nielsen (except that this Section 29.3(c) shall not apply if TCS knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party) and

(d) Any liability for premiums, contributions, or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, old age benefit, or payroll tax withholding or failure to withhold payroll taxes for which TCS may be adjudged liable as an employer with respect to any employee or contractors of Nielsen or Affiliates of Nielsen other than any such employees of Nielsen or Nielsen Affiliates who TCS actually offered employment or who it was required to offer employment by TCS under the applicable SOW.

29.4	Additional Obligations for Infringement Claims

In addition to the requirements provided in 29.3(a) above, if any Nielsen Software, Nielsen Third Party Software or other material used by TCS to provide the Services becomes, or in TCS’ reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim, Nielsen will, as directed by TCS:

(i) promptly at Nielsen’s expense secure the right to continue using the item, or

(ii) if this cannot be accomplished with Commercially Reasonable Efforts, then at Nielsen’s expense, replace or modify the item to make it non-infringing or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the affected components of TCS’ delivery of the Services, or

(iii) if items 29.4(i) or 29.4(ii) cannot be accomplished with Commercially Reasonable Efforts, remove the infringing item from the scope of Services with no effect on the MCA.

29.5	Indemnification Procedures

With respect to any indemnification Claims, the following procedures shall apply:

(a) Notice. Promptly after receipt by any entity entitled to indemnification under this Section of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a Claim in respect of which the indemnified Party will seek indemnification pursuant to this Section, the indemnified Party shall notify the indemnifying Party of such Claim in writing. No failure to so notify indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the indemnified Party relating to any Claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnifying Party shall notify the indemnified Party, in writing, if the indemnifying Party elects to assume control of the defense and settlement of that Claim (a “Notice of Election”).

(b) Procedure Following Notice of Election. If the indemnifying Party delivers a Notice of Election relating to any Claim within the required notice period, the indemnifying Party shall be entitled to have sole control over the defense and settlement of such Claim; provided that:

(i) the indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel at their own expense to assist in the handling of such Claim; and

(ii) the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such Claim or ceasing to defend against such Claim, unless the proposed settlement releases indemnified Party from any and all liability under such Claim.

After the indemnifying Party has delivered a Notice of Election relating to any Claim in accordance with the preceding paragraph, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses incurred by the indemnified Party in connection with the defense of that Claim. In addition, the indemnifying Party shall not be required to indemnify the indemnified Party for any amount paid or payable by the indemnified Party in the settlement of any Claim for which the indemnifying Party has delivered a timely Notice of Election, unless, having delivered such Notice of Election, the indemnifying Party fails to defend, if such amount was agreed to without the written consent of the indemnifying Party.

(c) Procedure Where No Notice of Election Is Delivered. If the indemnifying Party does not deliver a Notice of Election relating to any Claim within the required notice period (or, having delivered such a notice, fails to defend), the indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnifying Party. The Indemnifying Party shall promptly reimburse the indemnified Party for all such costs and expenses.

29.6	Subrogation

If the indemnifying Party shall be obligated to indemnify the indemnified Party pursuant to this Section 29, the indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified Party with respect to the Claims to which such indemnification relates.

Section 30.	INSURANCE, FIDELITY BOND

30.1	Insurance Coverage

During the Term, TCS shall maintain at its own expense, and require TCS Agents to maintain at their own expense or TCS’ expense, insurance of the type and at least the amounts provided below from insurers which are acceptable to Nielsen and which are rated A / XII or better in the then most recent edition of Best’s Insurance Reports:

(a) Worker’s Compensation & Employer’s Liability Insurance: Maximum statutory limits for and with respect to the personnel performing services for Nielsen, including Employer’s Liability with a $5,000,000 limit including occupational disease;

(b) Commercial General Liability Insurance, including Contractual Liability, Completed Operations, Personal Injury Coverage, Broad Form Property Damage with a combined single limit of at least $5,000,000 on an occurrence basis and $5,000,000 on an aggregate basis;

(c) Comprehensive Automobile Liability Insurance, including non-ownership and hired car coverage as well as owned vehicles, with a combined single limit of at least $1,000,000 and at least $1,000,000 on an aggregate basis;

(d) Professional Liability and Errors and Omissions Insurance in an amount of $5,000,000 per claim, with an aggregate limit of at least $10,000,000; and

(e) Umbrella coverage for (b) and (c) above of $25,000,000.

30.2	Insurance Documentation

Upon Nielsen’s request, TCS shall furnish to Nielsen certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages required by in Section 30.1 and, if and to the extent applicable, naming Nielsen as additional insureds. Such certificates or other documentation will include a provision whereby thirty (30) days notice must be received by Nielsen prior to coverage, cancellation or material alteration of the coverage by either TCS or TCS Agents or the applicable insurer. Such cancellation or material alteration shall not relieve TCS of its continuing obligation to maintain insurance coverage in accordance with this Section 30.

30.3	Insurance Provisions

(a) The insurance coverages under Section 30.2 shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Nielsen. All coverage required by Section 30.2 shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding Nielsen. If any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Agreement Effective Date and, notwithstanding the termination of this Agreement, either directly or through ‘tail’ coverage shall allow for reporting of claims until the period of the applicable limitations of actions has expired.

(b) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this 30.1, TCS shall be solely responsible to take such action. TCS shall provide Nielsen with contemporaneous notice and with such other information as Nielsen may request regarding the event.

(c) TCS’ obligation to maintain insurance coverage shall be in addition to, and not in substitution for, TCS’ other obligations hereunder and TCS’ liability to Nielsen for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.

30.4	Fidelity Insurance

During the Term TCS shall carry a fidelity bond or insurance (the “Fidelity Bond”) covering its and its Affiliates’ officers, employees, and subcontractors, with a limit of not less than ten million dollars ($10,000,000) underwritten by an insurer acceptable to Nielsen and licensed to do business in the United States. The Fidelity Bond shall cover theft, fraud, dishonest acts, and computer crime and shall name Nielsen as a loss payee with respect to any loss involving Nielsen. TCS shall provide to Nielsen a certificate evidencing such insurance upon execution of this Agreement. Said certificate shall include a provision whereby thirty (30) days notice must be received by Nielsen prior to coverage cancellation or material alteration of the coverage by TCS or by the applicable insurer.

30.5	Claims Procedures

In the event of any:

(a) loss, theft, damage, destruction, confiscation or other casualty occurrence with respect to any real, personal, tangible or intangible property of Nielsen covered by the above insurance or Fidelity Bond, or

(b) any claim made by, or on behalf of, any third party, including any employee, agent or representative of TCS (and including any party covered by the provisions of any applicable workers compensation law) against Nielsen related to or arising out of the performance or non-performance by TCS hereto of its obligations hereunder (each of the events referred to in the preceding clauses (a) and (b) being hereinafter referred to as an “Insured Event”), in addition to any and all rights and remedies which Nielsen may have under this Agreement or as an additional insured under the foregoing policies or Fidelity Bond, Nielsen shall notify TCS promptly in writing of the occurrence of such Insured Event, setting forth in detail the nature of the occurrence giving rise thereto, and the amount of Nielsen’s estimated loss or liability in respect thereof (such estimated loss or liability being referred to as a “Claim”). Nielsen may update the Claim from time to time as factual circumstances dictate. In connection with any Insured Event, TCS shall not accept payment under any insurance policy described above or under the Fidelity Bond, or settle any payment or claim thereunder, in an amount less than the amount of the Claim without Nielsen’s prior written consent, and TCS hereby assigns to Nielsen, and agrees to pay to Nielsen immediately upon receipt, including by endorsing to Nielsen any instrument representing such proceeds, the amount of any payment received by TCS under such insurance policies or Fidelity Bond in respect of an Insured Event, and further agrees to receive and to hold the same in trust for the benefit of Nielsen until payment in full thereof to Nielsen in accordance herewith and satisfaction of the Claim.

Section 31. MISCELLANEOUS PROVISIONS

31.1	Assignment

This Agreement may not be assigned by TCS without the prior written consent of Nielsen. Nielsen shall have the right to assign this Agreement, or any portion hereof, without TCS’ consent, to an Affiliate or pursuant to an acquisition, merger or the sale of all or substantially all of the assets of Nielsen. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties. Assignment of this Agreement by Nielsen shall not relieve Nielsen from the obligations with respect to MCA.

31.2	Notice

All notices, requests, claims, demands, and other communications (collectively, “Notice”) under this Agreement shall be in writing and shall be given or made by delivery in person (against a signed receipt), by courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Party at the address provided below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 31.2. Because notices by facsimile and email may not be given the appropriate degree of attention and because facsimile numbers and email addresses change regularly, such notices shall not be effective unless responded to by the intended recipient. Each such Notice will be effective when actually received at the respective addresses specified below:

If to TCS:

TCS America	With a copy to:

101 Park Avenue	Natarajan CS
New York, NY 10178	Client Relationship Director
Attn: Satyanarayan Hegde, Esq., General Counsel	Tata Consultancy Services
379 Thornall Street, 11th Floor
Edison, NJ 08837

If to Nielsen:

ACNielsen (US), Inc.	With a copy to:

c/o Mitchell J. Habib	ACNielsen (US), Inc.
Executive Vice President, Global Business Services	c/o Chief Legal Officer
The Nielsen Company	The Nielsen Company
50 W. River Center Blvd.	45 Danbury Road
Suite 600	Wilton, CT 06897
Covington, KY 41011

31.3	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

31.4	Relationship

The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Nielsen or TCS partners, joint ventures, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by TCS to perform work on Nielsen’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Nielsen. Neither Party shall have any right, power or authority, express or implied, to bind, or make representations on behalf of the other.

31.5	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then such provision will be deemed restated, in accordance with applicable Law, to reflect as nearly as possible the original intentions of the Parties, and the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

31.6	Waiver; Approvals

No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights. All approvals required hereunder shall be in writing. For the convenience of the Parties a number (but not all) of the places in this Agreement specify that a Party’s approval must be in writing, the absence of such a requirement in any other provision shall not be construed as not requiring such approval as being in writing.

31.7	Publicity

TCS may quote Nielsen as a customer. TCS may publish a Nielsen case study in the TCS brand campaign, including advertisements in leadings newspapers, magazines, and other media. Notwithstanding the foregoing, under no circumstances will TCS use Nielsen’s name or mark without Nielsen’s prior written approval on the content, media and timing of such use. Nielsen will participate in a joint press release with TCS promptly following the Agreement Effective Date. Nielsen will be reasonably available to serve as a reference to prospective TCS customers.

31.8	Headings

The headings of the Sections used in this Agreement are included for reference only and are not to be used in construing or interpreting this Agreement.

31.9	Survival

The following Sections shall survive termination or expiration of this Agreement for any reason: Section 1 (Background, Objectives and Definitions), Section 31.14 (Non-Solicitation), Section 13 (Software and Proprietary Rights), Section 14 (Data Ownership, Protection and Return of Data), Section 17.4 (Payment Upon Termination or Expiration), Section 18.5 (Rights of Set Off), Section 18.6 (Refundable Items); Section 18.7 (Unused Credits), Section 21 (Taxes, to the extent a tax liability is incurred by a Party prior to the later of the termination or expiration of this Agreement or the expiration of any Termination-Expiration Assistance Period), Section 22 (Audits), Section 23 (Confidentiality), Section 24 (Representations and Warranties), Section 25 (Dispute Resolution), Section 26.6 (Nielsen’s Payment Obligation Upon Termination or Expiration), Section 27 (Termination-Expiration Assistance), Section 28 (Limitation of Liability), Section 29 (Indemnification), Section 30 (Insurance, Fidelity Bond) and Section 31 (Miscellaneous Provisions).

31.10	Covenant of Further Assurance

The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

31.11	Negotiated Terms

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

31.12	Governing Law and Jurisdiction

This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of New York and the Federal laws of the United States of America, excluding conflict of laws provisions. The Parties consent and agree that all legal proceedings arising out of or relating to this Agreement shall be exclusively maintained in either the federal or state courts located in New York County, New York. TCS hereby designates its office at 101 Park Avenue, New York, New York 10178 as the location for service of process in any action or proceeding arising under this Agreement and waives any international treaty provisions with respect to such service of process. Service of process in any action or proceeding arising hereunder shall be by certified U.S. mail only. The Parties agree that all Disputes, controversies or claims arising out of or related to this Agreement will be settled only in accordance with Section 25 hereof; provided, however, that either Party shall not be precluded by the foregoing from seeking equitable relief where appropriate in such court of competent jurisdiction. Further, TCS hereby agrees and covenants not to challenge or dispute the applicability or enforceability of any order, injunction, judgment or other action taken by such court, regardless of the location where such application, enforcement or award is sought and any such relief granted would be considered conclusive and binding between the Parties.

31.13	Permits

The Parties acknowledge that certain Services to be provided under this Agreement may be subject to export controls under the laws and regulations of the United States, India and other countries to the extent such Services are provided from Service Locations outside of the United States and India. TCS will be responsible, as part of the Services, for securing, with Nielsen’s reasonable cooperation, all permits, licenses, regulatory approvals and authorizations, whether domestic or international, and including all applicable import/export control approvals (collectively, “Permits”) required for TCS to provide the Services to Nielsen and will take all lawful steps necessary to maintain such Permits during the term of this Agreement. TCS will have financial responsibility for, and will pay, all fees and taxes associated with obtaining such Permits. TCS shall be solely responsible for compliance with all Laws relating to data protection and privacy and/or trans-border data flow. TCS will pay for and be solely responsible for obtaining and maintaining such visas as may be required for its employees to enter and remain in the country in which Services are rendered in connection with this Agreement.

31.14	Non Solicitation of Employees

(a) Except as provided in Sections 31.14(b) and 31.14(c) below, Nielsen and its Majority Owned Affiliates will be prohibited from soliciting or hiring the employees of TCS and the TCS Group and TCS will be prohibited from soliciting or hiring the employees of

Nielsen or its Majority Owned Affiliates if (i) in the case of TCS Personnel, such employee is performing any Services under this Agreement or, (ii) in the case of Nielsen personnel, such employee is associated with the Services. Such restriction will remain effective for a period of one (1) year after such individual ceases to be performing the Services or associated with the Services.

(b) TCS or a member of TCS Group may hire any employee or contractors of Nielsen or a Majority Owned Affiliate to the extent required or permitted to do so in accordance with Schedule E or an applicable SOW.

(c) In Nielsen’s sole discretion, Nielsen may:

(i) commencing January 1, 2008, hire up to ten (10) TCS Personnel per calendar year at any time. This right shall not carry forward to subsequent years (i.e., Nielsen may not hire more than ten (10) employees per calendar year even if Nielsen hired less than ten (10) employees in the previous year);

(ii) upon termination or expiration of this Agreement, hire any TCS Personnel that were formerly Nielsen employees, provided that such employees are assigned to the Nielsen account at the time Nielsen makes the offer of employment;

(iii) within thirty (30) days after receipt of notice from TCS of its intent to remove a Nielsen Preemption Right Employee, Nielsen may offer to hire the applicable Preemption Right Employee; and

(iv) if, during Contract Years 10 and 11, TCS fails to meet the Tier One Quality of Service Metric for retention of Key Personnel, Nielsen may hire up to twenty-five percent (25%) of the Key Personnel in the aggregate during Contract Year 10 and Contract Year 11.

31.15	Changes In and Relationship of Various Parties

(a) The Parties acknowledge that Tata Sons Limited, which was a party to the Original MSA, transferred its Tata Consultancy Services division to TCSL on August 9, 2004, which assumed Tata Sons Limited’s rights and obligations under the Original MSA. ACNielsen Corporation, which was a party to the Original MSA, has assigned its rights and obligations to Nielsen as of Agreement Effective Date.

(b) TCS America and TCSL shall have joint and several liability with respect to all of the rights and obligations of TCS under this Agreement. Any amendments, notices, consents, approvals, SOWs, Change Orders and any other operative documents pursuant to or under this Agreement may be signed by TCS America or TCSL or both on behalf of TCS and any such document executed only by TCS America or TCSL shall be binding on both TCSL and TCS America.

31.16	Entire Agreement

This Agreement represents the entire agreement between the Parties with respect to its subject matter, and supersedes any prior representations, proposals, understandings, agreements, or contemporaneous discussions, whether oral or written, between the Parties relative to such subject matter.

31.17	Existing SOWs

All SOWs in effect as of the Agreement Effective Date are hereby ratified and remain in full force and effect, and shall be subject to this Agreement, including the provisions of Section 17.1.

31.18	Amendment; No Electronic Signatures; Waiver

This Agreement may be amended or supplemented only by means of a physical writing manually signed by the Parties. This Agreement may only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the Parties. No terms and conditions contained in any “click-wrap” license or similar electronic notification shall be of force or effect, nor shall any terms and conditions contained in any invoice or similar transactional document used by TCS be deemed to amend or supplement this Agreement. Nielsen does not agree to the use of electronic signatures with respect to this Agreement or any amendment, modification or transactional document relating to hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. For avoidance of doubt, amendments to the Schedules to this Agreement shall be adopted in accordance with the procedures provided in Schedule J.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed and delivered by its duly authorized representative.

ACNIELSEN (US), INC.	TATA AMERICA INTERNATIONAL CORPORATION

By:	By:
Name:	Name:
Title:	Title:

TATA CONSULTANCY SERVICES LIMITED

By:
Name:
Title:

As and by way of material inducement for TCS to enter into this Agreement, The Nielsen Company B.V. (“Guarantor”), a Dutch company and the indirect parent company of ACNielsen (US), Inc. (“Nielsen”), for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, hereby unconditionally guarantees Nielsen’s (or its permitted assignee’s and successor’s) performance of its payment obligations as and when become due and payable under this Agreement for a maximum amount of the MCA.

1. This guarantee shall be irrevocable continuing guarantee and enforceable against Guarantor notwithstanding the insolvency of Nielsen or assignment of this Agreement by Nielsen.

2. Guarantor hereby waives any notice or consent requirements with respect to any modification or amendment of this Agreement or any extension of time to perform and Guarantor’s consent shall not be required for, and this guaranty shall continue to apply to, any such modification or amendment to this Agreement made by the Parties in accordance with the terms of this Agreement; provided that if at any time Nielsen (or the assignee or successor) and Guarantor cease to be Affiliates of one another Guarantor may notify TCS in writing of such change in affiliation and thereafter no amendment or any modification or amendment to this Agreement that increases Guarantor’s financial obligations hereunder (including any increase in the MCA, as it may have been reduced) shall not be binding or enforceable against the Guarantor unless such modification or amendment was made with the written consent of the Guarantor. For clarity, it is agreed that a notification of disaffiliation shall not relieve Guarantor of the liability for any MCA owed as of the date of the receipt of such notification by TCS.

3. TCS shall not unreasonably refuse to discharge Guarantor of the obligations hereunder if Nielsen or its assignee or successor provides alternative financial assurances reasonably acceptable to TCS.

THE NIELSEN COMPANY B.V.

By:

Accepted and Agreed to:

TATA AMERICA INTERNATIONAL CORPORATION

By:

TATA CONSULTANCY SERVICES LIMITED

By:

SCHEDULE A

SERVICES

Section 1.	INTRODUCTION

1.1 General

This Schedule A describes the general scope of Services contemplated in the Agreement. Particular Services will be described in SOWs in a format substantially similar to Exhibits A-1 through A-3, as applicable. Each SOW shall be effective, incorporated into and form a part of the Agreement when executed as provided in Section 3.5(a)(i) of the Agreement.

(a) The scope of Services contemplated under the Agreement shall consist of IT (including AD&M) and BPO Services as more specifically described in each applicable IT SOW or BPO SOW. TCS shall perform the Services in accordance with this Schedule A and each applicable SOW.

(b) TCS shall perform all tasks necessary to complete the Services in a timely and efficient manner, using its methodology and tools as tailored to Nielsen.

(c) All capitalized terms used and not defined in this Schedule A shall have the meanings given them in the Agreement or other Schedules.

1.2 Services Overview

(a) TCS shall perform all Services in such a way that all Resources are utilized to a high degree of efficiency without compromising the timely completion of such activities or implicated Service Levels. The Services described in this Schedule A are not intended to be an all-inclusive description of the tasks that TCS will perform as part of the Services but a representative sampling of the areas the Parties reasonably expect the Services to cover. Additional Services and Service areas may be added to the Agreement during the Term, in which case the Parties shall mutually upon which Rates (IT or BPO) shall apply to such Services. In no event shall any Services performed under the Agreement be subject to time and materials Rates other than those provided in Section 2 of Schedule C (Charges).

(b) If any services, functions or responsibilities not specifically described in this Schedule A are either (i) an inherent, necessary or customary part of the Services or (ii) are required or appropriate for the performance and provision of the Services described in this Schedule A, then they will be deemed to be within the scope of the Services as if specified in this Schedule A and not be subject to any fees, expenses or reimbursements except as specified in Schedule C. TCS’ general responsibilities with respect to the Services include the following:

*

(c) Notwithstanding anything to the contrary contained herein, nothing in this Section 1.2 shall be interpreted as giving TCS responsibility for Nielsen strategic, governance or architectural decisions. Nielsen shall retain the ultimate responsibility in these areas, while TCS will, upon Nielsen’s request, provide insight and advice, either informally or under specific SOWs for consulting Services.

Section 2.	STATEMENT OF WORK RFP PROCESS; PROPOSED STATEMENTS OF WORK, DEVELOPMENT, TESTING AND PAYMENT.

2.1 General

(a) As provided in Section 3.5(c) of the Agreement, Nielsen may at any time initiate a request for Services by providing to TCS a request for a proposal for a Statement of Work (a “Statement of Work RFP”) containing the information described in Section 2.1(b) of this Schedule A. TCS’ rejection of a request for Services made by Nielsen shall be subject to the provisions of Sections 17.2 and 26.3(i) of the Agreement. TCS may propose a new Service by submitting a proposal to Nielsen containing the information described in Section 2.1(b) of this Schedule A, which Nielsen may accept or reject at its sole option.

(b) Each Statement of Work RFP prepared by Nielsen shall include, to the extent Nielsen is able to provide such information and as applicable: (i) the SOW scope/specifications, including any related services; (ii) an overall timetable for completing the work requested; (iii) the schedules for critical Milestones and Deliverables; (iv) acceptance tests and criteria for confirming that the Deliverables satisfy the applicable functional specifications; (v) a description of training required by Nielsen; (vi) other provisions, if any, intended to modify or supplement the terms and conditions of the Agreement as such are to be applied to the SOW; and (viii) Critical Service Levels to be applied. The foregoing list is not intended as a list of minimum requirements. Nielsen’s failure to provide any of the above-listed information shall not excuse TCS from its obligation to respond to a Statement of Work RFP in the timeframes described in Section 2.1(d) of this Schedule A.

(c) If requested by Nielsen, TCS will promptly assist Nielsen in collecting and refining the functional User and/or system requirements for any potential Project.

(d) TCS will, within the timeframe specified in the applicable Statement of Work RFP (and in any event, in no less than thirty (30) days after receipt of the Statement of Work RFP from Nielsen), prepare and deliver to the Nielsen Project Manager a proposed Statement of Work in the appropriate form specified in Exhibits A-1 through A-3 and containing the information described in Section 2.1(b) of this Schedule A.

2.2 Format of Proposed Statements of Work

(a) TCS’ proposed Statement of Work shall provide all information requested in the Statement of Work RFP or otherwise reasonably necessary for Nielsen to make an informed decision regarding the proposed Statement of Work, including:

(i) Project Plan. For each proposed Statement of Work, TCS will prepare, for Nielsen review and approval, a schedule (the “Project Plan”) for the completion of each Project to be performed under that Statement of Work. Each Project Plan prepared by TCS shall include (as applicable) Milestones, associated Deliverables and proposed specifications and other standards which must be met before Nielsen will accept the Deliverable (“Acceptance Criteria”), including applicable review periods, for each Deliverable described in the Project Plan;

(ii) Methodology. TCS will include as part of the proposed Statement of Work its proposed methodology (including project methodology and development methodology, if appropriate) for each Project, including designating points of contact and interfaces between the Parties, for Nielsen’s approval. Nielsen will notify TCS of any objections it has to such methodology. If Nielsen notifies TCS of any objections to the methodology, TCS will promptly revise the methodology to satisfy Nielsen’s objections;

(iii) Charges. The proposed Statement of Work will specify TCS’ total estimated staffing model to complete the all Projects under such SOW with a breakdown of the estimated number of Resource hours sufficient to enable Nielsen to understand and assess the proposal. TCS will also include as part of the proposed Statement of Work any additional costs to Nielsen (i.e., Pass Through Expenses) and an estimated total cost of the SOW;

(A) Subject to the Change Control provisions of Section 12.2 of the Agreement, for BPO Services, in no event may TCS invoice Nielsen for Resources in excess of the Baseline Resource Charges;

(B) For IT Services, invoicing shall be based on a Fixed Price or Baseline Resource Charges at Nielsen’s option;

(iv) SOW Termination Date. TCS will include as part of proposed Statement of Work the date that all work under the SOW should be completed;

(v) Staffing and Resource Plan. TCS will include as part of the proposed Statement of Work the staffing of TCS Resources as well as any Nielsen resource commitments and responsibilities in addition to those provided in the Agreement. This staffing plan must identify the labor categories and location (on-site/Off-Shore) on a monthly basis sufficient for Nielsen to determine unit labor rates for each Resource and detail how the labor location shall effect the Off-Shore Leverage Percentages under the Agreement;

(vi) Acceptance Criteria and Testing Plans. TCS will include as part of the proposed Statement of Work the Acceptance Criteria and testing plans if applicable, which must be consistent with the requirements of the Agreement and any processes or procedures agreed upon by the Parties or otherwise applicable to such Services; and

(vii) Any other Pertinent Information. TCS will include as part of the proposed Statement of Work any other information that is pertinent to completion of the Statement of Work in a timely and efficient manner.

(b) Except with the signed approval of the Nielsen Project Manager, the Statement of Work shall not contain or propose to contain any terms and conditions that are contrary to those contained in the Agreement; provided, however, that TCS may propose in the Statement of Work to perform the Services on terms that are more favorable to Nielsen (in Nielsen’s discretion) than those contained in the Agreement or the Statement of Work RFP.

(c) Other reductions, changes, and additions to the scope of Services in any Statement of Work beyond those allowed as provided in Section 12.2 of the Agreement shall be made pursuant to the Services Revision Process provided in Section 2.5 of this Schedule A.

2.3 Nielsen Review and Acceptance of Proposed Statements of Work

(a) Once submitted to Nielsen, a proposed Statement of Work shall constitute an offer by TCS to implement the Services described therein on the terms provided therein, and shall be irrevocable. If no changes are made to the proposed Statement of Work it will become effective as a Statement of Work when accepted and executed by Nielsen.

(b) Nielsen shall review and may provide TCS with comments regarding a proposed Statement of Work. If and as necessary, the Parties will meet to review, discuss and agree on any amendments to the proposed Statement of Work. Such amended proposed Statement of Work will become effective when signed by both Parties and TCS shall begin to provide the Services under such Statement of Work only upon the execution and delivery by both Parties of such Statement of Work.

(c) Once accepted by Nielsen or executed by the Parties, the Statement of Work shall be attached to and incorporate by reference the terms and conditions of the Agreement.

2.4 Statement of Work Service Levels

As provided in Section 8.1 of the Agreement, each Statement of Work may include Critical Service Levels applicable to certain specified Services under the Statement of Work in addition to those specified in Schedule B (Service Levels). The general terms relating to such Critical Service Levels are included in Section 8 of the Agreement and Schedule B.

2.5 Changes to Statements of Work and the Services Revision Process

(a) Any change to a Statement of Work shall be made pursuant to the Services Revision Process provided below and in coordination with the Change Control Procedure provided in Section 12.2 of the Agreement.

(b) The “Services Revision Process” shall be the process by which the Parties shall amend a Statement of Work, including increasing or decreasing the amount of work thereunder, and re-pricing the Services to be provided under the Statement of Work. This process may be initiated by either Parties’ Project Manager or their designees in the manner described below:

(i) The requester of the amendment shall document in detail the amendment(s) sought and the reason for the change. The requester shall use the Project Change Request (“PCR”) form to request the amendment. The PCR form is attached to this Schedule A as Exhibit A-4. If the request is made by TCS, Nielsen must approve the request prior to TCS’ undertaking the analysis provided for in Section 2.5(b)(ii);

(ii) Following receipt of the PCR, TCS shall promptly conduct the required analysis of the PCR and report to Nielsen in writing the following:

(A) The amount of effort required to accommodate the changes (including addition or reduction of TCS Resources);

(B) The modification(s), to the relevant Project Plan(s) needed to accommodate such amendment (if any), and the reasons for such modifications;

(C) The impact of such amendment on the relevant Charges (assuming that the pricing for such Project does not already accommodate such amendment); and

(D) Any other relevant information;

(iii) Nielsen will review the PCR response and if necessary, discuss the same with TCS. Nielsen shall notify TCS of the PCR-related changes it accepts, and TCS shall prepare and submit to Nielsen an amendment to the Statement of Work (the “Statement of Work Amendment”) substantially similar in form to the Statement of Work setting out such changes to the existing Statement of Work for the Project. If no changes are made to the proposed Statement of Work Amendment it will become effective when executed by Nielsen;

(iv) Nielsen may provide TCS with comments regarding the proposed Statement of Work Amendment, and TCS shall respond to such comments, if any, including by revising the Statement of Work Amendment as appropriate and resubmitting it to Nielsen. The proposed Statement of Work Amendment (as so revised) shall become effective when executed by Nielsen; and

(v) As provided in Section 3.5(c) of the Agreement, Nielsen shall have the sole right to accept or reject any proposal for changes to a Statement of Work made by TCS and TCS’ failure to agree to an amendment to an SOW shall be subject to Sections 17.2 and 26.3(i) of the Agreement.

(c) TCS shall establish an expedited process by which time-sensitive (urgent) changes to Statements of Work that may not be sufficiently accommodated in the forgoing process may be approved and implemented.

2.6 Other Adjustments to Statements of Work

(a) Acceptable Alterations to Statements of Work by TCS. TCS’ obligation to follow the Project Plan specified in a Statement of Work and meet all of the Milestones specified therein may be adjusted only: (a) due to a Nielsen delay described in Section 2.6(b) of this Schedule A; or as provided in Section 4.3 of the Agreement.

(b) Delay by Nielsen - Extension of Milestone Dates or Project Completion Date.

(i) If TCS is reasonably of the view that Nielsen has, other than for reasons of a Force Majeure Event (as described in Section 16.2 of the Agreement) or default by TCS of its obligations under the Agreement, failed to perform an activity identified in the Statement of Work by the applicable date specified in the Statement of Work, and that such failure may significantly hinder or delay TCS’ performance in accordance with the Statement of Work, TCS shall notify the Nielsen Project Manager in writing of the following:

(A) which Deliverable (or subpart thereof) that TCS may not be able to completed in accordance with the applicable Milestone due to Nielsen’s failure to complete its assigned activity;

(B) the nature of the activity that Nielsen has not completed; and

(C) the date from which Nielsen’s failure to complete its tasks will have a material effect on TCS’ ability complete and deliver all or any subpart of the affected Deliverable.

(ii) The Parties will promptly meet and attempt to agree on whether and to what extent Nielsen has failed to perform such activity, the steps necessary for Nielsen to complete the activity and the date by which Nielsen must complete the activity before the Statement of Work or any Milestones thereunder will be significantly impacted. If Nielsen does not, in TCS’ reasonable view, complete the activity on or before the agreed date, then TCS will give Nielsen notice of such view and the Parties will agree on whether the activity is not complete, the steps necessary to complete the activity, an estimate of when Nielsen will complete the activity, the impact, if any, of such delay on the Statement of Work, and an appropriate adjustment to the Statement of Work (including to any Milestones thereunder) to take account of the impact of the delay activity.

(iii) If the Parties cannot agree on: (i) whether or to what extent Nielsen has not completed an activity, (ii) the steps necessary to complete the activity, (iii) the date for the completion of the activity, (iv) the impact, if any, of the delay in completion of the activity on the Statement of Work, or (v) the adjustments which are appropriate to account for the delay in completion of such activity, then the issue shall be treated as a dispute pursuant to Section 25 of the Agreement.

(c) Delay by TCS – Acceleration. At all times during the course of performing Services for Nielsen, TCS shall promptly notify Nielsen upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion of any Deliverables or tasks on the scheduled due dates provided in the latest Nielsen-approved delivery schedule and, in such event, shall inform Nielsen of the projected actual delivery date. If, other than because of a reason specified in Section 2.6(b) of this Schedule A, TCS fails to provide a Deliverable by the relevant Milestone (as such Milestone may be adjusted pursuant to Sections 2.5 or 2.6 of this Schedule A), TCS will accelerate work under the Statement of Work at no additional charge to Nielsen (including through the provision of additional Resources if necessary) in order to ensure the completion of such delayed Deliverable and to avoid any consequential impact to the timing of any other Deliverables or Milestones, whether or not any such other Deliverable or Milestone is dependent on the delayed Deliverable.

Section 3.	DELIVERABLES

3.1 Acceptance and Testing

(a) Provision of Deliverables.

(i) TCS shall provide to Nielsen, and Nielsen shall acquire from TCS, the software, Documentation, goods, services, materials or other agreed upon Deliverables specified in the applicable Statement of Work.

(ii) TCS shall deliver each Deliverable in accordance with the delivery date, if any, specified for such Deliverable (each a “Milestone” and collectively, the “Milestones”) in the applicable Statement of Work.

(b) Acceptance Criteria.

(i) Unless otherwise specified in the applicable Statement of Work, each Deliverable shall be subject to testing, review and acceptance by Nielsen, as provided in this Section 3.1, to verify that the Deliverable satisfies the applicable Acceptance Criteria for each such Deliverable. The Acceptance Criteria so established shall, to the maximum extent practicable, require the demonstration of results that are objective, measurable and repeatable. Nielsen reserves the right at any time to suggest modifications to the Acceptance Criteria, which will not be unreasonably rejected by TCS.

(ii) As part of the design specifications for each Deliverable, TCS will propose Acceptance Criteria and an acceptance testing methodology (“Acceptance Testing”) designed to test all possible interactions with the Deliverable to determine if the Deliverable (i) has been fully and properly installed, (ii) operates in conformity with the applicable Documentation, (iii) performs in accordance with the Acceptance Criteria, and (iv) complies with specified performance levels and Service Levels.

(iii) Except for Statements of Work under which the Parties agree do not require any Acceptance Criteria, the Acceptance Criteria shall be included in the applicable Statement of Work. To the extent that TCS is unable to develop Acceptance Criteria at the time the proposed Statement of Work is drafted, the Acceptance Criteria shall be developed and agreed to in writing by Nielsen and TCS before TCS commences work for such Deliverable, but in no event later than a reasonable period prior to the initial Milestone for such Deliverable.

(c) Acceptance Testing. Except as otherwise specified by Nielsen, Nielsen shall conduct the Acceptance Testing of Deliverables with the participation and cooperation of TCS at no additional cost to Nielsen. If Nielsen requests that TCS conduct such Acceptance Testing, TCS shall conduct such Acceptance Testing only after providing Nielsen with reasonable advance notice and the opportunity to observe or participate in such Acceptance Testing. TCS shall promptly provide Nielsen with any documentation or other record of the results of such Acceptance Testing in a format that permits Nielsen to assess compliance with the Acceptance Criteria. In conducting Acceptance Testing, TCS will use testing tools as requested by Nielsen.

(d) Acceptance of Document Deliverables. In the case of components of a Deliverable consisting of print products or Documentation, Nielsen shall review the Deliverable to confirm that the Deliverable conforms with applicable Acceptance Criteria (if any) and Nielsen shall make any comments, objections or responses relating to such Deliverable prior to the expiration of the applicable review period (“Review Period”) for such Deliverable. If no Review Period has been specified in the applicable Statement of Work, Nielsen shall have thirty (30) days to provide such comments, objections or responses. If Nielsen fails to affirmatively accept or reject each such Deliverable and its subparts within the Review Period, then TCS shall promptly notify Nielsen of such failure and the need for Nielsen to complete its review as required. TCS shall, within ten (10) Business Days of receiving any comments, objections or responses from Nielsen with respect to a Deliverable, address each such comment, objection or response by modifying such Deliverable as appropriate and resubmitting such Deliverable to Nielsen for review in accordance with this Section 3.1. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

(e) Acceptance Testing of Deliverables.

(i) Each Deliverable provided to Nielsen for acceptance shall be accompanied by an acceptance request that will require Nielsen to affirmatively accept or reject the Deliverable (and to the extent that a Deliverable is divided into discrete subparts, to accept or reject each subpart individually). Further, prior to delivering any Deliverable to Nielsen, TCS will first perform all required quality assurance activities, and System Testing as described in Section 3.1(e) of this Schedule A to verify that the Deliverable is complete and in conformance with its specifications, and TCS shall also provide Nielsen with all testing results and associated testing data. When delivering a Deliverable to Nielsen, TCS shall certify in writing to Nielsen that (1) it has performed such quality assurance activities; (2) it has performed all applicable testing (including System Testing); (3) it has corrected all material deficiencies discovered during such quality assurance activities and testing; (4) it has assured that all material deficiencies no longer exist and has re-tested for all similar defects; and (5) the Deliverable is in a suitable state of readiness for Nielsen’s review and approval. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made. In discharging its obligations under this Section 3.1(e)(i), TCS shall at all times implement quality assurance processes and procedures conforming to the best practices of the IT and BPO industries.

(ii) TCS will be responsible for System Testing each Deliverable in TCS’ development environment prior to turning over the Deliverable to Nielsen for User Acceptance Testing and approval and will provide Nielsen with all documented test results. TCS’ System Testing shall include the following, at a minimum, plus any other testing required by TCS’ system development methodology:

(A) TCS will be responsible for performing unit testing (“Unit Testing”) and incremental integration testing (“Integration Testing”) of the interoperability of the components of each Deliverable. As applicable, all code developed by TCS shall be accompanied by associated Unit Testing procedures, and such unit tests developed by TCS will be delivered to Nielsen concurrently with the target application code. The process of defect resolution within such Unit Testing procedures will include the testing procedures that exercise the fix and detect any regressions in the Deliverable;

(B) TCS’ testing of the entire system or application (“System Testing”) will also include Integration Testing of each Deliverable to ensure proper inter-operation with all prior Deliverables, interfaces and other components that are intended to inter-operate with such Deliverable, and will include regression testing (“Regression Testing”), volume and stress testing to ensure that the Deliverables are able to meet Nielsen’s projected growth in the number and size of transactions to be processed by the application and number of users, as such projections are provided in the applicable Statement of Work;

(C) TCS’ System Testing will also include Business Function Testing and Technical Testing of each application in a simulated production environment with TCS being responsible for building any necessary external interface emulators to accomplish such testing in a simulated production environment. “Business Function Testing” will include testing of full work streams that flow through the application as the application will be incorporated within Nielsen’s computing environment. “Technical Testing” will also include scale tests and failure handling tests. Nielsen shall participate in and provide support for the Business Function Testing and Technical Testing to the extent reasonably requested by TCS. Within ten (10) days prior to the commencement of Business Function Testing or Technical Testing pursuant to this Section 3.1(e)(ii), TCS shall provide Nielsen for Nielsen’s review and written approval TCS’ test plan for such Business Function Testing or Technical Testing; and

(D) Within five (5) Business Days following the completion of System Testing pursuant to this Section 3.1(e)(ii), TCS shall provide to Nielsen a testing matrix establishing that testing for each condition identified in the System Testing plans has been conducted and successfully concluded. To the extent that testing occurs on Nielsen’s premises, Nielsen shall be entitled to observe or otherwise participate in testing under this Section 3.1(e)(ii) as Nielsen may elect.

(iii) Prior to commencement of its review or testing of a Deliverable, Nielsen may inspect the Deliverable to confirm that all components of the Deliverable (e.g., software, associated documentation, and other materials) have been delivered. If Nielsen determines that the Deliverable is incomplete, Nielsen may refuse delivery of the Deliverable without performing any further inspection or testing of the Deliverable.

(iv) The Nielsen Project Manager, or his or her designee, shall accept or reject Deliverables in accordance with this Section 3.1(e). The Review Period for a Deliverable shall commence upon the later of the date upon which: (i) such Deliverable is delivered to Nielsen and certified by TCS as being “ready for Acceptance Testing” (for Deliverables for which Nielsen will conduct Acceptance Testing); (ii) such Deliverable has successfully performed its standard installation tests (if any such tests are described in the Statement of Work); or (iii) such Deliverable is delivered to Nielsen along with the records and certifications of Acceptance Testing conducted by TCS (for Deliverables for which TCS will conduct Acceptance Testing). Notwithstanding anything to the contrary in this Section 3.1(e), TCS understands and agrees that

Nielsen’s Review Period will not commence until a Deliverable or application is successfully deployed in Nielsen’s testing environment. Notwithstanding anything to the contrary, if Nielsen defers installation or testing without any fault of TCS after TCS has delivered the Deliverable, the Review Period shall be treated as having commenced on the date of delivery by TCS of the applicable Deliverable.

(v) Nielsen’s user acceptance testing (“User Acceptance Testing” or “UAT”) will consist of executing test scripts from the proposed testing submitted by TCS, but may also include any additional testing deemed appropriate by Nielsen. If Nielsen determines during the User Acceptance Testing that the Deliverable contains any deficiencies, Nielsen will notify TCS of the deficiency by making an entry in an incident reporting system available to both TCS and Nielsen. TCS will promptly modify the Deliverable to correct the reported deficiencies, conduct appropriate System Testing (including, where applicable, Regression Testing) to confirm the proper correction of the deficiencies and re-deliver the corrected version (including new test cases) to Nielsen for re-testing in User Acceptance Testing. TCS will coordinate the re-delivery of corrected versions of Deliverables with Nielsen so as not to disrupt the Nielsen User Acceptance Testing process. Nielsen will promptly re-test the corrected version of the Deliverable after receiving it from TCS. Nielsen shall complete its User Acceptance Testing on each Deliverable within the applicable Review Period; provided, however, if the applicable Review Period expires without Nielsen taking action as required by this Section 3.1(e)(v), then acceptance will not be deemed to occur and Nielsen shall be able to reserve its right to reject a Deliverable following the expiration of such applicable Review Period. In such an event, TCS shall promptly notify Nielsen of such failure and the need for Nielsen to complete its review as required. Prior to the expiration of the applicable Review Period for such Deliverable, Nielsen shall deliver to TCS either (1) Nielsen’s written acceptance of the entire Deliverable; (2) Nielsen’s notification of rejection of the entire Deliverable (with an appropriately detailed explanation of the Deliverable’s failure to meet the Acceptance Criteria); or (3) Nielsen’s written acceptance or notification of rejection of the subparts of the Deliverable, indicating required corrections for the rejected subparts, if such corrections are known to Nielsen. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

(vi) Approval in writing of a Deliverable by Nielsen shall not preclude Nielsen from later identifying deficiencies in, and declining to accept, a subsequent Deliverable based on or which incorporates or inter-operates with an approved Deliverable so long as any applicable warranty period has not expired with respect to such subsequent Deliverable, to the extent that the results of subsequent review or testing indicate the existence of deficiencies in the subsequent or approved Deliverable, or if the application of which the subsequent Deliverable is a component otherwise fails to be accepted pursuant to this Section 3.1(e).

(f) Rejection of Deliverables. Acceptance will be facilitated by ongoing consultation between the Parties, visibility of interim and intermediate Deliverables and collaboration on key decisions. Nielsen, at any time and in its own discretion, may halt the User Acceptance Testing or approval process if such process reveals deficiencies in or problems with a Deliverable in a sufficient quantity or of a sufficient severity as to make the continuation of such process unproductive or unworkable. In such case, Nielsen may return the applicable Deliverable to TCS for correction and re-delivery prior to resuming the review or User Acceptance Testing process and, in that event, TCS will correct the deficiencies in such Deliverable in accordance with this Section 3.1(f). If Nielsen rejects the entire Deliverable or any of its subparts because of deficiencies or errors within the control of TCS or reasonably related to TCS’ performance of the Services, then TCS shall timely remedy the entire Deliverable or the rejected subparts and return it (including any documentation or other records of the results of additional Acceptance Testing, if applicable) to Nielsen for its review in accordance with this Section 3.1(f). If and to the extent any unacceptable portions or deficiencies remain, the procedure described in this Section 3.1(f) shall be repeated as necessary until such Deliverable and its subparts, as applicable, meet the applicable Acceptance Criteria; provided, however, that after a period of thirty (30) days from TCS’ receipt of Nielsen’s rejection of the Deliverable (or any subpart thereof) or two (2) attempts by TCS to correct a particular non-conformity in a Documentation or Deliverable in accordance with this Section, Nielsen shall be entitled to:

(i) Extend the period of time for TCS to correct the Deliverable;

(ii) After reasonable consultation with TCS, direct TCS to use a third party to make the necessary corrections, at TCS’ sole cost and expense;

(iii) After reasonable consultation with TCS, directly or by use of a third party make the necessary corrections to the Deliverable and charge to TCS an amount equal to the costs incurred by Nielsen in making such corrections (and TCS will, at no additional charge to Nielsen, provide all necessary cooperation and assistance with Nielsen or any third party contractor engaged by Nielsen to make such corrections), in which case any amounts spent by Nielsen either internally or to a third party shall be credited to the Minimum Commitment Amount;

(iv) After reasonable consultation with TCS, accept the Deliverable in its nonconforming condition and reduce TCS’ Charges by an amount which Nielsen, in its reasonable judgment, determines reflects the reduced value of the Project; or

(v) If Nielsen decides not to exercise its options under subsections (i) and (iv) above, and determines that its options under subsections (ii) and (iii) above are impracticable, Nielsen may terminate the applicable Statement of Work for cause, in whole or in part, as of a date specified in the notice of termination, in accordance with Section 26 of the Agreement, except that Nielsen shall have no obligation to provide TCS with an opportunity to cure pursuant to such Section 26.

3.2 Final Acceptance

“Final Acceptance” of a project or system shall be considered to occur when each Deliverable to be delivered during the project or as part of the system has been approved by Nielsen in accordance with Section 3.1 of this Schedule A. After expiration of the agreed Review Period Nielsen will be considered to have accepted the Deliverable if Nielsen does not provide TCS with any written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made. If Nielsen, for any reason, decides to delay moving into production all Deliverables produced during the project or as part of the system, then any applicable warranty period shall commence 30 days after delivery of the applicable Deliverable or system. During the warranty period, if any, TCS will ensure that it is able to seek and receive the assistance of any TCS Resource that provided Services with respect to the deliverables or system under warranty, so long as such TCS Resource remains employed by TCS as a bona fide employee or independent contractor. Where applicable, final Deliverables provided to Nielsen shall include built-in testing capabilities. Notwithstanding anything to the contrary in this Schedule A, TCS understands and agrees that the acceptance testing process is not complete until the particular Deliverable or application is correctly installed, deployed and operating in both Nielsen’s testing and production environments.

3.3 Documentation; Delivery of Code

(a) The technical Documentation will be written by TCS (with appropriate assistance from Nielsen) and provided to Nielsen in a form understandable by and in all material respects sufficient for reasonable IT personnel to maintain and support the Software and applications provided by TCS. Such technical Documentation shall include, with respect to ADM, all necessary instructions and documentation for the operation and maintenance of the Software and applications in a production environment, including documentation related to job scheduling, back-up and recovery, restart procedures, print routines, and the like.

(b) The User Documentation (including training materials) will be written by TCS and will accurately describe, in all material respects and in terms understandable by a typical User, the functions and features of the Software and the procedures for exercising such functions and features.

(c) As directed by Nielsen, TCS will either submit to Nielsen (or provide Nielsen with access via a knowledge management portal): (i) the most current version of all code (including fully commented source code) with automatic build procedures suitable for test and production system deployment, which is developed or otherwise acquired by TCS in the performance of the Services; and (ii) the current drafts of all Documentation. The code that is delivered to Nielsen on such basis shall be sufficient to enable Nielsen build and test iterations or finished components of the application in Nielsen’s designated configuration management tool (including Microsoft SourceSafe, Code Saver and PVCS). TCS acknowledges that the primary objective of such delivery of code is for Nielsen to verify the proper incremental operation of the application throughout the course of the Term. The TCS Project Manager shall be responsible for coordinating the delivery and review by Nielsen of all code and Documentation updates.

Section 4.	PROJECT MANAGEMENT SERVICES

4.1 Overview

As more fully described herein, TCS will provide project management Services, including for Assigned Agreements. The actual processes and procedures for conducting these activities will be revised or developed, as applicable, during the Transition period as specified in the applicable SOW and Transition Plan. TCS shall perform the project management Services in accordance with this Schedule A and the Agreement and relevant Schedules attached thereto.

4.2 Services Development, Maintenance and Enhancement

(a) Services Planning.

(i) In order to efficiently manage the TCS Resources, the TCS Global Relationship Manager in coordination with the Nielsen Global Relationship Manager shall develop and update on a monthly basis, a rolling twelve (12) month program plan, planning all work to be performed under the Agreement. The TCS Global Relationship Manager will assist the Nielsen Global Relationship Manager in the management of work prioritization, communications, status, service objectives (including adherence to delivery schedules and costs) and risk strategies.

(b) As of the SOW Effective Date, the TCS Global Relationship Manager will be responsible for balancing all assigned TCS resources involved in the provision of the Services in order to deliver on all approved work and optimize the deployment of TCS Resources.

(c) Services Tracking Reporting.

(i) Each TCS Project Manager shall be responsible for the day-to-day delivery of the Services under the applicable SOW, including work requests, support, TCS staffing, budgets, work plans, and raising and managing issues and risks.

(ii) Each TCS Project Manager or his or her delegates shall perform tracking and reporting tasks under the applicable SOW as specified by Nielsen including:

(A) Tracking and reporting to Nielsen on a monthly basis or such other frequency as agreed to in a particular SOW actual and forecasted utilization (in terms of both man-hours and charges) of all resources and reporting such information to Nielsen;

(B) Tracking and reporting to Nielsen on a monthly basis or such other frequency as agreed to in a particular SOW the status of all Projects, including hours expended against plan and percent completed against plan;

(C) Resolving deviations from Milestones or schedules with the Nielsen Project Manager;

(D) Preparing and maintaining issues logs;

(E) Conducting regularly scheduled Services status meetings with TCS Resources at the Global Delivery Centers and Other Service Locations, as applicable;

(F) Communicating with TCS Resources located at the Global Delivery Centers or Other Service Locations daily or as needed via the phone, email, Internet and meetings; and

(G) Reviewing Services progress and performance with the Nielsen Project Manager on a regularly scheduled basis.

(d) Quality Assurance. As of the Agreement Effective Date, the TCS Global Relationship Manager shall be responsible for the successful delivery of the Services, including the review of all Deliverables for quality, completeness and adherence to Nielsen requirements, Statement of Work specifications, Service Levels and provisions of the Agreement.

(e) Code and Documentation. As of the Agreement Effective Date TCS shall assume responsibility for managing and maintaining existing Documentation, including performing any preliminary work reasonably necessary to permit TCS to effectively and efficiently use such Documentation in providing the Services. Prior to deployment of any correction or Deliverable, TCS shall update existing or create new Documentation to reflect such correction, as necessary. TCS shall also provide any required training at no additional cost to TCS and Nielsen staff with regard to such corrections.

Section 5.	APPLICATION DEVELOPMENT SERVICES

5.1 General

(a) For any Statement of Work that includes Application Development Services, TCS will provide the Services specified in the applicable Statement of Work and this Section.

(b) Application Development Services may include the following, as requested by Nielsen:

(i) functionality enhancements or modifications to existing applications;

(ii) the creation of new applications;

(iii) the evaluation, procurement, installation and implementation of Third Party Software, and, subject to the restrictions of any governing licenses with respect to such Third Party Software (which such restrictions TCS shall have the responsibility of assessing), making changes necessary for compatibility purposes and to accommodate the unique requirements of Nielsen; and

(iv) updating and bringing into compliance with the requirements of TCS’ methodologies the Documentation for systems existing as of the Agreement Effective Date as designated by Nielsen.

5.2 Application Development Services

With respect to any Statement of Work that includes Application Development Services (divided into specific Projects and Deliverables), TCS shall:

(a) Propose for Nielsen’s review and approval the best technical solution for each Project in light of the then-current Nielsen information systems architecture, as provided to TCS by Nielsen;

(b) Develop each Project in accordance with Nielsen’s requirements, technical specifications and the Project Plan, and regularly (as requested by Nielsen) test the Project against such requirements;

(c) Comply with the Nielsen information security policies, including those polices provided in Schedule G (Nielsen Policies);

(d) Notify Nielsen in writing and with reasonable specificity as soon as reasonably possible of any adverse effects TCS is, or should reasonably be, aware of that the Project (including any Deliverables thereunder) may have on Nielsen; and

(e) Promptly correct any errors or inaccuracies in Documentation, Nielsen Data or reports during any warranty period upon becoming reasonably aware of such errors or inaccuracies. Unless an error is the direct result of factors beyond TCS’ reasonable control, such corrections shall be provided at no charge to Nielsen. Corrections and reruns shall be reported in daily, weekly and monthly reports defined by Nielsen and produced by TCS.

Section 6.	APPLICATION MAINTENANCE AND ENHANCEMENT

6.1 General

(a) (a) For any Statement of Work pursuant to this Agreement that includes application maintenance and enhancement Services, TCS will provide the Services specified in the applicable Statement of Work, and this Section 6. To the extent any warranty period is applicable to an application requiring application maintenance and enhancement Services, TCS will perform such Services during the warranty period as specified in the relevant Statement of Work at no additional charge to Nielsen.

(b) (b) Each application for which TCS provides application maintenance and enhancement Services pursuant to an executed Statement of Work shall be a “TCS Maintained Application.”

6.2 Corrective Maintenance

(a) Error Reporting.

(i) If TCS becomes aware of any problem with the Services through any means which TCS reasonably believes will impact the delivery of the Services, TCS shall promptly notify Nielsen of such problem and work with Nielsen to correct it. Nielsen shall report any errors, defects or problems with the TCS Maintained Application to TCS, including the priority, as reasonably determined by Nielsen according to the problem resolution levels provided in the applicable SOW (“Problem Resolution ”).

(ii) TCS will maintain an error and maintenance log containing problem tickets from Nielsen Users. TCS and Nielsen will mutually agree to the format of the log but if the Parties cannot agree on the format or tool for such log then TCS shall integrate its logging practices into Nielsen’s then-current format. The log will be the basis for the assignment and prioritization of problem reports.

(b) Error Correction. At Nielsen’s direction, TCS shall promptly correct any errors, defects and problems relating to the TCS Maintained Applications, including repairing application code defects, performing catalog repairs, data fixes, root cause analysis, maintaining the application environment, responding to off-shift support calls, supporting storm restoration activities and interfacing with Nielsen and third party vendors as appropriate. TCS shall promptly commence efforts to develop and perform a workaround or correction within the problem resolution timeframe provided in the applicable SOW and in accordance with the applicable Service Levels so that the correction to the TCS Maintained Application:

(i) Conforms to Nielsen’s documented business requirements;

(ii) Operates in accordance with its Documentation and specifications as well as applicable performance standards to the extent such operation is within the reasonable control of TCS; and

(iii) Does not have an adverse effect on the operation of other Hardware, tools or applications within or related to the TCS Maintained Applications.

(c) Problem Resolution and Escalation. If TCS fails to correct any error, defect or problem within the appropriate problem resolution time period specified in the applicable SOW, TCS shall notify the appropriate Nielsen Project Manager or their designee.

6.3 Maintenance Changes

TCS will maintain current release control, install and maintain maintenance changes to the TCS Maintained Applications, TCS developed tools and any interfaces to any systems and applications specific to the TCS Maintained Applications or TCS developed tools, including coordinating the scheduling and implementation of such maintenance changes. TCS will track changes to the TCS Maintained Applications, participate in control change review meetings with Nielsen and perform technical reviews of any proposed changes as requested by Nielsen.

6.4 Production Support

TCS shall, as part of the application maintenance and enhancement Services, report on any errors, defects or problems, including performing daily batch checks. If Nielsen desires TCS to undertake production monitoring of any applications, Nielsen shall request such monitoring in a Statement of Work.

6.5 Preventative Maintenance

(a) In coordination with Nielsen, TCS shall identify and perform preventive and remedial maintenance for the TCS Maintained Applications such that the operation of TCS Maintained Applications meets all applicable performance standards to the extent such operation is within the reasonable control of TCS. This responsibility includes application tuning, code restructuring, and other efforts undertaken to improve the efficiency and reliability of the TCS Maintained Applications and to minimize on-going maintenance requirements.

(b) In the event that during TCS’ performance of preventative and remedial maintenance Services, TCS identifies more than one (1) commercially reasonable method for resolving a problem, TCS shall promptly inform the Nielsen Project Manager of the various solutions, the amount of time required to implement each possible solution, and the benefits of each, including identifying the solution that in TCS’ reasonable opinion is most likely to result in the highest level of efficiency and reliability for the TCS Maintained Applications. Nielsen shall have the opportunity to select the solution to be implemented by TCS at TCS’ exclusive cost, and TCS shall inform Nielsen of the consequences of, including any potential risks (including potential Service Level Defaults) associated with, the solution selected by Nielsen.

6.6 Other Maintenance and Support Services

TCS shall perform the following additional activities in connection with its application maintenance and enhancement Services:

(a) ensure that the TCS Maintained Applications comply at all times with Nielsen’s IT security policies, including those Policies provided at Schedule G;

(b) support regulatory reviews, audits, compliance assessments, and related data gathering in a responsive time frame;

(c) monitor the TCS Maintained Applications through appropriate tools selected by Nielsen to ensure efficient performance in accordance with applicable specifications and Service Levels;

(d) set-up, monitor and report from performance labs and benchmark activities results in conjunction with other Nielsen systems;

(e) in co-operation with the relevant manager of the affected Hardware or other infrastructure (e.g., operating systems), and subject to the applicable Nielsen approval, recommend new releases of, and upgrades to, any third party tools so as to remain within the specified number of generations of the then-current release or upgrade, and provide appropriate information, documentation and training materials, as defined by Nielsen, for such new release or upgrade;

(f) continue to develop, for Nielsen’s approval, and maintain procedures to support business continuity and disaster recovery of the TCS Maintained Applications as directed by Nielsen from time to time, including participation in disaster recovery training and testing at the TCS and Nielsen facilities;

(g) act as a resource with knowledge and information regarding the TCS Maintained Applications, as required by Nielsen. This includes providing information concerning system functionality, architecture, data and other aspects of the TCS Maintained Applications and associated tools and methodologies, providing assistance with interfaces to other IT systems, file testing, designing appropriate test environments, performing system demonstrations, and maintaining system documentation;

(h) design, develop, provide and maintain training, documentation and release materials for Nielsen relating to the TCS Maintained Applications, as required by Nielsen;

(i) provide training with regard to the TCS Maintained Applications to:

(i) Nielsen personnel who will be involved in assisting TCS with implementing or performing applications development Services; and

(ii) Designated Nielsen Users who will receive “train-the-trainer” training (and training materials) sufficient to enable Nielsen to provide training to its other Users. TCS shall provide such additional training as may be requested by Nielsen in an individual Statement of Work in accordance with the procedures set out in this Schedule A;

(j) assist in analyzing Nielsen’s user requirements as required by Nielsen and developing user test plans to test maintenance, development and enhancement work and delivering, where possible, all documented test results; and

(k) provide, at Nielsen’s request, IT administrative support for non-production environments.

6.7 Cooperation with Third Parties; Additional Assistance

TCS is responsible for ensuring that the application becomes and remains operational in Nielsen’s production environment notwithstanding the failure of TCS’ architecture or other hardware, systems or software to meet their specifications. In the event that problems with hardware, systems or software not within the scope of TCS’ work under this Agreement affect the TCS Maintained Applications (e.g. network connectivity, hardware failure, operating system errors or other problems with third party components including third party portals and tools), upon Nielsen’s request, TCS shall work with third parties to resolve such problems and minimize the effect of such problems on the TCS Maintained Applications. In the event of a critical problem relating to the TCS Maintained Applications, at Nielsen’s request, TCS shall provide Nielsen with all reasonable assistance to correct and avoid the effects of such problem. TCS will provide such assistance at no additional charge to Nielsen provided that to do so TCS does not incur a material increase in its costs to provide the Services. To the extent that TCS does incur an increase in its costs, the Parties shall mutually determine any change to TCS’ Charges.

6.8 Transition of Applications

(a) General.

With respect to each Statement of Work, if any, requiring the transition of Services or applications from Nielsen to TCS (“Transition”), such Transition will be completed in accordance with a Transition Plan and should be seamless to both Nielsen IT management and Nielsen business units.

(b) Transition Plan.

(i) With respect to each Transition, TCS will provide a Transition Plan as part of the Statement of Work (with appropriate contingency plans) describing the tasks, methods, procedures and timing of the steps TCS will take to transition the TCS Maintained Application pursuant to a Statement of Work from Nielsen to TCS and avoid interruptions and degradations of the Services during the transition. Each Transition Plan will describe the overall transition and implementation process, including: (a) TCS’ overall approach; (b) major activities and schedules for the Transition; and (c) TCS’ description of the Transition of each relevant in-scope function. Each Transition Plan must be approved by Nielsen.

(ii) As part of the Transition Plan, TCS will identify tasks in the Transition that TCS proposes to be the responsibility of Nielsen and any anticipated disruption such Transition tasks will have on the normal work environment by class of service, including the estimated time required of Nielsen personnel during the Transition.

6.9 Transition Project Team

With respect to each Transition, TCS will identify the project team who will perform the Transition. TCS’ project team will have experience in performing transitions, be acquainted with the human resource issues related to transitions and be well versed in transition procedures. TCS will, as part of the Transition Plan, identify the transition project team by name, provide a profile of each team member’s qualifications and experience and indicate the period of time such Resource will be dedicated to the Nielsen account.

EXHIBIT A

Form of Statement of Work

The Services will fall into three broad categories:

•	Staff Augmentation—TCS provides Resources who will be directed by Nielsen personnel;

•	Project Management—TCS is responsible for developing Deliverables, implementing systems changes, etc.; and

•	Process Management—TCS is responsible for managing ongoing operations, applications, etc.

Following are three form Statements of Work tailored to the above situations. In requesting Services, the Nielsen Project Manager shall use the form which best reflects the Services requested.

Instructions for filling out the Statements of Work are included in <carats and italicized>. These instructions should be removed in all actual Statements of Work, but if they are not removed they shall not be given any contractual effect. All Statements of Work should be filled out by the Nielsen Project Manager or their designee with all information available to them, then delivered to the TCS Global Relationship Manager for TCS’ response. Such response shall include the TCS Project Manager (once assigned) or their designee completing the Statement of Work and returning it to the Nielsen Project Manager for execution.

EXHIBIT A-1

Form of Statement of Work

For Augmentation SOWs

<To be used where Nielsen is requesting that TCS provide only Resources to augment Nielsen staff.>

STATEMENT OF WORK No.

This Statement of Work No.          (“Statement of Work”) is entered into pursuant to the Amended and Restated Master Services Agreement (the “Agreement”), dated as of October 1, 2007, by and between ACNielsen (US), Inc. (“Nielsen”) and Tata America International Corporation and Tata Consultancy Services Limited (collectively, “TCS”). The terms and conditions of the Agreement and the Schedules and Exhibits attached thereto are incorporated herein by reference. Except as provided in Section 10 of this Statement of Work, the terms and conditions provided in the Agreement and its accompanying Schedules and Exhibits shall govern performance of Services described in this Statement of Work. Any capitalized terms used but not defined in this Statement of Work shall have the definitions given in the Agreement.

Section	1. GENERAL PROJECT INFORMATION

1.1	Contracting Parties	<If the parties to this SOW are not Nielsen and TCS, please indicate their legal names and conform their signature lines.>

1.2	Short Description of SOW:	<Describe the broad scope and high-level requirements for the Services to be performed.>

1.3	Requesting Center of Excellence:	<Designate which Nielsen COE will be responsible for this SOW.>

1.4	SOW Requestor:	<Designate who is requesting the SOW (and to whom TCS should address its response, if different).>

1.5	Nielsen Project Manager	The Nielsen Project Manager for this SOW is: <Designate the Nielsen Project Manager.>

	(a) Nielsen Project Manager Contact Information:	Phone: Fax: Email:

1.6	TCS Project Manager	The TCS Project Manager for this SOW is: <Designate the TCS Project Manager.>

	(a) TCS Project Manager Contact Information:	Phone: Fax:
Email:

A-1-1

Section 2.	TERM:

2.1	SOW Effective Date:	<Date work should begin.>

2.2	SOW Termination Date:	<Date work should be completed.>

2.3	Renewal	<Describe the conditions under which this SOW may renew here and the terms of such renewal, if applicable.>

Section 3.	BASIS FOR CHARGES

3.1 Arrangement Type

<check appropriate box.>

Baseline Service Charges SOW	☐

Fixed Price SOW	☐

3.2 Rate Type

<check appropriate box.>

BPO Services	☐

IT Services	☐

Section 4.	SCOPE

4.1 General

TCS shall provide the Services described in this Section 4. Except as expressly provided in any Attachments to this SOW, the Services provided shall be performed in accordance with the requirements provided in the Agreement and Schedule A.

4.2 Job Detail

<Describe the work to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the job and the responsibilities of the Parties, but this attachment should cover the topic headings described in this Section 4.2.>

A-1-2

(a) Job Description.

(i) Business Objectives:

<Detail the goals of the job for which Nielsen is requesting the Resources from TCS.>

(ii) Background Information:

<Provide any background information which will be useful in understanding the work the Resources will be performing, if applicable.>

(b) Scope of Effort.

(i) Job Requirements:

<Detail what the Resources will be expected to produce/perform.>

(ii) Implementation Strategy:

<Detail the methods which will be used to complete the work the Resources will produce/perform, as applicable and known.>

Section 5.	SERVICE LEVELS

<Detail the service level expectations for work to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the service level specifics, but this attachment should cover the topic headings described in this Section 5.>

5.1 Performance Criteria

TCS Resources will be expected to perform the Services in such a manner as to meet the following requirements and expectations. TCS shall ensure that all Resources have sufficient training, experience and expertise to deliver the Services as specified:

<Detail the measures which will be used to assess the performance of TCS Resources. Note that Critical Service Levels are not applicable to augmentation SOWs, but Resources who fail to meet the stated requirements may be replaced at Nielsen’s request.>

5.2 Reports and Meetings

(a) Reports. TCS shall provide the Nielsen Project Manager with the following reports:

<Fill in table, if applicable. Note that none of the Reports defined in Section 5.7(b) of the Agreement are applicable to augmentation SOWs.>

Report Name	Purpose/Description	Frequency

A-1-3

Report Name	Purpose/Description	Frequency

(b) Meetings. In addition to the meeting requirements provided in Schedule J of the Agreement, the Parties agree to participate in the following meetings to ensure that the Services are delivered correctly:

<Fill in table, if applicable.>

Meeting Name	Purpose	Frequency	TCS Attendees	Nielsen Attendees

Section 6.	NIELSEN RESPONSIBILITIES

Nielsen shall be responsible for the following.

<Fill out whichever sections are applicable.>

6.1 Nielsen Facilities and Locations

Services shall be performed at the following Nielsen facilities and/or locations:

Facility/Location	Number of TCS Resources Assigned	Work Description	Special Requirements (access restrictions, etc.)

6.2 Nielsen Hardware

Nielsen shall provide the following hardware to be used in performing the Services:

A-1-4

Facility/Location	Hardware Description	Comments

6.3 Nielsen Software and Nielsen Third Party Software

Nielsen shall provide the following software to be used in performing the Services:

Nielsen Software (Software owned by Nielsen but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS use restrictions, required non-disclosure agreements, etc.)

Nielsen Third Party Software (Software licensed by Nielsen from third Parties but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS access restrictions, required non-disclosure agreements, etc.)

6.4 Additional Responsibilities

In addition to the Nielsen responsibilities provided in the Agreement, Nielsen shall be responsible for the following:

<Detail what other areas Nielsen shall be responsible for and any associated deadline, if applicable.>

A-1-5

Nielsen Responsibility	Deadline (If applicable)

Section 7.	TCS RESPONSIBILITIES

TCS shall be responsible for the following.

<Fill out whichever sections are applicable to the job.>

7.1 TCS Global Delivery Centers and Other Service Locations

Services shall be performed at the following Global Delivery Centers and/or Other Service Locations:

GDS / OSL	Number of TCS Resources Assigned	Work Description

7.2 TCS Hardware

TCS shall provide the following hardware to be used in performing the Services:

Facility/Location	Hardware Description	Comments

7.3 TCS Software and TCS Third Party Software

TCS shall provide the following software to be used in performing the Services. NOTE: TCS Productivity Tools and TCS Project Tools must be included in this list.

A-1-6

TCS Software
Software	Platform	Proprietary Y/N	Install Location(s)	Function

TCS Third Party Software
Software	Platform	Proprietary Y/N	Install Location(s)	Usage Restrictions / Special Security Requirements?

7.4 Other Items

<TCS must list any software, documentation, item, form, process, methodology or the like TCS proposes to use to deliver the Services that Nielsen will not obtain a license to pursuant to Section 13.6 of the Agreement in the table below. The Nielsen Project Manager must approve the use of the same by signing below. IF NIELSEN DOES NOT APPROVE THE POST-TERM LICENSE FEE, OR IF ITEMS ARE USED WHICH ARE NOT LISTED HERE, NIELSEN SHALL BE GRANTED A LICENSE TO USE SUCH ITEMS AT NO CHARGE.>

Other Items
Item	Function / Description	Alternatives	Post-Term License Fee

A-1-7

Other Items

Acknowledgement by Nielsen Project Manager:

NOTE: If TCS uses such item(s) without the signature of the Nielsen Project Manager above, TCS will be deemed to have given Nielsen a perpetual, royalty-free worldwide right to use such item.

Section 8.	TCS STAFFING

8.1 Number of TCS Resources Assigned to SOW

<Indicate number of TCS Resources assigned to the SOW.>

8.2 Resources

The following Resources shall perform the Services:

<Fill in table with information requested. Nielsen shall designate Domain Experts or Key Resources as indicated. Add rows as needed.>

Names (k) Indicates individual is a Key Resource. (d) Indicates individual is a Domain Expert.	Role / Position	Location	Number of Resources

Total Number of Resources:

8.3 Resource Competencies

For each Role / Position indicated above, the Resources assigned to perform the Services must meet the following requirements:

<Indicate any specific requirements for the individuals assigned to the various Roles / Positions in the table below.>

A-1-8

Role / Position	Requirements

8.4 Off-Shore Leverage

In performing the Services, TCS shall maintain the following allocation of Resources:

<Designate the Off-Shore/on-site distribution in the table below.>

Off-Shore Leverage
	Off-Shore	On-Site
Leverage Percentage

Section 9.	CHARGES

9.1 Baseline Service Charges

(a) Fees. Fees for Services based on Baseline Service Charges shall be as provided in Section 18.2 of the Agreement and Schedule C (Charges).

(i)	Monthly Baseline Service Charge:	<To determine the monthly Baseline Service Charge, use the following formula: (# Resources x Project Card Rate x # of working days in month x 8).> $

(ii)	Estimated Duration of SOW:	<Indicate start and finish dates as provided in Section 2. Express total in months.> Months

(iii)	Estimated Total Charges Due Under SOW:

<Multiply Monthly Baseline service Charge by total duration in months from (ii) above and adjust for rate increases and ramp up/ramp down schedules as provided on the Project Rate Card in Schedule C.>

$

A-1-9

(b) Additional Fees. Baseline Service Charges are fully loaded as provided in Section 18.2 of the Agreement. Any additional expenses must be approved by the Nielsen Project Manager, both in this SOW and on the actual invoices.

<Designate any approved categories of additional expenses beyond the Baseline Service Charges in the appropriate table below.>

Pass-Through Expenses

Category	Not to Exceed

Incidental Expenses

Category	Not to Exceed

Approval of Nielsen Project Manager:

(c) Invoicing. TCS shall invoice Nielsen for Baseline Service Charges as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 10 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 10.>

(d) Term. Payment is due thirty (30) days after receipt of an invoice by Nielsen as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 10 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 10.>

9.2 Fixed Price Charges

(a) Total Fee. The total amount due under this SOW shall be $<specify>

(i) Estimated Duration of SOW:

<Indicate start and finish dates as provided in the Agreement. Express total in months.>

(ii) Additional Fees. The following expenses are not included in the Total Fee:

<Designate any approved categories of additional expenses beyond the Total Fee in the appropriate table below.>

A-1-10

Pass-Through Expenses

Category	Not to Exceed

Incidental Expenses

Category	Not to Exceed

Approval of Nielsen Project Manager:

(b) Invoicing and Terms. If no terms are provided for below or in Section 10, TCS shall invoice Nielsen for a pro-rated portion of the Total Fee on a monthly basis and Nielsen shall pay such invoices within thirty (30) days after receipt.

<Provide invoicing and payment terms for this SOW in detail.>

9.3 Currency Expectations

<Detail any requirements relating to currency—i.e., local currency invoicing—here.>

Section 10.	PROVISIONS VARYING FROM AGREEMENT

The following provisions shall either supersede or supplement, as indicated below, those provided in the Agreement. These provisions shall not be valid unless signed by authorized representatives of the Nielsen and TCS departments indicated in the “Approvals” section below, as provided in Section 3.5(b) of the Agreement:

<Use the middle column to add new language which either supersedes or supplements language in the Agreement. Indicate which Agreement provision is affected in the left hand column. Indicate whether the Agreement provision is superseded or supplemented by the new provision in the right hand column.>

Agreement Section # and Title or Description	New Provision	Supersedes or Supplements Agreement Provision

A-1-11

Approvals:

NIELSEN LEGAL	TCS LEGAL

By:	By:
Name:	Name:
Title:	Title:

NIELSEN GBS	TCS FINANCE

By:	By:
Name:	Name:
Title:	Title:

A-1-12

In Witness Whereof, the Parties have each caused this Statement of Work to be signed and delivered by its duly authorized representative as of                     , 20    .

<Insert legal name of contracting Nielsen entity>	<Insert legal name of contracting Tata entity>

By:	By:
Name:	Name:
Title:	Title:

A-1-13

EXHIBIT A-2

Form of Statement of Work

For Project SOWs

<To be used where TCS oversees and executes a development or delivery Project.>

STATEMENT OF WORK No.

This Statement of Work No.          (“Statement of Work”) is entered into pursuant to the Amended and Restated Master Services Agreement (the “Agreement”), dated as of October 1, 2007, by and between ACNielsen (US), Inc (“Nielsen”) and Tata America International Corporation and Tata Consultancy Services Limited (collectively, “TCS”). The terms and conditions of the Agreement and the Schedules and Exhibits attached thereto are incorporated herein by reference. Except as expressly provided in Section 11 of this Statement of Work, the terms and conditions provided in the Agreement and its accompanying Schedules and Exhibits shall govern performance of Services described in this Statement of Work. Any capitalized terms used but not defined in this Statement of Work shall have the definitions given in the Agreement.

Section 1.	GENERAL PROJECT INFORMATION

1.1	Contracting Parties:	<If the parties to this SOW are not Nielsen and TCS, please indicate their legal names and conform their signature lines.>

1.2	Short Description of SOW:	<Describe the broad scope and high-level requirements for the Services to be performed.>

1.3	Requesting Center of Excellence:	<Designate which Nielsen COE will be responsible for this SOW.>

1.4	SOW Requestor:	<Designate who is requesting the SOW (and to whom TCS should address its response, if different).>

1.5	Nielsen Project Manager	The Nielsen Project Manager for this SOW is:

<Designate the Nielsen Project Manager.>

	(a) Nielsen Project Manager	Phone:
	Contact Information:	Fax:
Email:

1.6	TCS Project Manager	The TCS Project Manager for this SOW is:

<Designate the TCS Project Manager.>

	(a) TCS Project Manager Contact	Phone:
	Information:	Fax:
Email:

A-2-1

Section 2.	TERM:

2.1	SOW Effective Date:	<Date work should begin.>

2.2	SOW Termination Date:	<Date work should be completed.>

2.3	Renewal:	<Describe the conditions under which this SOW may renew here and the terms of such renewal, if applicable.>

Section 3.	BASIS FOR CHARGES

3.1 Arrangement Type

<check appropriate box.>

Baseline Service Charges SOW	☐

Fixed Price SOW	☐

3.2 Rate Type

<check appropriate box.>

BPO Services	☐

IT Services	☐

Section 4. SCOPE

4.1 General

TCS shall provide the Services described in this Section. Except as expressly provided in the Attachments to this Statement of Work , the Services provided shall be performed in accordance with the requirements provided in the Agreement and Schedule A.

4.2 Project Detail

<Describe the Project to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the Project and the responsibilities of the Parties, but this attachment should cover the topic headings described in this Section 4.2.>

A-2-2

(a) Project Description.

(i) Business Objectives:

<Detail the goals of the project TCS will be responsible for.>

(ii) Background Information:

<Provide any background information which will be useful in understanding the work TCS will perform, if applicable.>

(b) TCS Responsibilities.

(i) Project Requirements:

<Detail what TCS will be expected to produce/perform, including what degree of responsibility TCS will assume with respect to management, oversight of personnel, strategic decision making, etc.>

(ii) Implementation Strategy:

<Detail the methods which will be used to complete the Services to be performed, as applicable and known.>

(c) RACI Description.

< TCS, with Nielsen’s support, shall provide a comprehensive RACI diagram showing the allocation of responsibility and communication for the project.>

(d) TCS Requirements of Nielsen.

<TCS should indicate here, in detail, what it will require of Nielsen (above and beyond the provisions of Section 6 of this SOW) in order to fulfill its obligations (i.e., access to computer systems and user passwords).>

Section 5.	SERVICE LEVELS

<Detail the service level expectations for work to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the service level specifics, but this attachment should cover the topic headings described in this Section 5.>

A-2-3

5.1 Critical Service Levels

TCS Resources will be expected to perform the Services in such a manner as to meet the following requirements and expectations. TCS shall ensure that all Resources have sufficient training, experience and expertise to deliver the Services as specified below. TCS’ failure to meet these requirements may be grounds for termination of the SOW as provided in Section 8.3(a) of the Agreement:

(a) Service Metrics

<In the table below, designate what service metrics will be tracked and reported during the course of performing the Services, including specifying the expected and minimum values for these measures, if applicable.>

Metric	Minimum Level	Expected Level	Comments

(b) Milestones.

<Designate what Milestones must be met in performing the Services, including specifying the method of determining such Milestones, if applicable.>

(c) Resources Deployment Timing.

<Nielsen and TCS should work together to determine how Resources will be deployed under the SOW and when a failure to do so will constitute a Critical Service Level failure.>

(d) Nielsen Customer Commitments.

<Detail what commitments Nielsen has made to its customers which will be reliant on TCS’ performance of the Services, if applicable.>

5.2 Reports and Meetings

(a) Reports. TCS shall provide the Nielsen Project Manager with the following reports:

<Fill in table, if applicable.>

Report Name	Purpose/Description	Frequency

A-2-4

(b) Meetings. In addition to the meeting requirements provided in Schedule J of the Agreement, the Parties agree to participate in the following meetings to ensure that the Services are delivered correctly:

<Fill in table, if applicable.>

Meeting Name	Purpose	Frequency	TCS Attendees	Nielsen Attendees

Section 6.	NIELSEN RESPONSIBILITIES

Nielsen shall be responsible for the following.

<Fill out whichever sections are applicable.>

6.1 Nielsen Facilities and Locations

Services shall be performed at the following Nielsen facilities and/or locations:

Facility/Location	Number of TCS Resources Assigned	Work Description	Special Requirements (access restrictions, etc.)

6.2 Nielsen Hardware

Nielsen shall provide the following hardware to be used in performing the Services:

Facility/Location	Hardware Description	Comments

A-2-5

6.3 Nielsen Software and Nielsen Third Party Software

Nielsen shall provide the following software to be used in performing the Services:

Nielsen Software (Software owned by Nielsen but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS use restrictions, required non-disclosure agreements, etc.)

Nielsen Third Party Software (Software licensed by Nielsen from third Parties but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS access restrictions, required non-disclosure agreements, etc.)

6.4 Additional Responsibilities

In addition to the Nielsen responsibilities provided in the Agreement, Nielsen shall be responsible for the following:

<If applicable, detail what other areas Nielsen shall be responsible for and any associated deadline.>

Nielsen Responsibility	Deadline (if applicable)

A-2-6

Section 7.	TCS RESPONSIBILITIES

TCS shall be responsible for the following.

<Fill out whichever sections are applicable to the project.>

7.1 TCS Global Delivery Centers and Other Service Locations

Services shall be performed at the following Global Delivery Centers and/or Other Service Locations:

GDS / OSL	Number of TCS Resources Assigned	Work Description

7.2 TCS Hardware

TCS shall provide the following hardware to be used in performing the Services:

Facility/Location	Hardware Description	Comments

7.3 TCS Software and TCS Third Party Software

TCS shall provide the following software to be used in performing the Services. NOTE: TCS Productivity Tools and TCS Project Tools must be included in this list.

TCS Software
Software	Platform	Proprietary Y/N	Install Location(s)	Function

A-2-7

TCS Software

TCS Third Party Software
Software	Platform	Proprietary Y/N	Install Location(s)	Usage Restrictions / Special Security Requirements?

7.4 Other Items

<TCS must list any software, documentation, item, form, process, methodology or the like TCS proposes to use to deliver the Services that Nielsen will not obtain a license to pursuant to Section 13.6 of the Agreement in the table below. The Nielsen Project Manager must approve the use of the same by signing below. IF NIELSEN DOES NOT APPROVE THE POST TERM LICENSE FEE, OR IF ITEMS ARE USED WHICH ARE NOT LISTED HERE, NIELSEN SHALL BE GRANTED A LICENSE TO USE SUCH ITEMS AT NO CHARGE. >

Other Items
Item	Function / Description	Alternatives	Post-Term License Fee

Acknowledgement by Nielsen Project Manager:

A-2-8

NOTE: If TCS uses such item(s) without the signature of the Nielsen Project Manager above, TCS will be deemed to have given Nielsen a perpetual, royalty-free worldwide right to use such item.

Section 8.	TCS STAFFING

8.1 Number of TCS Resources Assigned to SOW

<Indicate number of TCS Resources assigned to the SOW.>

Yes  ☐             No  ☐ <Check appropriate box.>

8.2 Resources

(a) Overall. The following Resources shall perform the Services:

<Fill in table below with information requested. Nielsen shall designate the Domain Experts or Key Resources as indicated. Add rows as needed.>

Names (k) Indicates individual is a Key Resource. (d) Indicates individual is a Domain Expert.	Role /Position	Location	Number of Resources

Total Number of Resources:

(b) Resource Timing. The following table shows the allocation of Resources and/or Roles/Projects over the course of the SOW:

<Fill in table, if applicable. Note Resource retention requirements of Section 10 of the Agreement.>

Name(s) If all Resources will have the same schedule, state “all”	Role / Position	Start Date	Exit Date

A-2-9

Name(s) If all Resources will have the same schedule, state “all”	Role /Position	Start Date	Exit Date

(k) Indicates individual is a Key Resource. (d) Indicates individual is a Domain Expert.

8.3 Resource Competencies

For each Role / Position indicated above, the Resources assigned to perform the Services must meet the following requirements:

<Indicate any specific requirements for the individuals assigned to the various Roles / Positions in the table below.>

Role / Position	Requirements

8.4 Additional Requirements

<If Nielsen has any further requirements of Resources performing the Services, describe them here.>

8.5 Off-Shore Leverage

In performing the Services, TCS shall maintain the following allocation of Resources.

<Designate the Off-Shore/on-site distribution in the table below.>

Off-Shore Leverage
	Off-Shore	On-Site
Leverage Percentage

A-2-10

8.6 Productivity Improvement Expectations

<As specified in Section 24.1(n) of the Agreement, indicate how TCS will deliver productivity improvements over the course of the SOW, as applicable.>

Section 9.	CHARGES

9.1 Baseline Service Charges

(a) Fees. Fees for Services based on Baseline Service Charges shall be as provided in Section 18.2 of the Agreement and Schedule C (Charges).

(i)	Monthly Baseline Service Charge:	<To determine the monthly Baseline Service Charge, use the following formula: (# Resources x Project Card Rate x # of working days in month x 8).>

$

(ii)	Estimated Duration of SOW:	<Indicate start and finish dates as provided in Section 2. Express total in months.>

Months

(iii)	Estimated Total Charges Due Under SOW:	<Multiply Monthly Baseline service Charge by total duration in months from (ii) above and adjust for rate increases and ramp up/ramp down schedules as provided on the Project Rate Card in Schedule C.>

$

(b) Additional Fees. Baseline Service Charges are fully loaded as provided in Section 18.2 of the Agreement. Any additional expenses must be approved by the Nielsen Project Manager, both in this SOW and on the actual invoices.

<Designate any approved categories of additional expenses beyond the Baseline Services Charges in the appropriate table below.>

Pass-Through Expenses

Category	Not to Exceed

A-2-11

Incidental Expenses

Category	Not to Exceed

Signature of Nielsen Project Manager:

(c) Invoicing. TCS shall invoice Nielsen for Baseline Service Charges as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 11 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 11>

(d) Term. Payment is due thirty (30) days after receipt of an invoice by Nielsen as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 11 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 11.>

9.2 Fixed Price Charges

(a) Total Fee. The total amount due under this SOW shall be $<specify>

(i) Estimated Duration of SOW:

<Indicate start and finish dates as provided in the Agreement. Express total in months.>

(ii) Additional Fees. The following expenses are not included in the Total Fee above:

<Designate any approved categories of additional expenses beyond the Total Fee in the appropriate table below.>

Pass-Through Expenses

Category	Not to Exceed

Incidental Expenses

Category	Not to Exceed

Signature of Nielsen Project Manager:

A-2-12

(b) Invoicing and Terms. If no terms are provided for below or in Section 11, TCS shall invoice Nielsen for a pro-rated portion of the Total Fee on a monthly basis and Nielsen shall pay such invoices within thirty (30) days after receipt.

<Provide invoicing and payment terms for this SOW in detail.>

9.3 Currency Expectations

<Detail any requirements relating to currency—i.e., local currency invoicing—here.>

Section 10.	DELIVERABLES

10.1 Description

<Describe in full the Deliverable(s) to be produced.>

10.2 Documentation Requirements

<List all Documentation (user’s guides, technical guides, test plans, etc.) that TCS is required to provide along with the Deliverable(s).>

10.3 Acceptance Criteria

<Fill out the table below as required, stating in detail the specific criteria for acceptance of each Deliverable, any Milestone to which such Deliverable is linked (if applicable) and the time period that Nielsen will have to review the Deliverable before accepting or rejecting.>

ACCEPTANCE CRITERIA
Deliverable <From 10.1>	Associated Milestone	Acceptance Criteria	Review Period
< days>
< days>
< days>

10.4 Post-Acceptance

(a) Ongoing Management.

<Specify whether Nielsen, TCS or both will be responsible for implementing and overseeing the Deliverable once it has been accepted. If TCS is to be involved, detail their exact role and responsibilities here.>

(b) Transition.

<If the Deliverable is to be handed over from TCS to Nielsen after acceptance, in full or in part, detail exactly how the transition will occur here, or, if needed, in a separate Transition Plan developed and approved by both Parties.>

A-2-13

10.5 Warranty.

TCS represents and warrants that each Deliverable for which TCS is responsible for shall not, after final acceptance of the Deliverable by Nielsen, deviate from the specifications and requirements for such Deliverable provided or referred to above.

<Detail any additional Deliverable warranty requirements.>

Section 11.	PROVISIONS VARYING FROM AGREEMENT

The following provisions shall either supersede or supplement, as indicated below, those provided in the Agreement. These provisions shall not be valid unless signed by authorized representatives of the Nielsen and TCS departments indicated in the “Approvals” section below, as provided in Section 3.5(b) of the Agreement:

<Use the middle column to add new language which either supersedes or supplements language in the Agreement. Indicate which Agreement provision is affected in the left hand column. Indicate whether the Agreement provision is superseded or supplemented by the new provision in the right hand column.>

Agreement Section # and Title or Description	New Provision	Supersedes or Supplements Agreement Provision

Approvals:

NIELSEN LEGAL	TCS LEGAL

By:	By:

Name:	Name:

Title:	Title:

NIELSEN GBS	TCS FINANCE

By:	By:

Name:	Name:

Title:	Title:

A-2-14

In Witness Whereof, the Parties have each caused this Statement of Work to be signed and delivered by its duly authorized representative as of                                 , 20    .

<Insert legal name of contracting Nielsen entity>	<Insert legal name of contracting Tata entity>

By:	By:

Name:	Name:

Title:	Title:

A-2-15

EXHIBIT A-3

Form of Statement of Work

For Process SOWs

<To be used where TCS is taking over management of a business process, application, suite of applications or similar situations.>

STATEMENT OF WORK No.

This Statement of Work No.      (“Statement of Work”) is entered into pursuant to the Amended and Restated Master Services Agreement (the “Agreement”), dated as of October 1, 2007, by and between ACNielsen (US), Inc (“Nielsen”) and Tata America International Corporation and Tata Consultancy Services Limited (collectively, “TCS”). The terms and conditions of the Agreement and the Schedules and Exhibits attached thereto are incorporated herein by reference. Except as expressly provided in Section 12 of this Statement of Work, the terms and conditions provided in the Agreement and its accompanying Schedules and Exhibits shall govern performance of Services described in this Statement of Work. Any capitalized terms used but not defined in this Statement of Work shall have the definitions given in the Agreement.

Section 1.	GENERAL PROJECT INFORMATION

1.1	Contracting Parties:	<If the parties to this SOW are not Nielsen and TCS, please indicate their legal names and conform their signature lines.>

1.2	Short Description of SOW:	<Describe the broad scope and high-level requirements for the Services to be performed.>

1.3	Requesting Center of Excellence:	<Designate which Nielsen COE will be responsible for this SOW.>

1.4	SOW Requestor:	<Designate who is requesting the SOW (and to whom TCS should address its response, if different).>

1.5	Nielsen Project Manager:	The Nielsen Project Manager for this SOW is: <Designate the Nielsen Project Manager.>

	(a) Nielsen Project Manager Contact Information:	Phone: Fax: Email:

A-3-1

1.6	TCS Project Manager:	The TCS Project Manager for this SOW is: <Designate the TCS Project Manager.>

	(a) TCS Project Manager Contact Information:	Phone: Fax: Email:

Section 2.	TERM:

2.1	SOW Effective Date:	<Date work should begin.>

2.2	SOW Termination Date (if no date is specified, this SOW will remain in effect until the Agreement is terminated or expired):	<Date work should be completed. Note that Process SOWs should run to the end of the Term of the Agreement in most situations.>

2.3	Renewal:	<Describe the conditions under which this SOW may renew here and the terms of such renewal, if applicable.>

Section 3.	BASIS FOR CHARGES

3.1	Arrangement Type

<check appropriate box.>

	Baseline Service Charges SOW	☐

	Fixed Price SOW	☐

3.2	Rate Type

<check appropriate box.>

BPO Services	☐

IT Services	☐

Section 4.	SCOPE

4.1 General

TCS shall provide the Services described in this Section 4. Except as expressly provided in the Attachments to this Statement of Work, the Services provided shall be performed in accordance with the requirements provided in the Agreement and Schedule A.

A-3-2

4.2 Process Detail

<Detail the work to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the business process and the responsibilities of the Parties, but this attachment should cover the topic headings described in this Section 4.2.>

(a) Process Description

(i) Business Objectives:

<Detail the goals of the process for which TCS is assuming responsibility.>

(ii) Background Information:

<Provide any background information which will be useful in understanding the work TCS will perform, if applicable.>

(b) TCS Responsibilities

(i) Process Requirements

<Detail what TCS will be expected to produce/perform, including what degree of responsibility TCS will assume with respect to management, oversight of personnel, strategic decision making, etc.>

(ii) Implementation Strategy

<Detail the methods which will be used to complete the work, as applicable and known.>

(c) Processes Map.

<TCS, with Nielsen’s assistance, shall provide a detailed diagram showing the progression and interrelationships among the process components.>

(d) RACI Description.

< TCS, with Nielsen’s assistance, shall provide a comprehensive RACI diagram showing the allocation of responsibility and communication for the process.>

(e) TCS Requirements of Nielsen.

<TCS should indicate here, in detail, what it will require of Nielsen (above and beyond the provisions of Section 7 of this SOW) in order to fulfill its obligations (i.e., access to computer systems and user passwords).>

A-3-3

Section 5.	SERVICE LEVELS

<Detail the service level expectations for work to be performed by TCS, including, as applicable, those specific items addressed below. If appropriate, a separate attachment can be used to describe the service level specifics, but this attachment should cover the topic headings described in this Section 5.>

5.1 Critical Service Levels

TCS Resources will be expected to perform the Services in such a manner as to meet the following requirements and expectations. TCS shall ensure that all Resources have sufficient training, experience and expertise to deliver the Services as specified below. TCS’ failure to meet these requirements may be grounds for termination of the SOW as provided in Section 8.3(a) of the Agreement:

(a) Service Metrics.

<In the table below, designate what service metrics will be tracked and reported during the course of performing the Services, including specifying the expected and minimum values for these measures, if applicable.>

Metric	Minimum Level	Expected Level	Comments

(b) Milestones.

<Designate what Milestones must be met during the course of performing the Services, including specifying the method of determining such Milestones, if applicable.>

(c) Resources Deployment Timing.

<Nielsen and TCS should work together to determine how Resources will be deployed under the SOW and when a failure to do so will constitute a Critical Service Level failure.>

(d) Nielsen Customer Commitments.

<Detail what commitments Nielsen has made to its customers which will be reliant on TCS’ performance of the Services, if applicable.>

A-3-4

5.2 Reports and Meetings

(a) Reports. TCS shall provide the Nielsen Project Manager with the following reports:

<Fill in table, if applicable.>

Report Name	Purpose/Description	Frequency

(b) Meetings. In addition to the meeting requirements provided in Schedule J of the Agreement, the Parties agree to participate in the following meetings to ensure that the Services are delivered correctly:

<Fill in table, if applicable.>

Meeting Name	Purpose	Frequency	TCS Attendees	Nielsen Attendees

5.3 Incremental BCP / DR Requirements

<Detail any BCP / DR requirements in addition to or distinct from those provided in the Agreement or Exhibit N associated with the transfer of the process to TCS.>

Section 6.	TRANSITION

6.1 Transition Plan

Note: All Transition activities are subject to the provisions of Section 4 of the Agreement.

<Detail here or in an attachment to this SOW the Transition Plan outlining how the process will be moved from Nielsen to TCS. As the parties agree, all the elements of this Section 6 can be incorporated into such Plan.>

6.2 Transitioned Employees

<This section 6.2 is only required for engagements where Nielsen personnel may be transitioned from Nielsen to TCS. Involve legal and HR when completing this section.>

(a) Non-ARD Transitioned Employees. <Check relevant boxes and supply additional information as needed>

A-3-5

(i) Required Hires:

[    ] TCS is not obligated to hire any Non-ARD Transitioned Employees;

[    ] TCS is obligated to offer employment to      Non-ARD Transitioned Employees;

[    ] TCS is obligated to offer employment to the individuals listed below [and      additional individuals].

<List the specific individuals here.>

(ii) The Non-ARD Transitioned Employees [    ] will or [    ] will not be required to be offered Comparable Positions. <Note there are potentially in between positions, which should be described as Comparable Positions but not necessarily equivalent.>

(iii) The Non-ARD Transitioned Employees [    ] may or [    ] may not be required to relocate. <Note if some are and some are not, describe below.>

(iv) Additional Provisions:

<Describe any special provisions regarding employee benefit alignments and transfers.>

<Describe what access, if any, TCS is permitted to have to Nielsen’s personnel files as part of the hiring process – NOTE: consult with Legal before agreeing to this.>

(b) ARD Transitioned Employees:

(i) Required Hires. <Check relevant boxes and supply additional information as needed.>

[    ] TCS is not obligated to hire any ARD Transitioned Employees (i.e., all ARD Employees will be Unintended ARD Transitioned Employees);

[    ] TCS is obligated to offer employment to      Non-ARD Transitioned Employees; all other ARD Employees will be Unintended ARD Transitioned Employees;

[    ] TCS is obligated to offer employment to the individuals listed below [and      additional individuals]. All other ARD Employees will be Unintended ARD Transitioned Employees.

<List the specific individuals here.>

(ii) Economic Risk of Unintended ARD Employees

[    ] Nielsen [    ] TCS bears the economic risk of Unintended ARD Transitioned Employees.

A-3-6

(c) Employment with TCSL or a Controlled Subsidiary.

All offers of employment are to be with TCSL or a Controlled Subsidiary except as noted below.

<Detail whatever exceptions are relevant for subcontractor employment.>

6.3 Transferred Hardware and Software

<Provide a list of all hardware and software to be transferred from Nielsen to TCS, as applicable. Table below is illustrative only.>

Hardware / Software	Location	Effective Date	Comments

Section 7.	NIELSEN RESPONSIBILITIES

Nielsen shall be responsible for the following.

<Fill out whichever sections are applicable.>

7.1 Nielsen Facilities and Locations

Services shall be performed at the following Nielsen facilities and/or locations:

Facility/Location	Number of TCS Resources Assigned	Work Description	Special Requirements (access restrictions, etc.)

7.2 Nielsen Hardware

Nielsen shall provide the following hardware to be used in performing the Services:

Facility/Location	Hardware Description	Comments

A-3-7

Facility/Location	Hardware Description	Comments

7.3 Nielsen Software and Nielsen Third Party Software

Nielsen shall provide the following software to be used in performing the Services:

Nielsen Software (Software owned by Nielsen but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS use restrictions, required non-disclosure agreements, etc.)

Nielsen Third Party Software (Software licensed by Nielsen from third Parties but used/accessed by TCS in providing the Services.)
Software	Platform	Special Provisions (TCS access restrictions, required non-disclosure agreements, etc.)

A-3-8

7.4 Additional Responsibilities

In addition to the Nielsen responsibilities provided in the Agreement, Nielsen shall be responsible for the following:

<Detail what other areas Neilsen shall be responsible for and any associated deadline, if applicable.>

Nielsen Responsibility	Deadline (if applicable)

Section 8.	TCS RESPONSIBILITIES

TCS shall be responsible for the following.

<Fill out whichever sections are applicable to the process.>

8.1 TCS Global Delivery Centers and Other Service Locations

Services shall be performed at the following Global Delivery Centers and/or Other Service Locations:

GDS / OSL	Number of TCS Resources Assigned	Work Description

8.2 TCS Hardware

TCS shall provide the following hardware to be used in performing the Services:

Facility/Location	Hardware Description	Comments

A-3-9

8.3 TCS Software and TCS Third Party Software

TCS shall provide the following software to be used in performing the Services. NOTE: TCS Productivity Tools and TCS Project Tools must be included in this list.

TCS Software
Software	Platform	Proprietary Y/N	Install Location(s)	Function

TCS Third Party Software
Software	Platform	Proprietary Y/N	Install Location(s)	Usage Restrictions / Special Security Requirements?

8.4 Other Items

<TCS must list any software, documentation, item, form, process, methodology or the like TCS proposes to use to deliver the Services that Nielsen will not obtain a license to pursuant to Section 13.6 of the Agreement in the table below. The Nielsen Project Manager must approve the use of the same by signing below. IF NIELSEN DOES NOT APPROVE THE POST-TERM LICENSE FEE, OR IF ITEMS ARE USED WHICH ARE NOT LISTED HERE, NIELSEN SHALL BE GRANTED A LICENSE TO USE SUCH ITEMS AT NO CHARGE.>

Other Items
Item	Function / Description	Alternatives	Post-Term License Fee

A-3-10

Other Items

Acknowledgement by Nielsen Project Manager:

NOTE: If TCS uses such item(s) without the signature of the Nielsen Project Manager above, TCS will be deemed to have given Nielsen a perpetual, royalty-free worldwide right to use such item.

Section 9.	TCS STAFFING

9.1 Number of TCS Resources Assigned to SOW

<Indicate number of TCS Resources assigned to the SOW.>

9.2 Resources

(a) Overall. The following Resources shall perform the Services:

<Fill in table with information requested. Nielsen shall designate Domain Experts or Key Resources as indicated Below Add rows as needed.>

Names (k) Indicates individual is a Key Resource. (d) Indicates individual is a Domain Expert	Role / Position	Location	Number of Resources

Total Number of Resources:

A-3-11

(b) Resource Timing. The following table shows the allocation of Resources and/or Roles/Projects over the course of the SOW:

<Fill in if applicable. Note the Resource retention requirements of Section 10 of the Agreement.>

Name(s) If all Resources will have the same schedule, state “all”	Role / Position	Start Date	Exit Date

(k) Indicates individual is a Key Resource. (d) Indicates individual is a Domain Expert

9.3 Resource Competencies

For each Role / Position indicated above, the Resources assigned to perform the Services must meet the following requirements.

<Indicate any specific requirements for the individuals assigned to the various Roles / Positions in the table below.>

Role / Position	Requirements

9.4 Additional Requirements

<If Nielsen has any further requirements of Resources performing the Services, describe them here.>

9.5 Off-Shore Leverage

In performing the Services, TCS shall maintain the following allocation of Resources.

<Designate the Off-Shore/on-site distribution in the table below.>

Off-Shore Leverage

A-3-12

Off-Shore Leverage
	Off-Shore	On-Site
Leverage Percentage

9.6 Productivity Improvement Expectations

<As specified in Section 24.1(n) of the Agreement, indicate how TCS will deliver productivity improvements over the course of the SOW, if applicable.>

Section 10.	CHARGES

10.1 Baseline Service Charges

(a) Fees. Fees for Services based on Baseline Service Charges shall be as provided in Section 18.2 of the Agreement and Schedule C (Charges).

(i)	Monthly Baseline Service Charge:	<To determine the monthly Baseline Service Charge, use the following formula: (# Resources x Project Card Rate x # of working days in month x 8).>

$

(ii)	Estimated Duration of SOW:	<Indicate start and finish dates as provided in Section 2. Express total in months.>

Months

(iii)	Estimated Total Charges Due Under SOW:	<Multiply Monthly Baseline service Charge by total duration in months from (ii) above and adjust for rate increases and ramp up/ramp down schedules as provided on the Project Rate Card in Schedule C.>

$

(b) Additional Fees. Baseline Service Charges are fully loaded as provided in Section 18.2 of the Agreement. Any additional expenses must be approved by the Nielsen Project Manager, both in this SOW and on the actual invoices.

<Designate any approved categories of additional expenses beyond the Baseline Services Charges in the appropriate table below.>

A-3-13

Pass-Through Expenses

Category	Not to Exceed

Incidental Expenses

Category	Not to Exceed

Approval of Nielsen Project Manager:

(c) Invoicing. TCS shall invoice Nielsen for Baseline Service Charges as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 12 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 12.>

(d) Term. Payment is due thirty (30) days after receipt of an invoice by Nielsen as provided in Section 18.4 of the Agreement, unless otherwise agreed to and provided in Section 12 below.

<If the Parties agree to invoicing terms differing from those in the Agreement, indicate so here and detail the terms in Section 12.>

10.2 Fixed Price Charges

(a) Total Fee. The total amount due under this SOW shall be $<specify>.

(i) Estimated Duration of SOW:

<Indicate start and finish dates as provided in Section 2. Express total in months.>

(ii) Additional Fees. The following expenses are not included in the Total Fee above:

<Designate any approved categories of additional expenses beyond the Total Fee in the appropriate table below.>

Pass-Through Expenses

Category	Not to Exceed

Incidental Expenses

Category	Not to Exceed

A-3-14

Category	Not to Exceed

Approval of Nielsen Project Manager:

(b) Invoicing and Terms. If no terms are provided for below or in Section 12, TCS shall invoice Nielsen for a pro-rated portion of the Total Fee on a monthly basis and Nielsen shall pay such invoices within thirty (30) days after receipt.

<Provide invoicing and payment terms for this SOW in detail.>

10.3 Currency Expectations

<Detail any requirements relating to currency—i.e., local currency invoicing—here.>

Section 11.	DELIVERABLES

11.1 Description

<Describe in full any Deliverable(s) to be produced.>

11.2 Documentation Requirements

<List all Documentation (user’s guides, technical guides, test plans, etc.) that TCS is required to provide along with the Deliverable(s).>

11.3 Acceptance Criteria

<Fill out the table below as required, stating in detail the specific criteria for acceptance of each Deliverable, any Milestone to which such Deliverable is linked (if applicable) and the time period that Nielsen will have to review the Deliverable before accepting or rejecting.>

ACCEPTANCE CRITERIA
Deliverable <From 11.1>	Associated Milestone	Acceptance Criteria	Review Period
< days>
< days>
< days>

11.4 Warranty

TCS represents and warrants that each Deliverable for which TCS is responsible shall not, after final acceptance of the Deliverable by Nielsen, deviate from the specifications and requirements for such Deliverable provided or referred to above.

A-3-15

<Specify any additional Deliverable warranty requirements here.>

11.5 Termination

<Detail any expectations that Nielsen has with respect to termination of this SOW (i.e., retransfer of employees, particular termination assistance requirements, transfer of licenses).>

Section 12.	PROVISIONS VARYING FROM AGREEMENT

The following provisions shall either supersede or supplement, as indicated below, those provided in the Agreement. These provisions shall not be valid unless signed by authorized representatives of the Nielsen and TCS departments indicated in the “Approvals” section below, as provided in Section 3.5(b) of the Agreement:

<Use the middle column to add new language which either supersedes or supplements language in the Agreement. Indicate which Agreement provision is affected in the left hand column. Indicate whether the Agreement provision is superseded or supplemented by the new provision in the right hand column.>

Agreement Section # and Title or Description	New Provision	Supersedes or Supplements Agreement Provision

Approvals:

NIELSEN LEGAL	TCS LEGAL

By:	By:

Name:	Name:

Title:	Title:

NIELSEN GBS	TCS FINANCE

By:	By:

Name:	Name:

Title:	Title:

A-3-16

In Witness Whereof, the Parties have each caused this Statement of Work to be signed and delivered by its duly authorized representative as of                     , 20    .

<Insert legal name of contracting Nielsen entity>	<Insert legal name of contracting Tata entity>

By:	By:

Name:	Name:

Title:	Title:

A-3-1

EXHIBIT A-4

Project Change Request Form

NIELSEN PROJECT CHANGE REQUEST
PROJECT DETAILS
Product Name	Product/Build Version
Requested By	Date of Request
Project Name	Change Control No.
Module Name	Priority (H/M/L)
Program Manager Program PM	Design Project Leader
SUMMARY DESCRIPTION / CLASSIFICATION OF PROPOSED CHANGE
Reason

    Change In Business Requirements        New Feature

    Change in System Specifications          Requirement missing from Baseline

    Oversight    Question

    Environment Problem    Discrepancy

    Dependency on External Systems    Database Change

    Change in Nielsen Standards    Other

Detailed Description of Proposed Change

Proposed by (name / signature)	Date

CHANGE IMPACT ANALYSIS
Description of the impact (Attach annexure if required)

Programs / Documents Affected (attach List if necessary)
Project Requirements Technology Architecture / Design Functional Design User Interface Database Scripts Documentation Others

A-4-1

ESTIMATES (Hours)
Design	Development
Quality	Others
Estimates made by (name / signature)	Date
Verified by (name / signature)	Date
DECISION ON CHANGE
Approved
Enhancement
Will be Considered in Next Iteration
Abandoned
DESCRIPTION OF CHANGE ACTIONS PERFORMED

Change Request Closed by (name / signature)	Date

A-4-2

EXHIBIT A-5

Form of Transition Plan

NOTE: The form on the following pages is intended for illustrative purposes only, and contains information typically contained in a Transition Plan for services similar to the Services to be provided under the Agreement. The Parties may use any Transition Plan which Nielsen approves.

***Remainder of Page Intentionally Left Blank***

A-5-1

BPO-DM
ID	WBS	Task Name	Duration	Start	Finish	Predeces	Completion Date	Primary Responsibility
1	1	*	25 days	Mon 4/16/07	Fri 5/18/07		NA
2	1.1		10 days	Mon 4/16/07	Fri 4/27/07		Mon 5/21/07
3	1.1.1		5 days	Mon 4/16/07	Fri 4/20/07		Mon 5/21/07	Nielsen,TCS
4	1.1.2		5 days	Mon 4/23/07	Fri 4/27/07	3	Mon 5/21/07	Nielsen,TCS
5	1.2		20 days	Mon 4/23/07	Fri 5/18/07		Mon 5/21/07
6	1.2.1		10 days	Mon 4/23/07	Fri 5/4/07	3	Mon 5/21/07	Nielsen,TCS
7	1.2.2		10 days	Mon 5/7/07	Fri 5/18/07	6	Mon 5/21/07	Nielsen,TCS
8	2		75 days	Mon 6/4/07	Fri 9/14/07		NA
9	2.1		15 days	Mon 6/4/07	Fri 6/22/07	3	Mon 6/25/07	Nielsen,TCS
10	2.2		40 days	Mon 7/23/07	Fri 9/14/07	3	NA	Nielsen,TCS
11	3		25 days	Mon 5/7/07	Fri 6/8/07		Tue 8/21/07
12	3.1		10 days	Mon 5/7/07	Fri 5/18/07	6	Mon 6/11/07	Nielsen,Aude,Venacd
13	3.2		5 days	Mon 5/21/07	Fri 5/25/07	12	Fri 5/25/07	Nielsen,Aude,Alexand
14	3.3		5 days	Mon 5/28/07	Fri 6/1/07	13	Tue 8/21/07	Nielsen,Aude,Venacd
15	3.4		5 days	Mon 6/4/07	Fri 6/8/07	14	Tue 8/21/07	Nielsen,Aude,Venacd
16	4		40 days	Mon 4/23/07	Fri 6/15/07		Thu 6/21/07
17	4.1		20 days	Mon 4/23/07	Fri 5/18/07		Thu 6/21/07
18	4.1.1		20 days	Mon 4/23/07	Fri 5/18/07	3	Mon 6/11/07	Nielsen,TCS
19	4.1.2		20 days	Mon 4/23/07	Fri 5/18/07	3	Mon 6/11/07	Nielsen,TCS
20	4.2		20 days	Mon 4/23/07	Fri 5/18/07	3	Mon 6/11/07	Nielsen,TCS
21	4.3		20 days	Mon 4/23/07	Fri 5/18/07	3	Mon 6/11/07	Nielsen,TCS
22	4.4		40 days	Mon 4/23/07	Fri 6/15/07	3	Thu 6/21/07	Nielsen,TCS
23	4.5		30 days	Mon 4/23/07	Fri 6/1/07	3	Mon 6/11/07	TCS,Stanton,Burt
24	4.6		30 days	Mon 4/23/07	Fri 6/1/07	3	Mon 6/11/07	TCS,Stanton,Burt
25	5		15 days	Mon 4/30/07	Fri 5/18/07		Mon 6/11/07
26	5.1		10 days	Mon 4/30/07	Fri 5/11/07	4	Mon 6/11/07	Nielsen,TCS
27	5.2		5 days	Mon 5/14/07	Fri 5/18/07	26	Mon 6/11/07	Nielsen,TCS
28	6		50 days	Mon 4/23/07	Fri 6/29/07		NA
29	6.1		30 days	Mon 4/23/07	Fri 6/1/07	3	NA	TCS
30	6.2		10 days	Mon 6/4/07	Fri 6/15/07	29	NA	TCS
31	6.3		5 days	Mon 6/18/07	Fri 6/22/07	30	NA	TCS,Brand,Burt
32	6.4		5 days	Mon 6/25/07	Fri 6/29/07	31	NA	TCS,Brand,Burt
33	7		39 days	Mon 4/30/07	Thu 6/21/07		Wed 7/18/07
34	7.1		10 days	Mon 4/30/07	Fri 5/11/07		Wed 7/18/07	Nielsen,TCS
35	7.2		12 days	Mon 5/14/07	Tue 5/29/07	34	Mon 6/11/07	Nielsen,TCS
36	7.3		17 days	Wed 5/30/07	Thu 6/21/07	35	Mon 6/11/07	Nielsen,TCS

			Page 1					Mon 9/10/07

A-5-2

BPO-DM
ID	WBS	Task Name	Duration	Start	Finish	Predeces	Completion Date	Primary Responsibility
37	8	*	125 days	Mon 8/20/07	Fri 2/8/08		NA
38	8.1		20 days	Mon 8/20/07	Fri 9/14/07	9	NA	Nielsen,TCS
39	8.2		5 days	Mon 9/17/07	Fri 9/21/07	38	NA	Nielsen,TCS
40	8.3		2 days	Mon 9/24/07	Tue 9/25/07	39	NA	Nielsen,TCS
41	8.4		10 days	Mon 11/5/07	Fri 11/16/07	87	NA	Nielsen,TCS
42	8.5		10 days	Mon 12/3/07	Fri 12/14/07	89	NA	Nielsen,TCS
43	8.6		10 days	Mon 1/28/08	Fri 2/8/08	95	NA	Nielsen,TCS
44	9		180 days	Mon 5/21/07	Fri 1/25/08		NA
45	9.1		140 days	Mon 5/21/07	Fri 11/30/07	7	NA	Aude
46	9.2		140 days	Mon 5/21/07	Fri 11/30/07	7	NA	Aude
47	9.3		60 days	Mon 11/5/07	Fri 1/25/08	87	NA	Nielsen,TCS
48	10		30 days	Mon 4/30/07	Fri 6/8/07		Fri 7/20/07
49	10.1		30 days	Mon 4/30/07	Fri 6/8/07		Fri 7/20/07
50	10.1.1		10 days	Mon 4/30/07	Fri 5/11/07	4	Mon 6/11/07	Nielsen
51	10.1.2		20 days	Mon 5/14/07	Fri 6/8/07	50	Fri 6/8/07	Nielsen
52	10.1.3		10 days	Mon 5/14/07	Fri 5/25/07	50	Fri 7/13/07	Nielsen
53	10.1.4		5 days	Mon 5/28/07	Fri 6/1/07	52	Fri 7/20/07	Nielsen
54	11		20 days	Mon 6/4/07	Fri 6/29/07		Mon 7/23/07
55	11.1		20 days	Mon 6/4/07	Fri 6/29/07		Mon 7/23/07
56	11.1.1		20 days	Mon 6/4/07	Fri 6/29/07	14	Fri 7/27/07	Nielsen,TCS
57	11.1.2		20 days	Mon 6/4/07	Fri 6/29/07	14	Wed 8/1/07	Nielsen,TCS
58	11.1.3		15 days	Mon 6/4/07	Fri 6/22/07	14	Mon 7/23/07	Nielsen,TCS
59	11.1.4		5 days	Mon 6/18/07	Fri 6/22/07		Mon 7/23/07	Nielsen,TCS
60	11.1.5		5 days	Mon 6/18/07	Fri 6/22/07		Mon 7/23/07	Nielsen,TCS
61	12		90 days	Mon 6/4/07	Fri 10/5/07		NA
62	12.1		90 days	Mon 6/4/07	Fri 10/5/07		NA
63	12.1.1		20 days	Mon 6/4/07	Fri 6/29/07	14	Mon 7/23/07	Nielsen,TCS
64	12.1.2		20 days	Mon 6/4/07	Fri 6/29/07	14	Tue 8/21/07	Nielsen,TCS
65	12.1.3		5 days	Mon 10/1/07	Fri 10/5/07	83	NA	Nielsen,TCS
66	12.1.4		5 days	Mon 10/1/07	Fri 10/5/07	83	NA	TCS
67	12.1.5		5 days	Mon 10/1/07	Fri 10/5/07	83	NA	TCS
68	13		50 days	Mon 8/6/07	Fri 10/12/07		NA
69	13.1		20 days	Mon 8/6/07	Fri 8/31/07	3	NA	Nielsen,TCS
70	13.2		5 days	Mon 9/3/07	Fri 9/7/07	69	NA	Nielsen,TCS
71	13.3		5 days	Mon 9/3/07	Fri 9/7/07	69	NA	Nielsen,TCS
72	13.4		5 days	Mon 9/10/07	Fri 9/14/07	71	NA	Nielsen,TCS

			Page 2					Mon 9/10/07

A-5-3

BPO-DM
ID	WBS	Task Name	Duration	Start	Finish	Predeces	Completion Date	Primary Responsibility
73	13.5	*	30 days	Mon 9/3/07	Fri 10/12/07	69	NA	Nielsen,TCS
74	14		15 days	Mon 6/18/07	Fri 7/6/07		Fri 7/6/07
75	14.1		5 days	Mon 6/18/07	Fri 6/22/07		Fri 6/22/07	TCS
76	14.2		10 days	Mon 6/25/07	Fri 7/6/07		Fri 7/6/07
77	14.2.1		10 days	Mon 6/25/07	Fri 7/6/07	75	Fri 7/6/07	Nielsen,TCS
78	15		136 days	Mon 7/23/07	Mon 1/28/08		NA
79	15.1		136 days	Mon 7/23/07	Mon 1/28/08		NA
80	15.1.1		50 days	Mon 7/23/07	Fri 9/28/07		NA
81	15.1.1.1		10 days	Mon 7/23/07	Fri 8/3/07		Fri 8/3/07	Nielsen
82	15.1.1.2		20 days	Mon 8/6/07	Fri 8/31/07	81	Fri 8/31/07	Nielsen
83	15.1.1.3		20 days	Mon 9/3/07	Fri 9/28/07	82	NA	TCS
84	15.1.2		5 days	Mon 10/1/07	Fri 10/5/07		NA
85	15.1.2.1		5 days	Mon 10/1/07	Fri 10/5/07	83	NA	TCS
86	15.1.3		20 days	Mon 10/8/07	Fri 11/2/07		NA
87	15.1.3.1		20 days	Mon 10/8/07	Fri 11/2/07	85	NA	TCS
88	15.1.4		21 days	Mon 11/5/07	Mon 12/3/07		NA
89	15.1.4.1		20 days	Mon 11/5/07	Fri 11/30/07	87	NA	TCS
90	15.1.4.2		1 day	Mon 12/3/07	Mon 12/3/07	89	NA	Nielsen
91	15.1.5		21 days	Mon 12/3/07	Mon 12/31/07		NA
92	15.1.5.1		20 days	Mon 12/3/07	Fri 12/28/07	89	NA	TCS
93	15.1.5.2		1 day	Mon 12/31/07	Mon 12/31/07	92	NA	Nielsen
94	15.1.6		21 days	Mon 12/31/07	Mon 1/28/08		NA
95	15.1.6.1		20 days	Mon 12/31/07	Fri 1/25/08	92	NA	TCS
96	15.1.6.2		1 day	Mon 1/28/08	Mon 1/28/08	95	NA	Nielsen
97	15.1.7		1 day	Mon 1/28/08	Mon 1/28/08		NA
98	15.1.7.1		1 day	Mon 1/28/08	Mon 1/28/08	95	NA	TCS

			Page 3					Mon 9/10/07

A-5-4

SCHEDULE B

SERVICE LEVELS

Section 1.	GENERAL

(a) As of the Services Commencement Date (or as otherwise specified in a Statement of Work or this Schedule and the Attachments to this Schedule), TCS will provide the Services to the performance levels and commitments described in this Schedule and its Attachments.

(b) Tier One Quality of Service Metrics apply to all Services under the Agreement and shall be measured at the Agreement level. Critical Service Levels are established and measured at SOW level. Critical Service Levels apply to individual Statements of Work only if the Statement of Work specifies Critical Service Levels. As applicable, Critical Service Levels shall be identified and provided in each SOW and the applicable metrics for each Critical Service Level shall be developed and agreed by the Parties in accordance with the Service Level methodology described in this Schedule B. Minimum and Expected Service Levels as defined in Section 4 below may be adopted by the Parties as Critical Service Levels for IT and BPO Services as specified in individual SOWs. Tier One Quality of Service Metrics shall be absolute standards that TCS must meet.

(c) In order to achieve a fair, accurate and consistent measurement of TCS’ performance of the Services in SOWs that have Critical Service Levels, additional Critical Service Levels may be added or substituted by Nielsen as specified in this Schedule, in SOWs, or in compliance with Section 3 of the MSA. For example, such additions or substitutions may occur in conjunction with changes to the environment and the introduction of new Hardware or Software or means of Service delivery; provided, however, that where such Hardware or Software or such means of Service delivery is a replacement or upgrade of existing technology, there shall be a presumption of equivalent or improved performance.

Section 2.	ATTACHMENTS

The following Attachments attached hereto to this Schedule B are hereby incorporated by reference:

(a)	Attachment B-1: Tier One Quality of Service Metrics

(b)	Attachment B-2: Critical Service Levels

These Attachments sets forth the quantitative measurements associated with Tier One Quality of Service Metrics and Critical Service Levels. TCS shall perform the Services at or above the levels of performance indicated in this Schedule B and the SOW as applicable.

Section 3.	REPORTING

(a) Unless otherwise specified in this Schedule B, each Tier One Quality of Service Metric and Critical Service Level shall be measured on a monthly basis. TCS shall provide to Nielsen, as part of TCS’ monthly performance reports, a set of hard- and soft-copy reports to verify TCS’ performance and compliance with the Tier One Quality of Service Metrics and Critical Service Levels.

B-1-1

(b) In accordance with Section 5.7 of the Agreement, TCS shall provide detailed supporting information for each report to Nielsen in the format specified by Nielsen at a level of detail sufficient to verify compliance with the Service Levels. Such supporting information shall be subject to audit by Nielsen. TCS shall provide Nielsen with information and access to such tools and procedures upon request for purposes of verification. The data and detailed supporting information shall be Nielsen’s Confidential Information, and shall be maintained by TCS such that Nielsen may access such information online and in real-time, where feasible, at any time during the Term.

Section 4.	ADDITIONS AND DELETIONS OF SERVICE LEVELS

4 .1 Initial Service Levels

(a) If Nielsen or TCS is currently measuring the performance and nine (9) consecutive months of service measurements exist for a particular Service (the “Nine-Month Measurement Period”), the Parties agree that TCS shall be expected to deliver Services at the average of such service measurements for the Nine-Month Measurement Period (the “Expected Service Level”) and shall at a minimum deliver Services at the level of the lowest service measurement achieved during the Nine-Month Measurement Period (the “Minimum Service Level.”);

(b) If Nielsen is currently measuring the performance and the history supports the metric, but the full Nine-Month Measurement Period history is not available, Nielsen will continue to measure the metric through the Transition Period, and if nine (9) months history will be available before Service Commencement Date, TCS will accept the Critical Service Level;

(c) For Critical Service Levels for which limited or no metric data is available, Nielsen will either continue or begin benchmarking the metric and TCS will continue to do so after the relevant Service Commencement Date and until the Nine-Month Measurement Period is complete, at which time both Parties shall agree to the resulting Critical Service Levels; and

(d) For Critical Service Levels where it is agreed by the Parties that the Nine-Month Measurement Period will begin after the TCS Service Commencement Date, the methods and processes defined in Section 4.2 for additions will apply.

4.2 Additions

Nielsen may add Critical Service Levels in accordance with this Section 4.2 of this Schedule B by providing written notice in accordance with Section 4.4 of this Schedule. Expected Service Levels and Minimum Service Level commitments associated with added Critical Service Levels will be computed as follows:

(a) When the Nine Month Measurement Period exists, the Parties agree that the Expected Service Level shall be defined as the average of such service measurements for the Nine-Month Measurement Period and that the Minimum Service Level shall be defined as the lowest service measurement achieved during the Nine-Month Measurement Period; or

B-1-2

(b) When no measurements or less than nine months of measurements exist for a particular Service, the Parties shall attempt in good faith to agree on an Expected Service Level and a Minimum Service Level commitment using industry standard measures or Third Party advisory services (for example, Gartner Group, Yankee Group, etc.); or

(c) When no measurements exist for a particular Service, and the Parties fail to agree on an Expected Service Level and a Minimum Service Level commitment using Section 4.2(b) above, with respect to measurements provided by another party or industry standard measures as described in such Section 4.2(b), the Parties shall do the following:

(i) The Nine-Month Measurement Period for the applicable Service shall begin within sixty (60) days after TCS’ receipt of Nielsen’s written request, subject to agreement on such measurements in accordance with the Change Control Procedures provided in Section 12.2 of the Agreement. TCS shall be responsible for timely and accurately calculating each monthly measurement during the Nine-Month Measurement Period; and

(ii) After nine (9) monthly measurements have been calculated (or should have been measured in accordance with Section 4.2(a) above and if not so measured; determined as described in Section 4.2(c)(ii)(A) below), Nielsen may at any time request in writing that the provisions of Section 4.2(b) above be used to establish the Expected Service Level and Minimum Service Level commitments.

(A) If TCS fails to provide one (1) or more measurements during the Nine-Month Measurement Period such that nine (9) consecutive measurements are not available, the missing measurement(s) shall be set according to the following process: (i) if one measurement is missing, the missing measurement shall be constructed by using the highest of the eight (8) actual measurements, or (ii) if two (2) or more measurements are missing, the first missing measurement shall be constructed by using the highest of the actual measurements and adding to that measurement twenty percent (20%) of the difference between that measurement and one hundred percent (100%) and each of the remaining missing measurements shall be constructed by using the highest of the actual measurements and adding to that measurement thirty five percent (35%) of the difference between that measurement and one hundred percent (100%).

(1)	For example, if during the Nine-Month Measurement Period seven (7) measurements were calculated for a particular Service, and the highest of the seven measurements were 95%, then the measurements for the missing two (2) months would be deemed to be 96% (representing 95% plus (20% of 5%)) and 96.75% (representing 95% plus 35% of 5%)), respectively.

4.3 Deletions of Critical Service Levels

Nielsen may delete Critical Service Levels by sending written notice to TCS in accordance with Section 4.4.

4.4 Notice Requirements

Nielsen will send written notice to TCS at least sixty (60) days prior to the date that additions or deletions to Critical Service Levels are to be effective, provided that Nielsen may send only one (1) such notice (which notice may contain multiple changes) each calendar quarter.

B-1-3

Section 5.	COMMENCEMENT OF OBLIGATIONS

The obligations set forth herein for the Tier One Quality of Service Metrics shall commence four (4) months after the Agreement Effective Date. For purposes of measuring compliance with the Tier One Quality of Service Metrics relating to IT and BPO service quality and delivery, each additional SOW executed after the Agreement Effective Date will not be included for the first four (4) months (or such other period as the Parties agree) after such SOW becomes effective. The Critical Service Levels shall commence as provided in the relevant SOWs.

Section 6.	COOPERATION

The achievement of the Tier One Quality of Service Metrics and Critical Service Levels by TCS may require the coordinated, collaborative effort of TCS with third parties. TCS will provide a single point of contact for the prompt resolution of any failure on the part of TCS to meet a Tier One Quality of Service Metric or Critical Service Level other than due to exceptional circumstances described in Section 8.7 of the Agreement (“Service Level Defaults”) and all failures to provide high quality Services to Customer, regardless of whether the reason for such Service Level Defaults, or failure to provide high quality Services to Nielsen, was caused by TCS.

Section 7.	CONTINUOUS IMPROVEMENT – SERVICE LEVELS

The Parties agree to the concept of continuous improvement and that the Critical Service Levels should be modified during this Agreement to reflect this concept. To accomplish this, Critical Service Levels will be modified each twelve (12) month period following the commencement of obligations date specific to each Critical Service Level as described in Section 6 and below:

(a) Each Expected Service Level will be reset to the average of the four highest monthly actual results at or above the Expected Service Levels achieved during the previous year; provided that, if fewer than four (4) monthly actual results exceeded the Expected Service Level, the Expected Service Level will be reset by taking the four (4) highest monthly actual results, replacing each such actual result that is below the Expected Service Level with the Expected Service Level, and dividing the sum of the resulting four (4) numbers by four (4).

(i) For example, if the Expected Service Level being adjusted were 99.6%, and there were three actual results that were higher and none equal (e.g., 99.9%, 99.8%, and 99.7%), the calculation would be ((99.9% + 99.8% + 99.7% + 99.6%) / 4) = 99.75% with the subsequent reset governed by Section 8(2) below.

(b) Notwithstanding Section 7(a)(i) above, in no event shall any single increase in an Expected Service Level pursuant to Section 7(a)(i) above exceed ten percent (10%) of the difference between one hundred percent (100%) and the then-current Expected Service Level.

(i) For example, if the Expected Service Level being adjusted were 99.6%, the maximum increase for that reset would be 0.04% (i.e., from 99.6% to 99.64%).

B-1-4

(c) Each Minimum Service Level will be reset by adding to the Minimum Service Level being adjusted a sum equal to five percent (5%) of the difference between one-hundred percent (100%) and the then-current Minimum Service Level.

(i) For example, if the Minimum Service Level that is being adjusted was 99.4%, the increase would be 0.03% (i.e., from 99.4% to 99.43%).

(d) For ease of administration, beginning with the second anniversary of the Agreement Effective Date and continuing with every anniversary of the Agreement Effective Date thereafter , the process described in this Section 7 will be performed as of the anniversary of the Agreement Effective Date, utilizing the previous twelve months’ data, replacing the dates that were based upon the commencement of obligations specific to each Critical Service Level.

(e) TCS commits to the additional commitments to Continuous Improvement and Best Practice performance as outlined in Section 8.9 of the MSA.

Section 8.	ROOT CAUSE ANALYSIS AND IMPROVEMENT PLAN FOR CRITICAL MEASUREMENTS

If TCS fails to satisfy any Tier One Quality of Service Metric or Critical Service Level, TCS shall provide Nielsen with a root cause analysis and written plan for improving TCS’ performance to satisfy the Tier One Quality of Service Metric or Critical Service Level within the timeframes defined in Section 8.6(b) of the MSA. Performance improvement plans shall be subject to Nielsen’s approval, not to be unreasonably withheld. TCS shall promptly implement such plan once it has been approved by Nielsen.

Section 9.	TIMES

Unless otherwise set forth herein, all references in this Schedule to times shall refer to Greenwich Mean Time.

Section 10.	EXCLUSIONS

TCS shall be relieved of failures to comply with Tier One Quality of Service Metrics or Critical Service Levels to the extent and only to the extent that such failure is due to the breaches of Section 8.7 of the MSA.

B-1-5

EXHIBIT B-1

Tier One Quality of Service Metrics

*

B-1-1

EXHIBIT B-2

Critical Service Levels

NOTE: Critical Service Levels will be detailed in each Statement of Work. The following template is intended to serve as a guideline for the types of functions and measurements. This list is illustrative, not exhaustive, and the inclusion of Service Levels not provided here in Statements of Work is expected. To be effective, Critical Service Levels must be provided in the relevant SOW; the levels provided in this Exhibit B-2 shall not function as default Critical Service Levels.

*

B-2-1

SCHEDULE C

CHARGES

Section 1.	MINIMUM COMMITMENT AMOUNT

(a) The Minimum Commitment Amount shall be *.

(b) In accordance with Section 5.7 of the Agreement, within thirty (30) days of the end of each calendar quarter TCS shall provide Nielsen with a detailed reconciliation of the amount remaining in the Minimum Commitment Amount, showing the amount remaining from the prior calculation and all events occurring during the quarter reported upon (or which should have been reflected in prior statements) which have reduced the Minimum Commitment Amount and the amount of each such reduction, including all adjustments pursuant to Section 17 of the MSA. Although Nielsen’s obligations shall not actually be reduced until Nielsen pays the applicable Charges, for the convenience of the Parties the reported reductions in the Minimum Commitment Amount for Services provided shall be calculated on the basis of amounts invoiced or accrued by TCS.

Section 2.	PROJECT RATE CARD

2.1 Rates

The Rates below apply for all Services performed by TCS under the Agreement, except for Fixed Fee SOWs or Projects (i.e., all Services will be billed at either the IT or the BPO Rate) and are firm and fixed during the Term and Extension Period, and there will be no charge for overtime. These Rates (all in U.S. Dollars) are as follows per hour:

[Superseded by Amendment Number 3 to the Master Services Agreement, dated May 11, 2009]

2.2 Applicability of Rates

(a) The foregoing Rates shall apply to Services delivered from all Service Locations.

Section 3.	PASS-THROUGH EXPENSES

(a) Nielsen will reimburse TCS for all Pass-Through Expenses mutually agreed by the Parties as provided in the Agreement. Pass-Through Expenses must be reasonable, warranted and cost effective, and have been approved in advance by Nielsen’s Project Manager. Pass-Through Expenses are to be billed to Nielsen at TCS’ cost (without mark up of any kind, including administrative fees, and net of all rebates and credits).

(b) TCS shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, Nielsen may:

(i) obtain such services or materials directly from one or more third parties;

(ii) designate the third party source for such services or materials;

(iii) designate the particular services or materials (e.g., equipment make and model) TCS shall obtain (although if TCS demonstrates to Nielsen that such designation will have an adverse impact on TCS’ ability to meet the Service Levels, such designation shall be subject to TCS’ approval);

(iv) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

(v) require TCS to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

Section 4.	SERVICE CREDITS

4.1 Initial Credit

Nielsen shall be entitled to * in service credit to be used against Charges at Nielsen’s discretion.

4.2 Non-Renewal Credit

If Nielsen has provided the notice required by Section 2.2(a) of the Agreement but for whatever reason the Parties do not agree on a Renewal Period in accordance with Section 2.2(a) of the Agreement prior to the end of the Initial Term, the MCA will be reduced by *.

Section 5.	LOCAL COUNTRY BILLING

If requested by Nielsen, TCS shall invoice Nielsen Affiliates outside of the United States for charges in the currency specified for local billing in the applicable SOW. The exchange rates to be used to convert from the U.S. Dollar based charges in this Agreement to the relevant local currency shall be based on the average of the exchange rates shown in the Wall Street Journal for each Business Day in the December prior to the year in which the Services are provided (e.g., January’s bill for December’s services will use the prior year’s exchange rate but February’s bill for January’s services will use the new rates); except that for the period from October 1, 2007 through December 31, 2007 the exchange rates from September, 2007 shall be used. If the actual exchange rate of any applicable local currency varies more than twenty percent (20%) against the U.S. Dollar in the course of any calendar year, upon the request of either Party, the Parties shall reset the exchange rates for the remainder of such calendar year based on the average exchange rates for the calendar month prior to such readjustment date. Such readjustment may occur only once per year.

Section 6.	CHARGES FOR TERMINATION-EXPIRATION SERVICES

Termination Expiration Services provided during the Term (including the Extension Period) shall be charged at the rates for the relevant year provided in Section 2 of this Schedule C. If any such Services extend beyond the Term (including the Extension Period), the Charges shall be as mutually agreed but shall not be increased beyond the Extension Period Rates by more than 10% per calendar year after the Extension Period.

SCHEDULE D

NIELSEN SATISFACTION SURVEYS

Section 1.	INTRODUCTION

This Schedule identifies the customer satisfaction strategy that TCS will use to determine the level of the Users’ satisfaction with the Services and to help TCS identify performance areas that can be improved to achieve a “satisfied customer” status. The targets for the Customer Satisfaction Surveys may include the internal Users of Nielsen designated by Nielsen and the Nielsen management team. TCS shall not be required to include any external users of Nielsen services such as Nielsen Clients.

The customer satisfaction process will provide Nielsen management with an objective view of the Service Levels achieved by TCS and the processes being used to manage and provide Services to Nielsen. This process enables the identification, documentation and reporting of processes that can be targeted for improvement of the provision of the services. The overriding aim of the customer satisfaction process is to ensure consistent levels of quality Service across Nielsen’s entire User base.

Customer satisfaction may be measured in BPO and IT by using different surveys; however the overall approach to the survey development, approval and execution will be similar. Nielsen will have overall review and approval of the Customer Satisfaction Surveys, to include input and approval of the survey recipients, the survey methodology, and the survey questions.

Several different approaches may be used to gauge customer satisfaction. These approaches may include web-based and paper surveys, meetings with key personnel, and open forums. By using different techniques, personnel at different levels and across a variety of business areas will be surveyed. The frequency and breadth of the surveying will allow Nielsen and TCS to recognize and proactively improve service/satisfaction issues before they become major problems.

Section 2.	GENERAL REQUIREMENTS

TCS’ responsibilities include:

(a) Conducting two (2) types of Customer Satisfaction Surveys:

(i) Annual Customer Satisfaction Surveys; and

(ii) Project Customer Satisfaction Surveys.

(b) Measuring customer satisfaction in all surveys for the following general attributes:

(i) Responsiveness;

(ii) Performance;

(iii) Service-related Knowledge; and

(iv) Overall Satisfaction.

(c) Measuring customer satisfaction for each unique Service provided.

(d) Measuring customer satisfaction with the value of the Services.

(e) Developing the materials and methodology for each survey.

(f) Submitting the materials and methodology to Nielsen for approval at least thirty (30) working days prior to the scheduled start date for each survey.

(g) Tracking survey response rates.

(h) Communicating with Users on a proactive basis to achieve or exceed the minimum response rate specified for each survey.

(i) Receiving completed surveys from Users and tabulating results from the surveys.

(j) Reporting the results to:

(i) The Nielsen Relationship Manager and the applicable Project Manager.

(ii) The User group that was asked to respond to the survey.

(iii) Other Users of the Services as directed by the Nielsen Global Relationship Manager or the applicable Project Manager.

(k) Using the survey results to propose for Nielsen review and approval measurable improvement programs for areas requiring attention.

Section 3.	ANNUAL AND PROJECT CUSTOMER SATISFACTION SURVEYS – BPO & IT

TCS will describe in appropriate detail how it will meet the annual and SOW Customer Satisfaction Survey requirements contained in this Schedule, including a proposed methodology, typical staff participating in each survey, and sample survey questions.

3.1 TCS Responsibilities

TCS’ responsibilities include:

(a) Conducting an annual survey sent to all Users of the Services designated by Nielsen. The actual list of Users for each Service will be determined by Nielsen.

(b) Initiating the first Annual Customer Satisfaction Survey within seven (7) months after the Agreement Effective Date, or at a later time if approved by the Nielsen Global Relationship Manager.

(c) Conducting ongoing Annual Customer Satisfaction Surveys annually thereafter.

(d) Reporting the results of the annual and SOW surveys to the Nielsen Global Relationship Manager and relevant Project Managers within four (4) weeks after survey completion.

(e) Reporting the results to the survey respondents and Nielsen executives as requested by the Nielsen Global Relationship Manager.

(f) Developing and implementing action plans as warranted to improve delivery and Users’ perception of Services.

Section 4.	SURVEY INSTRUMENT

TCS will use the survey attached to this Schedule as Exhibit D-1 or similar surveys as agreed by Nielsen as the basis for conducting annual and Project point of service satisfaction measurements. Customer satisfaction may be measured in BPO and IT by using different surveys; however the overall approach to the survey development, approval and execution will be similar. Nielsen will have overall review and approval of the customer satisfaction surveys, to include input and approval of the survey recipients, the survey methodology, and the survey questions.

Exhibit D-1

Form of Survey

****See following page***

Service Assessment and Feedback Questionnaire

Section A: Project Details
Customer Name
Project
Customer Representative’s Name
Designation
Project Location
Date
Feedback for the duration (mm/yyyy - mm/yyyy)	Jan 06 through Dec 06
Project Type and Feedback type	Annual

Please Read instructions in the Readme worksheet for help in filling the below

Section B: Customer Ratings [To be filled in by the Customer Representative]
Attributes - Deliver related issues	Importance Rating/ Weight	TCS’ Performance Rating
1. Quality of Deliverables
Ability to understand Business requirements	3	4
Ability to develop technical specifications	4	4
Delivery meets specifications	5	4
2. Project Management
Ability to meet agreed schedules	5	4
Coordination and Effectiveness of project team	5	3
3. Production Support Services
Ability to timely respond and resolve high severity incidents	4	5
Transition planning and execution	4	5
4. Documentation
Completeness and Correctness of the documentation	3	4

Attributes relating to other Issues - Non-delivery related	Importance Rating/ Weight	TCS’ performance Rating
5. Responsiveness
Complaint resolution	4	4
The accessibility of key personnel	5	5
Timely allocation of resources	5	5
Providing adequate visibility to delivery activities, associate movement	3	4
6. Communication
Clarity and content	4	4
Openness	3	3
Promptness	5	4
7. Security and confidentiality
Adherence to your organization’s policies and procedures	3	4
8. General
Proactiveness	4	5
Overall comfort level on service delivery	3	5

Are there any other aspects of the project not covered in the above questionnaire? If so, please elaborate.

Other aspects	Importance Rating/ Weight	TCS’ performance Rating

If the degree of Satisfaction for any of the above questions is less than 3, please elaborate.

Item Number / Description	COMMENTS

Thank you for the time and effort you have put in to fill this form.

Your feedback is greatly appreciated.

D-1-1

SCHEDULE E

HUMAN RESOURCES

Section 1.	INTRODUCTION

1.1 The Parties contemplate that the treatment of human resources matters will differ from SOW to SOW. This Schedule E describes the implications of the various options to be elected by the Parties in each SOW. Each SOW shall indicate which provisions of this Schedule E are applicable to that SOW. The form of SOW contained in Exhibit A-3 provides a sample format which can be inserted in other forms of SOW if appropriate.

1.2 This Schedule E provides the provision regarding the transfer and hiring of the In-Scope Employees by TCS. Certain provisions provided in this Schedule E are applicable only to those In-Scope Employees to whom the Acquired Rights Directive does not apply (the “Non-ARD In-Scope Employees”), certain provisions are applicable only to those In-Scope Employees to whom the Acquired Rights Directive does apply (the “ARD In-Scope Employees”), and certain provisions are applicable to all In-Scope Employees. Provisions specific to In-Scope Employees in a particular country are provided in Section 13 of this Schedule or the relevant SOW.

Section 2.	DEFINITIONS.

(a) “ARD In-Scope Employees” means those In-Scope Employees to whom the ARD applies.

(b) “Core Personnel” means those TCS Personnel who are described in Section 31.14(c)(iii) of the MSA and (i) are engaged wholly or in part in providing the Services on the date that notice to terminate the relevant SOW is given by either Party, or during the six (6) months prior to expiration of the Term, and who if not engaged wholly in providing the Services are, in Nielsen’s opinion, involved sufficiently in the provision of the Services or have detailed knowledge of the Services and Nielsen’s business.

(c) “Employment Effective Date” shall have the meaning provided in Section 3.2.

(d) “In-Scope Employee” means an employee of Nielsen or its Affiliates whose employment with Nielsen or Nielsen Affiliate(s) is displaced as result of the transaction contemplated by the relevant SOW (and, in the case of jurisdictions where ARD applies, any individual whose employment is subject to transfer to TCS pursuant to ARD).

(e) “Key Transitioned Employee” means a Transitioned Employee who is assigned to perform a role/function designated in the SOW as critical to TCS in providing the Services.

(f) “Non-ARD In-Scope Employees” means an In-Scope Employee to whom the ARD does not apply.

(g) “Non-ARD Transitioned Employee” means a Non-ARD In-Scope Employee who becomes a TCS Personnel upon acceptance of the offer of employment from TCS made pursuant to Section 3.1 of this Schedule.

(h) “Successor Supplier” means a third party designated by Nielsen to provide any of the Services in lieu of TCS following the termination, expiration, or reduction in scope of the relevant SOW.

(i) “Transitioned Employee” means (i) an In-Scope Employee who upon acceptance of TCS’ offer of employment becomes an employee of TCS, its Affiliate, or Approved Subcontractor and (ii) an Unintended ARD Employee.

(j) “Unintended ARD Employee” has the meaning provided in Section 4.3.

Section 3.	NON-ARD IN-SCOPE EMPLOYEES

3.1 SOW Specific Provisions

Each SOW shall designate whether TCS is required to offer employment to Non-ARD In-Scope Employees and, if so, whether TCS’ obligation is as to specific indicated individuals or as to a specific number of individuals or some combination of the two. If an SOW does not indicate whether TCS is required to hire In-Scope Employees then TCS shall not be obligated to offer employment to any In-Scope Employees.

3.2 Offers of Employment

At such time as the Parties provide in the relevant SOW, TCS will offer employment, in writing, to each Non-ARD In-Scope Employee, such employment to commence on the date specified in the offer letter subject to acceptance of the offer by the applicable Non-ARD In-Scope Employee (the “Employment Effective Date”). If a Non-ARD In-Scope Employee is on leave that qualifies under the United States Family and Medical Leave Act (“FMLA”) or applicable state or local family and/or medical leave law, or any other applicable federal, state or local leave law, including military leave law, is on disability leave (short or long term), or is otherwise on a leave of absence approved by Nielsen (collectively, “LOA Leave”), on or before the date TCS makes employment offers to other eligible Non-ARD In-Scope Employees at such employee’s work location, such employee shall receive an employment offer from TCS at or about the same time as such other Non-ARD In-Scope Employees. If a Non-ARD In-Scope Employee is on LOA Leave, or if a Non-ARD In-Scope Employee takes LOA Leave after TCS offers employment but before the Employment Effective Date, TCS shall honor the employment offer made to such Non-ARD In-Scope Employee provided that the Non-ARD In-Scope Employee returns to active service prior to the earlier of the end of the Term of this Agreement and the expiration of his or her LOA Leave. A Non-ARD In-Scope Employee who is on LOA Leave who accepts an offer from TCS will remain a Nielsen employee until he or she becomes a TCS employee upon joining TCS employment at the end of his or her leave, at which time TCS will hire such Non-ARD In-Scope Employee.

3.3 Comparable Positions

TCS’ offer shall be for a position that is comparable to the type of position held by the applicable Non-ARD In-Scope Employee prior to the date of the SOW (except that unless otherwise provided in the relevant SOW if in the twelve (12) months prior to the date of the SOW if Nielsen has made any changes in the individual’s terms and conditions of employment outside of the ordinary course TCS need only meet the terms and conditions prior to the non-ordinary course change). Unless otherwise consented to by the Non-ARD In-Scope Employee TCS shall keep the Non-ARD In-Scope Employee in such comparable position for a period of at least twelve (12) months from the Employment Effective Date. For purposes hereof, a “comparable position” shall mean a position (a) commensurate with the Non-ARD In-Scope Employee’s education, skill and relevant experience; (b) (unless otherwise provided in the SOW) with a work location of less than thirty five (35) miles from the Non-ARD In-Scope Employee’s then current work location; and (c) providing a level of compensation and benefits which, when taken as a whole, are at least as favorable as those enjoyed by the Non-ARD In-Scope Employee immediately prior to the date of the SOW (with base salary no lower than previously provided). If the SOW provides that the offer may be contingent on relocation and at the time of the offer TCS contemplates that the applicable Non-ARD In-Scope Employee is likely to be required to relocate within twelve (12) months after the Employment Effective Date to a location which is more than thirty five (35) miles from the Non-ARD In-Scope Employee’s then current work location, TCS shall clearly inform such Non-ARD In-Scope Employee of the possibility of relocation as part of the offer process so that the Non-ARD In-Scope Employee is able to make an informed decision about whether to accept TCS’ offer of employment.

3.4 Pre-Employment Screening

TCS offer of employment may require that the offer is subject to the applicable Non-ARD In-Scope Employee successfully completing TCS’ normal and customary pre-employment background screening processes, including drug testing, background checks, or any other pre-background employment screening not prohibited by law. If a Non-ARD In-Scope Employee was previously employed or contracted by TCS, TCS may not consider such In-Scope Employee’s prior performance with TCS as part of TCS’ screening process. Except as expressly provided in this Schedule E, the terms and conditions of TCS employment offer extended to In-Scope Employees will be in accordance with TCS’ normal and customary practices and policies with respect to requirements for recruitment of full time staff.

3.5 Retention of Certain Employees

TCS will not hinder Nielsen in Nielsen retaining in Nielsen’s employment such employees (other than ARD In-Scope Employees) as Nielsen shall have notified TCS prior to execution of the SOW that Nielsen wishes to retain.

3.6 Disclosure of Relevant Information by Nielsen

(a) With respect to each Non-ARD In-Scope Employee to whom TCS may be required to make an offer of employment in accordance with this Schedule E, if the applicable SOW provides that TCS shall have access to employee files and to the extent not restricted by applicable law, Nielsen shall provide TCS with access to copies of all relevant employment records of the Non-ARD In-Scope Employee available with Nielsen or its Affiliates and all relevant information relating to such individual’s employment with Nielsen or Nielsen Affiliates, including position and role, length of service in such position and role, compensation details, performance evaluations. All such information shall be deemed Nielsen Confidential Information.

(b) Nielsen agrees that when delivered to TCS in accordance with this Schedule E, all Data disclosed pursuant to Section 2.5 and 3.2 below will be, to the best of Nielsen’s knowledge, compliant with the requirement of this Schedule E, and accurate in all respects and will have disclosed all material terms and conditions of employment of the applicable In scope Employees and Intended ARD Transitioning Employees who will become TCS Personnel in accordance with this Schedule E and the applicable SOW; and Nielsen will have satisfied all of its obligations by the applicable In-Scope Employees and Intended ARD Transitioning Employees as of the Employment Effective Date or the employment transfer date with respect to all outgoing and accrued liabilities in respect of the Non-ARD Transitioning Employees and Intended ARD Transitioning Employees who transfer to TCS or Approved Subcontractors, including wages, contractual bonuses, commission, holiday remuneration, payments of PAYE, tax, social security and national insurance contributions or other relevant national statutory deductions governed by the laws of any jurisdiction governing the employment of such individuals.

Section 4.	ARD IN SCOPE EMPLOYEES

4.1 Generally

The Acquired Rights Directive and/or any national laws and regulations implementing the provisions of or similar to Acquired Rights Directive (“ARD Regulations”) may apply to the ARD In-Scope Employees.

4.2 Intended ARD In-Scope Employees

At least thirty (30) days prior to the applicable SOW Effective Date, Nielsen and TCS will prepare and agree upon a final list of ARD In-Scope Employees who will transfer to TCS (“Intended ARD Transitioned Employees”). All other individuals who were performing work in-connection with the Services outsourced to TCS under the relevant SOW prior to the Effective Date of SOW, whether or not they could be considered as ARD In-Scope Employees, shall be considered “Unintended ARD Employees”.

4.3 Unintended ARC In-Scope Employees

(a) Unless the applicable SOW provides that TCS bears the risk of Unintended ARD Employees, Nielsen retains the responsibility of relocating, retaining or terminating the employment of all Unintended ARD Employees. In such event TCS shall be responsible to transition the employment of each Intended ARD Transitioned Employee as TCS Personnel consistent with the ARD Regulations.

(b) Unless the applicable SOW provides that TCS bears the risk of Unintended ARD Employees, if an Unintended ARD Employee is found or alleged to have become an employee of TCS or TCS Group or Approved Subcontractor as a result of the ARD Regulations (instead of remaining an employee of Nielsen or applicable Affiliate of Nielsen as provided in Section 3.2), then (unless TCS desires to retain such individual):

(i) TCS will, upon becoming aware of any such transfer of employment, or claim therefore, notify Nielsen in writing and may, following consultation with Nielsen, request Nielsen to make or cause to be made to such individual an offer in writing to employ him or her under a new contract of employment. Upon such request being made, Nielsen may within seven (7) days after such request, make or cause to be made the offer of employment, such offer of employment to be on terms which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before that person’s alleged transfer to TCS. If such offer of employment is accepted by that individual in writing then Nielsen shall inform TCS in writing within two (2) Business Days after such acceptance;

(ii) If Nielsen fails to make the offer contemplated under clause (ii) above or the offer as above is rejected by the applicable individual or is not accepted within ten (10) Business Days, then, unless prohibited by applicable law TCS may terminate the individual’s contract of employment. Nielsen shall indemnify TCS of all amounts incurred by TCS or TCS group or applicable Approved Subcontractor arising out of such transfer of employment and/or termination of contract of employment, including:

(A) the notice pay and contractual or statutory redundancy payments paid by TCS to such Unintended ARD Employees to the extent that such payments would have been required to be made by Nielsen under the terms of the employees' contracts of employment had the redundancies been implemented by Nielsen immediately prior to their transfer to TCS

(B) any salary and contractual benefits incurred by TCS to such Unintended ARD Employees during the period of time from their transfer to TCS to the date on which such redundancy takes effect, provided that TCS uses reasonable commercial efforts to minimize such period or

(C) the Parties may agree to a one-time payment or increase to the Charges to compensate TCS for the continued employment by TCS of such Unintended ARD Employees.

4.4 Benefits to Intended ARD Transitioning Employees

The Parties agree that with respect to each Intended ARD Transitioning Employees on the applicable Service Commencement Date:

(a) The contract of employment of each of the Intended ARD Transitioning Employees shall have effect on and after the applicable Service Commencement Date as if originally made with TCS instead of Nielsen. With effect from the applicable Service Commencement Date, all wages, salaries and entitlement to other benefits, pensions and pension-related benefits of the Intended ARD Transitioning Employees, as well as all the employer’s contractual and statutory liabilities including in respect of PAYE, social security payments and national insurance contributions, or other relevant national statutory deductions governed by the laws of any jurisdiction governing the employer of such ARD Transitioned Employees relating to the period on or after the Service Commencement Date, will be discharged by TCS. Nielsen will be and shall remain liable for the payment of all such amounts relating to the period prior to and up to the Service Commencement Date.

(b) Subject to the provisions of this Schedule E, each Party agrees to comply fully with its legal obligations under the Acquired Rights Directive and any applicable local country laws, including its obligations regarding consultation and the giving of information.

(c) Notwithstanding the foregoing, Nielsen may retain certain ARD In-Scope Employees if the ARD In-Scope Employees are offered, and have accepted, an offer of employment with Nielsen to perform functions outside the scope services set forth in Schedule [A] (Services). Such offers of employment shall not in any way reduce TCS’ obligations under this Section 4.1 with respect to any such ARD In-Scope Employees unless and until such ARD In-Scope Employees has accepted such an offer of employment from Nielsen

4.5 Personnel Data

At the request of TCS, Nielsen will deliver or make available to TCS, as soon as practicable following the Effective Date of the applicable SOW or on receipt of such request, and subject to any applicable legislation governing the use or processing of personal data which may be in effect from time to time, copies of all tax, PAYE, social security and national insurance records and copies of any other documents or records (agreed by Nielsen and TCS) which, in the reasonable opinion of Nielsen, are relevant to the Intended ARD Transitioning Employees and as applicable to any Unintended ARD Employees, provided that:

(a) Nielsen will preserve the originals of such records or documents for a period of at least three (3) years (or such longer period as may be required by any relevant laws) after the Effective Date and will allow TCS access to the same at all reasonable times to the extent necessary to enable TCS to deal with any matters relating to the Intended ARD Transitioning Employees and Unintended ARD Employees and will, as and when requested by TCS to do so, produce the same to the relevant authorities; and

(b) If Nielsen wishes to dispose of or destroy any such records or documents prior to the expiration of three (3) years after the Effective Date of the SOW, it will not do so without informing TCS of its intention to do so and, if TCS so requests, Nielsen will deliver to TCS such of the records or documents as TCS may request.

Section 5.	BENEFITS AND PERFORMANCE REVIEWS FOR TRANSITIONED EMPLOYEES

5.1 TCS Benefits and Performance Obligations

Except as applicable local laws require otherwise or as expressly provided below, following the Employment Effective Date for each Transitioned Employee , TCS will:

(a) Provide a package of compensation benefits which benefits when taken as a whole, will be comparable, or no less favorable in the aggregate than, those enjoyed by the Transitioned Employees immediately prior to the Effective Date and, in the case of Intended ARD Transitioned Employees , such package of compensation benefits are sufficient to avoid any claims for breach of the ARD regulations. In particular, TCS will, to the extent such obligations are greater than those imposed by applicable law:

(i) Ensure that Transitioned Employees are given the same employment opportunities as are available to other existing employees of TCS, TCS Group or Approved Subcontractor, as applicable;

(ii) Maintain and recognize each Transitioned Employee’s total relevant service time with Nielsen (including any time with a previous employer where Nielsen has recognized continuity of such employment), in each case documented by the Parties prior to the Employment Effective Date and ensure that this applies to all benefit qualifications, vesting and any other requirements (other than pension benefit accrual);

(iii) Treat each Transitioned Employee into the same Fair Labor Standards Act Category (i.e., exempt or non-exempt) as with Nielsen (and, unless there is a change in the Transitioned Employee’s position or if required by a change in applicable law), not change such classification during the Transitioned Employee’s employment with TCS for at least one year after the Employment Effective Date);

(iv) Employ all Transitioned Employees through TCS, or if provided in the relevant SOW either an Affiliate of TCS or an Approved Subcontractor ;

(v) Arrange for no waiting periods or limitations as to pre-existing conditions and exclusions for medical/hospitalization insurance coverage, prescription drugs, dental, vision, life insurance, long term disability and short term disability for each Transitioned Employee and his/her eligible dependents;

(vi) Credit towards any deductible or copayment requirement of TCS’ medical, dental and vision plans for calendar year 2007 any deductibles or copayments paid during calendar year 2007 prior to the Effective Date by the Transitioned Employees and their respective dependents under Nielsen’s medical, dental and vision plans;

(vii) Assume, if requested, financial responsibility for any unfinished training courses and associated tuition reimbursement costs to the extent such programs are available under corresponding TCS programs and policies; and

(viii) Take full responsibility for all travel and relocation requirements and costs of the Transitioned Employees caused by any travel or relocation approved or required by TCS after they become TCS Personnel.

(b) Retain in Nielsen account those Key Transitioned Employees listed in the relevant SOW (“Non-Transferable Key Transitioned Employees”) during the first twenty-four (24) months after the Employment Effective Date, unless Nielsen consents to a termination (other than for cause) or reassignment. For purposes of this Section 5, “cause” shall include misconduct, unsatisfactory performance that continues after notification to the employee of the manner in which performance is deficient, and misappropriation of Confidential Information. For this purpose “cause” shall not include job elimination or redundancy.

5.2 Retention and Re-Assignment of Non-ARD Transitioned Employees

(a) Prior to terminating the employment of any Non-ARD Transitioned Employee, other than for cause, TCS shall use reasonable efforts to redeploy such employee within TCS.

(b) TCS shall retain and not reassign without Nielsen’s prior written approval, (except where termination is for cause), all Non-ARD Transitioned Employees for the first twelve (12) months following the Employment Effective Date (unless the SOW is terminated by Nielsen and the provisions of Section 5.9 of this Schedule E apply). The exclusive liability of TCS for breach of this provision shall be for TCS to pay the applicable severance amount to such individual at the rate at which he/she would have been entitled if his/her employment had been continued with Nielsen until the date of such termination.

(c) Unless otherwise provided in the relevant SOW, during the first twelve (12) months after the Employment Effective Date, TCS will review with Nielsen any proposed reassignment of any Non-ARD Transitioned Employees to an account other than Nielsen and obtain Nielsen’s consent to the reassignment.

5.3 Bonuses and Salary Increases

(a) If so provided in the relevant SOW, TCS will provide Non-ARD Transitioned Employees with a pro-rata initial salary increase necessary to reflect any difference in the time of salary review cycles between the Parties.

(b) With regard to accrued bonuses for Non-ARD Transitioned Employees, Nielsen will either (at its option) pay accrued bonuses at time of transfer or when other Nielsen employees are paid. If the latter, Nielsen may elect to pay the gross amount to TCS and have TCS pay the Non-ARD Transitioned Employees.

5.4 Vacation

TCS shall provide to each Non-ARD Transitioned Employee with full credit for the amount of any unused paid time off accrued by the employee for the relevant calendar year immediately prior to the Employment Effective Date. Thereafter, such Non-ARD Transitioned Employees will be eligible for paid time off in accordance with TCS’ standard policies, based upon the employee’s combined years of Nielsen and TCS service.

5.5 Orientation

TCS will provide sufficient orientation and on-the-job and formal training to each Transitioned Employee to facilitate the employee’s expeditious integration into TCS’ workforce, and familiarization with TCS’ policies and procedures.

5.6 In-Scope Employees Availability on Effective Date

If there are any In-Scope Employees who are subject to the hiring requirement as agreed by Nielsen and TCS and are not available for work commencing on the Employment Effective Date, Nielsen will, on or before the Effective Date of the SOW, provide TCS with a list of such In-Scope Employees who may not immediately be available because such persons are on other temporary assignments or long-term leave. An preliminary version of such list will be attached to the applicable SOW as an Exhibit.

5.7 401(k) Plan

(a) Eligibility. Provided he or she has sufficient service with Nielsen to be eligible for participation, for employer contribution, and for vesting, in Nielsen’s 401(k) plan (the “Nielsen 401(k) Plan”), each United States Transitioned Employee shall receive immediate eligibility for participation, for employer contributions, and for vesting, in TCS’ 401(k) plan (the “TCS 401(k) Plan”) in accordance with the TCS 401(k) plan.

(b) Loans. Each United States Transitioned Employee shall have the right to rollover existing loans outstanding under its Nielsen 401(k) plan account to his or her TCS 401(k) Plan account. Each Party shall cooperate with one another to administer the collection and accounting of any outstanding plan loans (up to (2) loans) under the Nielsen 401(k) plan until the effective date of transfer of assets from the Nielsen 401(k) plan to the TCS 401(k) Plan.

5.8 Section 125

For United States Non-ARD Transitioned Employees who participate in Nielsen’s Dependent Care or Medical Expenses Plans established pursuant to IRC §125, TCS shall assume Nielsen’s obligations with respect thereto as of the Employment Effective Date and Nielsen shall transfer to TCS the aggregate amount contributed prior to the Employment Effective Date by all such Transitioned Employees for the relevant calendar year less the aggregate amount paid out with respect thereto.

5.9 Severance for Non-ARD Transitioned Employees

Each Non-ARD Transitioned Employee shall be given service credit for severance benefits for prior experience with Nielsen, to the same extent that Nielsen gave credit to that employee’s years of service prior to the Employment Effective Date. Without in any way diminishing TCS’ obligation pursuant to Section 4.2, if during the first twelve (12) months after the Employment Effective Date (i) TCS terminates a Non-ARD Transitioned Employee’s employment other than for cause and (ii) under the rules of Nielsen’s severance plan in effect immediately prior to the Employment Effective Date such Non-ARD Transitioned Employee would have been entitled to greater severance benefits (using the aggregate of service recognized by Nielsen and the period of service with TCS), then TCS shall provide such Non-ARD Transitioned Employee with such additional amounts of severance benefits payments over and above those payable under TCS’ severance plan that are necessary in the aggregate to cause the total severance benefits to be equal to the benefits available under Nielsen’s plan. If the SOW or the Agreement is terminated by Nielsen for any reasons other than material breach by TCS or change of control of TCSL within the first twelve (12) months after the Employment Effective Date, Nielsen will reimburse TCS for any severance benefits or other amounts incurred by TCS to such Non-ARD Transitioned Employees if TCS terminates such employees within ninety (90) days thereafter.

Section 6.	IMMIGRATION

6.1 Work Permits and Visas

TCS will make commercially reasonable efforts (including financial responsibility where Nielsen had financial responsibility prior to the Effective Date) for managing the process of obtaining and completing any applications for work permits or visas required by any Transitioned Employees in connection with their employment with TCS or following the Employment Effective Date and/or maintaining work permits or visas in effect as of the Employment Effective Date. TCS also shall be responsible for completion of Forms I-9 for Transitioned Employees in the United States. TCS’ offer of employment may be subject to the availability of transfer of such individual’s visa (or an appropriate replacement thereof) and the continued availability of such visa.

6.2 Transitioned Employees With H1-B Or L-1 Visas

(a) Nielsen will continue to employ any Transitioned Employee working on an H1-B or L-1 visa (the “Working Paper Employees”) until TCS can obtain an H-1B for such employee or until Nielsen determines that continued employment of any such individual is inappropriate. TCS shall apply, and pay the expedite fee, to obtain an H-1B visa for the Working Paper Employees as soon as possible after the issuance of the offer of employment.

(b) With respect to the Working Paper Employees, except as otherwise specified herein, references to the Effective Date in this Schedule shall be deemed to be references to the date the Working Paper Employees are transitioned to TCS pursuant to paragraph (a) above.

(c) TCS shall reimburse Nielsen for all compensation (i.e., salary plus benefits) that Nielsen provides the Working Paper Employees after the Employment Effective Date [NOTE TO TCS – the concept here is that it is economically neutral – you charge us for their time but reimburse Nielsen for their costs.]

Section 7.	INDEMNITIES ON TRANSFER

7.1 Nielsen Indemnities

Without limiting Nielsen’s obligations under Section 3.3, Nielsen will defend, indemnify and keep TCS indemnified against all Losses howsoever arising out of or relating to any Claim:

(a) By any employee or employee representative of either Party arising out of a failure by Nielsen to comply with its legal obligations under the ARD Regulations, including its obligations regarding consultation and the giving of information;

(b) By any Non-ARD Transitioned Employees to the extent such Claim relates to a period up to the Employment Effective Date (other than any claims against TCS completely independent from TCS’ relationship with Nielsen);

(c) By any other employee or contractors of Nielsen including Nielsen Contractor Personnel which arises or is alleged to arise as a result of any act or omission by Nielsen relating to their employment or engagement by Nielsen at any time. For clarity, this Section 7.1(c) shall not apply to Claims of TCS Personnel, including Non-ARD Transitioned Employees, which arises or is alleged to arise as a result of any act or omission by TCS relating to their employment or engagement by TCS at any time; or

(d) By any Intended ARD Transitioning Employees as they relate to a period up to the date of their employment transfers to TCS pursuant to Section 4.1;

7.2 TCS Indemnities

TCS will defend, indemnify and keep indemnified Nielsen against all Losses arising out of or relating to any Claim:

(a) By any employee or employee representative of either Party arising out of a failure by TCS to comply with its legal obligations under the ARD Regulations, including its obligations regarding consultation and the giving of information;

(b) By any Non-ARD Transitioned Employees to the extent such Claim relates to a period on or after the Employment Effective Date or affirmative acts of TCS prior to the Employment Effective Date related to TCS’ interview, screening, selection, or offer and acceptance process; or

(c) By any Intended ARD Transitioning Employees which is related to the period on and after the date of transfer of their employment to TCS.

7.3 Indemnification Procedures

The provisions relating to indemnities provided in Section 29.4 of the Agreement will also apply with respect to the indemnities given in Section 7.

Section 8.	NIELSEN CONTRACTOR PERSONNEL

The contracts for any contractors of Nielsen and its Affiliates (“Nielsen Contractor Personnel”) will be terminated or, if so provided in the relevant SOW, subject to receipt of any Consents in the manner provided in Section 15 (Consents) of the Agreement, assigned to TCS. Actions to terminate or assign such contracts will be in accordance with a plan prepared by TCS and approved by Nielsen.

Section 9.	SUPPLY OF TCS PERSONNEL INFORMATION

9.1 Transitioned Employee Personnel Information

Following the service of notice of termination of the Agreement or the date six (6) months prior to expiration of the Agreement (a “Disengagement Event”), TCS will, subject to the appropriate confidentiality undertakings being given by Nielsen and any potential Successor Supplier, and subject to any applicable law governing the use or processing of personal data, within fourteen (14) days of Nielsen’s request for the same, provide Nielsen (which Nielsen may, subject to aforesaid confidentiality, share with any potential Successor Supplier notified to TCS), with such information and copies of appropriate records concerning all Key Transitioned Employees, all TCS employees who the ARD Regulations may require be transferred to Nielsen or a Successor Supplier, and any other Transitioned Employee who remain in Nielsen account (“Transitioned Employee Personnel Information”). Such Transitioned Employee Personnel Information shall include the number and breakdown of such Key Transitioned Employees, all TCS employees who the ARD Regulations may require be transferred to Nielsen, and other Transitioned Employees by function, remuneration and benefits packages, and dates of commencement of employment, contractual periods of notice and any outstanding or potential liabilities in respect of such TCS employees, but excludes any (i) career planning files regarding the such TCS Employees, and (ii) information regarding formal complaints filed by such TCS Employees.

9.2 Changes to Transitioned Employee Personnel Information

Where Transition Employee Personnel Information has been provided, TCS will as soon as practicable (but in any event within fourteen (14) days):

(a) Inform Nielsen of any material change to the same;

(b) Use its reasonable efforts to clarify any matter on which clarification is reasonably requested by Nielsen; and

(c) Use its reasonable efforts to co-operate with any other reasonable requests made by Nielsen concerning Transition Employee Personnel Information.

Section 10.	CHANGE TO A SUCCESSOR SUPPLIER AND RE-TRANSFER PROVISIONS

10.1 Core Personnel

Prior to the effective date of any Disengagement Event, Nielsen will compile, and TCS agrees to provide all such assistance as Nielsen reasonably requires in facilitating such compilation, a list of all Core Personnel.

10.2 Re-Transfer Employees

Nielsen and TCS acknowledge and accept that where Nielsen or a Successor Supplier provides services in replacement of the Services on or after the effective date of any

Disengagement Event and any Core Personnel transfer to Nielsen or the Successor Supplier (the such Core Personnel, the “Re-Transfer Employees”, and such transfer shall be considered a “Re-Transfer”), such transfer (so far as it relates to Transitioned Employees or other personnel who TCS intends to make redundant employed in a member state of the European Union) may (depending on the precise facts in the case), constitute a relevant transfer for the purposes of the Acquired Rights Directive or other applicable legislation. The date of the Re-Transfer is deemed the “Re-Transfer Date”. Each Party undertakes in such circumstances to comply fully, and to provide all reasonable assistance to the other Party and any potential Successor Supplier to comply fully, with all its/their respective obligations under the ARD Regulations or other applicable laws including (without limitation) its/their obligations regarding consultation and the giving of information.

10.3 TCS Obligations on Re-Transfer

Whether or not the Acquired Rights Directive applies to any Core Personnel, on a Re-Transfer, TCS will:

(a) Cooperate with and not hinder Nielsen or any Successor Supplier in offering employment to, or entering into a contract with, any Core Personnel;

(b) As directed by Nielsen, give Nielsen or any Successor Supplier all reasonable assistance to employ, or contract with, such Core Personnel, including, by providing to Nielsen or any Successor Supplier:

(i) Reasonable access to such Core Personnel for interviews and recruitment;

(ii) An organizational chart showing the roles, responsibilities, authority and salaries or resource values of all such Core Personnel; and

(iii) Waive, and ensure that each of its Subcontractors waives, any post-termination restrictions of any nature applicable to such Core Personnel where TCS or such Subcontractor enjoys the benefit of such restriction.

(c) All activities by Nielsen and Successor Supplier relating to Re-Transfer shall be completed within three (3) months after the Disengagement Date and unless such date is extended by the Parties, Nielsen’s rights with respect to Re-Transfer contemplated under this Schedule E shall terminate (other than with regard to transfer of files and indemnification).

10.4 TCS Disengagement Procedures

(a) TCS will not (and will use Commercially Reasonable Efforts to procure that Affiliates of TCS or Approved Subcontractors will not) without the prior written consent of Nielsen, terminate or vary the terms of employment of any Core Personnel in connection with any Disengagement Event other than changes in the ordinary course of employment. Specifically, TCS, TCS’ Affiliates, and its Approved Subcontractors shall not:

(i) Vary, or purport or promise to vary, the terms or conditions of employment, engagement, or service of any Core Personnel (including promises to make any additional payment or provide any additional benefit, except in accordance with such normal variations as are made in respect of other employees of TCS in equivalent positions pursuant to TCS’ normal business practices);

(ii) Reduce or vary the involvement of any Core Personnel from the provision of the Services;

(iii) Terminate (or give notice to terminate) the employment or engagement of any of Core Personnel other than lawfully for cause;

(iv) Recruit any employee, contractor, Subcontractor or consultant to provide the Services or assign any additional individuals to the provision of the Services (other than as reasonably required to ensure TCS’ ability to comply with its obligations under the Agreement);

(v) Transfer any Core Personnel away from the provision of the Services; or

(vi) Prevent, restrict or hinder any Core Personnel from working for Nielsen or a Successor Supplier.

(b) The foregoing prohibitions shall apply only where such variation, reduction, termination, recruitment, transfer, prevention or other activity specified in Section 10.4(a):

(i) Is instituted at any time after a notice of termination of the Agreement, in whole or in part, in accordance with the terms of the Agreement has been issued by either Party;

(ii) Is instituted at any time within six (6) months prior to the Disengagement Event; or

(iii) Is designed first to take effect in whole or in part after a Disengagement Event.

10.5 Re-Transfer Employee Data and Obligations

TCS agrees that:

(a) When delivered to Nielsen in accordance with this Schedule E, Data disclosed pursuant to Section 9 above will be, to the best of TCS’ knowledge, compliant with the requirements of this Schedule E, and accurate in all respects and will have disclosed all material terms and conditions of employment of the Re-Transfer Employees who transfer to Nielsen or a Successor Supplier in accordance with Section 10.2; and

(b) TCS will have satisfied all of its obligations by the Re-Transfer Date with respect to all outgoing and accrued liabilities in respect of the Re-Transfer Employees who transfer to Nielsen or a Successor Supplier in accordance with Section 10.2, including wages, contractual bonuses, commission, holiday remuneration, payments of PAYE, tax, social security and national insurance contributions or other relevant national statutory deductions governed by the laws of any jurisdiction governing the employment of such Re-Transfer Employees.

10.6 Personnel Disengagement Assistance

(a) Without prejudice to the foregoing provisions of this Agreement but subject to the provisions of Section 27 of the Agreement and Schedule O (Disengagement Assistance), TCS will use Commercially Reasonable Efforts to comply with all reasonable requests from Nielsen with regard to arrangements contemplated under this Schedule E connected with termination or expiration of the Agreement. TCS further agrees that it will fully and promptly co-operate in good faith with all reasonable requests of Nielsen to procure the smooth and lawful transfer to the Successor Supplier of the Re-Transfer Employees who transfer to Nielsen or a Successor Supplier in accordance with Section 10.3. Subject to any restrictions under applicable law, no later than twenty-eight (28) days following any Disengagement Event, where there is a Re-Transfer, TCS will provide to Nielsen or the Successor Supplier updated payroll information following the final payroll run and relevant tax and statutory details in relation to any Re-Transfer Employees.

(b) TCS agrees that, in the period of six (6) months after the effective date of any Disengagement Event, it will not solicit to hire or employ any Re-Transfer Employee from Nielsen or a Successor Supplier to which the relevant Re-Transfer Employee’s employment has transferred on or following such Disengagement Event without Nielsen’s or the Successor Supplier’s prior written consent.

Section 11.	INDEMNITIES ON RE-TRANSFER

11.1 TCS Indemnities on Re-Transfer

TCS shall indemnify Nielsen and keep Nielsen indemnified against all Losses arising (directly or indirectly) out of or relating to any Claim:

(a) By any Re-Transfer Employee or Re-Transfer Employee’s representative arising out of a failure by TCS to comply with its legal obligations under the Acquired Rights Directive and local country law, including its obligations regarding consultation and the giving of information;

(b) By or on behalf of any Re-Transfer Employee arising from TCS’ failure to perform its legal or contractual obligations as they relate to the period up to the Transfer Date; or

(c) By or on behalf of any Re-Transfer Employee which arises or is alleged to arise as a result of any act or omission of TCS relating to such Re-Transfer Employee’s employment prior to the Re-Transfer Date.

11.2 Nielsen Indemnities on Re-Transfer

Nielsen shall indemnify and keep TCS indemnified against all Losses arising out of or relating to any Claim:

(a) By any Re-Transfer Employee or Re-Transfer Employee’s representative arising out of a failure by Nielsen or Successor Supplier to comply with its legal obligations under the Acquired Rights Directive, including its obligations regarding consultation and the giving of information; and

(b) By any Re-Transfer Employee which arises or is alleged to arise as a result of any act or omission by Nielsen or any Successor Supplier relating to such Re-Transfer Employee’s employment by Nielsen or any Successor Supplier as they relate to a period on or after the Re-Transfer Date.

11.3 Indemnification Procedures

The provisions relating to indemnities set out in Section 29.4 of the Agreement will also apply with respect to the indemnities given in this Section 11.

Section 12.	Compliance and Insurance

12.1 WARN Act

If such termination could be aggregated with employment terminations undertaken by Nielsen of other Nielsen employees, without Nielsen’s consent TCS may not terminate the employment of any Transitioned Employees in the United States during the twelve (12) months after the Employment Effective Date if such termination is attributable to Nielsen under the Worker Adjustment and Retraining Notification (“WARN”) Act.

12.2 Worker’s Compensation

Nielsen shall be responsible for providing workers’ compensation insurance coverage for the Transitioned Employees through the day before the Agreement Effective Date, and TCS shall be responsible for providing workers’ compensation insurance coverage for the Transitioned Employees from and after the Agreement Effective Date.

Section 13.	COUNTRY SPECIFIC TERMS

Any additional terms that are country specific shall be provided in the applicable SOW.

EXHIBIT E-1

Nielsen Preemption Right Employees

O11296	Field Operations Management	*	15-Mar-94	13.6	11.3	27	B.Com	Senior Operations Executive	Associate
O12203	Field	*	1-Sep-97	10.1	8.3	21	B Com, MBA	Operations Executive	Associate
O11393	Field	*	1-Sep-97	10.1	7.6	30	LLB	Operations Executive	Associate
O28239	Field	*	1-Jul-92	15.3	13.5	21	B.Sc.	Senior Operations Executive	Associate
O11286	Field	*	12-Aug-96	11.1	9.4	21	B.Com	Operations Executive	Associate
O28361	Field	*	26-Nov-96	10.8	9.1	21	B.Com	Senior Operations Executive	Associate
O32231	Field	*	1-Sep-97	10.1	8.3	21	B.Com	Operations Executive	Associate
O20157	Field	*	1-Dec-97	9.8	7.3	30	B.Com	Operations Executive	Associate
O29238	Operations	*	1-Jan-98	9.8	8.8	12	B. Com	Operations Coordinator	Associate
O14241	Administration	*	28-Oct-99	7.9	6.2	21	B.Com	Operations Executive	Associate
O17104	Field	*	22-May-95	12.4	9.9	30	B.Sc.	Senior Operations Executive	Associate
O14186	Field	*	1-Mar-96	11.6	9.8	21	M.Sc.	Operations Executive	Associate
O29020	Field	*	26-Jul-95	12.2	10.4	21	B.Com	Senior Operations Executive	Associate
O29185	Field	*	1-Dec-97	9.8	8.1	21	M.Sc.	Operations Executive	Associate

O24242	Field	*	1-Dec-99	7.8	6.1	21	B.Com	Operations Executive	Associate
O18089	Operations	*	15-Sep-98	9.0	6.5	30	MBA	Senior Manager, Operations	Country Manager
O24178	Field	*	06-Dec-95	11.8	9.3	30	B.Com	Manager, Operations	Process Manager
O11003	Field	*	26-Jul-95	12.2	9.7	30	B.Com	Senior Operations Executive	Team Leader
O26245	Field	*	26-Jul-95	12.2	9.7	30	MBA	Senior Operations Executive	Group Leader
O21220	Field	*	01-Oct- 95	12.0	9.5	30	B.Com	Senior Operations Executive	Group Leader
O23288	Field	*	01-Aug-97	10.2	7.7	30	B.Sc.	Senior Operations Executive	Team Leader
O20141	Field	*	12-Aug-96	11.1	8.6	30	B.Sc.	Senior Operations Executive	Team Leader
O12262	Operations	*	26-Aug-05	2.1	0.4	21	BE, MBA	HR Manager	HR Partner

E-2

SCHEDULE F

OFF-SHORE LEVERAGE

TCS TARGET HEADCOUNT

SERVICE LOCATIONS

Section 1.	OFF SHORE LEVERAGE

In providing the Services, TCS shall deploy its Resources to meet the percentages provided in Exhibit F-1, Off-Shore Leverage.

Section 2.	TCS TOTAL HEADCOUNT

2.1 Number of Resources

In providing the Services, TCS shall use the number of Resources provided in Exhibit F-2, TCS Target Headcount.

2.2 IT Services Staffing

As provided in Section 10.2(e) of the Agreement, where TCS has difficulty meeting Critical Service Levels or other requirements of an IT Statement of Work, Nielsen may require TCS to meet the following staffing pyramid:

F-1

Section 3.	SERVICE LOCATIONS

3.1 Nielsen Service Locations

Allentown, PA

Fon-du-Lac, WI

Green Bay, WI

Hollywood, CA

New York, NY

Oldsmar, FL

Omaha, NE

Sandy, UT

Schaumberg, IL

Syosset, NY

White Plains, NY

Wilton, CT

Markham, Ontario, Canada

Oxford, United Kingdom

Sydney, Australia

Toronto, Canada

3.2 TCS Service Locations

(a) Initial Global Delivery Centers. Services will initially be performed in TCS’ Global Delivery Centers in Hungary, and Chennai, Baroda, and Mumbai, India.

(b) Other Service Locations. TCS may add Other Service Locations or relocate the Services as provided in Section 6.2 of the Agreement.

F-2

EXHIBIT F-1

Off-Shore Leverage Percentages

OFF-SHORE LEVERAGE
IT Services
Off-Shore Percentage

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		65%	70%	70%	70%	70%	70%	70%	70%	70%	70%
End Q2		65%	70%	70%	70%	70%	70%	70%	70%	70%	70%
End Q3	60%	65%	70%	70%	70%	70%	70%	70%	70%	70%	70%
End Q4	65%	65%	70%	70%	70%	70%	70%	70%	70%	70%	70%

Average Off-Shore
Leverage	63%	65%	70%	70%	70%	70%	70%	70%	70%	70%	70%

Onsite Percentage
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		35%	30%	30%	30%	30%	30%	30%	30%	30%	30%
End Q2		35%	30%	30%	30%	30%	30%	30%	30%	30%	30%
End Q3	40%	35%	30%	30%	30%	30%	30%	30%	30%	30%	30%
End Q4	35%	35%	30%	30%	30%	30%	30%	30%	30%	30%	30%

Average Onsite
Percentage	38%	35%	30%	30%	30%	30%	30%	30%	30%	30%	30%

F-1-1

BPO Services
Off-Shore Percentage

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
End Q2		95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
End Q3	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
End Q4	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%

Average Off-Shore
Leverage	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%

Onsite Percentage

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
End Q2		5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
End Q3	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
End Q4	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%

Average Onsite	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%

F-1-2

EXHIBIT F-2

TCS Target Headcount

RESOURCE STAFFING PLAN
IT Services
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		900	1100	1100	1100	1100	1100	1100	1100	1100	1045
End Q2		1100	1100	1100	1100	1100	1100	1100	1100	1100	1045
End Q3	425	1100	1100	1100	1100	1100	1100	1100	1100	1100	1045
End Q4	585	1100	1100	1100	1100	1100	1100	1100	1100	1100	1045

Avg. Person Years Effort	522	1050	1100	1100	1100	1100	1100	1100	1100	1100	1045

BPO Services
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		1110	2000	2200	2200	2200	2200	2200	2200	2200	2200
End Q2		1444	2200	2200	2200	2200	2200	2200	2200	2200	2200
End Q3	400	1722	2200	2200	2200	2200	2200	2200	2200	2200	2200
End Q4	795	1973	2200	2200	2200	2200	2200	2200	2200	2200	2200

Avg. Person Years Effort	743	1562	2150	2200	2200	2200	2200	2200	2200	2200	2200

Totals
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
End Q1		2010	3100	3300	3300	3300	3300	3300	3300	3300	3245
End Q2		2544	3300	3300	3300	3300	3300	3300	3300	3300	3245
End Q3	825	2822	3300	3300	3300	3300	3300	3300	3300	3300	3245
End Q4	1380	3073	3300	3300	3300	3300	3300	3300	3300	3300	3245

Avg. Person Years Effort	1103	2612	3250	3300	3300	3300	3300	3300	3300	3300	3245

F-2-1

SCHEDULE G

NIELSEN POLICIES AND STANDARDS

Section 1.	PURPOSE

This Schedule incorporates Nielsen’s Travel, Network Security, Connectivity and Data Security, and Physical Security Policies. These policies are currently in force at Nielsen. As these policies are amended during the Term of the Agreement, the amended policies will be incorporated automatically into this Schedule G upon delivery of the revised policy to TCS. Note that all policies are reproduced here as provided by Nielsen, without formatting or other changes.

1.1 Exhibits

The Nielsen policies and standards are set forth in the following exhibits:

Exhibit G-1 – Travel Policies

Exhibit G-2 – Network Connectivity and Security Policies

Exhibit G-3 – Data Security Policies

Exhibit G-4 – Physical Security Policies

G-1-1

EXHIBIT G-1

TRAVEL POLICIES

This Exhibit G-1 details the current Nielsen travel policies for U.S. employees. The purpose of this policy is to outline policies and procedures used by Nielsen employees when traveling at Nielsen’s request for business purposes. The policy became effective in October 1, 2006. It is expected that TCS will adhere to the travel policies in place for each Nielsen location, as described in that location’s policies.

NIELSEN US BUSINESS TRAVEL & ENTERTAINMENT POLICY

Scope and Purpose

It is Nielsen’s policy to reimburse employees for all reasonable and necessary expenses made in the course of conducting authorized business on behalf of Nielsen. While traveling on behalf of Nielsen and its affiliated companies, all employees are considered representatives of Nielsen and are expected to conduct themselves in a professional, businesslike manner, and to use all company sponsored travel aids (calling and credit cards, cellular phones, discounts, etc.) responsibly.

This policy applies to all employees of Nielsen and its subsidiary companies, and provides guidelines for those employees incurring business travel and entertainment expenses. Where appropriate, business units may elect to use more restrictive guidelines than those contained in this policy; guidelines specific to a business unit are contained in a separate addendum.

Travel Policy Objectives

•	Ensure all employees have a clear and consistent understanding of policies and procedures for business travel and entertainment.

•	Provide business travelers with an appropriate level of service at the lowest attainable cost, in the safest environment possible.

•	Maximize Nielsen’s ability to negotiate discounted rates with preferred suppliers and reduce travel expenses.

Key Components of Policy

•	Use of the Nielsen online booking system for all business travel arrangements. See Exhibit A for website and primary contacts.

G-1-1

•	Use of a single vendor for the corporate card for all business travel expenses.

•	Use of preferred travel suppliers including airlines, hotels, and car rental agencies.

The preferred travel services vendor, preferred corporate card, and preferred travel suppliers may change from time to time. A current list of these vendors may be found as Exhibit B to this policy.

Use of the preferred booking system and preferred vendors is important for several reasons. Booking through the online system and/or travel services provider (Expedia Corporate Travel Services) ensures that the company knows how to contact employees in the event of an emergency. In addition, these systems/providers gather and generate information on usage that allows the company to negotiate better rates. Often, discounts that have been negotiated are based on volume, so it’s important to always use the preferred vendors in order to maximize the savings to the company. Since volume discounts are not always applied upfront, the full effect of such discounts is not always evident when booking an individual trip!

Failure to use the preferred vendors and corporate card will be noted on monthly management exception reports, and will be reported to the employee’s manager. Reimbursement may be denied.

Responsibility and Enforcement

The employee is responsible for complying with this policy. The employee is responsible for submitting expense reports in accordance with the policies and procedures established by senior management. Failure to submit expense reports in a timely fashion will impact reimbursement back to the employee.

The employee’s manager is responsible for accurately reviewing and approving expense reports for compliance, prior to submission for reimbursement.

All business travel and entertainment expenses are subject to audit by the IRS; therefore, strict compliance with these guidelines is imperative.

The company assumes no obligation to reimburse employees for expenses that are not in compliance with this policy, and in such cases, the employee will be held personally liable for expenses that are not in compliance.

G-1-2

Use of Video/Teleconferencing and WebEx in Lieu of Travel

Employees should always consider whether a videoconference or WebEx call could satisfy the objectives of an off-site meeting prior to making travel arrangements.

Videoconferencing and WebEx are popular alternatives to travel and represent an opportunity to control travel costs. Please refer to Exhibit C for further information about videoconferencing locations and capabilities.

AIR TRAVEL

Air travel reservations (for all domestic flights and simple international trips) should be made through the Nielsen online booking system, using the preferred corporate card. (Complicated, multi-destination trips should be booked through the preferred travel services vendor instead.) Employees are not permitted to book travel via internet travel web sites at their own discretion, since the Nielsen online booking system already performs a thorough search that includes such sites.

Utilizing the preferred system and travel services vendor ensures that Nielsen has access to each employee traveling on company business, and can activate any required emergency plans in the event of a national disaster.

Pre Trip Authorization

Employees should always inform their managers about potential upcoming trips, to ensure the expense is permitted within the budget.

Airline Class of Service

Employees must use Economy class for all domestic travel, and all international travel, when total flying is less than 6 hours, excluding layover time at connecting points.

Employees may use Business class for international travel, when total flying exceeds 6 hours, excluding layover time at connecting points.

Upgrades at the expense of the company are not permitted.

G-1-3

Lowest Logical Airfare

Employees are expected to use Economy class, and book the lowest logical airfare based on the best possible business decision. Failure to use the lowest logical airfare will be noted on monthly management exception reports and will be reported to the employee’s manager.

Employees must book trips 14 days or more in advance of the required travel date, to take advantage of lower airfares.

Travelers must accept non-refundable tickets. These can be applied toward future travel, if plans change.

Electronic ticketing should be utilized whenever possible, as this decreases the overall process cost of travel for Nielsen.

Preferred Airlines

Nielsen has negotiated special rates with several airlines. Preferred airlines must be used when possible and are identified in the online booking system, as well as Exhibit B of this policy. Failure to use preferred vendors will be noted on monthly management exception reports and will be reported to the employee’s manager.

Airline Frequent Flyer Programs

Employees may retain frequent flyer program benefits. However, participation in these programs must not influence flight selection or a fare purchase, which would result in incremental cost to the company beyond the lowest logical airfare.

Personal Use of Corporate Airline Agreements

Nielsen participates in airline-negotiated agreements that enable the company’s employees to travel at discounted rates. These agreements include a clause indicating that the applicable discounts are exclusively for the benefit of employees traveling on company business, clients or consultants traveling on related company business, or spousal travel for company-sponsored events. Non-employees accompanying an employee who is traveling on business will not be able to obtain the corporate discounts.

G-1-4

Personal Aircraft Transportation

Employees are prohibited from using personal or rental aircraft in connection with company business since neither the associate nor the company would be adequately insured for an accident while using private aircraft.

Number of Employees per Flight

Every effort should be made to ensure that no more than ten employees are on any one flight.

LODGING

Hotel reservations should be made through the Nielsen online booking system, using the preferred corporate card.

Hotels

Employees are required to use properties where there are company-negotiated rates. These properties are identified in the online booking system, and at http://www.prolodgic.com/strength.dll?task=ProLodgicLogin&login=Nielsen&password =hotels. If a preferred hotel property is not available, the cost of an alternate hotel should approximate the preferred rates generally offered in the area.

Employees may accept room upgrades to suites or executive floor rooms if the upgrade is at no additional cost to the company. Nielsen does not reimburse for any expenses incurred by an employee choosing to travel with a personal companion, including, but not limited to, the upgrade of a single hotel room to a double hotel room.

Employees staying a week or longer should inquire about weekly or long-term discounts. In most cases, a long-term discount would be applicable to stays of 30+ days. Booking long-term stays directly is permitted, if a savings of at least 15% is obtained.

Room Guarantee

Unless otherwise instructed, the preferred travel services vendor will book all rooms for guaranteed, late arrival with the employee’s preferred corporate card.

G-1-5

Hotel Cancellation Procedures

Employees are responsible for canceling hotel rooms and should contact the preferred travel services vendor or the hotel directly.

Hotel Frequent Guest Programs

Employees may retain frequent guest program benefits. However, participation in these programs must not influence a hotel selection, which would result in incremental cost to the company beyond the lowest negotiated rates available with a preferred vendor.

Hotel Expenses

Charges for laundry and dry cleaning are not normally reimbursable. However, if the duration of a business trip is four (4) nights or longer, reasonable laundry/dry cleaning/valet costs will be reimbursed.

RENTAL CAR

Rental car reservations should be made through the Nielsen online booking system, using the preferred corporate card.

Preferred Rental Car Suppliers

Nielsen has negotiated rates with preferred vendors; a list of preferred vendors is included as Exhibit B of this policy.

Rental Car Guidelines

Employees may rent a car at their destination when entertaining customers or when it is less expensive than other modes of transportation such as taxis, limos or car services and airport shuttles.

The preferred vendor will offer the “best rate available” at the time of rental (be it Corporate, Promotional, or Weekend rate), provided the Corporate Contract ID Number appears on the rental agreement.

At the time of rental, the car should be inspected and any damage found should be noted on the contract before the vehicle is accepted.

G-1-6

Fines for traffic violations, including parking tickets, are not reimbursable expenses.

Rental Car Categories

Employees should book Midsize/Intermediate cars unless:

•	three or more company employees or customers are traveling together

•	cars in authorized category are not available

•	the employee can be upgraded at no extra cost

•	transporting excess baggage such as booth displays

Rental Car Cancellation Procedures

Employees are responsible for canceling rental car reservations and should contact the preferred travel services vendor or the car rental company directly.

Returning Rental Cars

Rental cars should be returned in the most cost-effective manner, i.e. refueled or fuel pre-purchase.

Rental Car Insurance

In the USA, all rental cars contracted with our preferred suppliers under the Nielsen Corporate Contract ID numbers include Loss Damage Waiver/Collision Damage Waiver coverage. Because this insurance is already included in our negotiated rate, travelers should decline the Loss Damage Waiver/Collision Damage Waiver coverage when renting cars from our preferred supplier in the USA. Except when combined with an authorized business trip, personal rentals are not eligible for Loss Damage Waiver/Collision Damage Waiver coverage and such coverage is not included in the rental rate.

Additional registered drivers who are employees and who are traveling together on business are also covered under the Loss Damage Waiver/Collision Damage Waiver. Non-employees are not covered.

Outside of the USA, coverage varies greatly from country to country. Therefore, as recommended by the travel services provider, insurance coverage for the Loss Damage Waiver/Collision Damage Waiver should always be purchased when traveling out of the country.

G-1-7

Coverage for other risks such as Liability, Fire, or Theft and Personal Accident insurance is provided by Nielsen. Lost or stolen luggage and personal effects are the responsibility of the employee.

Rental Car Accidents

If a rental car accident occurs, employees should immediately contact:

•	the rental car company

•	the local authorities, as required

•	the employee’s manager

Rental Car Club Memberships

The preferred vendors provide Nielsen employees free membership in their rental car club programs. You may apply for these memberships via the Nielsen online booking system.

OTHER TRANSPORTATION

Ground Transportation To and From Air Terminals

Employees traveling to the same location should share ground transportation to and from the airport whenever possible.

The most economical mode of transportation, when reasonable based on time, distance, and convenience, should be used at all times when the employee is not accompanying a customer.

In major metropolitan areas in which parking at the airport is not a viable option, a car service may be used.

Rail Travel

All rail travel should be booked through the preferred travel services vendor, using the preferred corporate card. Technical limitations do not permit arranging rail travel through the online booking system; employees need to call Expedia Corporate Travel to make rail reservations.

G-1-8

Employees must use Economy class for all Rail travel.

Personal Car Usage Guidelines

Employees may use their personal car for business purposes. For purposes of this policy, business travel does not include driving to or from your regular place of business.

It is the responsibility of the employee using a personal vehicle for business purposes to carry adequate insurance coverage for their protection, and for the protection of any passengers.

Reimbursement for Personal Car Usage

To the extent that use of a personal vehicle is the most logical mode of travel, employees will be reimbursed for business usage of personal cars based on the current mileage rate allowed by the IRS, plus tolls and parking.

Employees with company-sponsored automobiles or automobile allowances (either stated or as part of compensation) are not eligible for this reimbursement.

Employees will not be reimbursed for any repairs to their personal car, even if these costs result from business travel.

Personal Automobile Insurance

Nielsen does not provide insurance that covers the use of personal vehicles for business. However, if an employee, or the driver of an employee’s car, is on a business trip and is involved in an accident, Nielsen will reimburse the amount of the personal insurance deductible, not to exceed a maximum of $1,000. Reimbursement will be handled through the standard T&E process, and will be charged to the cost center with budget responsibility for the business travel. Use Code 0050 (Other) for the expense type. For purposes of this policy, business travel does not include driving to or from the regular workplace.

G-1-9

MEALS AND ENTERTAINMENT

Meal Expenses (Associates)

Employees will be reimbursed for normal and customary expenses for breakfast, lunch, and dinner (including tax and gratuities) when traveling on company business. More detailed guidelines for tips/gratuities are contained on page 16.

When two or more Nielsen employees dine together, the most senior Nielsen member present must report the entire expense. The employee paying the entire meal expenditure must report the number of attendees, each person’s name, the business purpose, and matter discussed.

When employees are required to work late (after 8:00 p.m. or beyond 3 hours past their normal finishing time) or on weekends / holidays, or if a manager needs to “work through a meal,” employees may be reimbursed for such reasonable meal expenses. Each manager is responsible for justifying such staff meals. The T&E must include the business issue or project that justifies the expense.

Below are some general meal limits (including local taxes or tips):

MEAL
Breakfast	$15
Lunch	$20
Dinner	$40

Note that the limits are on a per-person, per-meal basis. In addition, Nielsen business units may adopt stricter limits. Compliance with the business units’ established guidelines will be monitored; noncompliance or unreasonable expenses will be reported to management and may be disallowed.

Meal expenses for associates traveling on company business should be assigned to Code 0010 (Breakfast), 0020 (Lunch) or 0030 (Dinner), as appropriate.

Associate Events / Team Meetings

Team meetings or other outings for associates may include entertainment, provided that the meeting / outing is for a business purpose. Entertainment at such associate events does not include lavish, excessive, or inappropriate entertainment, and the expense must be pre-approved by the senior manager who has budget authority for the event.

G-1-10

The costs for group meals and entertainment for Associate Events should be assigned to Code 0170 (Employee Entertainment).

Customer Meals and Entertainment

The purpose of all customer meals and entertainment should be to advance a business relationship between Nielsen and its customers. The expenditure qualifies as a cost of entertaining customers if a business discussion takes place during, immediately before or immediately after the event.

Meals taken with clients or prospects during which a specific business discussion takes place will be reimbursed according to reasonable and actual cost. Costs for such meals should be assigned to Code 0130 (Customer Entertainment – Meals).

In addition to meals taken with clients, customer entertainment expenses include theater and sporting events, golf course greens fees, entertainment in an employee’s home and other similar events approved by the employee’s manager. The cost of such customer entertainment, in or out of town, should be within reasonable limits and does not include lavish, excessive, or inappropriate entertainment. These types of expenses should be assigned to Code 0140 (Customer Entertainment – Non Meals).

No more than two Nielsen associates per single client associate should participate in client meal and entertainment events.

TELEPHONE & WIRELESS USAGE

Business Phone Calls

If an employee has a company-provided cell phone, then that should be used when making business phone calls from home or while traveling. Telephone calling cards should be used where cell service is not available, or when making calls from international countries. (Telephone calling cards are issued to employees at the discretion of their manager.) For more information on ordering calling cards and cell phones, please go to the Telecommunication Intranet Web Site (http://telecom.it.Nielseninc.org).

Employees with a company-provided cell phone or telephone calling card must use those when making business phone calls from home, or such calls will not be reimbursed. If an employee does not have a company-provided cell phone or telephone calling card, then they will be reimbursed for calls from their hotel or home phones, provided the calls are reasonable and necessary for conducting business.

G-1-11

Personal Phone Calls While Traveling

Employees should exercise good business judgment as to the number and length of personal telephone calls.

Online Access / Remote Connections

Employees will be reimbursed for the cost of phone or other access charges that are necessary for working online and checking work email while traveling on business.

Airphone/Railphone Usage

Employees will not be reimbursed for the use of airphones or railphones.

Cellular Phone Reimbursement

Employees eligible for a company-reimbursed cellular phone will be advised by their manager, and their phone must be enrolled as a Nielsen Corporate Account using one of our preferred suppliers.

All charges will be direct-billed to the employee’s American Express Corporate Card, and will be reimbursed through the regular T&E process. For complete details of the Nielsen Wireless Communications policy, please refer to Nielsen links (http://cell.telecom.it.Nielseninc.org/).

MISCELLANEOUS

Personal Expenses

If personal travel coincides with business travel, the employee’s manager must approve the travel plans to avoid any conflicts with business objectives. If the combination of a personal trip with a business trip results in higher airfare, hotel rate, or any other additional costs, the additional expense is not reimbursable.

Tips/Gratuities

Reasonable tipping will be reimbursed, based on the following guidelines: 15% for meals and limos or taxis; $1 – $5 for hotel personnel, valets and travel services staff. If a 15% tip would amount to less than $1 (as would happen when the total bill is

G-1-12

less than about $7), a reasonable tip beyond the 15% guideline is allowed. In addition, if a gratuity is automatically added to a restaurant bill, then a tip of up to 20% will be reimbursed.

Gifts - Client

Gifts for a client generally are not reimbursable. However, if circumstances exist which merit such an expense, it will require the pre-approval of the appropriate business unit senior level manager.

EXPENSE REIMBURSEMENT

Travel Advances

In general, travel advances (as well as cash advances on the Corporate American Express card) are not permitted. Travel expenses will be reimbursed on a timely basis following a trip, once an expense report with proper supporting documentation and approval is submitted.

However, some Nielsen business units, based on specific business need, may allow travel advances. Where travel advances are permitted, the business unit will communicate that and provide more details.

Documentation and Taxing Authority Requirements

Reimbursement will be made only for travel and entertainment expenses that are in compliance with this policy. Actual receipts are required to be submitted with expense reports for all hotel folios, all foreign currency expenses, and expenses $25 and over. (Note: fewer receipts may be required if using Electronic T&E to submit expense reports; see Exhibit D and the online T&E cover sheet for further details.) Employees should retain all receipts, including expenses under $25, for accurate accounting of expenses and presentation upon request by their manager or Accounts Payable.

Non-Reimbursable Expenses

Employees will not be reimbursed for the following miscellaneous expenses:

•	Upgrades (airline, hotel room or rental car)

G-1-13

•	Membership dues (airline clubs (unless pre-approved), country clubs, health clubs)

•	Annual fees for personal charge or credit cards (there is no annual fee for the preferred corporate card)

•	Late fees/finance charges incurred through use of the corporate card

•	ATM fees

•	“No show” charges for hotel or car service

•	Parking or traffic tickets

•	Routine maintenance/tune-ups

•	Car washes

•	Transportation to/from home and normal office

•	Helicopter services for airport transfers

•	In-flight telephone charges

•	Expenses for travel companions, unless pre-approved by manager for events requiring spouse participation

•	Expenses related to vacation or personal days while on a business trip

•	Baby-sitting, unless pre-approved by manager for events requiring spouse participation

•	Pet care, unless pre-approved by manager for events requiring spouse participation

•	Clothing

•	Laundry/valet services, unless the trip is 4 or more consecutive nights

•	Shoeshine

•	Barbers and hairdressers

•	Personal toiletries

•	Medical expenses incurred during travel

•	Personal postage costs & postcards

•	Souvenirs/personal gifts

•	Magazines, books, newspapers

•	Candy, gum, or tobacco products

•	Personal telegrams

•	Personal entertainment, including sports events and movies

•	Golf fees, sporting event tickets, or theater tickets, when not part of customer entertainment or a company event

G-1-14

•	Excess baggage charges, unless transporting company materials

•	Lost baggage

•	Luggage and briefcases

•	Loss/theft of personal funds or property

•	Capital or fixed assets, such as personal computers, fax machines, furniture or any other equipment which would normally be depreciated

•	Non-compulsory insurance coverage

•	Optional travel or baggage insurance

•	Personal accident or property insurance

Please note that this list is not intended to be comprehensive.

PREFERRED CORPORATE CARD

Corporate Card Use and Distribution

All business travel expenses including air travel, lodging, car rental, rail travel, meals, entertainment, and miscellaneous travel expenses will be charged to the preferred corporate card. Exceptions may be made for meals and miscellaneous expense, if the preferred corporate card is not accepted.

Any employee who regularly travels and/or entertains as part of their job function, and who spends an average of $100 per month or $1,200 annually may be eligible to receive a Nielsen American Express Corporate Credit Card.

Applications for the issuance of a corporate charge card must be approved by the employee’s local manager or business unit manager, and forwarded to the appropriate department for processing. Cardholder lists are periodically checked against payroll lists. To prevent accidental cancellation, the application should be completed using the same full legal name as set up in payroll.

The Nielsen American Express Corporate Credit card itself and monthly bills thereafter, should be sent to the employee’s home address. The employee is responsible for maintaining an up-to-date mailing address with American Express.

The employee is responsible for the timely filing of T&E expense forms and for making timely payment to American Express. Signing and using the card will

G-1-15

constitute your agreement with American Express and the card sponsor, Nielsen Inc. Late fees or finance charges related to the use of a corporate card will not be reimbursed. Also, the preferred corporate card does not charge an annual fee; annual fees for any other credit cards will not be reimbursed.

Enrollment in the American Express Membership Rewards program is at the discretion and expense of the cardholder, and is non-reimbursable. The annual fee for enrolling in the Corporate Membership Rewards Program is $75. If the cardholder already has a personal American Express credit card enrolled in the Membership Rewards Program, the full $75 enrollment fee for the corporate card is not charged; instead, the cardholder is charged a $35 linkage fee. For further information, call 1-800-AXP-EARN. Of course, Frequent Flier mileage will continue to accrue in airline Frequent Flier accounts as long as the preferred travel agency can provide the travelers’ account numbers to the airlines.

Capital or Fixed Asset Purchases

The preferred corporate card may not be used for the purchase of fixed assets such as personal computers, PDAs, fax machines, furniture and other business equipment. Use of the preferred corporate card for such purposes will be noted on monthly management exception reports and reported to the employee’s manager.

Personal Use of Corporate Card

The preferred corporate card is a business tool, intended for business use only. Personal use of the preferred corporate card is not permitted. Employees will be held personally liable for any non-business charges made to the preferred corporate card. Personal use of the preferred corporate card will be noted on periodic management exception reports and reported to the employee’s manager.

Termination of Employee Cardholders

Upon termination of employment, all corporate cardholders must return the card to Human Resources and promptly reconcile, account for, and pay any remaining balances.

TRAVEL INSURANCE

Coverage through third-party providers

(A) Business Travel Accident Insurance Coverage

G-1-16

Under the terms of the company’s agreement with the preferred corporate card vendor, all employees charging tickets on the preferred corporate card automatically receive travel accident insurance in the amount of $350,000. This includes “door to door” coverage for up to 30 days once the trip commences.

(B) Baggage Insurance

On wholly domestic travel, airlines are responsible for lost or damaged checked baggage for the fair market value up to a maximum of $2,500, excluding wheelchairs and other assistive devices.

In addition, when airline or rail tickets are charged to the Nielsen American Express Corporate Credit Card, there is additional coverage, in excess of the carrier’s coverage, up to $1,250 for carry-on luggage and $500 for checked luggage. Reimbursement for high-risk items such as computers is more limited. You must still file a report with the airline for checked baggage claims and with local authorities for carry-on baggage claims.

Coverage through Nielsen

(C) Business Travel Insurance

Nielsen provides insurance for all Nielsen employees traveling abroad for business. Partners traveling with the employee are also covered. Coverage is granted throughout the trip abroad, and includes traveling to/from the airport; normal commuting is not covered.

Secondary coverage is provided for the following: Accidental Death Insurance in the amount of two times annual salary; Permanent Disability (as a result of an accident) Insurance in the amount of four times annual salary; Medical expenses. Accidental Death and Permanent Disability coverage is capped at 1,000,000 euros; medical expense coverage is capped at 250,000 euros.

Other coverage includes: loss and/or theft of personal luggage (up to 10,000 euros), loss and/or theft of money (up to 500 euros) and loss/theft of mobile phones (up to 500 euros).

(D) Business Travel Assistance

Nielsen insurance coverage provides additional services for those employees (and their partners) traveling abroad on behalf of the company. Brochures outlining this program in full can be obtained by contacting your local HR representative. In general, this program provides the following services:

•	transportation to medical center

G-1-17

•	repatriation to domicile

•	return of mortal remains

•	premature return in case of a parent’s death

•	transportation for friend or relative

G-1-18

EXHIBIT A TO EXHIBIT G-1 — IMPORTANT NIELSEN TRAVEL CONTACTS AND INFORMATION

Travel Reservations

(E) Nielsen Expedia Corporate Travel Reservations

Nielsen Expedia Corporate Travel:	www.expediacorporate.com
Hours of Operation:	24 hours x 7 days (365 days/year)
Inside US Phone:	*
Outside US Phone:

Important Note: Although travelers will not see a transaction fee at the time of booking, Nielsen will be charged a fee, via central bill account, for reservations made over the phone by Expedia Corporate Travel. Please book all reservations online when possible. For information or assistance with the site, there is no fee when calling Expedia Corporate Travel.

American Express Corporate Card

Any employee traveling 2 or more times annually should apply for a card. To apply for, or cancel, an American Express Corporate Card, please contact:

*, Nielsen Shared Services / Corporate Card Administrator

Phone: * Email: *

•	American Express Corporate Site: www.americanexpress.com/corporateservices Manage Your Account Access, Membership Rewards Account Access, American Express Products and Services Information.

•	Corporate Card Customer Service *

Overseas Collect                                       *

(For lost or stolen cards, emergency replacements, billing questions, address changes, disputed charges, Travel Service Office locations, questions pertaining to Business Travel Accident Insurance and Baggage Insurance. Customer Service can also connect you with any of the numbers/departments listed below)

•	Membership Rewards *

(Membership Rewards program enrollment or questions regarding point balances.)

G-1-19

•	Global Assist *

•	Overseas Collect *

(Emergency assistance when traveling abroad.)

•	Express Cash *

(Only for enrolled card members, ATM locations and PIN requests.)

Nielsen Corporate Travel Group

Please visit the Nielsen Corporate Travel website at http://purchasing.Nielsenlinks.org/box/Travel.html for comprehensive information about our travel program and policies. This site is updated on a regular basis to provide you with the most current Nielsen travel information.

*, Director Global Travel

Phone: * Email: *

*, Manager Global Travel/OnLine Travel Site Administrator

Phone: * Email: *

Hints/Tips:

•	For technical assistance or navigational support with Nielsen Expedia Corporate Travel call *.

•	If ECT cannot assist with your online question, please contact * at *.

•	To apply for, or cancel, an American Express Corporate Card, please contact * or * in our Allentown office. Any employee traveling 2 or more times annually should apply for a card.

•

Use the online booking tool first, whenever possible. Extremely complex domestic trips (more than 4 cities), and multi city international trips, should be booked directly with ECT at 800-544-2615, rather than the online system.

•	When possible, call ECT during off peak times (Tuesday – Thursday) to avoid long response delays. Monday mornings and Friday afternoons are traditionally the busiest call periods.

•	Nielsen preferred suppliers should always be used first, even when pricing is similar, to ensure corporate contractual obligations are met and discounts are maintained.

G-1-20

EXHIBIT B TO EXHIBIT G-1 — T&E PREFERRED VENDORS

Corporate Card:	American Express (globally)

Travel Services
US:	Expedia Corporate Travel
Canada:	Carlson Wagonlit & Navigant International
Europe:	Carlson Wagonlit, Navigant International, & TQ3

Airlines:	American (primary)
America West
Continental
USAir
Air Canada
Car Rental:	Avis (globally)

Hotels:	Club Quarters (primary)
Global Hotel Directory at www.vunlinks.org

G-1-21

EXHIBIT C TO EXHIBIT G-1 — VIDEOCONFERENCING

Benefits of Videoconferencing

•	Increased productivity by eliminating travel time as well as trip preparation

•	Meetings can be scheduled as often as necessary, with minimal notice

•	Increased accessibility results in accelerated decision making, and meetings can include key people who normally do not travel

•	Enhanced flow of communication

Suggestions for Videoconferencing

•	Set clear-cut goals for the meeting and establish an agenda

•	Structure and facilitate the meeting to the best advantage of the time scheduled

•	Contact site leaders to decide who will place the call

•	Wear solid colors to ensure a high quality picture

G-1-22

EXHIBIT C

Video Conference Locations

City, State, Zip	Contact Name	Bus. Address	Phone Number	Email Address
Arlington, VA 22209	*	*	*	*

Aukland 9, New Zealand	*	*	*	*

Buenos Aires, Argentina 1049	*	*	*	*

Cergy-Pontoise, France 95007	*	*	*	*

Cherry Hill, NJ	*	*	*	*

Chicago, IL	*	*	*	*

Chicago, IL 60603	*	*	*	*

Copenhagen, Denmark 2100	*	*	*	*

Corsico (Milan), Italy 20094	*	*	*	*

Covington, KY 41011	*	*	*	*

Dunedin, FL 34698	*	*	*	*

Frankfurt, Germany 60486(Hamburg Room)	*	*	*	*

Frankfurt, Germany 60486 (Leipzig Room)	*	*	*	*

Frankfurt, Germany 60486 (Mailand Room)	*	*	*	*

Frankfurt, Germany 60486 (Paris Room)	*	*	*	*

Frankfurt, Germany 60486 (Wien Room)	*	*	*	*

Green Bay, WI 54304	*	*	*	*

Glenview, IL	*	*	*	*

Haarlem, The Netherlands 2037 AA	*	*	*	*

Ithaca, NY 14850	*	*	*	*

Johannesburg, South Africa, 2000	*	*	*	*

London, UK	*	*	*	*

Los Angeles, CA 90064	*	*	*	*

G-1-23

Los Angeles, CA	*	*	*	*

Madison, WI	*	*	*	*

Mandaluyong, Philippines	*	*	*	*

Markham, Ontario L3R 4B8	*	*	*	*

Milan, Italy 20094	*	*	*	*

Nashville, TN	*	*	*	*

New York, NY 10171	*	*	*	*

New York, NY 10003	*	*	*	*

Nicosia, Cyprus 1647	*	*	*	*

Omaha, NE	*	*	*	*

Oxford, England OX3 9RX	*	*	*	*

Paramus, NJ	*	*	*	*

Parsippany, NJ 07054	*	*	*	*

Petaling Jaya, Selangor 46200	*	*	*	*

Quarry Bay, Hong Kong	*	*	*	*

Roppongi, Minato-ku, Tokoyo 106-0032	*	*	*	*

San Diego, CA 92121	*	*	*	*

Schaumburg, IL 60173	*	*	*	*

Sydney, NSW 2113	*	*	*	*

Syosset, NY	*	*	*	*

Taipei – Taiwan	*	*	*	*

Wanchai, Hong Kong, China	*	*	*	*

Westport, CT 06880	*	*	*	*

Wavre, Belgium	*	*	*	*

Wavre, Belgium	*	*	*	*

Wilton, CT	*	*	*	*

G-1-24

EXHIBIT D TO EXHIBIT G-1 — EXPENSE REPORTS ON-LINE

Employees should fill out and submit Travel & Expense Reports (T&E) online via Nielsen Personalized Services. This new feature offers significant advantages:

1.	A quick and automated way to fill out your expense report, submit it to your manager for approval, and send it on to Accounts Payable for processing.

2.	The system will automatically enter into your online T&E account whatever business expenses you charge on your Nielsen Corporate American Express Card. All you have to do is review your AmEx charge information using the tools provided in the online form, validate it, and then “import” it into your expense report. Once you add in your other cash expenses, you’re ready to submit the report online.

You will need to submit a cover sheet and any required receipts (as specified on the cover sheet) to Accounts Payable in order for your T&E report to be processed. Hotel folios and foreign currency receipts are always required; other receipts ($25 and over) may be required, based on the type of expenditure and whether or not they were submitted via the AmEx download feature in the online T&E tool.

You automatically qualify for online Expense Reporting if you have a Nielsen Corporate American Express Card. All you have to do is log on to Nielsen Personalized Services to get started (see below). If you don’t have a Corporate Card, you can still use this new feature — click here to request access: http://www.Nielseninc.org/Nielsen/tetraining.nsf/IDRequest?OpenForm

To get started with Online T&E, click on —

http://www.Nielsenlinks.org/index_PS_TE.html. Here you will find a comprehensive instruction manual and a “screen cam” tutorial to guide you through this new application.

If you haven’t done so already, log on to Nielsen Personalized Services (go to http://www.Nielsenlinks.org/index.html and click on the Personalized Services button on the left hand side of the page). If you’ve already visited Nielsen Personalized Services to view your online pay statements, you’re all set to go. Simply log on as a “Return Visitor.”

If you have any questions or need help, call 646-654-4700 and choose option 3 for online T&E or e-mail tesupport@Nielseninc.com.

G-1-25

Cover Sheet

Name	:	Bob Benton	Personnel Number	:	00011216
Report Number	:	0000000950	Company Code	:	0010
Start Date	:	03/01/2005	Cost Center	:	600277
End Date	:	03/10/2005	Total Amount	:	1,531.97 USD

PLEASE SUBMIT RECEIPTS FOR THESE ITEMS			NO RECEIPTS ARE NEEDED FOR THESE ITEMS

Rec	Amount	Description	Rec	Amount	Description
005	300.00	0090 Hotel	004	366.50	0070 Airfare
015	30.00	0160 Dues and Subscriptions	006	175.29	0110 Rental car
016	40.00	0210 PC Supplies	007	20.00	0010 Breakfast
017	32.00	0230 Postage	008	20.00	0020 Lunch
	402.00	Total	009	20.00	0030 Dinner
			010	20.00	0130 Customer Ent.-Meals
			011	28.00	0020 Lunch
			012	209.88	0170 Employee Entertainment
			013	28.00	0130 Customer Ent.-Meals
			014	209.88	0170 Employee Entertainment
				32.42	Mileage Reimbursement
				1,129.97	Total

In signing this cover sheet I certify that the			Please submit to AP Shared Service Center

G-1-26

expenses are accurate and complete.	by Interoffice mail :	or by US Mail :

Signature : Date :	Accounts Payable Allentown, PA	Nielsen Accounts Payable 881 Marcon Boulevard Allentown, PA 18109

G-1-27

EXHIBIT G-2

NETWORK CONNECTIVITY AND SECURITY POLICY

This Exhibit G-2 incorporates current Nielsen policies relating to (i) network connectivity for a third party and (ii) the Network Security Policy. The purpose of these policies is to (i) outline the technical requirements for connecting Nielsen facilities to network attachments to domestic nodes from remote services providers, and (ii) to detail Nielsen’s network security requirements. These policies are incorporated with formatting retained.

1.0 NETWORK CONNECTIVITY REQUIREMENTS

The purpose of this section is to outline those technical requirements associated with connecting a Nielsen facility to a network attachment to a domestic node from a remote services provider.

1.1 TCS Requirements

Nielsen will be responsible for and manage the network connectivity to the TCS locations utilized. This will include the network bandwidth and the termination equipment associated with this connectivity. These connections will be implemented and managed in accordance with the Nielsen Internet and Remote Connection Security Policy.

The WAN technology and speed will be managed by Nielsen.

1.2 Overview

This document will focus on a two key connectivity areas, those are

•	Secure – If a VPN connection is used, these connections will be made through gateway to gateway tunnels utilizing 3DES encryption.(further detailed below)

•	Connectivity Requirements

•	Firewall configuration and management

1.3 Connectivity Requirements

It is of the utmost importance that connectivity to an external site be secure, reliable, redundant and flexible. Any connection must satisfy these requirements. Nielsen will utilize both private MPLS connections and internet based VPN’s for connectivity to provide connectivity into the Nielsen Enterprise Network.

•	Secure – If a VPN connection is used, these connections will be made through gateway to gateway tunnels utilizing 3DES encryption.(further detailed below)

G-2-1

•	Reliable – The bandwidth for these connections will be provided by a tier one organization.(i.e. AT&T, Equant, MCI..)

•	Redundant – In providing this connection, Nielsen will do so in an alternate route redundant manner to two locations on the Nielsen network: (i.e. Oldsmar and Schaumburg).

•	Flexible – This bandwidth must also be flexible in nature which can readily be upgraded upon request.

•	If an alternate transport is required then the handoff into the Nielsen Network will be provided on the outside of the Nielsen firewall.

The management of the local provider and the bandwidth utilizations will be performed by TCS and not the Nielsen organization. The following is a high level diagram of the connectivity from the Nielsen Network to TCS.

*

Nielsen / TCS Connectivity diagram

G-2-2

1.4 Firewall Configuration

*

VPN connections will be enabled to Nielsen offices according to the business requirements.

1.5 Summary

This document outlines the basic requirements associated with enabling the connectivity of an external Vendor network to the Nielsen Enterprise Network. If there are any questions associated with these requirements, contact the Nielsen Enterprise Security Team or Mr. Scott Alexander, scott.alexander@Nielsen.com.

G-2-3

2.0 NIELSEN NETWORK SECURITY POLICY

NETWORK SECURITY POLICY

The Network Security Policy describes network security controls that will be established to ensure the security of data on the Nielsen private network as well as any public networks used by the Nielsen Company.

Scope

This scope of this policy encompasses:

•	All employees, contractors, consultants, temporary employees, volunteers, and other personnel at Nielsen, including personnel affiliated with third parties who access Nielsen computer networks.

•	All computer and data communication systems owned by or administered by Nielsen.

•

All information assets (Information travelling over the Nielsen computer Networks that has not been specifically identified as the property of other parties, or, information belonging to third parties that has been entrusted to Nielsen).

Objectives / Goals

The purpose of this policy is to establish management direction, procedural requirements, and technical guidance to ensure the appropriate protection of Nielsen information handled by computer networks.

Policy

The following two statements are core principles of The Nielsen Company.

•	It is the principle of The Nielsen Company to prohibit unauthorized access, disclosure, duplication, modification, diversion, destruction, loss, misuse, or theft of information assets.

•

It is the principle of The Nielsen Company to protect information belonging to third parties that has been entrusted to it in a manner consistent with its sensitivity, and in accordance with all applicable agreements.

In order to uphold these principles, all personnel, and systems must operate in accordance to the Network Security Policy and it’s standards.

The standards of the Network Security Policy are grouped into seven categories:

•	Information Asset Standards

•	Documentation Standards

•	Network Device Standards

•	Monitoring Standards

•	Backup Standards

•	Misuse of Information Standards

•	Privacy Standards

G-2-4

Details and documentation on the standards of these controls are located in: Network Standards

Note:

•	The word “approved” – implies approval by the Director of Information Security, INFRASTRUCTURE.

•

Even when together with it’s standards, the Network Security Policy is not a comprehensive listing. However, Nielsen considers consistency with these requirements as the basis for other practices which are not specifically addressed. Exceptions to this policy and it’s standards will be permitted only if approved in writing.

Information Asset Standards

Access Control

Authorization for access to information assets must be provided based on the classification of the information and limited to the level of access required to meet an approved business need or perform prescribed responsibilities.

Further details are outlined in the Access Control Policy.

Remote Access

Authorization for remote access to information assets must be provided only to meet an approved business need or perform prescribed job responsibilities.

Remote access must be facilitated using Nielsen-approved methods and programs.

Further details are outlined in the Remote Access Policy.

Encryption

Encryption must be used to protect the storage of restricted and confidential information assets as well as when they are transmitted over non-secure or public networks.

Only Nielsen-approved encryption algorithms and products may be used to protect this information.

Anti-malware

Information assets must be protected from destructive software elements such as viruses and malicious code that impair normal operations.

Nielsen-approved virus detection programs must be installed, enabled, and updated on all systems susceptible to viruses and malicious code.

Further details are outlined in the Anti-Malware Policy.

Extranet Connectivity

Connections between third parties that require access to non-public Nielsen resources must be closely controlled.

Exceptions to this include connectivity to third parties such as the Internet Service Providers (ISPs) that provide Internet access for Nielsen or to the Public Switched Telephone Network.

G-2-5

Wireless Communication

Wireless communication must be facilitated by Nielsen-approved methods in order to avoid interference with other network users and to mitigate serious security risks.

Analog Lines

Analog and ISDN lines must be provisioned and managed securely in order to prevent unauthorized or malicious use.

Virtual Private Networks (VPN)

Only approved VPNs are permissible on Nielsen networks, since they combine extended user authentication functionality with communications encryption.

All inbound information (network traffic), with the exception of Internet mail, approved news services, and push broadcasts, that access Nielsen networks must be encrypted with approved products and encryption.

Documentation Standards

Network Administrators must maintain the network infrastructure documents listed in this section, ensure that the documentation is up to date at all times, and that it is readily accessible to authorized staff.

Network architecture diagrams

Documentation on the following areas is required:

•	WAN

•	Internet

•	LAN architecture

Network device configuration documentation

Documentation on the following areas is required:

•	Configuration of switches and routers

•	Configuration of communication devices

•	Configuration of network security devices

•	Complete inventory of all devices that form a part of the network infrastructure

Network Device Standards

All network administrators must configure network devices accurately according to their intended function, while insuring that unauthorized or incorrect updates are guarded against, and such that the devices do not compromise the security of the network.

Firewalls

This section defines the essential controls regarding the management and maintenance of firewalls (whether they are real firewalls, or other systems that function as firewalls, though not

G-2-6

formally known as such) at Nielsen, whether they are owned, rented, leased, or otherwise controlled by Nielsen personnel or related third parties.

Required Documentation – Prior to the deployment of every Nielsen production firewall, the firewall policy and services enabled must be diagrammed, described, and justified, and approved.

Default to Denial – Every connectivity path and service not permitted by this policy and it’s supporting documents must be blocked by Nielsen firewalls.

Regular Testing – Testing of firewall strength and configuration must be tested on a regular basis.

Logs – All changes to firewall configuration parameters, enabled services and permitted connectivity paths must be logged. All suspicious activity that might indicate unauthorized usage, or breach of security measures must also be logged.

Intrusion Detection and Prevention – All Nielsen firewalls must include approved intrusion detection and prevention systems, which are configured according to the specifications defined by the Director of Information Security.

External Connections – All in-bound real-time Internet connections to Nielsen external networks or multi-user computer systems must pass through a firewall before accessing the network. Aside from personal computers that access the Internet on an outbound single-user session-by-session dial-up basis, no Nielsen computer system may be attached to the Internet unless it is protected by a firewall.

Extended User Authentication – Inbound traffic that accesses Nielsen networks through a firewall, must involve (if possible) extended user authentication measures, with the exception of Internet electronic mail, regular news distributions, and push broadcasts.

Virtual Private Networks – All inbound traffic that accesses Nielsen networks must be encrypted with approved products, excepting Internet mail, approved news services, and push broadcasts.

Firewall Access Mechanisms – Nielsen firewalls must employ unique passwords or other access control mechanisms, and where possible extended user authentication must be employed.

Firewall Access Privileges – Privileges to modify the functionality, connectivity, and services supported by firewalls must be restricted to as few technically-trained individuals as possible. These privileges may only be granted only to full-time permanent employees of Nielsen, and not to temporaries, contractors, consultants, or outsourcing personnel . Exceptions from this rule are permitted with approval in writing from the Director of Information Security.

DeMilitarized Zones (DMZs) – All externally available servers must be located in a DMZ, and protected by one or more firewalls. Internal networks must be protected from the DMZ by one or more firewalls.

Network Management Systems – Firewalls must be configured such that they are visible to internal network management systems, and they permit the use of remote automatic auditing tools to be used by authorized Nielsen staff members.

Disclosure of Internal Network Information – The internal system addresses, configurations, products deployed, and related system design information for Nielsen networked computer systems must be restricted such that systems and users outside the Nielsen internal network cannot access this.

Secure Backup – Current back-ups of firewall configurations, connectivity permissions, firewall systems administration procedural documentation etc. must be readily accessible and close to the firewall at all times.

Firewall Dedicated Functionality – Firewalls must run on dedicated machines, and must have only the bare minimum of operating systems software resident and enabled on them. Outsourcing organization-provided shared routers, switches, modems, and other network components are permitted.

G-2-7

Software Updates – Nielsen firewalls must run the latest release of software to repel attacks. Unless approved in advance, staff responsible for managing firewalls must install software updates within two weeks of their receipt.

Firewall Physical Security – All Nielsen firewalls must be situated in locked rooms or areas. Approved access must be limited to those who perform authorized firewall management and maintenance tasks. These rooms/areas must be equipped with alarms and an automated log of all persons who gain entry.

Routers & Switches

This section describes a required minimal security controls for all routers and switches connecting to a Nielsen production network or used in a production capacity at or on behalf of Nielsen. Exceptions to this are routers and switches in internal, secured labs.

User Authentication – Approved methods of user authentication must be used on the devide. Local user accounts are not permitted.

Enable Password – Must be kept in a secure encrypted form.

Services not permitted – IP directed broadcasts, TCP small services, UDP small services, source routing, web services running on router.

SNMP Community Strings – Only Nielsen standardized SNMP community strings are permitted.

Access Rules – Only added as business needs arise and after receiving approval from the Director of Information Security.

Nielsen Asset Management System – Routers and switches must be included, with a designated point of contact.

Router and Switch Access Security – Each device must have this statement posted in clear view:

“UNAUTHORIZED ACCESS TO THIS NETWORK DEVICE IS PROHIBITED. You must have explicit permission to access or configure this device. All activities performed on this device may be logged, and violations of the Network Security Policy may result in disciplinary action, and may be reported to law enforcement. There is no right to privacy on this device.”

Router and Switch Access Mechanisms – Telnet may not be used across any network to manage a router or switch, unless there is a secure tunnel protecting the entire communication path. SSH is the preferred management protocol.

Routing control security – All network devices that perform routing must be configured to prevent unauthorized or incorrect updates by:

•	Verifying the source of routing updates

•	Verifying the destination of routing updates (e.g. by transmitting updates only to specific routers)

•	Protecting the exchange of routing information (e.g. by using passwords). If required, encrypting the routing information being exchanged.

G-2-8

Proxy Server

This section describes the security controls that must be used on Proxy Servers or Content Monitoring sub-systems with regars to limiting access by intranet users to to outside internet web sites.

Internet access is controlled by the Nielsen Identity Management group. Use of the internet by inside users will be strictly limited

Monitoring Standards

Device Performance

The network administrator must monitor device performance using monitoring tools to help detect or predict performance degradation in the network device.

Network administrators must provide monthly performance review reports of network devices to the Director of Information Security.

Bandwidth utilization

The network administrator must enable and monitor bandwidth utilization of WAN, Internet, and other point to point links.

Monitoring tools must be used to help detect or predict performance degradation or bottlenecks of all links.

Network administrators must provide network utilization charts, as requested, to the Director of Information Security.

Identifying network throughput bottlenecks

Network administrators must identify network throughput information at the following junctures or links. A report on this must be provided, as requested, to the Director of Information Security.

•	LAN fiber backbone

•	All Internet links

•	Devices : Firewall, routers, core switch, proxy servers, web content filtering servers

•	Point to point links between Nielsen and clients and vendors

Logging

The network administrator must enable auditing and logging on the network devices to log all security related incidents.

The logs generated of the network devices must be backed up periodically.

The network administrator must conduct regular security reviews.

The network administrator must conduct regular audits of the logs of the network devices, assess activities performed through the network devices, as well as identify and address any lapses in security. A report of these activities must be sent to the Director of Information Security on request.

The network administrator must log overload or exception conditions. These events must be in a form suitable for review, and written to a separate system.

G-2-9

Network Security Monitoring

Monitoring of activity on the network environment must be performed in order to detect any abnormalities in network functioning and take remedial action before any damage is caused. The network administrator is required to monitor the logs regularly, and report/escalate all exceptional incidents to the Director of Information Security.

Network Device Configuration Tables – Changes to network device configuration tables must be monitored. (e.g. address filtering of network traffic by the router)

Network Device Configurations and Access – Changes to network device configurations and access such as changes in password, shutdown or abnormal reboot, and intrusion detections must be set as alerts in the network monitoring system.

Network Device Availability – Logging must be done on network device availability loss, to aid resolution of denial of service issues.

Backup Standards

Network Administrators must maintain back-up copies of all configurations, log data, and software images.

These backups must include:

Network Device Configurations

All network device configurations must be backed up weekly, or when configuration changes are made.

Software Images

Software images of all network devices and the documents mentioned in the Documentation Controls section must be backed up weekly.

Version Control

Version control for all network devices switch, router, and firewall must formatted consistently.

Misuse Reporting

The Nielsen Company reserves the right to monitor, record, or periodically audit use of any of its information, network systems and equipment. Use of these systems and equipment constitutes consent by those covered by the scope of this policy to such monitoring, recording, and auditing. Actual or suspected misuse of these systems will be reported to the appropriate Nielsen management representative in a timely manner.

Privacy

Unless contractual agreements dictate otherwise, messages sent over Nielsen computer and communications systems are the property of Nielsen. Management reserves the right to examine all data stored in or transmitted by these systems. Nielsen users must have no expectation of privacy associated with the information stored or sent through these systems.

G-2-10

When providing computer-networking services, Nielsen does not provide default message protection services such as encryption. No responsibility is assumed for the disclosure of information sent over Nielsen networks, and no assurances are made about the privacy of information handled by Nielsen internal networks. In those instances where session encryption or other special controls are required, it is the user’s responsibility to ensure that adequate security precautions have been taken. Nothing in this paragraph must be construed to imply that Nielsen policy does not support the controls dictated by agreements with third parties, such as organizations that have entrusted Nielsen with confidential information.

Compliance Requirement

Failure to comply with the policy will result in management notification and may be followed with disciplinary action. Legal action may also be taken for violations of applicable regulations and laws.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

1.	All personnel and all systems will operate in accordance to the Network Security Policy, as well as adhere to its controls and standards.

2.	All changes to systems and devices will be facilitated using Change Management

3.	All modification to Configuration Items will be reflected using Configuration Management

4.	Access to information assets will be facilitated in accordance to the Access Control Policy.

5.	Remote Access will be facilitate in accordance to the Remote Access Policy.

6.	Information assets will be protected against destructive software in accordance to the Anti-Malware Policy.

G-2-11

EXHIBIT G-3

DATA SECURITY POLICIES

The Data Security Policy, System Security Standards, and System Security Administration Procedures policies are currently in force at Nielsen. This policy is incorporated with its outline numbering retained. This version is dated September 20, 2007.

ENTERPRISE INFORMATION SECURITY

Background

This document presents the philosophy of information security within The Nielsen Company and represents the endorsement of Nielsen’s executive management team. It identifies the motivation for security, describes information security principles, and defines the scope of information security policies and responsibilities of the various security functions.

Information is a product that The Nielsen Company offers. Information is a critical and integral part of all the products and services that The Nielsen Company provides. The centrality of information necessitates the establishment of roles and responsibilities to properly manage and protect it. To this end, this policy also defines the information security roles and responsibilities of Owners, Custodians, and End Users as well as the related information security policies. Information security is the responsibility of every Nielsen employee who comes into contact with Nielsen information or information systems.

The Nielsen Company’s overall set of IT Information Security policies is contained in a series of documents. This policy is intended to make clear Nielsen’s management commitment that all Nielsen networked computing systems will be covered by an information security process.

Scope

Information Security Policy is to be implemented in all areas of The Nielsen Company as a basic requirement and adhered to by any third party contracted to do work on behalf of The Nielsen Company. This policy applies to all staff present at The Nielsen Company and anyone managing or using Nielsen facilities or resources.

Objectives

Nielsen recognizes that information and IT assets are critical business assets. It is the responsibility of all users to ensure the safeguarding of business assets. Nielsen implements, maintains and monitors a comprehensive enterprise information security policy and compliance program appropriate to:

•	The risks of the business

•	Generally accepted information security practices

•	Applicable legal and regulatory requirements

G-3-1

Motivation

Nielsen values the ability to openly communicate and share information. Nielsen information (whether belonging to Nielsen or held in trust on behalf of its clients and business partners) is an important asset that shall be protected according to its value and the degree of damage that could result from its misuse, unavailability, destruction, unauthorized disclosure or modification.

Improper disclosure or destruction of these assets may result in harm to the business. Information assets are identified, valued, assessed for risk and protected as appropriate to the needs and risks of the business. Users are required to abide by this Nielsen Enterprise Information Security Policy and subsequent policies and procedures.

Affected Personnel

This policy directly affects all Nielsen Personnel and Contracted Third Parties fulfilling work on behalf of Nielsen.

Principle Goals

Information security is a risk management discipline addressing the preservation of information confidentiality, integrity, availability, usability, authenticity and possession. The information security effort is established via a hierarchical set of policies and procedures that help users and administrators to define and mitigate risks, maintaining a trade-off between information value and cost of risk mitigation. Policies are high-level documents used to put information security principles into practice. Procedures are a series of related activities aimed at achieving a set of objectives in a measurable and repeatable manner.

Principle 1

Information security policies, standards, guidelines and procedures are developed to communicate security requirements and guide the selection and implementation of security control measures.

Principle 2

Personal accountability and responsibility for information security are incorporated in roles and responsibilities that ensure that every individual applies the applicable information security policies, principles, procedures and practices in their daily work-related activities.

Principle 3

Information security education, training and awareness programs ensure that users are aware of security threats and concerns and are equipped to apply organizational security policies and principles.

Principle 4

Information assets are classified according to their criticality to the organization enabling an appropriate level of protection. The Nielsen Information Classification Guide is used to classify information assets.

G-3-2

Principle 5

Information assets are to be used for the intended business purpose.

Principle 6

Legal, regulatory and contractual requirements are identified, documented and followed.

Information Ownership

Information Owners

Information Owners are senior business unit managers with the authority for acquiring, creating, and maintaining information and information systems within their assigned area of control. Owners are responsible for:

•	Categorizing the information for which they have been designated an Owner using the classifications defined in the Data Classification Policy

•	Assisting with contingency planning efforts

•	Authorizing user access to information based on the need to know

•	Specifying limitations on the use of this information by those to whom access has been granted

•

The consequences associated with improper disclosure, insufficient maintenance, inaccurate classification labeling, and other security-related control deficiencies pertaining to the information for which they are the designated Owner

Information Owner	Information Owned
SVP(s) Marketing	Consumer Content
Chief Financial Office	Financials
Chief Legal Office	Contracts, Litigation, M&A
SVP Human Resources	Employee Information
Chief Security Office	Security and Continuity Plans

Information Custodians

Information Custodians are Nielsen staff within Systems and Infrastructure in physical or logical possession of information from Owners. Custodians are charged with the provision of information systems services consistent with the instructions of Owners, including information security measures such as encryption. Using physical and logical access control systems, Custodians must protect the information in their possession from unauthorized distribution, access, alteration, destruction, or usage. Custodians also are responsible for providing and administering general controls such as backup and recovery systems consistent with the policies and standards issued by the Information Security department.

Custodians are responsible for:

•	Establishing, monitoring, and operating information systems in a manner consistent with policies and standards issued by the Information Security department.

•	Providing Owners with regular reports about the resources consumed on their behalf.

•	Adherence to Nielsen Change Control Policies and Processes.

G-3-3

Information Custodians are divided into three categories:

•

Systems Administration Personnel. Systems administrators are responsible for the installation and overall welfare of the operating systems and operating system level software connected with Nielsen computer environments.

•

System administrators are restricted to the systems and technical infrastructure they are directly responsible for supporting. System administrators must never be allowed permanent privileged access to production systems and databases they do not support in their daily roles. This restriction ensures that appropriate checks and balances are in place.

•

Temporary privileged access for system administrators may be granted with approval from the Data Owner <link to Data Classification Policy> and the Information Security office facilitated via the ID and Access management process. The request must include the justification for the access and the length of time needed.

•	Application Development Personnel. Developers are responsible for creating and testing applications that will run on Nielsen computer environments.

•

Application development personnel are restricted to test and development environments only. Application development personnel must never be allowed permanent privileged access to production systems and databases. This restriction ensures that application developers do not compete with end users for database resources, and that they cannot detrimentally affect production databases.

•

Temporary privileged access for applications development personnel must be granted with approval from the Data Owner <link to Data Classification Policy> and the Information Security office facilitated via the ID and Access management process. The request must include the justification for the access and the length of time needed.

•

Support Personnel. Support staff are those individuals responsible for the implementation and maintenance of Nielsen support systems. Networking, telecom, service desk and desktop support are examples of this category of custodians.

•

Support personnel are restricted to the systems and technical infrastructure they are directly responsible for supporting. Support personnel must never be allowed permanent privileged access to production systems and databases they do not support in their daily roles. This restriction ensures that appropriate checks and balances are in place.

•

Temporary privileged access for support personnel may be granted with approval from the Data Owner <link to Data Classification Policy> and the Information Security office facilitated via the ID and Access management process. The request must include the justification for the access and the length of time needed.

Information Users

Information users are individuals who have been granted explicit authorization to access, modify, delete, or utilize information by the relevant Owner. Users must use the information only for the purposes specifically approved by the Owner. Users are not permitted to make additional copies of, or otherwise reproduce or disseminate sensitive information unless the Owner has expressly agreed. Users also must

G-3-4

comply with all security measures defined by the Owner, implemented by the Custodian, or defined by the Information Security department. Users must additionally refrain from disclosing information in their possession, unless it has been designated as Public, without obtaining permission from the Owner. Users must report to the Information Security department all situations where they believe an information security vulnerability or violation may exist.

Information users may, at times, also be Nielsen clients. Contracts should specificy appropriate use of information directly related to the clients business requirements and access is to be granted based upon these contractual specifications. However, as Nielsen Information Users, they are also held to the same security requirements and standards as addressed in this and other policies and are considered a part of this group noted as “Information Users” in all other policies.

Compliance Requirement

Failure to comply with the policy will result in management notification, followed by disciplinary action which may lead to termination of employment or contract.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

7.	The critical success factors listed in the related Information Security Policies are achieved.

8.	Procedures are established in a way that supports the core principles of Nielsen Information Security.

APPENDIX

Related Policies

IT ACCEPTABLE USE POLICY

The IT Acceptable Use Policy has been prepared and implemented to ensure that individuals leveraging or managing Nielsen information are aware of their responsibilities with respect to Nielsen IT Resources.

Scope

This policy applies to all Nielsen personnel, and outlines the appropriate use of all Nielsen networked and non-networked computing systems. This includes vendor-supplied systems, and all other information technology resources.

Objectives / Goals

The goal of this policy is to ensure that all Nielsen IT resources are used for company business only. All employees must recognize that Nielsen’s investment in IT resources is for the purpose of furthering the company’s position in the industry, and that non business usage of these resources hampers the ability to be competitive in the current market place.

G-3-5

It is also an objective of this policy to ensure that any access to information resources at The Nielsen Company, for the purpose of an internal investigation or monitoring employee activity is sanctioned in writing by the proper Nielsen authority.

Privacy

General Privacy Statement

Unless contractual agreements dictate otherwise, messages sent over Nielsen computer and communications systems are the property of The Nielsen Company. Management reserves the right to examine all data stored in or transmitted by these systems. Nielsen information systems end users have no expectation of privacy associated with the information stored in or sent through Nielsen information systems.

When providing computer and networking services, Nielsen does not provide default message protection services such as encryption. No responsibility is assumed for the disclosure of information sent over Nielsen networks, and no assurances are made about the privacy of information handled by Nielsen internal networks. In those instances where session encryption or other special controls are required, it is the user’s responsibility to ensure that adequate security precautions have been taken. Nothing in this section must be construed to imply that Nielsen policy does not support the controls dictated by agreements with third parties, such as organizations that have entrusted Nielsen with confidential information.

Examination and Monitoring of Nielsen Information and Information Systems

A written request to review an employee(s) computer activity must be authorized by the following people:

1)	A senior level manager within the functional area where the employee(s) resides

2)	The Human Relations representative responsible for the functional area where the employee(s) resides

3)	The Director of Information Security, information security office

The level of detail provided to these individuals is at the discretion of the Human Relations department. The Legal Department will also oversee the content of the final report. Put in more detail around the ‘who’ is allowed to do it….

Any access to Nielsen information systems for the purpose of monitoring an associate’s activity that does not go through the written request process described above is strictly prohibited. If such unauthorized access is discovered it must be reported to the Directory of Information Security immediately.

Policy

All Nielsen computing resources must be used for Nielsen business use only.

The controls of this policy are grouped into three categories:

•	Internet Service Controls

•	Desktop Service Controls

•	Messaging Service Controls

Internet Service Controls

Business Use

1.	Nielsen Internet Resources are provided primarily for official and authorized Nielsen business use and purposes.

G-3-6

2.	Limited personal use of Nielsen Internet Resources is acceptable as long as it does not conflict with Nielsen business and interests. This allowance is also at the manager’s discretion.

3.	The use of Nielsen Internet Resources shall be in accordance with applicable laws and regulations.

4.	Personnel shall be accountable for all Internet activity associated with their accounts.

Improper Use

All personnel at Nielsen must not use the Internet for purposes that are unrelated to Nielsen’s business or are illegal, unethical, or harmful to the company or its reputation, or nonproductive. The following rules must be followed —

1.	Any use of Nielsen Internet Resources must not be illegal, must not be perceived as a conflict of Nielsen interest, and must not interfere with normal business activities and operations.

2.	Personnel shall not violate any laws or regulations through the use of Nielsen Internet Resources.

3.	Nielsen Internet Resources shall not be used to link, bookmark, access, download, transmit, or store objectionable material, images, or content.

4.	Nielsen Internet Resources shall not be used to conduct personal or non-Nielsen solicitations.

5.	Participation in any chat groups, electronic bulletin boards, or forums is permitted only when conducting official and authorized Nielsen business. Personal use of Nielsen Internet Resources to participate in any chat groups, electronic bulletin boards, or forums is prohibited.

6.	Personnel must not allow others to access the Internet by using their accounts.

Browser Software

1.	Personnel must utilize Nielsen-approved versions and configurations of browser software when using Nielsen Internet Resources.

2.	Personnel must not adjust the browser security settings to be less restrictive than the Nielsen-approved configuration.

3.	exception or specific policy — QA and development

Downloaded materials

1.	Nielsen Internet Resources shall not be used to access, download, transmit, or operate any unauthorized commercial software, shareware, or freeware

2.	All material and content that has been downloaded using Nielsen Internet Resources must be reviewed for malicious code and viruses in accordance with Anti-malware Policy.

Internet chat

Instant Messaging is to be leveraged only after approval of an associate’s manager and must leverage the standardized tool provided by Nielsen. No other Internet chat or point to point software or protocols will be allowed.

Web content filtering for Internet traffic

Nielsen shall enforce safe web browsing policies for effectively controlling and stripping malicious content, unsafe scripts, Active X tags, P2P, IM, and streaming content. Web content security server policy controls shall include deep content inspection or native proxy functionality for the web protocols.

•	URL filtering shall be enforced to block the access to non-business links.

•	Blocking public mail server access.

•	Blocking spyware and malware.

G-3-7

Based upon proven business needs, exceptions to this policy will be permitted. Based upon the level of risk, additional safety tools may be leveraged for these exceptions. As with all Security Policy exceptions, they will be documented, tracked and reviewed in accordance with the policy exception procedures.

Intellectual Property Rights

Personnel and staff at Nielsen who have access to the Internet are not permitted to copy, transfer, rename, add or delete information or programs belonging to others unless given necessary permission to do so by the owner. Failure to observe copyright or license agreements may cause severe damages to Nielsen and shall, in addition to any other remedies available to the company, result in disciplinary action by the company and/or legal action by the copyright owner.

Right to Monitor

1.	Nielsen reserves the right to monitor and review all activities and messages using Nielsen Internet Resources.

2.	Nielsen reserves the right to disclose the nature and content of any Personnel’s activities involving Nielsen Internet Resources to law enforcement officials or other third parties without any prior notice to the Personnel.

i.	Nielsen will follow the proper legal requirements regarding privacy laws specific to the personnel’s current country of residence.

Desktop Service Controls

1.	A computer will be provided to Nielsen personnel by Infrastructure Desktop support based on the function that employee performs for the Nielsen Company. Nielsen personnel must not access any computer, or other resources unless authorized to do so by authorized Infrastructure personnel.

2.	Nielsen personnel are not allowed to connect their personal resources to the Nielsen network. Exceptions to this include where there is a compelling need to connect a personal device to the Nielsen network, that need is verified by Nielsen Management, and the Nielsen Information Security Team is notified in advance. All of these connections will be recorded and logged along with their location and justification.

3.	Computer installation, troubleshooting and maintenance is to be facilitated by Infrastructure personnel or an agency appointed by Infrastructure only.

4.	The Nielsen personnel who are assigned computing resources must ensure that the anti-malware systems are active (running) on their systems. If anti-malware software is not running, they must inform the appropriate Infrastructure Department immediately.

5.	All data on a computer or any other IT resource is the sole property of The Nielsen Company. Nielsen personnel must not copy, store or transmit personal data on Nielsen computer resources.

6.	Nielsen personnel must not copy, store or transmit (in any form) software installed on any IT Resource outside of Nielsen, unless specifically authorized to do so.

7.	Only Infrastructure is permitted to move IT resources across office locations.

8.	Non Infrastructure personnel must not install software on Nielsen computing resources. All software to be installed on a Nielsen computing resource must be requested through, and installed by Infrastructure. The only exception to this policy is third parties under contract by The Nielsen Company, and this must be facilitated with the supervision of Infrastructure personnel.

G-3-8

9.	Nielsen computing resources must not be used for personal gain including commercial, social, or cultural purposes without specific written permission from Nielsen management

10.	Nielsen computing resources must not be used to copy, store or transmit any objectionable material, or any other content which is not related to Nielsen business activities.

11.	All Nielsen issued computing resources must be surrendered to Infrastructure Desktop Support upon termination of contract/employment. A clearance sheet from Infrastructure Desktop support is a required document by the Nielsen HR Department to clear an employee terminating employment. Link to HR department and checklist signoffs prior to personnel leaving or receiving final paycheck.....

Messaging Service Controls

1.	Nielsen personnel must not use Nielsen messaging services to send, store, or transmit email which is objectionable. If such email is received, personnel should refrain from opening it, delete it immediately, and report it to their local Infrastructure support representative.

2.	Nielsen email must not be auto-forwarded to external email addresses.

3.	Nielsen email must not be used to send greeting cards unless this is for business purposes.

4.	Nielsen email must not used for sending unsolicited bulk email (spam).

5.	Nielsen email must not be used to post content to news groups or email groups.

6.	Nielsen email must not be used to harass individuals. This prohibits threatening, libelous or obscene messages.

7.	Nielsen email must not be used for any e-commerce transactions such as sales or purchases of items.

8.	Nielsen personnel must not access another person’s mail files or directories without explicit permission from said person. — rewrite so it doesn’t conflict.....

9.	Nielsen email is the sole property of The Nielsen Company. As such it is subject to monitoring at discretion of Nielsen management without notifying the Nielsen employee being monitored.

10.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

9.	Usage of Nielsen computing resources is tracked, audited, and acted up to ensure compliance to this policy.

10.	Compliance with the Nielsen Email Security Policy is mandatory in order for this policy to succeed.

ACCESS CONTROLS POLICY

The Access Controls Policy describes access controls to Nielsen systems and networks.

G-3-9

Background

Access controls are the mechanisms to ensure that authorized personnel have access to the information and information processing resources that are assigned to them. Access controls also help track end user accountability.

Scope

This policy applies to all Nielsen staff and third-party associates using Nielsen IT systems and resources.

Objectives / Goals

The objective of this policy is to ensure that access controls on Nielsen information technology is consistent.

Policy

Logical Access Controls

User ID

User ID Creation

A unique User ID must be created for every individual who is given access to Nielsen information systems. Only Nielsen authorized Identity Management personnel will create new user-ids and provide the rights as requested by the end user’s department head.

User ID privilege modification

User ID privilege levels (what an individual has access to) are modified with the permission of the Data Owner (reference Information Security Policy). This is accomplished by requiring management authority for any change in standard privilege levels.

User ID Deletion

Identity management personnel must notified immediately by human relations personnel when an employee has resigned / been suspended or been terminated from The Nielsen Company. User IDs must be suspended immediately upon such notification and must be deleted withint 30 days of suspension. Explicit, written requests from Human Relations can be made to extend the 30 day deletion or to re-enable a user ID belonging to a terminated employee.

Deactivation of user-ids

A User ID will be disabled if the employee assigned that User ID has not logged in for more than 45 days.

Reactivation of User Accounts

Identity management personnel will reactivate User IDs only with the authorization of the employees current management.

G-3-10

Shared User-IDs

Employees must not share their Nielsen issued User IDs. If there is a business requirement or need to provide a shared User ID, this must be authorized by the Director of Information Security. The requesting manager will keep documentation describing which employees are using the shared User ID, and the purpose for sharing the User ID.

Per the Password Security Policy, the password for any authorized shared User ID will be changed any time an employee, who has knowledge of the password, terminates employment with The Nielsen Company.

Access to Electronic Files and File systems

Identity management personnel have primary responsibility for granting access to electronic files. The criteria for granting access to electronic files and file systems is based on the individual’s job function at The Nielsen Company and never based on who the individual is. All access to electronic files and file system must be granted under the authority of an individual’s management.

Systems administrative personnel, with administrative and root access, may also be needed to grant access to electronic files system. The same criteria for granting access, as written in 3.1.1.2 of this policy, apply to access provided by a systems administrator.

Network access for third party laptops

Third party (non Nielsen) laptops must not be connected to the Nielsen network without prior written consent of the Directory of Networking and the Director of Information Security.

Desktop support personnel will ensure third party laptop is free from malware before allowing it to be connected to the Nielsen network.

Unattended systems

Unattended systems must be logged-off or locked so that no unauthorized person can gain access to the them. All Nielsen owned systems, or systems electronically connected to Nielsen, must automatically lock, via a screen saver or by reverting to a logon prompt, after a maximum of 15 minutes of inactivity.

All enduser workstations, desktops and laptops electronically connected to Nielsen with Network inactivity greater than 3 hours must be disconnected from the network.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

1.	All personnel and all systems will operate in accordance to the Access Control Policy

2.	All changes to systems and devices will be facilitated using Change Management

3.	All modification to Configuration Items will be reflected using Configuration Management

4.	Access controls to networked assets will be facilitated in accordance to the Network Security Policy.

5.	Information assets will be protected against destructive software in accordance to the Anti-Malware Policy.

6.	Access controls to the physical system will be facilitated in accordance to the Physical Security Policy.

G-3-11

ANTI-MALWARE POLICY

The Anti-Malware Policy describes malware detection and prevention measures, as appropriate, need to be implemented on all systems vulnerable to malware.

Configuration of the Anti-Malware Software

Anti-malware software may be configured with the following parameters:

•	Online Access Scan — Enabled

•	Scan all fixed disks — Weekly

•	Buffer over flow protection — Enabled

The Scan must cover:

•	Computer memory, executable files (including macro files in desktop software), protected files (e.g. compressed or password protected files) and removable storage media.

•	Incoming and outgoing traffic (including downloads from the Internet).

The Scan must provide:

•	An alert when a suspected malware program is identified.

•	The ability to clean the infected file or (if this fails) the ability to quarantine the infected file.

Anti-malware software must be protected on critical systems to ensure that unauthorized users cannot:

•	Uninstall the anti-virus software.

•	Disable the anti-virus software.

If, for any reason, anti-malware software is disabled, Information Security personnel must be notified in writing immediately. Notification must include the reason the software is being disabled and the projected timeframe for re-enabling the software.

Updating Anti-Malware software

Anti-malware Systems Administrators must ensure that:

•	The anti-malware server is updated with the latest virus profile definitions.

•	These malware definitions are distributed to all client systems on a “push out” basis.

•

In cases where a system is “stand-alone” (including laptops or systems which are not connected to the Nielsen network), the antivirus software will be updated automatically from the client. When automatic updates are not possible manual methods must be used and documented.

Malware Scanning Schedule

The anti-malware scanning software installed on Windows-based servers utilizes aNielsen centralized scanning process.

Server scans are performed nightly for viruses, Trojans, and worms, while workstations must be scanned weekly during a non-production time period.

G-3-12

Malware Cleaning

If an infected system is not cleaned or the infected file cannot be deleted, the system administrator must immediately take that system off the network and manually clean the infection in accordance with the guidelines provided by the anti-malware software vendor.

If an infected system has malware or a variant of malware with an age of <2 days, the machine is to be completely reformatted and rebuilt.

Gateway Anti-Malware

Where appropriate Nielsen personnel may install and maintain a gateway level anti-malware device (and IPS and IDS software) to ensure that all traffic entering a networked system of computers is protected from malware.

The system administrator must ensure that the gateway anti-malware appliance is updated to the same standards as above.

Log Reviews and Reporting

The system administrator must ensure log creation for the following actions:

1.	Systems infected and the action taken (sortable by the type of malware and by system).

2.	Systems status with regards to the definition updates.

3.	Changes to the configuration of the anti-malware software.

All identified security issues related to malware are handled utilizing the standard incident management procedures.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

11.	All personnel and all systems will operate in accordance to the Anti-Malware Policy.

12.	All Nielsen computers and servers running the Microsoft Windows Operating Systems will run anti-malware programs.

13.	All Anti-Malware systems are updated with current signature files, if available, on a daily basis via an automated update method. If the anti-malware system does not have an automated update capability the software will be updated manually on a regular schedule.

PASSWORD SECURITY POLICY

The Password Security Policy describes appropriate controls for the selection, usage, and recycling of passwords for Nielsen Information assets. All Nielsen computing resources will comply with minimum password standards as specified in this document.

Objectives / Goals

The object of this policy is to ensure that passwords are managed effectively and are not misused by Nielsen personnel. All passwords used by Nielsen personnel must conform to this policy.

G-3-13

Policy

All passwords must be managed effectively, and not misused by Nielsen personnel. Therefore, all Nielsen personnel must operate in accordance to the Password Policy, as outlined below.

The standards of the Password Policy are grouped into three categories:

•	One time / Initial Passwords

•	Password Settings

•	Password Management

One time / Initial passwords

When a new user ID is created, the issuer will provide a secure initial password and communicate that password to the recipient. This password will expire after 3 days. Upon receipt of password, the recipient will:

1.	Change their initial password as soon as they access the system.

2.	Not share passwords, nor make them available or known to others — including system administrators and technicians.

Password settings

Password Length and Composition

Passwords must be at least 8 characters in length, and composed of complex alphanumeric characters. Users must not choose passwords which can be easily guessed.

E.g. Password types not to use: names or parts of names, dictionary words, phone numbers, dates or common words.

Password History

Password history must be set to 7. This means that it will not be possible to re-use the previous seven passwords. This should be automated and system driven whenever technically possible.

Personnel Password Expiry

Passwords will expire after a maximum period of 90 days and the minimum password age will be 7 days, unless it is the password for initial setup.

A reminder must be issued to the user 10 days prior to password expiry.

Failure to change the passwords before expiry will result in the account being locked, in which case the user must contact the Helpdesk.

Account Lockout

Account lockout will be set to five attempts. This means that user ids will be locked, and access prohibited after the incorrect password is entered five times. The user id will be unlocked automatically after 30 minutes or with the intervention of an Identity Management associate via a Helpdesk request.

G-3-14

Password Management

Group Logins

Group passwords for general access to Nielsen systems is prohibited unless information in that area is classified as public.

If a group login is needed due to system requirement or legacy application issue, all personnel who require the use of the group password must be listed in documentation maintained by the team lead or people manager, approved by the information owner and must be reviewed and approved annually by the Information Security Department.

The password for group logins must be changed every 180 days.

Administrator, root and sa Passwords (herein referred to as “administrator”)

Administrator passwords must be kept strictly confidential and must be known only to the administrators responsible for the affected systems.

Administrator passwords must comply with the complexity rules as presented in this policy).

All administrator passwords will be kept in a protected list (encrypted if in soft copy or locked away if on hard copy) and must be in the safe custody of the team lead or director of the systems admin group and information security group only.

Administrator passwords must be changed when an employee who has knowledge of the password leaves the Nielsen Company or at least every 180 days.

Password resets

Password resets are done by authorized Identity Management personnel or systems administration personnel and documented with a Help Desk Ticket.

User ids associated to an employee’s Nielsen system password will be reset to a temporary password which must be changed in accordance to the Nielsen standards.

The system administrator or identity management associate may issue an interim password only after due authorization and establishment of the user’s identity.

Compromised and Potentially Compromised Administrator Passwords

If there is a compromise or security breach (or suspected compromise or security breach) of an administrator password it will be changed immediately and information security personnel will be informed.

The old password, which is saved in a secured copy, will be replaced with the new password.

G-3-15

Default Passwords

All default passwords must be changed.

Passwords for Network Devices

Passwords for network devices such as firewalls, routers and switches (to name a few devices) must be kept confidential and conform to this policy.

Automated Log-on

Use of passwords in automated logon processes is prohibited.

Storage and Transmission of Passwords

Passwords must never be displayed on the screen.

Any password being communicated via e-mail or any form of network transmission must be protected by encryption.

Passwords must never be stored on any electronic media without protection, including encryption.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

14.	All personnel operate in accordance with the Password Policy

15.	All passwords conform to the Password Policy.

DATA CLASSIFICATION POLICY

The Data Classification Policy describes data classification systems for The Nielsen Company. The level of security assigned to Nielsen information will depend directly on the classification of the data. All employees, especially those who may come into contact with “sensitive” information are expected to familiarise themselves with this data classification policy and to consistently use it in their business activities.

Background

The information of The Nielsen Company must be consistently protected throughout its life cycle, from its origination to its destruction. Information must be protected in a manner commensurate with its sensitivity; no matter where it resides, what form it takes, what technology was used to handle it, and what purpose it serves. Although this data classification scheme provides overall guidance to achieve consistent information protection, employees of The Nielsen Company must apply and extend these concepts to fit the needs of day-to-day operations.

Information assets must receive the appropriate levels of classification by the data owner before any reasonable amount of security or controls can be applied. It is the classification of the information asset that dictates what level of security will be applied as well as how to maintain and eventually dispose of the information asset.

G-3-16

Scope

This policy applies to all information assets created, generated, purchased or stored by The Nielsen Company. This policy is not limited to information assets in electronic form but applies to information assets regardless of the form in which they are contained. Examples of “form” can be (but are not limited to) electronic forms, paper files, or magnetic media.

Objectives / Goals

The objective of this policy is to provide a system for classifying of information assets as to the level of value or criticality that asset represents for The Nielsen Company.

Policy Roles and Responsibilities

Role	Is Responsible for...
Data Owner	• Responsible for information management • Responsible for data access and Policy implementation issues

Data Custodian

Responsible for providing a secure infrastructure in support of the data, including, but not limited to, providing physical security, backup and recovery processes, granting access privileges to the data and implementing and administering controls over the data / information

End User	• Adherence to this policy Reporting discrepancies when discovered.

Policy

Classification of Information

Classification and associated protective controls should take into account business needs for sharing or restricting information and the business impact associated with such needs.

Information received from systems that handle classified data must be labeled in terms of its value and sensitivity to The Nielsen Company.

If any information is considered to be sensitive for a particular period, the information must be identified so that the information can be de-classified as per business needs.

The originator of the information or an identified information owner must define the classification of the information.

G-3-17

Classification Levels

•

Nielsen Restricted: An information asset that is very critical or sensitive in nature and must be available only to identified individuals. Typically this would be information that, if lost, damaged or disclosed to unauthorised persons, could lead to financial loss or may injure the company in light of competition.

•

Nielsen Confidential: An information asset which is of importance within The Nielsen Company and cannot be shared with individuals not connected to The Nielsen Company. The unauthorized disclosure, modification, destruction or use of this information will adversely impact The Nielsen Company or hamper company operations. Any information not labeled is to be considered Nielsen Confidential.

•

Nielsen Sensitive: An information asset which must be confined only to The Nielsen Company staff or individuals with specific non-disclosure agreement (NDA) and not to be disclosed to outside individuals or the public at large (to include clients).

•	Public: Data / Information that is available to the general public and intended for distribution outside The Nielsen Company. This information may be freely disseminated without potential harm.

Information Labeling and Handling

Labeling

All information assets must be labeled clearly as to the sensitivity and criticality of that asset to The Nielsen Company.

Handling

Procedures must be established for the handling and storage of classified information assets. The procedures established must protect the information against unauthorized disclosure and misuse and be consistent with the classification levels of the information.

Rules for
Category	Labeling	Transmission	Storage	Disposal
Nielsen Restricted	Paper: Watermark or Header, files to read: Nielsen Restricted Electronic: Mark as Nielsen Restricted in e-mail header, document header/footer, folder names.	Paper: Provide numbered copies only to authorized recipients Electronic: Must be encrypted for any transmission. Mail only to authorized recipients. Maintain a record of all recipients.

Paper: Keep in locked cupboards and account for copies in physical register.

Electronic: Must be stored in encrypted form. Do not keep in common areas, i.e. store only in specific folders. ACL must reflect only authorized recipients.

Paper: shredder Electronic: All media must be wiped with an “eraser utility”.

Nielsen Confidential	Paper: Watermark or Header, files to read: Nielsen Confidential Electronic: Mark	Paper: Provide copies to only authorized recipients Electronic: Must	Paper: Keep in locked enclosures. Electronic: ACL must reflect only	Paper: Shredder Electronic: All media must be wiped with an “eraser utility”.

G-3-18

Rules for
Category	Labeling	Transmission	Storage	Disposal
	as Nielsen Confidential in e-mail and document header/footer.	be encrypted for any transmission. Mail only to authorized recipients	authorized recipients.

Nielsen Sensitive	Paper: Watermark or Header, files to read: Nielsen Sensitive Electronic: Mark as Nielsen Sensitive in e-mail and document header/footer.	Paper: May be sent within The Nielsen Company or related group. Electronic: May be sent within or related group.	Paper: Keep inside drawers or locked cupboards Electronic: Can be available on internal network	Paper: Shredder. Electronic: All media must be wiped with an “eraser utility”.

Public	Paper: Unmarked Electronic: Unmarked	Paper: May be shared with outsiders Electronic: May be shared with outsiders	Paper: No special requirements Electronic: No special requirements	Paper: No special requirements.

Storage and Disposal

Storage

Procedures must be defined for the storage of classified information. Equipment holding or processing information assets must be sited to minimize unauthorised access into work areas.

•	Information processing and storage facilities handling sensitive data should be positioned to reduce the risk of overlooking during their use.

•	Items requiring special protection should be isolated to reduce the general level of protection required.

Disposal

Media containing Nielsen classified information must be disposed of securely and safely when no longer required. A formal process for the secure disposal of media must be established to minimize the risk of disclosure of sensitive information to unauthorized individuals.

Classification Review

Data Owners should review the classification levels applied to information once a year for validity. Based on the review the data owner may decide to either increase or decrease the level of classification.

Declassification of information

The designated information owner may, at any time after proper review, declassify or downgrade the classification of information. The following are guidelines to be followed if information is to be declassified.

G-3-19

•	The data owner must change the classification label appearing on the original media and notify all known recipients.

•	The data owner may, at any time prior to scheduled declassification, extend the period for which information is to remain at a certain classification level.

•	Any changes made to the classification levels must conveyed to the data custodians.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

16.	All personnel operate in accordance with the Data Classification Policy

17.	All Nielsen information conforms to the Data Classification Policy

SYSTEM SOFTWARE PATCH MANAGEMENT POLICY

Scope

This policy covers all core IT Services that are maintained or managed by Nielsen and applies to all Nielsen locations.

Objectives / Goals

The purpose of this policy is to establish standards for the maintenance of configurations and software of all computing platforms that are owned and/or operated by The Nielsen Company.

The goal of this policy is to provide a stable and secure network environment for Nielsen business applications, by:

Ensuring that computer devices (including servers and desktops) have:

•	Proper virus-protection software.

•	Current virus-definition libraries.

•	The most recent operating systems and security related patches installed.

All Nielsen groups within Infrastructure will:

•	Establish or implement a system of patch management for all IT systems, devices and appliances, regardless of operating system or platform.

•	Clearly assigned specific responsibilities for the System Administrator(s) or other authorized personnel.

•	Train all authorized personnel in systems administration to include patch management techniques.

•	Use patch management in conjunction with vulnerability assessment scanning efforts.

•	Use a department recommended tool or other approved automated patch management software.

G-3-20

Policy

Information technology patch management programs are paramount to maintaining the operational availability, confidentiality, and integrity of Nielsen’s IT systems and Nielsen’s overall business operations. Along with patch management, well communicated and understood security policies and procedures are a major factor in assuring a strong and secure competitive business advantage.

The scope of this policy covers all core IT Services that are maintained or managed by Nielsen and applies to all Nielsen locations. The purpose of this policy is to establish controls for the maintenance of configurations and software of all computing platforms that are owned and/or operated by The Nielsen Company so that a stable and secure network environment for Nielsen business applications is ensured.

The controls of the Systems Software Patch Management Policy are grouped into six categories:

•	Evidence of Decisions/Testing/Remediation

•	Configuration and change management

•	Training and tools

•	Core patching job functions

•	High security threats and critical patches

•	Systems that cannot be patched

Evidence of Decisions/Testing/Remediation

•

Persons responsible for patching must document ALL decisions, testing, and remediation, as well as notify the Directors of Server Administration and the Computer Information Security Office of all exceptions, and exceptional events.

•	Each Nielsen operational organization will track information on patches required and deployed on the systems and applications within their area of responsibility.

Configuration and Change Management

•

Configuration Management information will be used to identify which hardware equipment, operating systems, and software applications exist within the organization in order to ensure that all systems may be fully patched.

•	Change Management must be used to facilitate the patching of all systems and provide an effective procedure for backout of unsuccessful software updates and upgrades.

Training and Tools

•	All personnel responsible for patching must be trained in, and utilize system administration, including patch management techniques:

•	Vulnerability monitoring.

•	Remediation techniques.

G-3-21

•	Automated patch management tools must be used wherever possible in order to expedite the distribution of patches to systems. Manual methods can be used for:

•	Operating systems and applications which are not supported by automated patching tools.

•	Computers with unusual configurations.

•	Computers with non-standard configurations

Core Patching Job Functions

Personnel responsible for patching must:

•

Plan for and schedule infrastructure software patches and upgrades in a manner that anticipates required hardware upgrades needed to support the software upgrades to be installed and avoids unanticipated system outages and effectively recovers from those that do occur.

•	Monitor security sources weekly for vulnerability announcements, patch remediation, and emerging threats that correspond to the software within their system inventory.

•	Evaluate and document the impact of anticipated patches on the systems, the organization, and the network as well as the impact if the vulnerability is not removed or the patch is not applied.

•	Communicate emerging threats to the Information Security Team (mailto: NielsenInformationSecurityTeam@nielsen.com) as they become aware of the threat.

•	Test and document the testing of patches on non-production systems prior to installation on all production systems, except where immediate security remediation is needed. This must include:

•	Patch and non-patch remediation must be conducted on IT devices that use standardized configurations

•	A virus scan must be run on all patches before installation.

•	Prioritize and document the order for applying patches in order to efficiently address vulnerabilities within the systems.

•	Assess and document the risks involved when applying the patch or non-patch remediation.

High Security Threats and Critical Patches

•	Patches to address high risk security threats may be applied immediately based on an assessment of severity and risk by the Directory of Information Security.

•

Operating System (OS) Patches deemed critical by the software vendor will always be considered critical by Nielsen. Critical will be tested and installed on applicable systems within 14 calendar days of general release from vendors.

Systems That Cannot be Patched

•	Systems that cannot be patched will have approved work around controls that are:

•	Suggested by the manufacturer

•	Approved by the Director of Information Security.

In the event a manufacturer recommended work around cannot be used the Information Security Team will work with the affected operational unit to design a satisfactory control.

G-3-22

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

18. Systems will be patched in accordance to the Infrastructure Software Patch Management Policy

19. In order for this policy to succeed, the Configuration Management must be adhered to by all INFRASTRUCTURE personnel.

20. Systems will be patched in accordance to Change Management.

EMAIL POLICY

Scope

This scope of this policy encompasses:

•

All employees, contractors, consultants, temporary employees, volunteers, and other personnel at Nielsen, including personnel affiliated with third parties who access Nielsen computer messaging systems.

•	All messaging systems owned by or administered by Nielsen.

•

All information assets (Information travelling over the Nielsen computer Networks that has not been specifically identified as the property of other parties, or, information belonging to third parties that has been entrusted to Nielsen).

Objectives / Goals

The purpose of this policy is to establish management direction, procedural requirements, and technical guidance to ensure the appropriate protection of the Nielsen email network and limit access by non-Nielsen Personnel.

Policy

General Policy

Limited to Nielsen usage

Nielsen’s e-mail system is intended for business purposes only.

Monitoring

The e-mail system is a Nielsen resource, and as such, Nielsen reserves the right to inspect, monitor, record or delete any electronic communications. E-mail may be retained after an employee departs from the organization.

In order to protect the interests of Nielsen and maintain the effectiveness, integrity and security of the e-mail system, Nielsen will undertake regular audits of e-mail communication usage. This will include the

G-3-23

use of e-mail monitoring and blocking software to perform regular routine e-mail audits to target files over a certain size or type, to screen for key words or images, or to monitor extended usage. The audit may extend to stored or archived e-mails.

Monitoring personal E-mail

Personnel should be aware that personal e-mails may be intercepted and read and are not private. Nielsen may retrieve the content of messages or records of personnel’ access to the e-mail system for certain purposes, including, but not limited to the following:

•	Monitoring whether e-mail conforms to Nielsen policy.

•	Finding lost messages or retrieving messages lost due to a computer failure.

•	Assisting in the investigation of wrongful acts.

•	Complying with any legal obligations or defending any legal action brought against Nielsen.

These actions will be taken only by authorized personnel and in accordance to Information Security policies and procedures.

Email and Legal requirements

The e-mail systems and electronic communications may be subject to subpoena or other legal process. Personnel should not communicate anything on e-mail that they would not want read by anyone other than the addressed recipients, nor that they would not otherwise put in writing.

Personnel may be required from time-to-time to retain and archive e-mails and their attachments that could become subject of a court action. They may be requested to make and file hard copies if necessary. Personnel must comply with such requests and adopt a responsible approach to the content of their e-mails.

Using Email over the Internet

Nielsen’s e-mail system allows personnel to send and receive communications over the Internet and, therefore, other external systems. With the exception of temporary members of staff who have an Internet address in the consultmail.net domain, Internet messages sent from Nielsen’s e-mail system are identified, as being from a Nielsen company, and therefore nothing should be communicated over the Internet that you would not want attributed to Nielsen. Furthermore, in the event you participate in any forums or discussion groups on the Internet, you must make it clear that you are not representing the opinions of Nielsen, but your own individual views.

•

When communicating with a client over an unsecured Nielsen connection all confidential file attachments must be compressed and secured with a password utilizing the Nielsen approved toolset. If the email content contains personally identifiable information, then encryption must also be utilized. Only Nielsen-approved compression and encryption methods will be used.

•	Passwords are to be presented to recipient via phone or a separate email message. If sent via email the password, or the fact that a password is in the content, must not be identified in subject line.

•

Delivery (and elapsed time for delivery) of messages over the Internet is NOT guaranteed because there is no way of tracing the path, therefore, Nielsen’s e-mail system is not to be used as a data collection or data delivery system.

G-3-24

One Mailbox per person

All personnel will have only one mailbox in the messaging system. Tools are now available within Exchange to facilitate the migration of a mailbox from one server to another, worldwide. When circumstances warrant exceptions will also be made for Team mailboxes.

Acceptable methods to access Email

All personnel will access E-mail using only Nielsen-approved methods and programs.

Improper use of E-mail

Unsuitable Content

Personnel must not send messages, which are abusive, malicious, discriminatory in any sense (i.e. sex, sexual orientation, race, religion, gender, age or disability), or defamatory about or to any other person or organization. If personnel receive any such messages, they should delete them immediately and inform their manager. E-mail must not be used for the expression of ill will or bias against individuals or groups, and must not contain illegal or offensive material or foul language.

Confidential Material

Confidential or sensitive information should not be sent externally without express authority, as it can be easily intercepted or misdirected. If personnel are unsure as to the confidential or sensitive nature of any information, they should contact their manager. Any attachments which contain important or confidential material should be password protected and the sender should seek confirmation of receipt.

Contracts

Personnel should always remember that contracts could be entered into by e-mail or on the Internet in the same way as they are by letter. Personnel should therefore take care that they do not inadvertently enter into contracts which bind Nielsen by e-mail or on the Internet and they should be aware that contracts must only be entered into in accordance with normal authorization and purchasing procedures. If personnel are in any doubt as to whether they may be entering into a contract, which binds Nielsen by e-mail or Internet, they should speak to their manager or the Legal Department.

Legal Action against The Nielsen Company

Messages sent via e-mail can give rise to legal action against Nielsen and/or an individual employee for inappropriate use of the e-mail system. Claims of defamation, breach of copyright, breach of confidentiality, breach of contract or discrimination could arise. Misuse of the e-mail system which results in any of these, or similar actions, may be treated as a serious disciplinary issue and could result in dismissal for gross misconduct.

Excessive Personal use of Email

Nielsen allows limited personal use of its e-mail systems provided that all messages are kept short and excessive time is not spent in such activity and is approved by manager.

Nielsen reserves the right to rescind this usage if the privilege is abused.

G-3-25

If excessive personal use of e-mail has a detrimental effect on an employee’s performance or impact on the business use of the system, Nielsen will regard the matter as a disciplinary issue.

Mobile Devices

Only Nielsen approved and purchased devices will be allowed access to the corporate environment. Nielsen has the right at any time to remove company data from these devices. Only Nielsen supported and approved redirection software will be allowed.

Employee Separation and access to emails

At no time will mail be forwarded to another email address from the default mailbox, after an employee is no longer with the company A mailbox will be retained for at least 30 days after an employee is no longer with the company, upon request by the employees manager with approval from HR or Legal, access to the mailbox will be granted to a designee for review.

No employee will be entitled to a copy of their mailbox unless otherwise approved by HR or Legal.

Email Addresses

All mailboxes will be given an address in the format of givenname.surname@Nielsen.com. By default the primary address will be for the Nielsen.com domain, if the user is part of a business unit excluded from the domain standard they will be assigned the appropriate address. Regardless of the identity to the right of the @ the format of givenname.surname applies to all. Only mailboxes created prior to Feb 1, 2007 are exempt from this format standard.

Access to Mailboxes other then your own

Access to a mailbox other than your primary one must be requested by either the owner of the mailbox or one of the following; owner’s manager, HR or Legal.

Bulk E-mail

Nielsen email systems must not be used to send bulk emails. Bulk email will only be sent by authorized Nielsen personnel. Bulk email send to recipients outside of Nielsen is only to be sent utilizing methods and systems approved by Nielsen.

The sending of Unsolicited bulk email, or Spam, is strictly prohibited.

Disclaimer Statements

Only approved statements are to be appended to outbound email messages. To obtain approval submit your request via email to Help – Infrastructure Service Desk. It will be redirected to the Information Security Offices and Legal for review and approval.

Non-Nielsen E-mail ID Request

Non-Nielsen personnel should not have access to the messaging network. Exceptions will be authorized if proven necessary and following appropriate exception process.

G-3-26

Misuse Reporting

The Nielsen Company reserves the right to monitor, record, or periodically audit use of any of its information and network systems and equipment. Use of these systems and equipment constitutes expressed consent by those covered by the scope of this policy to such monitoring, recording, and auditing. Actual or suspected misuse of these systems will be reported to the appropriate Nielsen management representative in a timely manner.

Privacy

Unless contractual agreements dictate otherwise, messages sent over Nielsen computer and communications systems are the property of Nielsen. Management reserves the right to examine all data stored in or transmitted by these systems. Nielsen users must have no expectation of privacy associated with the information they store in or send through these systems. These privacy expectations apply to all information contained within, or traveling through, Nielsen messaging networks, including messages designated as “private”.

When providing computer-networking services, Nielsen does not provide default message protection services such as encryption. No responsibility is assumed for the disclosure of information sent over Nielsen networks, and no assurances are made about the privacy of information handled by Nielsen internal networks. In those instances where session encryption or other special controls are required, it is the user’s responsibility to ensure that adequate security precautions have been taken. Nothing in this paragraph must be construed to imply that Nielsen policy does not support the controls dictated by agreements with third parties, such as organizations that have entrusted Nielsen with confidential information.

Compliance Requirement

Failure to comply with the E-mail Policy and associated guidelines and procedures can result in disciplinary actions, up to and including termination of employment for Personnel or termination of contracts for contractors, partners, consultants, and other entities. Legal actions also may be taken for violations of applicable regulations and laws.

Critical Success Factors (CSFs)

The following table outlines the CSFs associated to this policy:

CSFs

21.	All Systems are deployed in accordance to the E-mail Policy

22.	The E-mail Policy is adhered to by all Nielsen personnel.

G-3-27

EXHIBIT G-4

PHYSICAL SECURITY POLICIES

Section 1.	NIELSEN PHYSICAL SECURITY POLICIES

1.1 Uniform Polices in Development

As of the Agreement Effective Date, Nielsen does not have uniform physical security policies in place for the Nielsen Service Locations. Nielsen will provide copies of the policies to TCS as they are developed at which time they shall become Nielsen Standards.

1.2 Current Nielsen Policies

Where TCS is already providing Services as of the Agreement Effective Date from Nielsen Service Locations, or if TCS begins to provide Services under the Agreement from Nielsen Service Locations where it does not have a presence as of the Agreement Effective Date, TCS shall adhere to Nielsen physical security policies for such Service Locations in place and as amended for as long as TCS provides Services from such Service Locations.

Section 2.	TCS POLICIES

Until Nielsen develops uniform policies as provided in Section 1 of this Exhibit G-4, TCS shall, in delivering the Services from Global Delivery Centers and Other Service Locations, follow TCS’ internal physical security procedures, a copy of which shall be provided to Nielsen upon request. TCS shall ensure that such policies are tested, proven and are no less rigorous than those policies in place in all facilities from which TCS delivers services similar to the Services to Nielsen as of the Agreement Effective Date.

G-4-1

SCHEDULE H

APPROVED SUBCONTRACTORS

Section 1.	GENERAL

This Schedule H lists the TCS Affiliates and Subcontractors that may be used to provide Services to Nielsen under the Agreement.

1.1 Tata Group Subcontractors

*

1.2 Non Tata Group Subcontractors

*

H-1

SCHEDULE I

THIRD PARTY CONTRACTS

As of the Agreement Effective date, there are no Third Party Contracts which will be assigned.

I-1

SCHEDULE J

GOVERNANCE AND PERSONNEL

Section 1.	INTRODUCTION

This Schedule J sets out the governance structure for the Agreement, including the management structure, committee membership, and the roles and responsibilities of both Parties to review relationship objectives on a periodic basis. The Parties agree that this Schedule J is a work in progress and will be finalized after the Agreement Effective Date.

Section 2.	ROLES AND RESPONSIBILITIES OF KEY GOVERNANCE TEAM MEMBERS

2.1 Nielsen Governance Team

(a) Nielsen Account Executive. The Nielsen Account Executive shall have the following responsibilities:

(i) Setting the vision and objectives for the relationship;

(ii) Providing leadership and guidance to the Nielsen governance organization

(iii) Working with the TCS Account Executive to review the Agreement’s goals and objectives;

(iv) Resolving escalated issues in accordance with the Agreement;

(v) Providing liaison activities and guidance with TCS’ executive leadership regarding Nielsen’s strategic needs; and

(vi) Managing the overall relationship with TCS.

(b) Nielsen Global Relationship Manager. The Nielsen Global Relationship Manager shall have the following responsibilities:

(i) Providing leadership and guidance to the Nielsen governance organization;

(ii) Working with the TCS Account Executive and TCS Global Relationship Manager to achieve the Agreement’s goals and objectives;

(iii) Monitoring TCS’ and Nielsen’s compliance with Agreement obligations;

(iv) Monitoring TCS contract level Deliverable commitments;

(v) Resolving escalated issues in accordance with the Agreement; and

(vi) Approving, authorizing and overseeing all Agreement-related policies and procedures.

(c) Nielsen Project Management Office Head. The Nielsen Project Management Office Head shall have primary responsibility for the Agreement, including the management of all reporting and updates to the Agreement. Primary responsibilities include:

(i) Ensuring receipt and review of all TCS reports required per the Agreement;

(ii) Developing standard reporting and communication requirements between TCS and various staff and organizations within Nielsen;

(iii) Developing and assisting with negotiations related to all SOWs, amendments and updates to the Agreement that are required during the Term; and

(iv) Assisting with interpretation and intent of the Parties in regard to the terms and conditions of the Agreement.

(d) Nielsen Project Managers. The Nielsen Project Managers have the overall responsibility for fulfilling Nielsen’s obligations under SOWs. Primary responsibilities include:

(i) Approving the SOW and any related transition or project plans;

(ii) Managing Nielsen’s internal expectations related to the SOW and supporting Nielsen business units regarding questions and issues arising from the delivery of Services;

(iii) Managing Nielsen’s obligations under the SOW;

(iv) Monitoring project progress and performance;

(v) Resolving any Service delivery issues related to the SOW;

(vi) Reviewing the Services and Service Levels; and

(vii) Coordinating Resource forecasting by TCS and Nielsen.

2.2 TCS Governance Team

(a) TCS Account Executive. The TCS Account Executive shall have the authority to make any decision required for the proper functioning of the Agreement. Primary responsibilities include:

(i) Ensuring that the process, structure and methodology is in place to meet TCS’ commitments under the Agreement;

(ii) Ensuring that TCS fulfills all of its obligations under the Agreement; and

(iii) Working with the Nielsen governance team to establish, manage, and meet commitments, requirements, and expectations.

(b) TCS Global Relationship Manager. The TCS Global Relationship Manager shall have the following responsibilities:

(i) Working with Nielsen tower heads and executives to align Service delivery with Nielsen’s strategic needs;

(ii) Informing Nielsen about new capabilities and developments within TCS and proposing ideas and solutions that will provide ongoing benefits to Nielsen;

(iii) Ensuring that all Service Levels are met;

(iv) Assuring operational compliance with the Agreement, including all obligations relating to Deliverables; and

(v) Coordinating the delivery of new Services to Nielsen.

(c) TCS SOW Project Managers. TCS Project Managers shall have the overall responsibility for fulfilling TCS’ obligations under SOWs. Primary responsibilities include:

(i) Meeting all Service Levels and contractual commitments for the applicable SOW;

(ii) Ensuring that appropriately skilled and trained Resources are assigned to the SOW;

(iii) Forecasting and managing Resource requirements;

(iv) Resolving any Service delivery issues under the SOW;

(v) Implementing TCS’ development methodology as tailored to meet Nielsen development standards; and

(vi) Providing all Service Level reporting to the service control function.

(d) TCS Project Management Office Head. The TCS Project Management Office Head shall have the following responsibilities:

(i) Monitoring TCS’ compliance with its obligations under the Agreement;

(ii) Planning, collecting information for and producing reports in accordance with Section 5.7 of the Agreement;

(iii) Working with the Nielsen governance team to establish, manage, and meet commitments, requirements, and expectations Managing TCS relationships;

(iv) Implementing and managing the TCS financial system (including time recording, labor reporting, billing, budgeting, forecasting, and annual planning and managing overall Resource levels) in accordance with Nielsen requirements;

(v) Overseeing TCS’ delivery of Services; and

(vi) Conducting Satisfaction Surveys as provided in Section 8.10 of the Agreement.

Section 3.	COMMITTEES

Committees with members from both Parties will be established to periodically review the TCS - Nielsen relationship and ensure TCS continues to meet Service delivery expectations. Unless otherwise agreed to, the committees will meet according to the following schedule:

3.1 Executive Steering Committee

The Executive Steering Committee will have executive management responsibility for the Agreement and the relationship between the Parties.

(a) Members. The Executive Steering Committee shall be chaired by the Nielsen Global Business Systems highest level executive and will have the following members:

(i) Nielsen SVP Global Business Systems, COO;

(ii) Nielsen Account Executive;

(iii) TCS COO and Top Management Representatives;

(iv) TCS Account Executive;

(v) TCS Global Relationship Head; and

(vi) Other Nielsen and TCS personnel as required.

(b) Key Responsibilities. The responsibilities of the Executive Steering Committee shall include:

(i) Ensuring business alignment between the Parties, analysis of Nielsen and TCS business plans, and oversight of Services;

(ii) Approving strategic requirements and plans associated with the Services during the Term; and

(iii) Identifying opportunities to enhance the benefits from the TCS – Nielsen relationship.

(c) Frequency. The Executive Steering Committee shall meet a minimum of twice yearly, or as agreed to by the Parties.

3.2 Strategic Relationship Review Committee

(a) Members. The Strategic Relationship Review Committee shall be chaired by the COE Heads and will have the following members:

(i) Nielsen COE heads;

(ii) Nielsen Global Relationship Manager;

(iii) TCS Account Executive;

(iv) TCS Global Relationship Manager;

(v) TCS COE heads; and

(vi) Other Nielsen and TCS personnel as required

(b) Key Responsibilities. The Strategic Relationship Review Committee shall be responsible for the following:

(i) Developing strategic requirements and plans associated with the Services;

(ii) Monitoring Service delivery and Tier 1 Quality of Service Metrics;

(iii) Considering and approving, where possible, changes to the Agreement and to the Services in accordance with the Change Control procedures to be approved by Nielsen;

(iv) Reviewing continuous improvement and quality assurance measures and Customer Satisfaction surveys;

(v) Initiating, as appropriate, the recommendations and suggestions made by the Executive Steering Committee relating to the Services and/or the Agreement; and

(vi) Recommending new proposals to the Executive Steering Committee.

(c) Frequency. The Strategic Relationship Review Committee will meet on a quarterly basis.

3.3 Delivery Excellence Review Committee

(a) Members. The Delivery Excellence Review Committee will have the following members:

(i) Nielsen COE Head;

(ii) Nielsen Global PMO Head;

(iii) Nielsen Project Managers;

(iv) TCS COE Head;

(v) TCS Global PMO Head;

(vi) TCS Project Managers; and

(vii) Other Nielsen and TCS personnel as required.

(b) Key Responsibilities. The Delivery Excellence Review Committee shall be responsible for the following:

(i) Implementing any active Transition Plans and monitoring Service delivery;

(ii) Monitoring Critical Service Levels and other operational Service delivery metrics;

(iii) Reviewing and escalating operational problems and issues;

(iv) Submitting issues to the Strategic Relationship Review Committee for its guidance and recommendations;

(v) Implementing and monitoring continuous improvement and quality assurance measures; and

(vi) Reviewing Customer Satisfaction surveys.

(c) Frequency. The delivery Excellence Review Committee will meet monthly.

3.4 Execution Interaction Committee

(a) Members. The Execution Interaction Committee will have the following members:

(i) Nielsen Project Managers;

(ii) TCS Project Managers; and

(iii) TCS Domain Experts, as required.

(b) Key Responsibilities. The Execution Interaction Committee shall be responsible for the following:

(i) Reviewing SOWs at the project level for progress, performance and roadblocks;

(ii) Identifying strategies to clear any roadblocks;

(iii) Reviewing Service delivery metrics and identifying any potential Service Level impact points;

(iv) Reviewing staffing levels and planning future Resource requirements;

(v) Monitoring and reviewing transition status and progress;

(vi) Ensuring process and procedure adherence;

(vii) Implementing continuous improvement opportunities; and

(viii) Identifying areas requiring attention and improvement initiatives that need financial approvals and informing the Delivery Excellence committee.

(c) Frequency. The Delivery Excellence Review Committee will meet weekly.

SCHEDULE K

This Schedule K describes the TCS Proprietary Software (including TCS Project Tools and TCS Productivity Tools) and TCS Third Party Software that TCS may use in the performance of Services. License rights granted to Nielsen with respect to any TCS Software that are incorporated or embedded in any Deliverables or Developed Software are described in the Agreement. This Schedule also identifies the availability to Nielsen of licenses and the terms thereof during the Term and thereafter and Nielsen’s consent for TCS to use TCS Proprietary Software and TCS Third Party Software without such rights and licenses in the performance of Services (but not with respect to TCS Proprietary Software and TCS Third Party Software that are embedded or incorporated in Deliverables or Developed Software provided to Nielsen under the Agreement). This Schedule also sets forth TCS Productivity Tools which, if used in connection with the Services, shall be subject to additional Charges.

Section 1.	IT SERVICES

1.1 TCS Third Party Software Provided as part of Core Desktop Build at TCS Offshore Development Center for IT Services.

TCS Third Party Software / Tool name	Applicability of Nielsen Consent/waiver for unavailability of assignment to Nielsen during the Term or thereafter	Usage fee charged to Nielsen
Windows XP with service pack 2	Yes	Nil
MS Office	Yes	Nil
Symantec Antivirus	Yes	Nil
Lotus Notes Client	Yes	Nil
Winzip	Yes	Nil

1.2 TCS Project Tools for IT Services

Software/Tool Name	Applicability of Nielsen Consent/waiver for unavailability of assignment to Nielsen during the Term or thereafter	Usage fee/License Fee charged to Nielsen
Integrated Project Management System (IPMS)	Yes	No usage fee or access fee during the Term in connection with Services. License fee for licensing after the Term will be subject to MFC provisions

EZMetrics	Yes	No usage fee or access fee during the Term in connection with Services. License fee for licensing after the Term will be subject to MFC provisions

1.3 TCS Productivity Tools for IT Services

The following table describes certain TCS Productivity Tools that have the potential for use in connection with IT Services under the Agreement. The use of these Productivity Tools is not included in the current pricing as it is not necessary for TCS to use these Tools in substitution of other commercially available tools in the market. If and as and when opportunity arises for use of these or any other TCS proprietary software tools, TCS will offer Nielsen most favored customer pricing or licensing terms, to be negotiated on a case by case basis.

Software/Tool name	Description
Assent	Enables automated inspection of code
Consult	Fosters reuse of enterprise business knowledge
Infrex	Captures and deploys “business rules”
Mastercraft	Accelerates application development up to 50%
DataClean	Helps in getting a unified view of Customer Data obtained from different sources.
Adex	Allows creation of user-defined models and notations
Revine	Generates program logic, program flow by analyzing source code for re-engineering projects.
@Test	Tool generates test data automatically from test specifications leading to high % coverage.
Digital Cockpit	SLA Dashboard

Section 2.	BPO SERVICES

2.1 TCS Third Party Software Provided as part of Core Desktop Build at TCS Offshore Development Center for BPO Services

Software / Tool name	Applicability of Nielsen Consent/waiver for unavailability of assignment to Nielsen during the Term or thereafter Fee	Usage fee charged to Nielsen
Windows XP with service pack 2	Yes	Nil
MS Office	Yes	Nil
Symantec Antivirus	Yes	Nil
Lotus Notes Client	Yes	Nil
Winzip	Yes	Nil

2.2	TCS Proprietary Software / Productivity Tools

Software / Tool name	Applicability of Nielsen Consent/waiver for unavailability of assignment to Nielsen during the Term or thereafter	Usage fee/License Fee charged to Nielsen
Integrated Project Management System (IPMS)	Yes	*

Process Support Tool	Yes

IM Auto QC Tool	Yes

RS Adhoc Order Generator	Yes

PR Value Search Tool	Yes

2.3	TCS Productivity Tools

The following table describes certain TCS Productivity Tools that have the potential for use in connection with BPO Services under the Agreement. The use of these Productivity Tools is not included in the current pricing as it is not necessary for TCS to use these Tools in substitution of other commercially available tools in the market. If and as and when opportunity arises for use of these or any other TCS proprietary software tools, TCS will offer Nielsen most favored customer pricing or licensing terms, to be negotiated on a case by case basis.

Software / Tool name	Description
DataClean	Productivity Tool - Helps in getting a unified view of Customer Data obtained from different sources.

HORSE	Grid Computing Tool for faster Report Processing

Digital Cockpit	SLA Dashboard

2.4	Additional Charges

TCS shall not use any Productivity Tool or other Software which will cause Nielsen to incur additional Charges, either during or after the Term, unless Nielsen has expressly approved the use of such Productivity Tool or Software in the relevant Statement of Work. If TCS uses any such Productivity Tool or Software without obtaining Nielsen’s approval in the relevant Statement of Work, Nielsen will not be charged for the use of such Productivity Tool or Software and TCS shall grant Nielsen a perpetual, worldwide, royalty free right to use the same in connection with the provision of the Services.

SCHEDULE L

TCS STANDARD HARDWARE

This schedule describes the standard Hardware that TCS will provide pursuant to Section 6.1(b) of the Agreement, at no additional Charge to Nielsen, as part of the infrastructure of each Global Delivery Center.

Standard Desktop Configuration or Equivalent configuration

Monitor:

IBM Lenovo 17” inches

System:

Model: IBM Lenovo - A77

Type: 9632

Processor: Intel Pentium D - 2.8 GHz

Memory: 2 GB

Hard Disk: 80 GB

Telephone

One phone for every four (4) seats

Printers

Shared Network printer @ one per Nielsen Module in the Global Delivery Center.

L-1

SCHEDULE M

RESTRICTED COMPANIES

Section 1.	TIER ONE RESTRICTED COMPANIES

*

Section 2.	TIER TWO RESTRICTED COMPANIES

*

Section 3.	RESTRICTED BUSINESSES

TCS and its Controlled Subsidiaries may not engage in any of the following lines of business, as provided in Section 9 of the Agreement.

Consumer services

Our Consumer Services segment provides essential market research and analysis primarily to businesses in the consumer packaged goods industry. Our Consumer Services segment provides an array of services including retail measurement services (ACNielsen ScanTrack), household consumer panels (ACNielsen Homescan), new product testing (BASES), consumer segmentation and targeting (Spectra) and marketing optimization (ACNielsen Analytical Consulting). We believe these products and services give our customers a competitive advantage in making informed decisions in today’s fast-moving and complex marketplace. Our Consumer Services segment operates in more than 100 countries. We believe one of our primary strengths in our global presence, which is increasingly important in today’s environment as our largest customers operate globally and continue to expand and invest in developing markets.

Consumer Services’ customer base is comprised of the world’s leading consumer packaged goods companies including the Colgate-Palmolive, Nestlé S.A., The Procter & Gamble Company and the Unilever Group as well as leading retail chains such as Carrefour, Kroger, Safeway, Tesco and Walgreens. With a broad global customer base and long-standing customer relationships, Consumer Services’ revenues are stable, predictable and highly diversified. In 2006, the average length of our relationships with Consumer Services’ top ten customers was 30 years. These long-term relationships are strengthened by our ability to integrate products and services into customers’ workflow and provide a wide range of comparable and consistent data and analyses. This comparability of information over time enhances our customers ability to use our information in their decision-making and management processes. In addition, our customer service professionals are often located on-site at our customers’ offices, where they assist in analyzing information by providing industry context for better decision-making and in developing strategic and tactical recommendations. Consumer Services’ strength of customer relationships is exemplified by average customer renewal rates in excess of 90% in the U.S. and Europe from 2003 to 2006, which results in high revenue visibility. At the beginning of each fiscal year, more than 50% of the segment’s revenue base for the upcoming year is typically committed under existing agreements. For the fiscal year ended December 31, 2006, Consumer Services generated approximately 57% of our pro forma revenue.

Our Consumer Services segment is comprised of two divisions, ACNielsen and Nielsen Advisory Services. These divisions provide the following services on a global basis: Retail Measurement Services, Consumer Panel Services, Customized Research Services and various other advisory services including new product launch services and consumer targeting and segmentation. While each of these products and services provides significant value on a stand alone basis, they can be combined to provide clients with more enhanced and in-depth analyses.

Retail Measurement Services (“RMS”)

RMS provides customers with information and analytics across 98 countries on competitive sales volumes, market shares, distribution, pricing, merchandising and promotional activities. By combining this detailed information with our in-house expertise and professional assistance we enable our customers to improve their key marketing decisions. We offer these services under our ACNielsen ScanTrack and ACNielsen Market Audit brands.

RMS collects retail sales information from stores using electronic point-of-sale technology and teams of local field auditors. These stores include grocery, drug and discount retailers who, through various cooperation arrangements, share their sales data with us. The method of collection depends upon the sophistication of the retailers’ systems. RMS downloads electronic retail sales information collected by stores through checkout scanners to our servers on a regular basis. Where electronic retail sales information in unavailable, such as in certain developing markets, we collect retail sales information through in-store inventory and price checks conducted by field auditors. Across all of our markets, field auditors collect data regarding product placement in sores, including the facing and positioning on store shelves as well as other information.

RMS quality control systems validate, confirm and correct the collected data. It is then processed into databases and reports by product, brand and category. Customers access RMS databases using proprietary software such as NITRO and WorkstationPlus which allow them to query the databases, conduct customized analysis and generate customized reports and alerts. For example, clients can view and analyze information by specific product categories, geography or retail channel. Information can be accessed through ACNielsen i-Sights which can provide a suite of reports linked to the key business issues of the user. Information can also be accessed online through and extranet web portal, ACNielsen Answers.

Consumer Panel Services (“CPS”)

CPS provides clients with consumer purchasing information, including demographics, based upon individual household consumption. Clients use this information to more precisely target and better segment their consumers. In addition, we are able to use CPS information to augment our retail measurement information in circumstances where we do not collect retail data from certain retailers. CPS primarily offers its services through our ACNielsen Homescan and ACNielsen Homepanel brands.

CPS collects date from household panelists who use in-home scanners to record purchases from each shopping trip. In the U.S., over 100,000 selected households, constituting a demographically balanced sample of U.S. households, participate in the household panel. Data received from CPS household panels undergoes a quality control process, including UPC verification and validation before it is processed into databases and reports. CPS clients may access these databases and perform analysis using our Panelfact proprietary software. In addition, CPS provides clients with templated alerts, dashboards and reports which can be accessed over the Internet or through a desktop application.

Customized Research Services (“CRS”)

CRS provides clients with a suite of customized research services as well as consumer and industry studies. CRS clients are able to use these services and studies to derive information and insights into consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing, consumer targeting and marketing mix. CRS is offered through brands such as Winning Brands and ShopperTrends.

CRS collects information through surveys, personal interviews, focus groups, online evaluations, from panels maintained by CRS and third party panel providers. Once information is collected, it is subject to CRS quality control standards and is then processed into databases and reports. CRS provides customized research services and consumer and industry studies to clients through presentations and reports.

New Product Launch Services (BASES)

BASES provide sales forecasts for new products and product restages across a number of industries, particularly in the consumer packaged goods field. Clients use this information to evaluate the sales potential of new products, identify potential customers, forecast sales volume and refine concept design and communication.

BASES maintain panels in several countries and uses third party panel providers to survey consumers. Panelists are exposed to new product ideas and prototypes in order to gauge their interest. BASES quality control systems organize and validate the information it collects. Using this information BASES delivers marketing recommendations and additional diagnostics to help customers refine the product, price and/or their marketing plan.

Consumer Targeting and Segmentation (Spectra)

Spectra provides customers in the consumer packaged goods industry with consumer targeting and segmentation analytics, integrating information about households, geographies and retail shopping locations. Customers use Spectra services, including its proprietary consumer segmentation grid (the Spectra Grid), for category management and media and marketing planning. Spectra uses multiple database sources, including those from ACNielsen, Scarborough and third parties, to develop the Spectra Grid. The Spectra Grid is typically accessed through and extranet web portal, InfiNet.

Analytical Consulting Services (ACNielsen Analytic Consulting or “AAC”)

AAC provides software tools and analysis to help clients make decisions with respect to marketing, marketing investment and pricing and promotion. AAC’s proprietary Decisionsmart software tool enables clients to develop trade planning and promotion schedules and forecasts, interpret outputs of applications and provide recommendations to better drive trade planning and promotions. In addition, AAC consultants with industry expertise assist clients with their marketing decisions.

Site Selection and Consumer Targeting (Claritas)

Claritas provides recommendations on site selection for new retail stores and information for consumer targeting for direct mail campaigns, in each case primarily outside of the consumer packaged goods industry. Clients use Claritas to determine certain characteristics of their potential and existing customers such as where they live and shop, what they buy and how to best reach them. This information contributes to customers’ strategies regarding direct mailing activities at household and individual levels, as well as mass-marketing activities.

Media

Our Media segment is a leading provider of media and entertainment measurement information. The segment measures audiences for U.S. television (Nielsen Media Research), international television (50% ownership of AGB Nielsen Media Research), motion pictures (Nielsen EDI), the Internet (Nielsen BuzzMetrics and Nielsen//NetRatings), outdoor (Nielsen Outdoor) and other media, and tracks sales of music (Nielsen SoundScan) and provides competitive advertising information (Nielsen Monitor-Plus). Using our critical measurement information, media owners, advertising agencies, advertisers and retailers plan and optimize their marketing strategies. Media is particularly strong in the U.S. television audience measurement market where our Nielsen ratings are widely accepted as the “currency” for both buyers and sellers of U.S. television advertising, an industry that had over $64 billion of annual expenditures in 2006 according to the PricewaterhouseCoopers Global Entertainment & Media Outlook. Nielsen Media Research measures television usage both nationally and across all the 210 local television markets in the U.S. Our leading market position in measuring the U.S. television audience has been achieved as a result of continued investment and over 50 years of experience providing customers with accurate measurement

Media has a diversified customer base, consisting of over 25,000 individual customers including leading broadcast and cable companies such as CBS, Comcast, Disney/ABC, NBC/Universal, News Corp., Time Warner and Univision; leading advertising agencies such as IPG, Omnicom and WPP; leading film studios such as 20th Century Fox, Disney, Paramount and Warner Bros.; and other leading media companies. Media’s business model allows for both high revenue visibility and consistent, predictable growth as a result of multi-year contracts and high contract renewal rates (over 95% in Nielsen Media Research). The average length of Media’s relationships with its top ten customers in 2006 was 32 years. Our customers value the high quality service offerings and technology, which we maintain and improve through continuous innovation and protect via over 100 existing and pending patents in the U.S. alone. For the fiscal year ended December 31, 2006, Media generated approximately 32% of our pro forma revenue.

Our Media segment is comprised of three divisions, Media, Internet Measurement and Entertainment. These divisions provide many different services including television audience measurement, Internet usage measurement and move box office measurement.

Media

Nielsen Media Research and AGB Nielsen Media Research collectively measure the size the demographic composition of television audiences in 42 countries worldwide. Advertisers use this information to plan television advertising campaigns, evaluate the effectiveness of their commercial messages and negotiate advertising rates. Television broadcasters and cable networks use this information as a tool to establish the value of their airtime and more effectively schedule and promote their programming.

Nielsen Media Research in the U.S. and AGB Nielsen Media Research in countries outside the U.S. collect audience data from demographically balanced samples of randomly selected households. In the U.S., Nielsen Media Research provides three principal ratings services: Measurement of national television audiences (“National Ratings Services”), measurement of local television audiences in each of the 210 designated television markets (“Local Ratings Services”), and measurement of national and local television audiences among Hispanic households (“Hispanic Ratings Services”).

Both Nielsen Media Research and AGB Nielsen Media Research use various methods to collect the data from households including electronic meters and written diaries. Our electronic meters include our standard Set Meter, and Active/Passive Meters. A Set Meter is connected to a television and captures household-level viewing data by monitoring the channel to which the television is tuned. A People Meter is an attachment to a Set Meter which adds functionality to the Set Meter by not only collecting television set tuning data (which channel the set is tuned to) but also the demographics of the audience (who is the household is watching). In 2005, we introduced into our U.S. samples electronic meters based on our next-generation Active/Passive metering technology, which is designed to measure television tuning in a digital environment and has enabled us to reflect time-shifted viewing on digital video recorders in our ratings.

Our National Ratings Services is based on a sample of approximately 12,800 households using People Meters. Approximately 50% of such households are measured using Active/Passive Meters. Our Local Ratings Services use People Meters in the top ten local television markets, a combination of Set Meters and written diaries in the next 46 local television markets, and only written diaries in the remaining 154 local television markets. Three markets will be converting from a combination of Set Meters and written diaries to People Meters in the fourth quarter of 2007. The local television markets in the U.S. where Nielsen uses electronic meters represent approximately 70% of the television households in the U.S.

Information is downloaded from the electronic meters to our servers where it is subject to quality control including digital coding. We then process the information into databases and reports which is then distributed overnight to customers. In addition, our customers can license Nielsen Media Research software which enables them to access, manipulate and customize varying levels of information directly from the Nielsen Media Research database.

In response to the transformation of the television industry into a multi-platform business, in June of 2006, Nielsen Media Research announced the launching of its Anytime Anywhere Media Measurement research and testing program, known as “A2/M2.” This program will develop and deploy technology to measure new ways consumers are watching television, such as on the Internet, outside the home and via cell phones, iPods and other personal mobile devices. Nielsen will continue its focus on providing the most accurate measurement of in-home television viewing through its Active/Passive Meters, but through the A2/M2 initiative will also pursue the measurement of online streaming video and Internet measurement in Nielsen’s People Meter samples, the addition of out-of-home measurement in Nielsen’s People Meter samples, the introduction of electronic measurement in local markets, the development of new meters to measure video viewed on portable media devices and the creation of new methods for measuring viewer “engagement” in television programming.

Advertising Information Services (“AIS”). AIS provides commercial occurrence data and tracks the proportion of all advertising within a product category attributable to a particular brand or advertiser. We measure advertising expenditures, placements and creative content in 22 countries by company, by brand, and by product category across monitored media. Such media include print, outdoor advertising, radio and freestanding inserts as well as television. Customers use this service to manage their media spend by benchmarking their own performance against that of their competitors. We provide Advertising Information Services in the U.S. under our Monitor-Plus brand.

Other Media Services. Our media division also provides a number of other products and services. Standard Rate & Data Service (“SRDS”) collects information on media advertising rates, publishing dates and contact data on media outlets in the U.S. Interactive Market Systems (“IMS”) provides media planning and analysis software to analyze both industry and proprietary research data. The software is used by advertising agencies, advertisers, publishers, broadcasters, other media owners and researchers. IMS software can be sued for television, press, radio, outdoor and Internet planning. Nielsen Outdoor measures both consumer exposure to outdoor advertising and outdoor advertising audience demographics. It uses a randomly selected demographically balanced panel of individuals. Using GPS technology, Nielsen Outdoor measures the frequency with which panelists have the opportunity to view certain billboards and other forms of outdoor advertising. Scarborough Research, a joint venture between Nielsen and Arbitron, Inc. (“Arbitron”), measures the lifestyle and shopping patterns, media behaviors, and demographics of consumers in the U.S. A total of 80 local markets are measured at regular intervals through telephone surveys, product booklets and diaries.

Ventures. Nielsen Ventures provides measurement and analysis of sports sponsorship data, product placement and consumer generated word-of-mouth. Nielsen Ventures introduced “Fanlinks” in 2005, a service developed with ACNielsen to link consumers’ sports media consumption to product purchasing. ACNielsen Homescan panelists are surveyed to identify sports fans and their degree of sports entertainment consumptions. Survey results are cross-tabulated against purchasing behavior to provide a view of today’s sports fan and how consumption of sports entertainment translates to purchasing behavior. Nielsen Ventures also continues to develop and expand sales of services such as “Placeviews,” which is a software product that enables clients to measure the impact of product placement on television and in movies by identifying which brands are featured, what type of placement is used, when and where the placement occurred and the audience exposure at the time of the placement.

Internet Measurement

Nielsen//NetRatings. On February 5, 2007, Nielsen Media Research, Inc. entered into a merger agreement with NetRatings, Inc. by which Nielsen Media Research would acquire all the

NetRatings, Inc. shares of common stock not currently owned by it. On June 22, 2007, the transaction was completed. NetRatings, Inc. gathers data and tracks global online activity. Nielsen//NetRatings’ customers use this data to make informed business decisions regarding their Internet marketing strategies. Nielsen//NetRatings’ services include: Internet audience measurement services (NetView, SiteCensus and Market Intelligence); advertisement measurement services (AdRelevance, Adintelligence and WebRF); and Internet market research services (Homescan Online, which provides integrated views of consumers’ online behavior and offline purchasing patterns, Webintercept and MegaPanel).

Nielsen//NetRatings collects information through panels in locations around the world to measure both at-home and at-work activity. Panelists are recruited through a variety of methods, including random digit dialing and online surveys, as well as through partnerships with local market research providers. Our Megapanel service, for example, tracks Internet usage and buying behavior among more than a million people in countries including the U.S., the United Kingdom, France and Germany. The information Nielsen//NetRatings gathers in used to produce syndicated and custom reports and is made available to clients on a weekly or monthly basis.

Nielsen BuzzMetrics. Recognizing the growing importance of online dialogue and word-of-mouth behavior in consumer decision-making, we acquired 58% of the shares of BuzzMetrics, Inc. in early 2006. On June 4, 2007, we acquired the remaining outstanding shares of BuzzMetrics, Inc. This company tracks, measures and analyzes consumer-generated media on the Internet, including opinions, advice, consumer-to-consumer discussions, reviews, shared personal experiences, photos, images, videos and podcasts, to provide market intelligence to its customers. Internet sources include online forums, boards, blogs and Usenet newsgroups. Consumer-generated media plays an influential role in driving consumer perceptions, awareness and purchase behavior. Consumers often encounter consumer-generated media while researching products during the buying cycle which can help build brand loyalty or, if negative, can lead to brand deterioration.

Entertainment

Nielsen EDI. Nielsen EDI captures box-office results from more than 50,000 movie screens across 14 countries, including, among others, the U.S., Canada and Mexico. Clients use this information in deciding where and for how long a movie will play, as well as the allocation of advertising and promotional dollars. Nielsen EDI tracks movie theater box-office receipts provided by major cinema chains in the U.S. such as AMC, Regal Entertainment Group and National Amusements.

Nielsen SoundScan, Nielsen BookScan and Nielsen VideoScan. Through these brands, we track and report in-store and online retail sales of audio products, books and view entertainment products. Clients use these services to monitor their market share. Each of these businesses compiles point-of-sale data from retailers on a weekly basis and prepares reports which are delivered to clients regularly through an Internet portal.

Nielsen National Research Group (“NRG”). NRG tests movie promotional materials, predicts the gross box office receipts of upcoming and recently released movies and compiles film awareness studies in the U.S. Clients use NRG’s research to develop, or make changes to, their marketing plans. NRG’s clients include major film studios in the U.S. We also offer similar services in Europe, Australia and Japan.

Nielsen Broadcast Data Systems (“BDS”). BDS monitors radio airplay on a continuous basis from 1,600 radio stations in the U.S. This data is used by music labels, radio stations and performing rights organizations to adjust station playlists and to determine marketing spend for various titles. Using patented computer technology, BDS provides daily reporting, and in certain cases real-time reporting, to its client base through the Internet. In certain countries in Europe, Nielsen Music Control provides similar radio airplay monitoring services.

Business Media

Our Business Media segment is one of the largest providers of integrated business-to-business information in the world. The segment has more than 100 trade shows, approximately 100 websites and over 100 print publications and online newsletters, each targeted to specific industry groups. Through 2006, our Business Media segment was comprised of two divisions: Nielsen Business Media U.S. and Nielsen Business Media Europe (“BME”), each with its own trade shows, online media assets and publications. On February 8, 2007, we completed the sale of BME to 3i, a European private equity and venture capital firm. The Company’s financial statements reflect BME’s business as a discontinued operation.

Our Business Media segment is anchored by the U.S. trade show business, which is characterized by high margins, diversified end markets and strong free cash flow. The trade show business operates leading trade shows across a wide range of industries, such as jewelry, general merchandise and kitchen & bath design. In addition, our publications, such as Billboard and The Hollywood Reporter, benefit from leading brand name recognition and established audiences. Customers include professionals and advertisers from a variety of industries including marketing, media, advertising, entertainment, informational technology, career management and finance. For the fiscal year ended December 31, 2006, Business Media generated approximately 11% of our pro forma revenue.

Trade Shows. Each year, we produce approximately 60 trade shows in the U.S., with a total audience of approximately 475,000 and a total booth space of over six million square feet for attendees principally comprised of retailers, distributors and business professionals. Industry leaders use these events to sell existing products and to promote the launch of new products in order to reach decision-makers in their respective industries. Our U.S. trade shows were ranked first in terms of show square footage and first in number of top 200 shows, respectively, in the annual Tradeshow Week rankings of the top 200 U.S. trade shows for 2006. Our portfolio is diversified across a large number of end markets. Leading events include the Hospitality Design Conference and Expo, the Kitchen/Bath Industry Show and Conference, Associated Surplus Dealers/Associated Merchandise Dealers shows, the Interbike International Bike Show and Expo and the JA International Jewelry Summer and Winter Shows.

Online Media & Publications. In the U.S., we publish trade publications and maintain related online sites across various segments including marketing and media, retail trade,

construction, real estate, travel, entertainment, health, jewelry and gifts, among others. These publications are distributed to approximately 1.2 million readers. Titles include Billboard, The Hollywood Reporter, Adweek Brandweeik Film Journal International, Commercial Property News and National Jeweler. Billboard covers leading music artists and the marketing plans for their upcoming releases, including music videos. The Hollywood Reporter is a leading film and entertainment magazine which keeps industry professionals abreast of films that are in production and development. Brandweek and Adweek are leading sources for the latest brand management strategies and tools. The websites related to these titles provide further information on their respective industry groups and developments. Our online media offerings and publications attract brand managers who we then help to build an integrated, business-to-business marketing campaign that reaches retailers through many of the same online and print media.

Trade Show Joint Ventures Outside U.S. We organize over 50 trade shows in the Netherlands and elsewhere in Europe as well as in China and elsewhere in Asia through our joint venture with Jaarbeurs.

SCHEDULE N

NIELSEN BUSINESS CONTINUITY AND

DISASTER RECOVERY REQUIREMENTS

The Business Continuity / Disaster Recovery Policy describes the plans to be developed, implemented and regularly tested to protect critical information assets and processes from the effects of major failures or disasters. Information Owners and Information Custodians will determine the business criticality of information and systems which house and process that information and then develop appropriate measures to ensure the required availability.

Section 1.	SCOPE

Business Continuity Planning applies to all corporate locations, personnel, assets, functions and processes. A well communicated, tested and maintained Business Continuity Plan provides the business with a competitive advantage. Therefore, this policy covers all Nielsen locations and vendors responsible for management of Nielsen information.

Section 2.	OBJECTIVES / GOALS

The primary objective of the Business Continuity Policy is to protect business functions and resources from accidental, intentional or natural disaster by requiring that all business units have a current, documented and tested continuity plan.

Section 3.	POLICIES

The following standards of this policy must be adhered to.

3.1 Level of Risk

The Nielsen Executive Committee (“NEC”) must determine the level of risk the business will accept.

3.2 Funding

(a) The level of funding for Business Continuity and Disaster Recovery must be based on the Recovery Standards for Nielsen applications as approved by the Nielsen Executive Committee.

(b) Each location is responsible for funding its respective Business Continuity Plan.

(c) All new business initiatives must include costs and procedures to incorporate Business Continuity and Disaster Recovery Planning in their projects. This must also be included in the Total Cost of Ownership of the project.

(d) The SVP of Infrastructure will be responsible for budgeting Disaster Recovery Plans.

3.3 Business Continuity and Technical Recovery Plans

All Nielsen locations must have a Business Continuity Plan that addresses:

(a) The critical requirements defined by the Nielsen Executive Committee.

(b) All applicable regulatory compliance standards mandated for their location(s).

(c) All applications must have a technical recovery plan based on agreed to Service Levels with the Business, as defined in the Recovery Standards. (To be negotiated by Service Management for each Service.)

(d) Every plan must be current, documented and tested within the previous year.

(e) All business processes must be identified, prioritized and dependencies documented in order to develop a comprehensive Nielsen Business Continuity Plan.

(f) All business processes must be reviewed, updated and tested annually to ensure that all dependencies are addressed by all the location plans by the business and presented to the Nielsen Executive Committee (including COEs).

3.4 Business Continuity Personnel

(a) Every site must have a designated Business Continuity coordinator.

(b) Every business unit within a location must designate an individual to work with the local coordinator.

3.5 Infrastructure Responsibilities

(a) Infrastructure is responsible for maintaining technical recovery plans related to Shared Infrastructure Site locations.

(b) A copy of all plans must be forward to the Information Security Office to be maintained in a central document repository.

3.6 Compliance Requirement

(a) All efforts will be made to work with local offices to create viable Business Continuity plans. However, if a reasonable plan cannot be implemented, non-compliance to this policy will be reviewed by the Director of Security and presented to the Nielsen Executive Committee for approval.

(b) Failure to comply with the policy will result in management notification which may be followed by disciplinary action.

3.7 Critical Success Factors (CSFs)

The following table outlines the CSFs associated with this policy:

CSFs

All locations have a Business Continuity Plan that is reviewed and tested annually.

All applications have a Disaster Recovery Plan based on agreed to Service Levels.

All plans are maintained in a central repository.

***Remainder of Page Intentionally Blank***

Disaster Recovery Standards for Nielsen Applications

Application Classification	Description	Baseline Criteria for Classification[1]	Continuity Guidelines	RPO (Amount of Data Loss)	RTO (Duration of Outage)
Vital	The loss of information and activities within this classification would have an immediate influence on production or certain vital business functions. The loss of this information would prevent Nielsen from properly conducting key business functions.

•   Vital to operations as determined by NEC.

•   Data collection system where data loss is imminent if not collected within 7 days.

•   Proven minimum 5% annual corporate revenue.

•   Contractual commitments require recovery time of less than 72 hours.

•   Demonstrated high risk of client loss.

•   Annual recovery costs may not exceed 1% of total annual revenue generated by system or $1MM.

•   Recovery capabilities are to be built into these systems as they are designed and will be part of the implementation.

•   Technical, Application and Disaster Recovery documentation to be completed prior to implementation.

•   Full Disaster Recovery Test required twice a year.

				<24 hours	12 – 48 hours at backup hosting site

Critical	The loss of information and activities within this classification would adversely affect critical business functions. The loss of this information would delay Nielsen’s ability to conduct external business functions.

•   Critical to operations as determined by NEC.

•   Data collection system where data loss is imminent if not collected within 14 days.

•   Proven minimum 1% annual corporate revenue.

•   Contractual commitments require recovery time of less than 7 days.

•   Demonstrated risk of client loss.

•   Client deliverables whose value/shelf life is still viable revenue for Nielsen and revenue is a minimum of .5% total Nielsen revenue.

•   Annual recovery costs may not exceed 1% of total revenue generated by system or $500K.

•   Recovery contracts are to be in place at the time of implementation.

•   Technical, Application and Disaster Recovery documentation to be completed prior to implementation.

•   Full Disaster Recovery Test required annually.

				24-72 hours	3 – 7 days at contracted recovery facility

[1]	These are ‘or’ statements: any single criteria shall be sufficient to justify such classification.

Application Classification	Description	Baseline Criteria for Classification[1]	Continuity Guidelines	RPO (Amount of Data Loss)	RTO (Duration of Outage)
Important	The loss of information and activities within this classification would adversely affect internal business functions. The loss of this information would delay Nielsen’s ability to conduct internal business functions.

•   Important to operations as determined by NEC.

•   Data collection system where data loss is imminent if not collected within 30 days.

•   Proven minimum .5% annual corporate revenue.

•   Contractual commitments require recovery time of less than 14 days.

•   Low risk of client loss.

•   Client deliverables whose value/shelf life is still viable revenue for Nielsen and revenue is a minimum of .25% total Nielsen revenue.

•   Annual recovery costs may not exceed 1% of total revenue generated by system or $250K.

•   Recovery contracts are to be in place within 1 month after implementation.

•   Technical, Application and Disaster Recovery documentation to be completed within 1 month after implementation.

•   Full Disaster Recovery Test required every other year with a walk through of test on other years.

				7 days	7 – 10 days at contracted recovery facility

Deferrable	The loss of information and activities within this classification would adversely affect business support functions. The loss of this information would delay Nielsen’s ability to provide business.	• Not a data collection system. • Proven annual corporate revenue is less than .5%. • No contractual recovery commitments. • Low risk of client loss.

•   No contracted recovery costs.

•   Technical, Application and Disaster Recovery documentation to be completed within 3 months after implementation.

•   Disaster Recovery Test walkthrough required annually.

				30 days	30 – 45 days & at new facility

SCHEDULE O

TERMINATION-EXPIRATION ASSISTANCE

Termination-Expiration Assistance shall include the assistance described in this Schedule O, to the extent such assistance is requested by Nielsen.

Section 1.	GENERAL PROVISIONS

1.1 Turnover Plan

Within thirty (30) days of receipt of a notice of termination, TCS will provide a complete plan for operational turnover that enables a smooth transition of the functions performed by TCS under this Agreement to Nielsen or a successor to TCS (the “Turnover Plan”). The Turnover Plan will be provided to Nielsen in both hardcopy and an electronic format capable of being utilized by Nielsen. Upon Nielsen’s approval of the Turnover Plan, TCS will provide Termination-Expiration Assistance in accordance with such Turnover Plan. Provision of Termination-Expiration Assistance will not be complete until Nielsen’s Relationship Manager agrees that all tasks and Deliverables set forth in the Turnover Plan have been completed.

1.2 Transition Meetings

TCS will attend periodic review meetings called by Nielsen, during which the Parties at a minimum will review TCS’ performance of Termination-Expiration Assistance, including the completion of tasks and Deliverables set forth in the Turnover Plan.

1.3 Personnel

TCS will provide sufficient personnel with current knowledge of the Services to work with the appropriate staff of Nielsen and, if applicable, the successor vendor to define the specifications for conversion in a manner consistent with the completeness of the turnover tasks defined in the Turnover Plan. TCS will cooperate with Nielsen and any successor vendors in transitioning the functions performed by TCS under this Agreement in the same manner as described in Section 3.3(a) of the Agreement for third parties performing the Services.

1.4 Knowledge Transfer

(a) TCS will promptly cooperate and provide any information that is necessary to effectuate a smooth transfer of the functions performed by TCS under this Agreement to Nielsen or a successor to TCS, including as necessary for Nielsen to prepare a request for proposal.

(b) TCS will provide a detailed written description of all Services performed by TCS, including a description of:

(i) staffing levels and TCS’ structure/organization used to provide the Services;

(ii) a complete listing of all support and development tools used in performing the Services; and

(iii) TCS Personnel job descriptions and experience levels.

1.5 Replacement Hardware and Software

As necessary, TCS shall identify and assist Nielsen in procuring suitable functionally equivalent replacements for any Hardware or Software then used by TCS in providing the Services.

1.6 Third Party Services

At Nielsen’s expense, TCS will make Commercially Reasonable Efforts to obtain any necessary rights and thereafter make available to Nielsen or its designee, pursuant to reasonable terms and conditions, any Third Party Services then being utilized by TCS primarily in the performance of the Services including services being provided through third party service or maintenance contracts.

1.7 Software and Proprietary Rights

(a) Upon the latter of the expiration or termination of this Agreement and the last day of the Termination-Expiration Period, the rights granted to TCS in Section 13 shall immediately terminate and TCS shall:

(i) deliver to Nielsen, at no cost to Nielsen, a current copy of all of the Nielsen Software in the form in use as of that time; and

(ii) destroy or erase all other copies of the Nielsen Software in TCS’ care, custody or control.

(b) Upon the latter of the expiration or termination of this Agreement and the last day of the Termination-Expiration Period, TCS shall:

(i) deliver to Nielsen a copy of all of the Developed Software (including source code) and related Documentation in the form in use by TCS in connection with the Services as of that time; and

(ii) destroy or erase all other copies of the Developed Software and any related Documentation in TCS’ care, custody or control.

(c) Upon the latter of the expiration or termination of this Agreement and the last day of the Termination-Expiration Period, at Nielsen’s request and cost, with respect to generally commercially available Third Party Software which TCS has licensed or purchased and is primarily used to provide the Services to Nielsen as of that time, TCS shall, to the extent permitted by the applicable third party license agreements, transfer, assign or sublicense such TCS Third Party Software to Nielsen or its designee.

(d) Upon the latter of the expiration or termination of this Agreement and the last day of the Termination-Expiration Period, at Nielsen’s request, with respect to any third party contracts applicable to services being provided to Nielsen for maintenance, disaster recovery, or other necessary third party services being used by TCS primarily to perform the Services as of that time, TCS shall, to the extent permitted by the third party contracts, transfer or assign such contracts to Nielsen or their designee, on terms and conditions acceptable to all applicable Parties. Nielsen shall be responsible for the payment of any transfer fee or non-recurring charge imposed by the applicable third party service providers.

Section 2.	OPERATIONAL TRANSITION.

TCS shall perform reasonable activities required to effect a smooth transition of operational responsibility for the Services. These shall include, as applicable:

2.1 Requests for Proposal

TCS shall provide:

(a) Nielsen with information related to the Services that Nielsen reasonably requests to enable Nielsen to draft requests for proposal relating to the Services; and

(b) at Nielsen’s request, due diligence information to recipients of such requests for proposal. TCS may or may not be a recipient of any such requests for proposal.

2.2 Provision of Documentation

TCS will provide Nielsen with all Documentation, policies, procedures and tools used to provide the Services to the extent that Nielsen has rights to use such items as set forth in this Agreement, including:

(a) then-existing systems support profiles, enhancement logs, problem tracking/resolution documentation reporting back at least one (1) year prior to the effective date of termination or expiration, and status reports;

(b) provide work volumes, service levels, and information on historical performance;

(c) identify and document the operational boundaries of each Parties’ responsibilities with respect to the Services;

(d) identify work and projects expected to be in progress as of the effective date of termination or expiration. With respect to such work, document current status, stabilizing for continuity during transition, and providing reasonable related information; and

(e) provide Nielsen and its designee with the current listing of the storage media management inventory.

Section 3.	ORGANIZATIONAL TRANSFER.

TCS shall provide assistance reasonably requested to adequately transfer the organizational procedures and related information developed during the Term to support the delivery of the Services. This shall include, as applicable:

(a) documenting, updating, and providing functional organization charts, operating level agreements with third-party contractors to the extent permitted by the terms of such third party agreements, Nielsen phone trees, applicable contact lists, and standard operating procedures; and

(b) transferring physical and logical security processes and tools, including cataloging and tendering all badges and keys, and access levels for all passwords, and instructing Nielsen and its designee in the use and operation of security controls.

Section 4.	BUSINESS CONTINUITY TRANSFER.

TCS shall provide reasonable assistance to support Nielsen’s requirements for Disaster Recovery during the transition and to transfer responsibility in such a fashion so as to increase to the extent commercially practical the likelihood that there is business continuity after transition. This shall include:

(a) updating and supplying documentation used by TCS to provide business continuity Services,

(b) supplying the Disaster Recovery Plan (DRP), testing procedures and frequencies, redundancy diagrams and plans; and

(c) informing Nielsen or its designee of then-current policies and procedures with regard to backup and business continuity other than TCS Confidential Information.

Section 5.	ADDITIONAL PROVISIONS

5.1 Maintenance of Quality

The quality and level of the Services shall not be degraded during the Termination-Expiration Assistance Period.

5.2 Services after Termination-Expiration Assistance Period

After the expiration of the Termination-Expiration Assistance Period, TCS shall for a reasonable period answer questions from Nielsen regarding the Services on an “as needed” basis at TCS’ then-standard commercial billing rates.

5.3 Other Services

TCS shall provide additional services reasonably required to effect a transition to Nielsen and/or its designee without unreasonable interruption or degradation of the Services.

O-4